As filed with the Securities and Exchange Commission on April 8, 2013

Registration Nos. 333-187561 and 333-187561-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

ESSEX PROPERTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

001-13106
(Commission File Number)
Maryland	77-0369576
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
925 East Meadow Drive, Palo Alto, California 94303
(650) 494-3700
(Address, including zip code, and telephone, including area code, or registrar’s principal executive offices)

Michael J. Schall
Chief Executive Officer and President
925 East Meadow Drive
Palo Alto, California 94303
(650) 494-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

ESSEX PORTFOLIO, L.P.
(Exact Name of Registrant as Specified in its Charter)

333-44467-01
(Commission File Number)
California	77-0369575
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
925 East Meadow Drive, Palo Alto, California 94303
(650) 494-3700
(Address, including zip code, and telephone, including area code, or registrar’s principal executive offices)

Michael J. Schall
Chief Executive Officer and President
925 East Meadow Drive
Palo Alto, California 94303
(650) 494-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Stephen J. Schrader
Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, California 94111-3802
(415) 576-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Essex Property Trust, Inc.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

Essex Portfolio, L.P.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of registration fee
Essex Property Trust, Inc.
Common Stock(4)
Preferred Stock(4)
Depositary Shares(4), (5)
Warrants and Other Rights(4)				$0	(3)
Stock Purchase Contracts
Units (4), (6)
Debt Securities (4)
Guarantees of the Debt Securities(4), (7)
Essex Portfolio, L.P. Debt Securities(4)				$0	(3)
TOTAL				$0	(3)

(1)
The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as shares of Preferred Stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, and shares of Common Stock issuable upon the exchange or conversion of shares of Preferred Stock so offered or sold that are exchangeable for or convertible into shares of Common Stock or upon the exercise of Common Stock warrants so offered, sold or distributed. This registration statement also covers shares of Preferred Stock, Depositary Shares, shares of Common Stock, Debt Securities, Guarantees and Warrants that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the specific securities to which they relate.

(2)	Omitted pursuant to Form S-3 General Instruction II.E.

(3)	Deferred in reliance upon Rules 456(b) and 457(r) under the Securities Act.

(4)
This registration statement covers an indeterminate amount of the securities of each identified class of securities. An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

(5)
Each depositary share will be issued under a deposit agreement, which will represent an interest in a fractional share or multiple shares of Preferred Stock and will be evidenced by a depositary receipt.

(6)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from each other.

(7)
Debt Securities issued by Essex Portfolio, L.P. may be accompanied by Guarantees to be issued by Essex Property Trust, Inc. None of the proceeds will be received by Essex Property Trust, Inc. for the Guarantees. Pursuant to Rule 457(n), no separate registration fee is payable in respect of the registration of the guarantees.

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-187561) (the “Registration Statement”) of Essex Property Trust, Inc. and Essex Portfolio, L.P. is filed for the purpose of (i) amending the prospectus forming a part of the Registration Statement by adding information about Essex Portfolio, L.P. for purposes of Form S-3 General Instructions I.D.(3) and the possible future offer and sale of debt securities by Essex Portfolio L.P. pursuant to a prospectus supplement that may be filed with respect to the Registration Statement as amended, (ii) making certain changes in the prospectus related to the passage of time, and (iii) filing additional exhibits to the Registration Statement under Item 16 of Part II thereof.   Other than the changes described in the preceding sentence, no changes or additions are being made to the Registration Statement.  This Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission.  When the prospectus, forming a part of the Registration Statement, is used in connection with prospectus supplements that only involve the offering of securities by Essex Property Trust, Inc., some or all of the sections of the prospectus that relate to Essex Portfolio, L.P. may be omitted, including but not limited to, information under the sections that follow the section “Experts” and financial statements and financial information related to Essex Portfolio, L.P., and information concerning risk factors may only be incorporated by reference.

PROSPECTUS
ESSEX PROPERTY TRUST, INC.

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS AND OTHER RIGHTS
STOCK PURCHASE CONTRACTS
UNITS
DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES

and

ESSEX PORTFOLIO, L.P.

DEBT SECURITIES

Essex Property Trust, Inc., a Maryland corporation (“Essex” or the “Company”), may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each, a “Prospectus Supplement”), the following securities:

•      common stock;
•      preferred stock;
•      preferred stock represented by depositary shares;
•      warrants and other rights to purchase common stock;
•      stock purchase contracts;
•      units representing an interest in two or more other securities;
•      debt securities; and
•      guarantees of debt securities.

Essex Portfolio L.P., a California partnership (the “Operating Partnership”), may from time to time offer in one or more series of debt securities, which may be either senior debt securities (“Senior Securities”) or subordinated debt securities (“Subordinated Securities” and, together with the Senior Securities, the “Debt Securities”), guaranteed by Essex through guarantees (the “Guarantees”) of the Debt Securities. The Debt Securities may be non-convertible or convertible into or exercisable or exchangeable for securities of Essex or the Operating Partnership.

The securities listed above (collectively, the “Offered Securities”) may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more Prospectus Supplements; provided that Essex will guarantee the payment of principal and a premium, if any, and interest on the Debt Securities, to the extent and on the terms described herein and in any accompanying Prospectus Supplement. Under this prospectus, Essex can issue equity securities, debt securities and debt guarantees, and the Operating Partnership can issue only debt securities.

This prospectus describes some of the general terms that may apply to the Offered Securities. The specific terms of any Offered Securities will be described in a Prospectus Supplement. The specific terms may include limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust (“REIT”) for federal income tax purposes. See “Description of Capital Stock — Restrictions on Transfer.”  It is important that you read both this prospectus and the applicable Prospectus Supplement before you invest in the Offered Securities.

The applicable Prospectus Supplement also will contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

The Offered Securities may be offered directly, through agents designated from time to time by Essex, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See “Plan of Distribution.” No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the plan of distribution and the method and terms of the offering of such series of Offered Securities.

Essex’s common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “ESS.” On April 4, 2013, the closing sale price of Essex common stock on the NYSE was $155.73 per share.

YOU SHOULD CONSIDER THE RISKS FACTORS SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENTS BEFORE YOU INVEST IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 8, 2013

Neither Essex Property Trust, Inc. nor Essex Portfolio, L.P. have authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or shares are sold pursuant to this prospectus on a later date.

ESSEX AND THE OPERATING PARTNERSHIP

The Company is a Maryland corporation that operates as a self-administered and self-managed real estate investment trust (“REIT”). The Company owns all of its interest in its real estate investments directly or indirectly through Essex Portfolio, L.P., a California limited partnership (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership and as of December 31, 2012 owned a 94.5% general partnership interest.

The Company has elected to be treated as a REIT for federal income tax purposes, commencing with the year ended December 31, 1994 as Essex completed an initial public offering on June 13, 1994. In order to maintain compliance with REIT tax rules, Essex utilizes taxable REIT subsidiaries for various revenue generating or investment activities. All taxable REIT subsidiaries are consolidated by Essex.

The Company is engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities. As of December 31, 2012, Essex owned or held an interest in 163 communities, aggregating 33,468 units, located along the West Coast, as well as five commercial buildings (totaling approximately 315,900 square feet), and nine active development projects with 2,495 units in various stages of development (collectively, the “Portfolio”).

The Company’s website address is http://www.essexpropertytrust.com. The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, and the Proxy Statement for its Annual Meeting of Stockholders are available, free of charge, on its website as soon as practicable after Essex files the reports with the SEC. When the Operating Partnership files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, those reports will be available (either on a combined basis with the reports of the Company or separately), free of charge, on the Company's website as soon as practicable after the Operating Partnership files the reports with the SEC.

EXPLANATORY NOTE

This prospectus includes combined disclosure for Essex Property Trust, Inc., a Maryland corporation, and Essex Portfolio, L.P., a California limited partnership of which Essex Property Trust, Inc. is the sole general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," "our", "our company", “Essex” or “the Company” refer to Essex Property Trust, Inc. together with its consolidated subsidiaries, including Essex Portfolio, L.P. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "our or the operating partnership" or "our or the Operating Partnership" refer to Essex Portfolio, L.P. together with its consolidated subsidiaries.  When we refer to Essex’s “Charter,” we mean Essex’s articles of incorporation, as amended and supplemented from time to time.

Essex Property Trust, Inc. operates as a real estate investment trust, or REIT, and the general partner of Essex Portfolio, L.P. As of December 31 2012, Essex Property Trust, Inc. owned an approximate 94.5% partnership interest and other limited partners, including some of our directors, executive officers and their affiliates, owned the remaining 5.5% partnership interest (including long term incentive plan units) in Essex Portfolio, L.P. As the sole general partner of Essex Portfolio, L.P., Essex Property Trust, Inc. has the full, exclusive and complete responsibility for the operating partnership's day-to-day management and control.

There are few differences between our company and our operating partnership, which are reflected in the disclosure in this prospectus. We believe it is important to understand the differences between our company and our operating partnership in the context of how Essex Property Trust, Inc. and Essex Portfolio, L.P. operate as an interrelated consolidated company. Essex Property Trust, Inc. is a REIT, whose only material asset is its ownership of partnership interests of Essex Portfolio, L.P. As a result, Essex Property Trust, Inc. does not conduct business itself, other than acting as the sole general partner of Essex Portfolio, L.P., issuing public equity from time to time and guaranteeing certain debt of Essex Portfolio, L.P. Essex Property Trust, Inc. itself does not hold any indebtedness but guarantees some of the unsecured debt of Essex Portfolio, L.P., as disclosed in this prospectus. Essex Portfolio, L.P. holds substantially all the assets of the company and holds the ownership interests in the company's joint ventures. Essex Portfolio, L.P. conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for net proceeds from public equity issuances by Essex Property Trust, Inc., which are generally contributed to Essex Portfolio, L.P. in exchange for partnership units, Essex Portfolio, L.P. generates the capital required by the company's business through Essex Portfolio, L.P.'s operations, by Essex Portfolio, L.P.'s direct or indirect incurrence of indebtedness or through the issuance of partnership units.

Noncontrolling interests and stockholders' equity and partners' capital are the main areas of difference between the consolidated financial statements of Essex Property Trust, Inc. and those of Essex Portfolio, L.P. The common partnership and long term incentive plan units in Essex Portfolio, L.P. that are not owned by Essex Property Trust, Inc. are accounted for as partners' capital in Essex Portfolio, L.P.'s financial statements and as noncontrolling interests in Essex Property Trust, Inc.'s financial statements. The noncontrolling interests in Essex Portfolio, L.P.'s financial statements include the interests of joint venture partners. The noncontrolling interests in Essex Property Trust, Inc.'s financial statements include the same noncontrolling interests at the Essex Portfolio, L.P. level as well as the limited partnership unitholders of Essex Portfolio, L.P., not including Essex Property Trust, Inc. The differences between stockholders' equity and partners' capital result from the differences in the equity issued at the Essex Property Trust, Inc. and the Essex Portfolio, L.P. levels.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth, on a historical basis, certain summary consolidated financial and operating data for Essex Portfolio, L.P. and Essex Property Trust, Inc. and their respective subsidiaries. You should read the following summary historical financial data in conjunction with the consolidated historical financial statements and notes thereto of each of Essex Portfolio, L.P. and Essex Property Trust, Inc. and their respective subsidiaries and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included or incorporated by reference elsewhere in this prospectus.

Essex Portfolio, L.P.

The consolidated balance sheet data as of December 31, 2012 and 2011 and the consolidated statement of income operating data for each of the years in the three-year period ended December 31, 2012 have been derived from the historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries, which are included in this prospectus and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The consolidated balance sheet data as of  December 31, 2010 and the consolidated statement of income operating data for the years ended December 31, 2010 and 2009  have been derived from the historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries, have also been audited by KPMG LLP.   The consolidated balance sheet data as of  December 31, 2009 and 2008 and the consolidated statement of income operating data for the year ended December 31, 2008 have been derived from the unaudited historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries.

	Years Ended December 31,
	2012	2011	2010	2009	2008
	($ in thousands, except per share amounts)
OPERATING DATA:
REVENUES
Rental and other property	$531,936	$465,713	$405,728	$401,550	$397,673
Management and other fees	11,489	6,780	4,551	4,325	5,166
	543,425	472,493	410,279	405,875	402,839
EXPENSES
Property operating expenses	174,088	159,234	143,164	137,457	130,328
Depreciation	170,592	151,428	128,221	116,540	108,221
General and administrative	23,307	20,694	23,255	24,966	24,725
Cost of management and other fees	6,513	4,610	2,707	3,096	2,959
Impairment and other charges	-	-	2,302	13,084	650
	374,500	335,966	299,649	295,143	266,883
Earnings from operations	168,925	136,527	110,630	110,732	135,956

Interest expense before amortization expense	(100,244)	(91,694)	(82,756)	(81,196)	(78,203)
Amortization expense	(11,644)	(11,474)	(4,828)	(4,820)	(6,860)
Interest and other income	13,833	17,139	27,841	13,040	11,337
Gain on remeasurement of co-investments	21,947	-	-	-	-
Equity income (loss) from co-investments	41,745	(467)	(1,715)	670	7,820
(Loss) gain on early retirement of debt	(5,009)	(1,163)	(10)	4,750	3,997
Gain on the sales of real estate	-	-	-	103	4,578
Income before discontinued operations	129,553	48,868	49,162	43,279	78,625
Income from discontinued operations	10,037	8,648	1,620	10,460	5,770
Net income	139,590	57,516	50,782	53,739	84,395

Net income attributable to noncontrolling interest	(6,347)	(5,571)	(5,770)	(6,107)	(5,943)
Net income attributable to controlling interest	133,243	51,945	45,012	47,632	78,452
Preferred interests distributions - Series F, G, & H	(5,472)	(4,753)	(2,170)	(4,860)	(9,241)
Preferred interests distributions - limited partners	-	(1,650)	(6,300)	(6,300)	(9,909)
Excess (deficit) of the carrying amount of preferred interests redeemed over the cash paid to redeem preferred interests	-	(1,949)	-	49,952	-
Net income available to common unitholders	$127,771	$43,593	$36,542	$86,424	$59,302
Per unit data:
Basic:
Income before discontinued operations available to common unitholders	$3.16	$1.00	$1.09	$2.56	$1.86
Net income available to common unitholders	$3.43	$1.25	$1.14	$2.91	$2.06
Weighted average common unit outstanding	37,252	34,774	31,961	29,717	28,809
Diluted:
Income before discontinued operations available to common unitholders	$3.15	$1.00	$1.09	$2.56	$1.86
Net income available to common unitholders	$3.42	$1.25	$1.14	$2.91	$2.06
Weighted average common unit outstanding	37,344	34,861	32,028	29,747	28,855
Cash dividend per common unit	$4.40	$4.16	$4.13	$4.12	$4.08

	As of December 31,
	2012	2011	2010	2009	2008
	($ in thousands)
BALANCE SHEET DATA:
Investment in rental properties (before accumulated depreciation)	$5,033,672	$4,313,064	$3,964,561	$3,412,930	$3,279,788
Net investment in rental properties	3,952,155	3,393,038	3,189,008	2,663,466	2,639,762
Real estate under development	66,851	44,280	217,531	274,965	272,273
Total assets	4,847,223	4,036,964	3,732,887	3,254,637	3,164,823
Total secured indebtedness	1,565,599	1,745,858	2,082,745	1,832,549	1,588,931
Total unsecured indebtedness	1,253,084	615,000	176,000	14,893	165,457
Cumulative convertible preferred interests	4,349	4,349	4,349	4,349	145,912
Cumulative redeemable preferred interests	71,209	71,209	104,412	104,412	104,412
Partners' capital	1,880,116	1,486,914	1,284,515	1,200,208	1,001,356

		As of and for the years ended December 31,
	2012	2011	2010	2009	2008
OTHER DATA:
Net income	$139,590	$57,516	$50,782	$53,739	$84,395
Interest expense before amortization expense	100,244	91,694	82,756	81,196	78,203
Amortization expense	11,644	11,474	4,828	4,820	6,860
Tax benefit	-	(1,682)	-	-	-
Depreciation(1)	170,686	152,543	129,712	118,522	113,294
EBITDA(2)	$422,164	$311,545	$268,078	$258,277	$282,752

Ratio of earnings to fixed charges (3)	1.98	1.36	1.41	1.34	1.66
Ratio of earnings to combined fixed charges and preferred interests distributions (3)	1.89	1.29	1.30	1.20	1.38

(1)	Includes amounts classified within discontinued operations.

(2)
EBITDA is an operating measure and is defined as net income before interest expense, income taxes, depreciation and amortization.  EBITDA, as defined by the Operating Partnership, is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP.  This measurement should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.  The Company’s definition may not be comparable to that of other companies.

(3)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before discontinued operations and before gain on sale of real estate and interest and amortization expense. Fixed charges consist of interest and amortization expense plus interest costs capitalized. Combined fixed charges consist of fixed charges plus preferred interest distributions and preferred unit distributions.

Essex Property Trust, Inc.

The consolidated balance sheet data as of December 31, 2012 and 2011 and the consolidated statements of income for each of the years in the three year period ended December 31, 2012 have been derived from the historical consolidated financial statements of Essex Property Trust, Inc. and subsidiaries, incorporated by reference herein, which have been audited by KPMG LLP, an independent registered public accounting firm whose report with respect thereto is incorporated by reference herein. The consolidated balance sheet data as of December 31, 2010, 2009 and 2008 and the consolidated statements of income operating data for each of the years ended December 31, 2009 and 2008 have been derived from the historical consolidated financial statements of Essex Property Trust, Inc. and subsidiaries, have also been audited by KPMG LLP.  Certain prior year amounts have been reclassified to conform to the current year presentation.

		Years Ended December 31,
	2012	2011	2010	2009	2008
	($ in thousands, except per share amounts)
OPERATING DATA:
REVENUES
Rental and other property	$531,936	$465,713	$405,728	$401,550	$397,673
Management and other fees from affiliates	11,489	6,780	4,551	4,325	5,166
	543,425	472,493	410,279	405,875	402,839
EXPENSES
Property operating expenses	174,088	159,234	143,164	137,457	130,328
Depreciation	170,592	151,428	128,221	116,540	108,221
General and administrative	23,307	20,694	23,255	24,966	24,725
Cost of management and other fees	6,513	4,610	2,707	3,096	2,959
Impairment and other charges	-	-	2,302	13,084	650
	374,500	335,966	299,649	295,143	266,883
Earnings from operations	168,925	136,527	110,630	110,732	135,956

Interest expense before amortization expense	(100,244)	(91,694)	(82,756)	(81,196)	(78,203)
Amortization expense	(11,644)	(11,474)	(4,828)	(4,820)	(6,860)
Interest and other income	13,833	17,139	27,841	13,040	11,337
Equity income (loss) from co-investments	41,745	(467)	(1,715)	670	7,820
Gain on remeasurement of co-investment	21,947	-	-	-	-
(Loss) gain on early retirement of debt	(5,009)	(1,163)	(10)	4,750	3,997
Gain on the sales of real estate	-	-	-	103	4,578
Income before discontinued operations	129,553	48,868	49,162	43,279	78,625
Income from discontinued operations	10,037	8,648	1,620	10,460	5,770
Net income	139,590	57,516	50,782	53,739	84,395

Net income attributable to noncontrolling interest	(14,306)	(10,446)	(14,848)	(16,631)	(22,255)
Net income attributable to controlling interest	125,284	47,070	35,934	37,108	62,140
Dividends to preferred stockholders	(5,472)	(4,753)	(2,170)	(4,860)	(9,241)
Excess (deficit) of the carrying amount of preferred stock redeemed over the cash paid to redeem preferred stock	-	(1,949)	-	49,952	-
Net income available to common stockholders	$119,812	$40,368	$33,764	$82,200	$52,899
Per share data:
Basic:
Income before discontinued operations available to common stockholders	$3.15	$0.99	$1.09	$2.66	$1.88
Net income available to common stockholders	$3.42	$1.24	$1.14	$3.01	$2.10
Weighted average common stock outstanding	35,032	32,542	29,667	27,270	25,205
Diluted:
Income before discontinued operations available to common stockholders	$3.14	$0.99	$1.09	$2.56	$1.87
Net income available to common stockholders	$3.41	$1.24	$1.14	$2.91	$2.09
Weighted average common stock outstanding	35,125	32,629	29,734	29,747	25,347
Cash dividend per common share	$4.40	$4.16	$4.13	$4.12	$4.08

	As of December 31,
	2012	2011	2010	2009	2008
	($ in thousands)
BALANCE SHEET DATA:
Investment in rental properties (before accumulated depreciation)	$5,033,672	$4,313,064	$3,964,561	$3,412,930	$3,279,788
Net investment in rental properties	3,952,155	3,393,038	3,189,008	2,663,466	2,639,762
Real estate under development	66,851	44,280	217,531	274,965	272,273
Total assets	4,847,223	4,036,964	3,732,887	3,254,637	3,164,823
Total secured indebtedness	1,565,599	1,745,858	2,082,745	1,832,549	1,588,931
Total unsecured indebtedness	1,253,084	615,000	176,000	14,893	165,457
Cumulative convertible preferred stock	4,349	4,349	4,349	4,349	145,912
Cumulative redeemable preferred stock	73,750	73,750	25,000	25,000	25,000
Stockholders' equity	1,764,804	1,437,527	1,149,946	1,053,096	852,227

	As of and for the years ended December 31,
	2012	2011	2010	2009	2008
OTHER DATA:
Net income	$139,590	$57,516	$50,782	$53,739	$84,395
Interest expense before amortization expense	100,244	91,694	82,756	81,196	78,203
Amortization expense	11,644	11,474	4,828	4,820	6,860
Tax benefit	-	(1,682)	-	-	-
Depreciation (1)	170,686	152,543	129,712	118,522	113,294
EBITDA(2)	$422,164	$311,545	$268,078	$258,277	$282,752

Ratio of earnings to fixed charges(3)	1.98	1.36	1.41	1.34	1.66
Ratio of earnings to combined fixed charges and preferred stock dividends (3)	1.89	1.29	1.30	1.20	1.38

(1)	Includes amounts classified within discontinued operations.

(2)
EBITDA is an operating measure and is defined as net income before interest expense, income taxes, depreciation and amortization.  EBITDA, as defined by the Company, is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP.  This measurement should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.  The Company’s definition may not be comparable to that of other companies.

(3)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before discontinued operations and before gain on sale of real estate and interest and amortization expense. Fixed charges consist of interest and amortization expense plus interest costs capitalized. Combined fixed charges consist of fixed charges plus preferred stock dividends.

RISK FACTORS

An investment in any Offered Securities involves significant risks.  Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus or the applicable Prospectus Supplement.  In particular, you should consider the risk factors set forth in this prospectus and in our most recent Annual Report on Form 10-K filed with the SEC, as those risk factors may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or otherwise.  The risks and uncertainties we have described are not the only ones facing us.  Additional risks and uncertainties not known to us or that we deem immaterial may also affect our business operations.

As noted in the "Explanatory Note" on page 1 above, unless otherwise indicated or the context requires otherwise, all references in this prospectus, as well as in this section, to ’we", "us", ’our", "our company", "Essex" or "the Company", refer to Essex Property Trust, Inc., together with its consolidated subsidiaries, including Essex Portfolio, L.P. (the "Operating Partnership" or the "operating partnership").  Essex Property Trust, Inc. is a REIT, whose only material asset is its ownership of partnership interests in the Operating Partnership.  It is the general partner of the Operating Partnership, and there are few differences between Essex Property Trust, Inc. and the Operating Partnership.  Consequently, the risk factors set forth below apply to Offered Securities offered by either Essex Property Trust, Inc. or the Operating Partnership.  See the "Explanatory Note" above for a further discussion of the relationship between Essex Property Trust, Inc. and the Operating Partnership.

The Company depends on its key personnel.   The Company’s success depends on its ability to attract and retain executive officers, senior officers and company managers. There is substantial competition for qualified personnel in the real estate industry and the loss of any of the Company’s key personnel could have an adverse effect on the Company.

Capital and credit market conditions may affect the Company’s access to sources of capital and/or the cost of capital, which could negatively affect the Company’s business, results of operations, cash flows and financial condition.  In periods when the capital and credit markets experience significant volatility, the amounts, sources and cost of capital available to the Company may be adversely affected.  The Company’s strong balance sheet, the debt capacity available on the unsecured line of credit with a bank group and access to the private placement market and Fannie Mae and Freddie Mac secured debt financing provides some insulation from volatile markets.  The Company has benefited from borrowing from Fannie Mae and Freddie Mac, and there are no assurances that these entities will lend to the Company in the future.  To the extent that the Company’s access to capital and credit is at a higher cost than the Company has experienced in recent years (reflected in higher interest rates for debt financing or a lower stock price for equity financing) the Company’s ability to make acquisitions, develop communities, obtain new financing, and refinance existing borrowing at competitive rates could be adversely impacted.  For the past two years the Company has primarily issued unsecured debt and repaid secured debt when it has matured to place less reliance on mortgage debt financing.

Debt financing has inherent risks.  At December 31, 2012, the Company had approximately $2.82 billion of indebtedness (including $692.9 million of variable rate indebtedness, of which $300.0 million is subject to interest rate swaps effectively fixing the interest rate and $187.8 million is subject to interest rate protection agreements).  The Company is subject to the risks normally associated with debt financing, including the following:

•	cash flow may not be sufficient to meet required payments of principal and interest;
•	inability to refinance maturing indebtedness on encumbered apartment communities;
•	inability to comply with debt covenants could cause an acceleration of the maturity date; and
•	repaying debt before the scheduled maturity date could result in prepayment penalties.

The Company may not be able to refinance its indebtedness.  The communities subject to these mortgages could be foreclosed upon or otherwise transferred to the lender.  This could cause the Company to lose income and asset value.  The Company may be required to refinance the debt at higher interest rates or on terms that may not be as favorable as the terms of existing indebtedness.

Debt financing of communities may result in insufficient cash flow to service debt.  Where appropriate, the Company intends to continue to use leverage to increase the rate of return on the Company’s investments and to provide for additional investments that the Company could not otherwise make.  There is a risk that the cash flow from the communities will be insufficient to meet both debt payment obligations and the distribution requirements of the real estate investment trust provisions of the Internal Revenue Code of 1986, as amended.  The Company may obtain additional debt financing in the future through mortgages on some or all of the communities.  These mortgages may be recourse, non-recourse, or cross-collateralized.

Our ability to make payments on and to refinance our indebtedness and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, regional, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

As of December 31, 2012, the Company had 55 of its 139 consolidated communities encumbered by debt.  With respect to the 55 communities encumbered by debt, all of them are secured by deeds of trust relating solely to those communities.  The holders of this indebtedness will have rights with respect to these communities and lenders may seek foreclosure of communities which would reduce the Company’s income and net asset value.

Rising interest rates may affect the Company’s costs of capital and financing activities and results of operation.  Interest rates could increase, which could result in higher interest expense on the Company’s variable rate indebtedness or increase interest rates when refinancing maturing fixed rate debt.  Prolonged interest rate increases could negatively impact the Company’s ability to make acquisitions and develop apartment communities with positive economic returns on investment and the Company’s ability to refinance existing borrowings.

Interest rate hedging arrangements may result in losses.   Periodically, the Company has entered into agreements to reduce the risks associated with increases in interest rates, and may continue to do so.  Although these agreements may partially protect against rising interest rates, they also may reduce the benefits to the Company if interest rates decline.  If a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, the Company may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other.  Finally, nonperformance by the other party to the hedging arrangement may subject the Company to increased credit risks.  In order to minimize counterparty credit risk, the Company’s policy is to enter into hedging arrangements only with financial institutions that have a current rating of A or higher.

Bond compliance requirements may limit income from certain communities.   At December 31, 2012, the Company had approximately $201.9 million of variable rate tax-exempt financing.  This tax-exempt financing provides for certain deed restrictions and restrictive covenants.  The Company expects to engage in tax-exempt financings in the future.  The Internal Revenue Code and rules and regulations thereunder impose various restrictions, conditions and requirements in order to allow the noteholder to exclude interest on qualified bond obligations from gross income for federal income tax purposes.  The Internal Revenue Code also requires that at least 20% of apartment units be made available to residents with gross incomes that do not exceed a specified percentage, generally 50%, of the median income for the applicable family size as determined by the Housing and Urban Development Department of the federal government.  Certain state and local authorities may impose additional rental restrictions.  These restrictions may limit income from the tax-exempt financed communities if the Company is required to lower rental rates to attract residents who satisfy the median income test.  If the Company does not reserve the required number of apartment homes for residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, the obligations under the bond documents may be accelerated and the Company may be subject to additional contractual liability.

General real estate investment risks may adversely affect property income and values.   Real estate investments are subject to a variety of risks.  If the communities do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, cash flow and the ability to make distributions to stockholders will be adversely affected.  Income from the communities may be further adversely affected by, among other things, the following factors:

•	the general economic climate;
•	local economic conditions in which the communities are located, such as oversupply of housing or a reduction in demand for rental housing;
•	the attractiveness of the communities to tenants;
•	competition from other available housing; and
•	the Company’s ability to provide for adequate maintenance and insurance.

As leases at the communities expire, tenants may enter into new leases on terms that are less favorable to the Company. Income and real estate values also may be adversely affected by such factors as applicable laws (e.g., the Americans with Disabilities Act of 1990 and tax laws).  Real estate investments are relatively illiquid and, therefore, the Company’s ability to vary its portfolio promptly in response to changes in economic or other conditions may be quite limited.

National and regional economic environments can negatively impact the Company’s operating results.  During recent years, a confluence of factors has resulted in job losses, turmoil and volatility in the capital markets, and caused a national and global recession.  The Company's forecast for the national economy assumes the return of growth, with estimated gross domestic product growth of the national economy and the economies of the western states.  In the event of another recession, the Company could incur reduction in rental rates, occupancy levels, property valuations and increases in operating costs such as advertising and turnover expenses.

Inflation/Deflation may affect rental rates and operating expenses. Substantial inflationary or deflationary pressures could have a negative effect on rental rates and property operating expenses.

Acquisitions of communities may fail to meet expectations.  The Company intends to continue to acquire apartment communities.  However, there are risks that acquisitions will fail to meet the Company’s expectations.  The Company’s estimates of future income, expenses and the costs of improvements or redevelopment that is necessary to allow the Company to market an acquired apartment community as originally intended may prove to be inaccurate.  The Company expects to finance future acquisitions, in whole or in part, under various forms of secured or unsecured financing or through the issuance of partnership units by the Operating Partnership or related partnerships or additional equity by the Company.  The use of equity financing, rather than debt, for future developments or acquisitions could dilute the interest of the Company’s existing stockholders.  If the Company finances new acquisitions under existing lines of credit, there is a risk that, unless the Company obtains substitute financing, the Company may not be able to secure further lines of credit for new development or such lines of credit may be not available on advantageous terms.

Development and redevelopment activities may be delayed, not completed, and/or not achieve expected results.   The Company pursues development and redevelopment projects and these projects generally require various governmental and other approvals, which have no assurance of being received.  The Company’s development and redevelopment activities generally entail certain risks, including the following:

•	funds may be expended and management's time devoted to projects that may not be completed;
•	construction costs of a project may exceed original estimates possibly making the project economically unfeasible;
•	projects may be delayed due to, without limitation, adverse weather conditions, labor or material shortage;
•	occupancy rates and rents at a completed project may be less than anticipated; and
•	expenses at completed development projects may be higher than anticipated.

These risks may reduce the funds available for distribution to the Company’s stockholders.  Further, the development and redevelopment of communities is also subject to the general risks associated with real estate investments. For further information regarding these risks, please see the risk factor “General real estate investment risks may adversely affect property income and values.”

The geographic concentration of the Company’s communities and fluctuations in local markets may adversely impact the Company’s financial condition and operating results.  The Company generated significant amounts of rental revenues for the year ended December 31, 2012, from the Company’s communities concentrated in Southern California (Los Angeles, Orange, Santa Barbara, San Diego, and Ventura counties), Northern California (the San Francisco Bay Area), and the Seattle metropolitan area. For the year ended December 31, 2012, 82% of the Company’s rental revenues were generated from communities located in California.  This geographic concentration could present risks if local property market performance falls below expectations. The economic condition of these markets could affect occupancy, property revenues, and expenses, from the communities and their underlying asset values.  The financial results of major local employers also may impact the cash flow and value of certain of the communities.  This could have a negative impact on the Company’s financial condition and operating results, which could affect the Company’s ability to pay expected dividends to its stockholders.

Competition in the apartment community market may adversely affect operations and the rental demand for the Company’s communities.  There are numerous housing alternatives that compete with the Company’s communities in attracting residents.  These include other apartment communities and single-family homes that are available for rent in the markets in which the communities are located.  If the demand for the Company’s communities is reduced or if competitors develop and/or acquire competing apartment communities, rental rates may drop, which may have a material adverse effect on the Company’s financial condition and results of operations.  The Company also faces competition from other real estate investment trusts, businesses and other entities in the acquisition, development and operation of apartment communities.  This competition may result in an increase in costs and prices of apartment communities that the Company acquires and/or develops.

Essex Property Trust, Inc.’s Chairman is involved in other real estate activities and investments, which may lead to conflicts of interest.   Essex Property Trust, Inc.’s Chairman, George M. Marcus is not an employee of the Company, and is involved in other real estate activities and investments, which may lead to conflicts of interest. Mr. Marcus owns interests in various other real estate-related businesses and investments.  He is the Chairman of The Marcus & Millichap Company (“TMMC”), which is a holding company for certain real estate brokerage and services companies.  TMMC has an interest in Pacific Urban Residential and Summerhill Homes, companies that invest in apartment communities.

Mr. Marcus has agreed not to divulge any confidential or proprietary information that may be received by him in his capacity as Chairman of Essex Property Trust, Inc. to any of his affiliated companies and that he will abstain his vote on any and all resolutions by Essex Property Trust, Inc.’s Board of Directors regarding any proposed acquisition and/or development of an apartment community where it appears that there may be a conflict of interest with any of his affiliated companies.  Notwithstanding this agreement, Mr. Marcus and his affiliated entities may potentially compete with the Company in acquiring and/or developing apartment communities, which competition may be detrimental to the Company.  In addition, due to such potential competition for real estate investments, Mr. Marcus and his affiliated entities may have a conflict of interest with the Company, which may be detrimental to the interests of Essex Property Trust, Inc.’s stockholders or to the interests of holders of units in Essex Portfolio, L.P.

The influence of executive officers, directors and significant stockholders may be detrimental to holders of common stock.  As of December 31, 2012, George M. Marcus, the Chairman of Essex Property Trust, Inc.’s Board of Directors, wholly or partially owned 1.6 million shares of common stock (including shares issuable upon exchange of limited partnership interests in the Operating Partnership and certain other partnerships and assuming exercise of all vested options). This represents approximately 4.4% of the outstanding shares of Essex Property Trust, Inc.’s common stock. Mr. Marcus currently does not have majority control over the Company.  However, he currently has, and likely will continue to have, significant influence with respect to the election of directors and approval or disapproval of significant corporate actions.  Consequently, his influence could result in decisions that do not reflect the interests of all Essex Property Trust, Inc.’s stockholders.

Under the partnership agreement of the Operating Partnership, the consent of the holders of limited partnership interests is generally required for any amendment of the agreement and for certain extraordinary actions.  Through their ownership of limited partnership interests and their positions with Essex Property Trust, Inc., Essex Property Trust, Inc.’s directors and executive officers, including Mr. Marcus, have substantial influence on the Company and on Essex Portfolio, L.P.  Consequently, their influence could result in decisions that do not reflect the interests of all stockholders or holders of ownership interests in Essex Portfolio, L.P.

The voting rights of preferred stock may allow holders of preferred stock to impede actions that otherwise benefit holders of common stock or ownership interests in Essex Portfolio, L.P.   Essex Property Trust, Inc. currently has outstanding shares of 7.125% Series H Cumulative Redeemable Preferred Stock (“Series H Preferred Stock”). In general, the holders of the Essex Property Trust, Inc.’s outstanding shares of Series H Preferred Stock do not have any voting rights. However, if full distributions are not made on outstanding Series H Preferred Stock for six quarterly distributions periods, the holders of Series H Preferred Stock, together with holders of other series of preferred stock upon which like voting rights have been conferred, will have the right to elect two additional directors to serve on Essex Property Trust, Inc.’s Board of Directors.

These voting rights continue until all distributions in arrears and distributions for the current quarterly period on the Series H Preferred Stock have been paid in full. At that time, the holders of the Series H Preferred Stock are divested of these voting rights, and the term of office of the directors so elected immediately terminates.

While any shares of the Essex Property Trust, Inc.’s Series H Preferred Stock are outstanding, Essex Property Trust, Inc. may not, without the consent of the holders of two-thirds of the outstanding shares of Series H Preferred Stock:

•
authorize or create any class or series of stock that ranks senior to the Series H Preferred Stock with respect to the payment of dividends, rights upon liquidation, dissolution or winding-up of the Company’s business;  or

•
amend, alter or repeal the provisions of the Company’s Charter, including by merger or consolidation, that would materially and adversely affect the rights of the Series H Preferred Stock; provided that in the case of a merger or consolidation, so long as the Series H Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series H Preferred Stock receive shares of stock or other equity securities with rights, preferences, privileges and voting powers substantially similar to that of the Series H Preferred Stock, the occurrence of such merger or consolidation shall not be deemed to materially and adversely affect the rights of the holders of the Series H Preferred Stock.

These voting rights of the holders of the Series H Preferred Stock and of other preferred stock may allow such holders to impede or veto actions that would otherwise benefit holders of Essex Property Trust, Inc.’s common stock or holders of ownership interests in Essex Portfolio, L.P.

The Maryland business combination law may not allow certain transactions between the Essex Property Trust, Inc. and its affiliates to proceed without compliance with such law.  Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as any person (and certain affiliates of such person) who beneficially owns ten percent or more of the voting power of the then-outstanding voting stock.  The law also requires a supermajority stockholder vote for such transactions. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and
•	Two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom the business combination is to be effected.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.  These voting provisions do not apply if the stockholders receive a minimum price, as defined under Maryland law.  As permitted by the statute, the Board of Directors of the Essex Property Trust, Inc. irrevocably has elected to exempt any business combination by Essex Property Trust, Inc., George M. Marcus, who is the chairman of Essex Property Trust, Inc., and TMMC or any entity owned or controlled by Mr. Marcus and TMMC. Consequently, the five-year prohibition and supermajority vote requirement described above will not apply to any business combination between the Essex Property Trust, Inc., Mr. Marcus, or TMMC.  As a result, Essex Property Trust, Inc. may in the future enter into business combinations with Mr. Marcus and TMMC, without compliance with the supermajority vote requirements and other provisions of the Maryland General Corporation Law.

The Company’s joint ventures and joint ownership of communities and partial interests in corporations and limited partnerships could limit the Company’s ability to control such communities and partial interests.   Instead of purchasing and developing apartment communities directly, the Company has invested and may continue to invest in joint ventures.  Joint venture partners often have shared control over the development and operation of the joint venture assets.  Therefore, it is possible that a joint venture partner in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the Company’s business interests or goals, or be in a position to take action contrary to the Company’s instructions or requests, or its policies or objectives. Consequently, a joint venture partners’ actions might subject property owned by the joint venture to additional risk.  Although the Company seeks to maintain sufficient influence over any joint venture to achieve its objectives, the Company may be unable to take action without its joint venture partners’ approval, or joint venture partners could take actions binding on the joint venture without its consent.   Should a joint venture partner become bankrupt, the Company could become liable for such partner’s share of joint venture liabilities.  In some instances, the Company and the joint venture partner may each have the right to trigger a buy-sell arrangement, which could cause the Company to sell its interest, or acquire a partner’s interest, at a time when the Company otherwise would have not have initiated such a transaction.

From time to time, the Company, through the Operating Partnership, invests in corporations, limited partnerships, limited liability companies or other entities that have been formed for the purpose of acquiring, developing, financing, or managing real property.  In certain circumstances, the Operating Partnership’s interest in a particular entity may be less than a majority of the outstanding voting interests of that entity.  Therefore, the Operating Partnership’s ability to control the daily operations of such an entity may be limited. Furthermore, the Operating Partnership may not have the power to remove a majority of the board of directors (in the case of a corporation) or the general partner or partners (in the case of a limited partnership) of such an entity in the event that its operations conflict with the Operating Partnership’s objectives.  The Operating Partnership may not be able to dispose of its interests in such an entity. In the event that such an entity becomes insolvent, the Operating Partnership may lose up to its entire investment in and any advances to the entity.  The Company may also incur losses if any guarantees were made by the Company.  The Company has, and in the future may, enter into transactions that could require the Company to pay the tax liabilities of partners, which contribute assets into joint ventures or the Operating Partnership, in the event that certain taxable events, which are within the Company’s control, occur.  Although the Company plans to hold the contributed assets or defer recognition of gain on sale pursuant to the like-kind exchange rules under Section 1031 of the Internal Revenue Code, the Company can provide no assurance that the Company will be able to do so and if such tax liabilities were incurred they can expect to have a material impact on its financial position.

There are risks that Fund II may operate in ways that may adversely impact the Company’s interests.  The Company is the general partner of Essex Apartment Value Fund II, L.P. (“Fund II”), and with Fund II there are the following risks:

•	the Company’s partners in Fund II might remove the Company as the general partner of Fund II;

•	the Company’s partners in Fund II might have economic or business interests or goals that are inconsistent with the Company’s business interests or goals; or

•	the Company’s partners in Fund II might fail to approve decisions regarding Fund II that are in the Company’s best interest.

Investments in mortgages and other real estate securities could affect the Company’s ability to make distributions to Essex Property Trust, Inc.’s stockholders and Essex Portfolio L.P.’s unitholders.  The Company may invest in securities related to real estate, which could adversely affect the Essex Property Trust, Inc.’s ability to make distributions to stockholders and Essex Portfolio L.P.’s unitholders.  The Company may purchase securities issued by entities which own real estate and invest in mortgages or unsecured debt obligations.  These mortgages may be first, second or third mortgages that may or may not be insured or otherwise guaranteed.  In general, investments in mortgages include the following risks:

•	that the value of mortgaged property may be less than the amounts owed, causing realized or unrealized losses;
•	the borrower may not pay indebtedness under the mortgage when due, requiring the Company to foreclose, and the amount recovered in connection with the foreclosure may be less than the amount owed;
•	that interest rates payable on the mortgages may be lower than the Company’s cost of funds; and
•	in the case of junior mortgages, that foreclosure of a senior mortgage could eliminate the junior mortgage.

If any of the above were to occur, cash flows from operations and Essex Property Trust, Inc.’s ability to make expected dividends to stockholders and Essex Portfolio L.P.’s ability to make expected distribution to unitholders could be adversely affected.

Compliance with laws benefiting disabled persons may require the Company to make significant unanticipated expenditures or impact the Company’s investment strategy.  A number of federal, state and local laws (including the Americans with Disabilities Act) and regulations exist that may require modifications to existing buildings or restrict certain renovations by requiring improved access to such buildings by disabled persons and may require other structural features which add to the cost of buildings under construction.  Legislation or regulations adopted in the future may impose further burdens or restrictions on the Company with respect to improved access by disabled persons.  The costs of compliance with these laws and regulations may be substantial.

The Company’s Portfolio may have unknown environmental liabilities.   Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on, in, to or migrating from such property.  Such laws often impose liability without regard as to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.  The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to sell or rent such property or to borrow using such property as collateral.  Persons exposed to such substances, either through soil vapor or ingestion of the substances may claim personal injury damages.  Persons who arrange for the disposal or treatment of hazardous or toxic substances or wastes also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility to which such substances or wastes were sent, whether or not such facility is owned or operated by such person.  Certain environmental laws impose liability for release of asbestos-containing materials (“ACMs”) into the air, and third parties may seek recovery from owners or operators of apartment communities for personal injury associated with ACMs.  In connection with the ownership (direct or indirect), operation, management and development of apartment communities, the Company could be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and costs related to injuries of persons and property.

Investments in real property create a potential for environmental liabilities on the part of the owner of such real property.  The Company carries certain limited insurance coverage for this type of environmental risk.  The Company has conducted environmental studies which revealed the presence of groundwater contamination at certain communities.  Such contamination at certain of these apartment communities was reported to have migrated on-site from adjacent industrial manufacturing operations.  The former industrial users of the communities were identified as the source of contamination.  The environmental studies noted that certain communities are located adjacent to or possibly down gradient from sites with known groundwater contamination, the lateral limits of which may extend onto such apartment communities.  The environmental studies also noted that at certain of these apartment communities, contamination existed because of the presence of underground fuel storage tanks, which have been removed.  In general, in connection with the ownership, operation, financing, management and development of apartment communities, the Company may be potentially liable for removal or clean-up costs, as well as certain other costs and environmental liabilities.  The Company may also be subject to governmental fines and costs related to injuries to persons and property.

There have been an increasing number of lawsuits against owners and managers of apartment communities alleging personal injury and property damage caused by the presence of mold in residential real estate.  Some of these lawsuits have resulted in substantial monetary judgments or settlements.  The Company has been sued for mold related matters and has settled some, but not all, of such matters.   Insurance carriers have reacted to mold related liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.  The Company has, however, purchased pollution liability insurance, which includes some coverage for mold.  The Company has adopted policies for promptly addressing and resolving reports of mold when it is detected, and to minimize any impact mold might have on residents of the property.  The Company believes its mold policies and proactive response to address any known existence, reduces its risk of loss from these cases.  There can be no assurance that the Company has identified and responded to all mold occurrences.  Liabilities resulting from such mold related matters are not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  As of December 31, 2012, potential liabilities for mold and other environmental liabilities are not quantifiable and an estimate of possible loss cannot be made.

California has enacted legislation commonly referred to as “Proposition 65” requiring that “clear and reasonable” warnings be given to consumers who are exposed to chemicals known to the State of California to cause cancer or reproductive toxicity, including tobacco smoke.  Although the Company has sought to comply with Proposition 65 requirements, the Company cannot assure you that the Company will not be adversely affected by litigation relating to Proposition 65.

Methane gas is a naturally-occurring gas that is commonly found below the surface in several areas, particularly in the Southern California coastal areas.  Methane is a non-toxic gas, but can be ignitable in confined spaces.  Although naturally-occurring, methane gas is not regulated at the state or federal level, however some local governments, such as the County of Los Angeles, have imposed requirements that new buildings install detection systems in areas where methane gas is known to be located.    Methane gas is also associated with certain industrial activities, such as former municipal waste landfills.  Radon is also a naturally-occurring gas that is found below the surface.  The Company cannot assure you that it will not be adversely affected by costs related to its compliance with methane or radon gas related requirements or litigation costs related to methane or radon gas.

The Company has almost no indemnification agreements from third parties for potential environmental clean-up costs at its communities.  The Company has no way of determining at this time the magnitude of any potential liability to which it may be subject arising out of unknown environmental conditions or violations with respect to communities formerly owned by the Company.  No assurance can be given that existing environmental studies with respect to any of the communities reveal all environmental liabilities, that any prior owner or operator of an apartment community did not create any material environmental condition not known to the Company, or that a material environmental condition does not exist as to any one or more of the communities.  The Company has limited insurance coverage for the types of environmental liabilities described above.

The Company may incur general uninsured losses.  The Company carries comprehensive liability, fire, extended coverage and rental loss insurance for each of the communities.  There are, however, certain types of extraordinary losses, such as, for example, losses from terrorism or earthquakes, for which the Company does not have insurance coverage.  Substantially all of the communities are located in areas that are subject to earthquake activity.  In January 2007, the Company canceled its then existing earthquake policy and established a wholly owned insurance subsidiary, Pacific Western Insurance LLC (“PWI”).  Through PWI, the Company is self-insured as it relates to earthquake related losses.  Additionally, since January 2008, PWI has provided property and casualty insurance coverage for the first $5.0 million of the Company’s property level insurance claims per incident.

Although the Company may carry insurance for potential losses associated with its communities, employees, residents, and compliance with applicable laws, it may still incur losses due to uninsured risks, deductibles, co-payments or losses in excess of applicable insurance coverage and those losses may be material.  In the event of a substantial loss, insurance coverage may not be able to cover the full replacement cost of the Company’s lost investment, or the insurance carrier may become insolvent and not be able to cover the full amount of the insured losses.  Changes in building codes and ordinances, environmental considerations and other factors might also affect the Company’s ability to replace or renovate an apartment community after it has been damaged or destroyed.

Changes in real estate tax and other laws may adversely affect the Company’s results of operations.  Generally, the Company does not directly pass through costs resulting from changes in real estate tax laws to residential property tenants.  The Company also does not generally pass through increases in income, service or other taxes, to tenants under leases. These costs may adversely affect funds from operations and the ability to make distributions to stockholders.  Similarly, compliance with changes in (i) laws increasing the potential liability for environmental conditions existing on apartment communities or the restrictions on discharges or other conditions or (ii) rent control or rent stabilization laws or other laws regulating housing may result in significant unanticipated decrease in revenue or increase in expenditures, which would adversely affect funds from operations and the ability to make distributions to stockholders.

Adverse changes in laws may affect our liability relating to our properties and our operations.  Increases in real estate taxes and income, service and transfer taxes cannot always be passed through to residents or users in the form of higher rents, and may adversely affect our cash available for distribution and our ability to make distributions to our shareholders and pay amounts due on our debt. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which could have a material adverse effect on us and our ability to make distributions to our shareholders and pay amounts due on our debt. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenues or increase operating costs.

Changes in the Company’s financing policy may lead to higher levels of indebtedness.  The Company has adopted a policy of maintaining a limit on debt financing consistent with the existing covenants required to maintain the Company’s unsecured line of credit bank facility, unsecured debt and senior unsecured bonds.  The Company’s organizational documents do not limit the amount or percentage of indebtedness that may be incurred.  If the Company changed this policy, the Company could incur more debt, resulting in an increased risk of default on the Company’s obligations and the obligations of the Operating Partnership, and an increase in debt service requirements that could adversely affect the Company’s financial condition and results of operations.  Such increased debt could exceed the underlying value of the communities.

The Company is subject to various tax risks.  Essex Property Trust, Inc. has elected to be taxed as a REIT under the Internal Revenue Code. Essex Property Trust, Inc.’s qualification as a REIT requires it to satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company’s control. Although Essex Property Trust, Inc. intends that its current organization and method of operation enables it to qualify as a REIT, it cannot assure you that it so qualifies or that it will be able to remain so qualified in the future.  Future legislation, new regulations, administrative interpretations or court decisions (any of which could have retroactive effect) could adversely affect Essex Property Trust, Inc.’s ability to qualify as a REIT or adversely affect the Essex Property Trust, Inc.’s stockholders and Essex Portfolio, L.P.’s unitholders.  If Essex Property Trust, Inc. fails to qualify as a REIT in any taxable year, the Company would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on the Company’s taxable income at corporate rates, and Essex Property Trust, Inc. would not be allowed to deduct dividends paid to its shareholders in computing its taxable income.  Essex Property Trust, Inc. may also be disqualified from treatment as a REIT for the four taxable years following the year in which Essex Property Trust, Inc. failed to qualify.  The additional tax liability would reduce its net earnings available for investment or distribution Essex Property Trust, Inc.’s stockholders and Essex Portfolio, L.P.’s unitholders, and Essex Property Trust, Inc. would no longer be required to make distributions to its stockholders.  Even if Essex Property Trust, Inc. continues to qualify as a REIT, it will continue to be subject to certain federal, state and local taxes on the Company’s income and property.

The Company has established several taxable REIT subsidiaries (“TRSs”).  Despite its qualification as a REIT, the Company’s TRSs must pay U.S. federal income tax on their taxable income.  While the Company will attempt to ensure that its dealings with its TRSs do not adversely affect Essex Property Trust, Inc.’s REIT qualification, it cannot provide assurance that it will successfully achieve that result.  Furthermore, it may be subject to a 100% penalty tax, or its TRSs may be denied deductions, to the extent its dealings with its TRSs are not deemed to be arm’s length in nature.  No assurances can be given that the Company’s dealings with its TRSs will be arm’s length in nature.

From time to time, the Company may transfer or otherwise dispose of some of its properties.  Under the Internal Revenue Code, any gain resulting from transfers of Properties that the Company holds as inventory or primarily for sale to customers in the ordinary course of business would be treated as income from a prohibited transaction subject to a 100% penalty tax.  Since the Company acquires properties for investment purposes, it does not believe that its occasional transfers or disposals of property are prohibited transactions. However, whether property is held for investment purposes is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.  The Internal Revenue Service may contend that certain transfers or disposals of properties by the Company are prohibited transactions.  If the Internal Revenue Service were to argue successfully that a transfer or disposition of property constituted a prohibited transaction, then the Company would be required to pay a 100% penalty tax on any gain allocable to it from the prohibited transaction and the Company’s ability to retain future gains on real property sales may be jeopardized.  Income from a prohibited transaction might adversely affect Essex Property Trust, Inc.’s ability to satisfy the income tests for qualification as a REIT for U.S. federal income tax purposes. Therefore, no assurances can be given that Essex Property Trust, Inc. will be able to satisfy the income tests for qualification as a REIT.

The U.S. federal tax rate on certain corporate dividends paid to certain individuals and other non-corporate taxpayers is at a reduced rate of 15%; a rate of 20% applies to certain high-income individual taxpayers.  Dividends paid by REITs to individuals and other non-corporate stockholders are not eligible for the above reduced 15% and 20% dividend rates.  This may cause investors to view REIT investments to be less attractive than investments in non-REIT corporations, which in turn may adversely affect the value of stock in REITs, including Essex Property Trust, Inc.’s stock.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process, with the Company and the Operating Partnership, which is a majority owned subsidiary of the Company, as “well-known seasoned issuers” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this process, the Company may sell common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts, units, debt securities (including related guarantees), and the Operating Partnership may sell debt securities, in each case in one or more offerings. In addition, selling security holders to be named in a Prospectus Supplement may sell certain of our securities from time to time. This prospectus provides you with a general description of the securities the Company, our Operating Partnership or any selling security holder may offer. Each time the Company, our Operating Partnership or any selling security holder sells securities, the Company, our Operating Partnership or the selling security holder will provide a Prospectus Supplement containing specific information about the terms of the applicable offering. Such Prospectus Supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable Prospectus Supplement together with additional information described below under the heading “Where You Can Find More Information.”

The Company, our Operating Partnership or any selling security holder may offer the securities directly, through agents, or to or through underwriters or dealers. The applicable Prospectus Supplement will describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of the securities. See “Plan of Distribution” for more information on this topic. No securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of those securities.

WHERE YOU CAN FIND MORE INFORMATION

Essex files, and the Operating Partnership will file, annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document Essex or the Operating Partnership files with the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Essex and the Operating Partnership have filed a Registration Statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement contains additional information about us. You may inspect the Registration Statement and exhibits without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

—	Essex’s Annual Report on Form 10-K for the year ended December 31, 2012;

—	Essex’s Current Reports on Form 8-K filed on April 2, 2013 (jointly filed with Essex Portfolio, L.P.); March 18, 2013, March 12, 2013, February 28, 2013, and February 7, 2013;

—	The description of Essex’s common stock contained in a Registration Statement on Form 8-A filed with the SEC on May 27, 1994, as amended on September 19, 2003;

—
All documents filed by Essex Property Trust, Inc. and Essex Portfolio, L.P. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but excluding any documents or portions of documents that are deemed under applicable rules to be “furnished” and not “filed” with the SEC) after the date of this prospectus and prior to the termination of the offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303, Attention: Secretary, (650) 494-3700.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, and are subject to the “safe harbor” provisions created by these statutes. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as “anticipates,” “believes,” “expects,” “future,” “intends,” “assuming,” “projects,” “plans” and similar expressions or the negative of those terms or other comparable terminology. These forward-looking statements, which include statements about our expectations, objectives, anticipations, intentions and strategies regarding the future, expected operation results, revenues and earnings, reflect only management’s current expectations and are not guarantees of future performance and are subject to risks and uncertainties, including those risk factors set forth in any applicable Prospectus Supplement and those in Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and in the future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that the Company and the Operating Partnership files.  Such risk factors could cause actual results to differ materially from the results contemplated by the forward-looking statements. Some of these forward-looking statements include statements regarding our expectations as to:

•	The timing of completion of current development and redevelopment projects and the stabilization dates of such projects;

•	The total projected costs and rental rates of development and redevelopment projects;

•	The adequacy of future cash flows to meet operating requirements and to provide for dividend payments in accordance with real estate investment trust (“REIT”) requirements;

•	The amount of capital expenditures and non-revenue generating capital expenditures;

•	Future acquisitions and anticipated development projects in 2013 and thereafter;

•	The anticipated performance of Essex Apartment Value Fund II, L.P. (“Fund II”);

•	The anticipated performance of existing properties; and

•	The anticipated results from various geographic regions and our investment focus in such regions.

All forward-looking statements included or incorporated by reference in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or statements. It is important to note that such forward-looking statements are subject to risks and uncertainties and that our actual results could differ materially from those in such forward-looking statements.  The risk factors set forth in any applicable Prospectus Supplement and those in Item 1A, “Risk Factors”, of our most recent Annual Report on Form 10-K and in the future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that the Company and the Operating Partnership files with the SEC from time to time, set forth factors that in the future could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statement made by us. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, the Company intends to contribute the net proceeds from any sale of its securities pursuant to this prospectus to our Operating Partnership. Our Operating Partnership intends to subsequently use the net proceeds contributed by the Company, as well as any net proceeds from the sale of its debt securities pursuant to this prospectus, to potentially acquire, develop, or redevelop properties, which primarily will be apartment communities, to make other investments and for working capital or general corporate purposes, which may include the repayment of indebtedness.   Pending application of the net proceeds from the sale of the Offered Securities, such proceeds initially may be invested in short-term securities.  Further details regarding the use of the net proceeds from the sale of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

U.S. FEDERAL INCOME TAX STATUS

Essex has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code (the "Code"), commencing with its taxable year ended December 31, 1994. As a REIT, Essex generally is not subject to U.S. federal income tax on its net income that it distributes to stockholders. See “Material Federal Income Tax Considerations.”

DESCRIPTION OF CAPITAL STOCK

General

As of December 31, 2012, the total number of shares of stock of all classes which the Company has authority to issue is 1,000,000,000 shares (par value $.0001 per share), of which 656,020,000 shares are shares of common stock, 13,980,000 shares are shares of preferred stock, consisting of 5,980,000 shares of 4.875% Series G Cumulative Convertible Preferred Stock (the "Series G Preferred Stock") and 8,000,000 shares of 7.125% Series H Cumulative Redeemable Preferred Stock (the "Series H Preferred Stock"), and 330,000,000 shares of Excess Stock.

As of December 31, 2012, there were 36,442,994 shares of common stock issued and outstanding. Up to 1,200,000 shares of common stock have been reserved for issuance under the Essex Property Trust, Inc. 2004 Stock Incentive Plan, and there were 623,434 options outstanding under the Essex Property Trust, Inc. 2004 Stock Incentive Plan. In addition, an aggregate of 1,955,181 shares of common stock may be issued upon the conversion of limited partnership interests in the Operating Partnership and an additional 167,200 shares of common stock would be issuable in exchange for non-forfeitable Series Z-1 Incentive Units in the Operating Partnership, subject to meeting certain requirements with respect to the Series Z-1 Incentive Units program. In addition, certain partners in limited partnerships in which the Operating Partnership has invested, have the right to have their limited partnership interests in such partnership(s) redeemed for cash or, at our option, for an aggregate of 1,039,431 shares of common stock. In addition, as of December 31, 2012, 178,249 shares of Essex's Series G Preferred Stock were issued and outstanding and 2,950,000 shares of Essex's Series H Preferred Stock were issued and outstanding.

Common Stock

The following description of the common stock sets forth certain general terms and provisions of the common stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of Essex’s Charter and Bylaws. The common stock is listed on the New York Stock Exchange under the symbol “ESS.” Computershare Investor Services, LLC is Essex’s transfer agent.

The holders of the outstanding common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. The Charter provides that shares of common stock do not have cumulative voting rights.

The shares of common stock offered hereby are fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of any outstanding series of capital stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by the Board of Directors of Essex (the "Board of Directors") and declared by Essex from funds available for distribution to such holders. Essex currently pays regular quarterly dividends to holders of common stock out of funds legally available for distribution when, and if, authorized by the Board of Directors and declared by Essex.

In the event of a liquidation, dissolution or winding up of Essex, the holders of common stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on any series of capital stock that has a liquidation preference. The rights of holders of common stock are subject to the rights and preferences established by the Board of Directors for any capital stock that may subsequently be issued by Essex.

We are required to seek certain information from all persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code (the "Code"), more than a certain percentage of our outstanding stock. Stockholders who do not provide us with the information requested are required to submit such information with their U.S. federal income tax returns. See “Material Federal Income Tax Considerations — Requirements for Qualification.”

Restrictions on Transfer

In order for Essex to qualify as a REIT under the Code, among other requirements (see “Material Federal Income Tax Considerations — Requirements for Qualification”), no more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of a taxable year (other than our first year as a REIT) or during a proportionate part of a shorter taxable year. In addition, our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than our first year as a REIT) or during a proportionate part of a shorter taxable year.

The Charter, subject to certain exceptions, provides an “ownership limit” under which no stockholder, other than George M. Marcus (and his wife and children, trusts for the benefit of his descendants and, upon his death, his heirs), may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% of the value of the issued and outstanding shares of our stock (not including any shares of excess stock). However, the ownership limit provisions provide that a qualified trust, as defined in the Charter, generally may own up to 9.9% of the value of the outstanding shares of our stock. If George M. Marcus converts his limited partnership interests in the Operating Partnership into shares of common stock, he may exceed the ownership limit. The ownership limit provisions therefore provide that George M. Marcus (and his wife and children, trusts for the benefit of his descendants and, upon his death, his heirs) may own up to 25% of the value of the outstanding shares of our stock. The Board of Directors may also exempt an underwriter of a public offering of our stock or a person who is not an “individual” (as defined under the Code to include certain entities) from the ownership limit if it received satisfactory evidence that such stockholder’s ownership of Essex’s shares in excess of the ownership limit will not jeopardize Essex’s status as a REIT. As a condition to providing such an exemption, the Board of Directors must receive an opinion of counsel or ruling of the Internal Revenue Service and representations and agreements from the applicant with respect to preserving Essex’s REIT status. However, the Board of Directors cannot grant an exemption to the ownership limit if the applicant would own more than 25% of the value of the outstanding shares of Essex’s stock, unless, in addition to the foregoing, the Board of Directors receives a ruling from the Internal Revenue Service to the effect that such an exemption will not jeopardize Essex’s status as a REIT. The Board of Directors has granted an exemption to the ownership limit to the trusts that were shareholders of John M. Sachs, Inc. in connection with the issuance of common stock of Essex to such trusts for the acquisition of John M. Sachs, Inc. The Board of Directors may also increase the ownership limit to a maximum of 9.9% and, in connection therewith, require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to preserve Essex’s REIT status. If the Board of Directors and Essex’s stockholders determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, the ownership limit provisions of the Charter can be terminated.

If a stockholder attempts to transfer shares of stock that would (i) create a direct or indirect ownership of Essex’s shares in excess of the ownership limit absent a Board exemption, (ii) result in the ownership of Essex’s stock by fewer than 100 persons, or (iii) result in the ownership of more than 50% of the value of Essex’s stock (other than excess stock), directly or indirectly, by five or fewer individuals, as defined in the Code, the transfer shall be null and void, and the intended transferee will acquire no rights to the shares. In addition, in the event of a transfer or attempted transfer, or other event, that would result in any person owning directly or indirectly, shares of Essex stock in excess of the ownership limit (or any limit created in connection with an exemption from the ownership limit) or that would result in the ownership of more than 50% of the value of Essex’s stock, directly or indirectly, by five or fewer persons, such shares of our stock will automatically be exchanged for shares of “excess stock.” All shares of excess stock will be automatically transferred, without action by the purported holder, to a person who is unaffiliated with us or the intended transferee, as trustee for the exclusive benefit of one or more organizations described in Sections 170(b), 170(c) or 501(c)(3) of the Code as charitable beneficiary and designated by resolution of the Board of Directors. Such shares of excess stock held in trust are considered issued and outstanding shares of Essex’s stock. In general, the trustee of such shares is deemed to own the shares of excess stock held in trust for the exclusive benefit of the charitable beneficiary on the day prior to the date of the purported transfer or change in capital structure which resulted in the automatic transfer and has all voting rights and all right to receive distributions payable with respect to the excess shares. Any dividend or other distribution paid prior to the discovery by Essex that shares exchanged for excess stock will be repaid by the recipient to Essex upon demand or, if Essex elects, offset against any future dividends or distributions payable to the recipient. Subject to Maryland law, any vote cast by the purported owner of excess shares will be rescinded and recast in accordance with the direction of the trustee acting for the benefit of the charitable beneficiary.

Essex may cause the trustee to transfer a beneficial interest in the trust representing a number of shares of excess stock if the shares of excess stock would not be excess stock in the hands of the identified transferee. In the event of such a transfer, the purported transferee of the shares exchanged for excess stock may receive a price for its interest in such shares that is the lesser of (i) the price paid by the purported transferee or, if the purported transferee did not give value for the shares in connection with the event causing shares to be exchanged for excess stock (e.g., a gift, devise or other similar transaction), the Market Price (as defined in Essex’s Charter) of the shares on the day of the event causing the shares to be exchanged for excess stock and (ii) the price received by the trustee from the sale or other disposition of the shares of excess stock. Upon any such a transfer, the shares of excess stock will automatically be exchanged for an equal number of shares of stock of the class and series originally exchanged for such shares of excess stock.

Shares of excess stock held in the trust will be deemed to have been offered for sale to Essex, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the exchange for shares of excess stock (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date that Essex, or its designee, accepts the offer. Essex will have the right to accept the offer for a period of ninety days after the later of the date of the transaction that resulted in the exchange for shares of excess stock and, if Essex does not receive prior notice of such transaction, the date that the Board of Directors determines in good faith that a transaction resulting in excess stock has occurred.

Even if the provisions of the Code regarding REITs are changed to eliminate any ownership concentration limitation or increase the limitation, the ownership limitations in the Charter will not be automatically eliminated or modified. Except as described above, any change to such limitations would require an amendment to the Charter, which in turn would require the affirmative vote of holders owning a majority of the outstanding shares of Essex’s common stock. In addition to preserving Essex’s status as a REIT, the ownership limit provisions in the Charter may have the effect of precluding an acquisition of our control without the approval of the Board of Directors.

All certificates representing shares of equity stock will bear a legend referring to the restrictions described above.

Description of Series G Preferred Stock

General

On July 31, 2006, Essex completed an offering of 5,980,000 shares of its Series G Preferred Stock at a public offering price of $24.75 per share. The holders of Series G Preferred Stock are entitled to receive cumulative cash dividends on the Series G Preferred Stock at a rate of 4.875% per year of the $25.00 liquidation preference. The Series G Preferred Stock may be converted by the holder at an initial conversion rate of 0.1830 shares of common stock per $25.00 liquidation preference (subject to adjustment in certain events), which is equivalent to an initial conversion price of $136.62 per share of common stock. The Series G Preferred Stock has no maturity date.  During 2009, Essex repurchased 5,801,751 shares of the Series G Preferred Stock, and 178,249 shares are currently outstanding.

Upon the occurrence of certain events, holders of the Series G Preferred Stock may require the redemption for cash of all outstanding shares of such preferred stock, provided that holders of at least a majority of the shares of Series G Preferred Stock elect such redemption. With respect to the Series G Preferred Stock, if a fundamental change (as defined in the articles supplementary for the Series G Preferred Stock) occurs, holders will have the right to require the redemption for cash of some or all of their Series G Preferred Stock.

The description of the Series G Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of Essex's Charter and Bylaws.

Optional Redemption and Optional Conversion

The Series G Preferred Stock may be converted, at Essex’s option on and after July 31, 2011, at the then prevailing conversion rate, only if the closing sale price of Essex’s common stock equals or exceeds 130% of the then prevailing conversion price of the Series G Preferred Stock for at least 20 trading days in a period of 30 consecutive trading days.

Limited Voting Rights

If at any time full distributions shall not have been timely made on any Series G Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, and, the holders of such Series G Preferred Stock, voting together as a single class with the holders of each class or series of parity preferred stock upon which similar voting rights have been conferred and are exercisable will have the right to elect two additional directors to the Board of Directors at a special meeting called by the holders of record of at least 10% of the then outstanding shares of Series G Preferred Stock, or any other class or series of parity preferred stock upon which similar voting rights have been conferred and are exercisable, or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarter have been paid in full. Thereafter, upon such payment in full, the holders of such class or series of preferred stock will be divested of their voting rights and the term of any member of the Board of Directors elected by the holders of such class or series of preferred stock shall terminate. Holders of Series G Preferred Stock are entitled to one vote per $50.00 of liquidation preference to which such series of preferred stock is entitled by its terms (excluding amounts in respect of accumulated and unpaid distributions).

In addition, while any shares of the Series G Preferred Stock are outstanding, Essex shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the Series G Preferred Stock, (voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series G Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of Essex into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares or (ii) either amend, alter or repeal the provisions of Essex’s Charter (including the Articles Supplementary pertaining to the Series G Preferred Stock) or Bylaws, including by merger or consolidation, that would materially and adversely affect the preferences, other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms and conditions of redemption, of any outstanding shares of the Series G Preferred Stock.

The Series G Preferred Stock will have no voting rights other than as discussed above and as otherwise provided by applicable law.

Liquidation Preference

Subject to the rights of the holders of any other senior or parity preferred stock, each share of Series G Preferred Stock is entitled to a liquidation preference of $25.00 per share, plus any accrued and unpaid dividends, in preference to any other class or series of capital stock of Essex.

Description of Series H Preferred Stock

General

During the second quarter of 2011, the Company issued 2,950,000 shares of its Series H Preferred Stock at a public offering price of $25.00 per share for net proceeds of $71.2 million, net of costs and underwriting discounts.

The description of the Series H Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of Essex's Charter and Bylaws.

Ranking

The Series H Preferred Stock ranks senior to our shares of common stock and to any other of our future equity securities that we may later authorize or issue that by their terms rank junior to the Series H Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. The Series H Preferred Stock ranks on a parity with (i) our Series G Preferred Stock, and (ii) any future equity securities that we may later authorize or issue that by their terms are on a parity with the Series H Preferred Stock. The Series H Preferred Stock ranks junior to any equity securities that we may later authorize or issue that by their terms rank senior to the Series H Preferred Stock. Any such authorization or issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series H Preferred Stock. The Series H Preferred Stock ranks junior to all of our existing and future indebtedness.

Dividends

Subject to the rights of holders of stock ranking senior to, or on parity with, the Series H Preferred Stock as to the payment of dividends, holders of the Series H Preferred Stock will be entitled to receive, when and as authorized by our Board of Directors and declared by Essex, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.125% per annum of the $25.00 per share liquidation preference, equivalent to $1.78125 per annum per share of Series H Preferred Stock. Dividends on the Series H Preferred Stock are payable quarterly in arrears on or about the 15th day of January, April, July and October of each year.

Our Board of Directors will not authorize, and we will not pay, any dividends on the Series H Preferred Stock or set aside funds for the payment of dividends if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our shares of common stock. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of shares of our Series H Preferred Stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends on the Series H Preferred Stock.

Notwithstanding the foregoing, dividends on the Series H Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not dividends are authorized or declared. Accrued but unpaid dividends on the Series H Preferred Stock will not bear interest, and the holders of the Series H Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above. All of our dividends on the Series H Preferred Stock, including any capital gain distributions, will be credited to the previously accrued dividends on the Series H Preferred Stock. We will credit any dividend made on the Series H Preferred Stock first to the earliest accrued and unpaid dividend due.

Except as provided in the following paragraph, we will not declare or pay any dividends, or set aside any funds for the payment of dividends, on our common stock or any other shares that rank junior to, or on a parity with, the Series H Preferred Stock, if any, or redeem or otherwise acquire our common stock or other junior shares, or shares ranking on a parity with the Series H Preferred Stock, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the Series H Preferred Stock for the current and all past dividend periods. This restriction will not limit our redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our Charter in order to preserve our status as a REIT.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the Series H Preferred Stock and all shares that rank on a parity with Series H Preferred Stock, the amount which we have authorized and declared will be allocated pro rata to the Series H Preferred Stock and to each parity series of shares so that the amount declared for each Series H Preferred Stock and for each share of each parity series is proportionate to the accrued and unpaid dividends on those shares.

In the event of our liquidation, dissolution or winding up, the holders of the Series H Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders liquidating distributions in cash or property at fair market value as determined by our Board of Directors equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of the payment. Holders of Series H Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common stock or any other shares of preferred stock that rank junior to the Series H Preferred Stock. The rights of holders of Series H Preferred Stock to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares that is senior to the Series H Preferred Stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series H Preferred Stock will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated, dissolved or wound up our affairs. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series H Preferred Stock and all other classes or series of our equity securities ranking on a parity with the Series H Preferred Stock, if any, then we will distribute our assets to the holders of Series H Preferred Stock and all other classes or series of parity securities ratably in proportion to the full liquidating distributions they would have otherwise received.

Redemption

We may not redeem the Series H Preferred Stock prior to April 13, 2016, except as described below under “-- Special Optional Redemption” and under restrictions relating to our qualification as a REIT for federal tax purposes. On and after April 13, 2016, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series H Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption.

If we redeem fewer than all of the shares of Series H Preferred Stock, the notice of redemption mailed to each shareholder will also specify the number of shares of Series H Preferred Stock that we will redeem from each shareholder. In this case, we will determine the number of shares of Series H Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose in our sole discretion.

Subject to certain exceptions, unless full cumulative distributions on all shares of Series H Preferred Stock are declared and paid or set apart for payment for all past distribution periods and the then current distribution period, no shares of Series H Preferred Stock shall be redeemed unless all outstanding shares of Series H Preferred Stock are simultaneously redeemed.

The Series H Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under restrictions relating to our qualification as a REIT for federal tax purposes. In order to ensure that we continue to meet the requirements for qualification as a REIT, the Series H Preferred Stock will be subject to the restrictions on ownership and transfer set forth in our Charter.

Subject to applicable law, we may purchase Series H Preferred Stock in the open market, by tender or by private agreement.

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series H Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the shares of Series H Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of such shares of Series H Preferred Stock will not have the conversion right described below under “— Conversion Rights.”

If we redeem fewer than all of the outstanding shares of Series H Preferred Stock, the notice of redemption mailed to each shareholder will also specify the number of shares of Series H Preferred  Stock that we will redeem from each shareholder. In this case, we will determine the number of shares of Series H Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

A “Change of Control” is when, after the original issuance of the Series H Preferred Stock, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company entitling that person to exercise more than 50% of the total voting power of all shares of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series H Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series H Preferred Stock as described under “— Redemption” or ‘‘— Special Optional Redemption,” to convert some or all of the shares of Series H Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series H Preferred Stock (the “Common Share Conversion Consideration”) equal to the lesser of:

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series H Preferred Stock dividend payment and prior to the corresponding Series H Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (such quotient, the “Conversion Rate”); and

•	0.3995 (the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a dividend of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right in respect of currently outstanding shares of Series H Preferred Stock will not exceed 1,178,525 shares of our common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap. If we issue additional shares of Series H Preferred Stock in the future, the latter number will increase.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series H Preferred Stock will receive upon conversion of such Series H Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series H Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

Series H Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series H Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series H Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series H Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

Except as provided above in connection with a Change of Control, the shares of Series H Preferred Stock are not convertible into or exchangeable for any other securities or property.

Limited Voting Rights

Holders of Series H Preferred Stock will have no voting rights, except as set forth below.

Whenever dividends on the Series H Preferred Stock are due but unpaid for six quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), the number of directors then constituting our Board of Directors shall be increased by two and holders of the Series H Preferred Stock, voting as a single class with the holders of any other class or series of parity preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our Board of Directors (the “Preferred Stock Directors”) at a special meeting called by the holders of at least 10% of the outstanding Series H Preferred Stock or the holders of at least 10% of any such other series of parity preferred stock, or at the next annual or special meeting of stockholders, and at each subsequent annual or special meeting of stockholders until all dividends accumulated on the Series H Preferred Stock for the past dividend periods and the then-current dividend period have been paid or declared and set aside for payment in full.

If and when all accumulated dividends in arrears and dividends for the then-current dividend period on the Series H Preferred Stock shall have been paid in full or a sum sufficient for the payment is irrevocably deposited in trust for payment, the holders of the Series H Preferred Stock shall be divested of the voting rights as described in this section (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends in arrears and the dividends for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series H Preferred Stock when they have the voting rights set forth as described in this section (voting together as a single class, with one vote for each $50.00 of liquidation preference, with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series H Preferred Stock when they have the voting rights set forth in this section (voting together as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per Director on any matter.

So long as any shares of Series H Preferred Stock remain outstanding, we shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Series H Preferred Stock outstanding at the time: (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series H Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Charter (including the articles supplementary designating the Series H Preferred Stock), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Stock; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as (a) the shares of Series H Preferred Stock remain outstanding with the terms thereof materially unchanged, or (b) the holders of the Series H Preferred Stock receive equity securities with rights, preferences, privileges or voting powers substantially the same as those of the Series H Preferred Stock, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series H Preferred Stock. In addition, any increase in the amount of authorized Series H Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other equity securities ranking on a parity with or junior to the Series H Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series H Preferred Stock.

In any matter in which shares of the Series H Preferred Stock are entitled to vote, each share of Series H Preferred Stock will be entitled to one vote. If the holders of Series H Preferred Stock and another series of preferred shares, if any, are entitled to vote together as a single class on any matter, the shares of Series H Preferred Stock and the shares of the other series will have one vote for each $50.00 of liquidation preference.

DESCRIPTION OF PREFERRED STOCK

General

Subject to limitations prescribed by Maryland law and Essex’s Charter, the Board of Directors is authorized to issue, from the authorized but unissued shares of capital stock of Essex, preferred stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of preferred stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Essex.

Preferred stock, upon filing with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland of articles supplementary setting forth the terms of the class or series of preferred stock, and issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of preferred stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that preferred stock may be issuable upon the exercise of Warrants issued by Essex. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

The preferences and other terms of the preferred stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the preferred stock as follows:

(1) The title and par value of such preferred stock;

(2) The number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

(3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

(4) Whether dividends on such preferred stock are cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

(5) The provision for a sinking fund, if any, for such preferred stock;

(6) The provision for redemption, if applicable, of such preferred stock;

(7) Any listing of such preferred stock on any securities exchange;

(8) The terms and conditions, if applicable, upon which such preferred stock will be converted into Common Stock, including the conversion price (or manner of calculation thereof);

(9) A discussion of any material federal income tax considerations applicable to such preferred stock;

(10) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Essex as a REIT;

(11) The relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Essex;

(12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Essex;

(13) Any other specific terms, preferences, rights, limitations or restrictions of such preferred stock; and

(14) Any voting rights of such preferred stock.

Rank

Unless otherwise specified in the Prospectus Supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Essex, rank (i) senior to all classes or series of Common Stock and excess stock of Essex, and to all equity securities ranking junior to such preferred stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of Essex; (ii) on a parity with all equity securities issued by Essex the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of Essex; and (iii) junior to all equity securities issued by Essex the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Essex.

Conversion Rights

The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock or Essex, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Restrictions on Transfer

For Essex to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To enable Essex to continue to qualify as a REIT, the Charter restricts the acquisition of shares of common stock and preferred stock. The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% of the value of the outstanding common stock and preferred stock of Essex. See “Description of Capital Stock — Restrictions on Transfer.” The applicable Prospectus Supplement will also specify any additional ownership limitation relating to a series of preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable Prospectus Supplement. If so described in the Prospectus Supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock

We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the Prospectus Supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The Prospectus Supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its interest in a fractional share or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related Prospectus Supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary stockholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary stockholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary stockholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary stockholders.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Stock

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable Prospectus Supplement.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary stockholders relating to that series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary stockholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the Prospectus Supplement.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary stockholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary stockholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the depositary nor Essex will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts other than for the relevant party’s gross negligence or willful misconduct. The obligations of Essex and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary stockholders or other persons believed to be competent and on documents believed to be genuine.

Title

Essex, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF WARRANTS AND OTHER RIGHTS

Essex has no Warrants outstanding (other than options issued under Essex’s stock option plans). Essex may issue Warrants for the purchase of Common Stock. Essex may issue warrants independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separated from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between Essex and a warrant agent specified in the applicable Prospectus Supplement (the “Warrant Agent”). The Warrant Agent will act solely as an agent of Essex in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Common Stock will be separately transferable; (7) the price at which each share of Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

This section outlines some of the provisions of the stock purchase contracts, the stock purchase contract agreement and the pledge agreement. This information is not complete in all respects and is qualified entirely by reference to the stock purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in the applicable Prospectus Supplement. If so described in a Prospectus Supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

Unless otherwise specified in the applicable Prospectus Supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock, depositary shares or other security or property at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock, depositary shares or other security or property. The consideration per share of common stock or preferred stock or per depositary share or other security or property may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by or on behalf of Essex of shares of the underlying security or property or, they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security or property. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for Essex’s benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to Essex’s security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the stock purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

Except as described in the applicable Prospectus Supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to Essex or the stock purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the stock purchase contract agreement.

DESCRIPTION OF UNITS

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable Prospectus Supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

We may issue units comprised of two or more of debt securities, shares of common stock, shares of preferred stock, stock purchase contracts, warrants, rights and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable Prospectus Supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below;

•	the price or prices at which such units will be issued;

•	information with respect to book-entry procedures, if any;

•	the applicable United States federal income tax considerations relating to the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of the Debt Securities and Guarantees,” “Description of Warrants and Other Rights,” “Description of Stock Purchase Contracts,” “Description of Capital Stock” and “Description of Preferred Stock” will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable Prospectus Supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable Prospectus Supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable Prospectus Supplement.

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement, rights agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, warrants, stock purchase contracts, common stock and preferred stock, as relevant.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the applicable Prospectus Supplement.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by California law.

Form, Exchange and Transfer

We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them.

•
The units will be issued in the denominations stated in the applicable Prospectus Supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•
Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•
Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

•
If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchange of any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures we plan to use with respect to our debt securities, where applicable. We describe those procedures below under “Description of Debt Securities and Guarantees.”

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The debt securities to be issued by the Operating Partnership and related guarantee by Essex will be issued under an indenture, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities and the related guarantee will be described in the prospectus supplement relating to the offering of such debt securities.

CERTAIN PROVISIONS OF MARYLAND LAW AND ESSEX’S CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and of our Charter and Bylaws. This description is not complete and is subject to, and qualified in its entirety by reference to, Maryland law and our Charter and Bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Our Board of Directors

Essex's Charter and Bylaws provide that its Board of Directors may establish the number of directors as long as the number is not fewer than the minimum required under the Maryland General Corporation Law.  Essex's Charter provides that a director may be removed, without cause (as defined in the Charter) only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors, and with cause, only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Pursuant to Essex’s Charter and Bylaws, the Board of Directors is divided into three classes of directors, each class serving staggered three-year terms.  In Essex's proxy statement for its 2013 annual meeting, it is being proposed that the stockholders approve an amendment to the Charter to eliminate such classification of the Board of Directors; if approved, directors would be elected annually, commencing with the 2014 annual meeting.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

●	any person who beneficially owns 10% or more of the voting power of our outstanding voting stock, or

●
an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding stock.

A person is not an interested stockholder if our Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our Board of Directors.

After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our Board of Directors and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock, and

●
two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder.  As permitted by the statute, the Board of Directors of the Company irrevocably has elected to exempt any business combination by the Company, George M. Marcus, who is the chairman of the Company, and The Marcus & Millichap Company ("TMMC") or any entity owned or controlled by Mr. Marcus and TMMC.  Mr. Marcus is the chairman of TMMC.  Consequently, the five-year prohibition and supermajority vote requirements described above will not apply to any business combination between the Company, Mr. Marcus, or TMMC. As a result, the Company may in the future enter into business combinations with Mr. Marcus and TMMC, without compliance with the supermajority vote requirements and other provisions of the Maryland Business Combination Act.

Control Share Acquisitions

The Maryland General Corporation Law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third,

●	one-third or more but less than a majority, or

●	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We can provide no assurance that our Board of Directors will not amend or eliminate such provision in the future. Should this happen, the control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of five provisions:

●	a classified board,

●	a two-thirds vote requirement to remove a director,

●	a requirement that the number of directors be fixed only by the vote of the directors,

●	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and

●	a majority requirement for the calling of a special meeting of stockholders.

A corporation can elect into this statute by provision in its Charter or Bylaws or by a resolution of its board of directors. Furthermore, a corporation can elect to be subject to the above provisions regardless of any contrary provisions in its Charter or Bylaws.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only:

●	pursuant to our notice of the meeting,

●	by or at the direction of our Board of Directors, or

●
by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our Bylaws.

Generally, under our Bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting. For a stockholder seeking to nominate candidates for our Board of Directors, the notice must set forth specified information regarding the nominees. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified information.  In each case, the notice must also set forth specified information concerning the stockholder making the proposal and persons associated with the stockholder.

The Bylaws also set forth requirements for calling a special meeting of stockholders, generally to the effect that the Chairman of the Board, the President, the Chief Executive Officer or the Board of Directors may call a special meeting of the stockholders, and a special meeting of stockholders shall also be called by our secretary to act on any matter that may properly be submitted to a vote of stockholders upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.  Separate provisions of our Bylaws establish advance notice, informational and related requirements for stockholders seeking to make director nominations or other proposals at special meetings.

The foregoing is not intended as a detailed summary of these or related provisions of our Bylaws, and is qualified by reference to the Bylaws, a copy of which was included as Exhibit 3.1 to our Form 8-K filed September 22, 2008.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our Charter on removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for the holders of our common stock or otherwise be in their best interest. Likewise, with respect to the business combination provisions of the Maryland General Corporation Law or if the provision in the Bylaws opting out of the control share acquisition provisions of the Maryland General Corporation Law were rescinded, these provisions of the Maryland General Corporation Law could have similar anti-takeover effects.

Further, certain provisions of Essex's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of Essex.  The ownership limit may delay or impede a transaction or a change in control of Essex that might involve a premium price for Essex’s capital stock or otherwise be in the best interest of the stockholders. See “Description of Capital Stock — Restrictions on Transfer.”  The issuance of preferred stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of Essex. See “Description of Preferred Stock – General.”

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF ESSEX PORTFOLIO, L.P.

The following is a summary of material provisions in the Operating Partnership's partnership agreement. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the SEC and which we incorporate by reference herein. See “Where You Can Find More Information.”

Management

The Operating Partnership is a California limited partnership that was formed on March 15, 1994. Essex is its sole general partner and substantially all of our business is conducted through the Operating Partnership. As the Operating Partnership's sole general partner, Essex is, subject to limited exceptions for which the limited partners must consent, solely responsible for the management of the Operating Partnership's day-to-day business and affairs. Essex can cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to limited exceptions. The Operating Partnership's limited partners may not transact business for, or participate in the management activities or decisions of, the Operating Partnership, except as provided in the partnership agreement and as required by applicable law. The partnership agreement restricts Essex's ability to engage in certain "Major Decisions" - including terminating the partnership agreement, making a general assignment for the benefit of creditors, taking title to property not in the name of the Operating Partnership, instituting bankruptcy procedures on the Operating Partnership's behalf or dissolving the Operating Partnership - without the written consent of the holders of a majority of the limited partnership interests (unless, in the case of such a Major Decision other than taking title to property not in the Operating Partnership's name, the limited partners collectively own less than five percent of the Operating Partnership's partnership interests at the time of such Major Decision).

Essex is not liable under the partnership agreement to the Operating Partnership or to any partner for acts or omissions performed or omitted to be performed by it within the scope of authority conferred upon it by the partnership agreement, provided that Essex acted in good faith and was not guilty of fraud, misconduct, bad faith, or gross negligence.

The partnership agreement provides that substantially all of Essex's business activities, including activities pertaining to the acquisition, development and ownership of properties, must be conducted through the Operating Partnership, and that Essex will use its best efforts to cause the Operating Partnership to avoid taking any action that would result in Essex ceasing to satisfy the requirements for being classified as a REIT or would result in the imposition of any federal income or excise tax liability on Essex.

Transferability of Interests

Essex, as general partner, may not voluntarily withdraw from the Operating Partnership, or transfer or assign all or any portion of its interest in the Operating Partnership, without the consent of the holders of a majority of the limited partnership interests (unless the limited partners collectively own less than five percent of the Operating Partnership's partnership interests at the time of such withdrawal or transfer).

Subject to certain limitations and conditions set forth in the partnership agreement, each limited partner generally has the right to transfer all or any portion of its partnership interest to any person or entity. Certain classes of the Operating Partnership's partnership interests, such as its incentive partnership units, contain additional limitations on transfer, as set forth in the partnership agreement.

No transfer of partnership interests is permitted if such transfer would result in (i) such interests being traded on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code; or (ii) the Operating Partnership being unable to qualify for at least one of the "safe harbors" set forth in Treasury Regulations Section 1.7704-1(e), (t), (g), (h) or U) (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code). Further, no transfer of partnership interests is permitted (i) to any person or entity that lacks the legal right, power or capacity to own such interests; (ii) in violation of any mortgage or trust deed constituting a lien against one of the Operating Partnership's properties or in violation of any other instrument, document or agreement to which it is a party; (iii) in violation of applicable law, including, without limitation, any applicable state securities "blue sky" law; (iv) of any component portion of such interests; (v) in the event such transfer would cause Essex to cease to satisfy the requirements for being classified as a REIT; (vi) if such transfer would cause the Operating Partnership's termination for federal income tax purposes; (vii) if such transfer would, in the opinion of the Operating Partnership's counsel, cause it to cease to be classified as a partnership for federal income tax purposes; (viii) if such transfer would cause the Operating Partnership to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(c) of the Code); (ix) if such transfer would, in the opinion of the Operating Partnership's counsel, cause any portion of the Operating Partnership's assets to constitute assets of any employee benefit plan pursuant to U.S. Department of Labor Regulations Section 2510.3-10 1; (x) if such transfer may not be effected without registration of such interest under the Securities Act; (xi) if such transfer would violate any provision of Essex' s articles of incorporation, as such may be amended from time to time; or (xii) to any of the Operating Partnership's lenders, or any person or entity related to any of its lenders whose loan constitutes a "nonrecourse liability" (within the meaning of Section 1.752-1(a)(2) of the Treasury Regulations) without the consent of Essex, in its sole and absolute discretion, unless the Operating Partnership's basis for tax purposes would not be reduced as a result of such transfer.

Capital Contributions

Essex contributed to the Operating Partnership all of the net proceeds of Essex's initial public offering as Essex's initial capital contribution. After Essex's initial public offering, we have contributed to the Operating Partnership, as additional capital contributions, the net proceeds from our subsequent issuances of common stock and preferred stock. As of December 31, 2012, Essex held 94.5% of the Operating Partnership's partnership interests, and the limited partners held the remaining 5.5% of the partnership interests.

Certain of the Operating Partnership's limited partners contributed to the Operating Partnership all of their right, title and interest in certain properties, assets and partnership interests in other partnerships as their initial capital contributions.

The partnership agreement provides that Essex, as general partner, subject to certain restrictions, may determine that the Operating Partnership's best interests require additional funds by issuance of additional partnership interests, which may include preferred limited partnership interests. The Operating Partnership is authorized to cause partnership interests to be issued for less than fair market value if Essex concludes in good faith that such issuance is in the best interest of the Operating Partnership. Essex may not issue additional partnership interests to itself unless (i) the additional partnership interests are issued in connection with an issuance of shares of Essex's capital stock and Essex makes a capital contribution to the Operating Partnership in an amount equal to the net proceeds raised in connection with the issuance of such shares; or (ii) the additional partnership interests are issued to all of the Operating Partnership's partners pro rata in accordance with their respective percentage interest in the Operating Partnership.

The partnership agreement provides that if Essex issues additional partnership interests, the percentage interests of the partners to whom such partnership interests are not issued will be decreased on a proportionate basis. Limited partners have no obligation to make additional capital contributions, unless such additional capital contributions are unanimously approved by the partners.

Under the partnership agreement, with certain limited exceptions, Essex is obligated to contribute the proceeds of any offering of its stock as additional capital to the Operating Partnership.

In the event that options to purchase stock of Essex are exercised, or shares of common stock are issued pursuant to any stock purchase plan, then (i) Essex will, on or about the last business day of the calendar year, contribute to the Operating Partnership's capital an amount equal to the total exercise price paid upon option exercises or the total purchase price of the common stock issued during such calendar year; (ii) Essex will be issued additional partnership interests equal to the number of shares of stock delivered to such exercising or purchasing party; (iii) Essex will be deemed to have made an additional capital contribution to the Operating Partnership, in an amount equal to the per share market price of such shares of stock, multiplied by the number of such shares of stock delivered; and (iv) the percentage interests of the other partners will be adjusted accordingly.

Amendments of the Partnership Agreement

The Operating Partnership's partnership agreement may generally be amended by (i) the written consent of Essex as general partner, and (ii) only if the limited partners collectively own at least five percent of the partnership interests then outstanding, the holders of a majority of the limited partnership interests. However, no amendment to the partnership agreement may be made without the consent of all of the affected limited partners if such amendment (i) provides for distributions to any limited partner in any manner other than proportionally with all limited partners based on their respective ownership interests in the Operating Partnership; (ii) decreases any limited partner's ownership interests in the Operating Partnership without proportionally decreasing all other limited partners' ownership interests; (iii) converts any limited partner's interest in the Operating Partnership into a general partner interest; (iv) adversely modifies the limited liability of any limited partner; or (v) adversely modifies the exchange rights set forth in Article XI of the partnership agreement.

Notwithstanding the above, Essex may amend the partnership agreement without the consent of any limited partner to:

•	add to Essex's obligations or surrender any right or power granted to Essex or any of its affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, termination, or withdrawal of partners in accordance with the partnership agreement;

•	set forth the rights, powers and duties of the holders of any additional partnership interests issued by the Operating Partnership;

•
reflect any change that does not adversely affect the limited partners in any material respect, cure any ambiguity, correct or supplement any defective provision in the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that are not inconsistent with any other provision of the partnership agreement;

•	reflect the relative distribution and allocation preferences and priorities among two or more classes of Essex' s preferred stock; and

•	satisfy any requirements, conditions, or guidelines of federal or state law.

Exchange Rights

Limited partners who were such on September 30,1997, as well as limited partners who acquired their limited partner interests with the rights specified in Article XI of the partnership agreement, have the right to convert a portion of their limited partner interests into shares of Essex's common stock and to sell the remainder (or any part thereof) of their limited partner interests to Essex (or its designee), at any time prior to the 30th anniversary of June 13, 1994, on the terms and subject to the conditions and restrictions contained in the partnership agreement. Subject to such terms, conditions and restrictions, common units of the Operating Partnership are generally exchangeable on a one-for- one basis into shares of Essex's common stock.

So long as any provision of federal law provides for the "step-up" in basis of an asset upon death, upon the death of a limited partner, all of such limited partner's partnership interests shall automatically convert as of the date of such death into shares of Essex common stock; provided that Essex, in its sole and absolute discretion, shall have the option, instead of issuing the common stock to the estate of the decedent limited partner, of paying to such estate an amount in cash equal to the value of the shares of common stock issuable upon conversion of the decedent limited partner's partnership interests, or any combination of cash and common stock equal to the value of the shares of common stock issuable upon conversion of the decedent limited partner's partnership interests.

Incentive Units

The partnership agreement permits the issuance of incentive units of limited partnership interests to executive management selected by the compensation committee of Essex, currently in the form of Series Z-1 incentive units. Upon certain triggering events, the Series Z-l incentive units will automatically convert into common units of limited partnership interests in the Operating Partnership. The incentive units' conversion ratio varies over time. The Series Z-1 incentive units are entitled to participate in regular quarterly distributions paid out by the Operating Partnership. These units receive a percentage, generally based on the current conversion ratio of the units, of such quarterly distributions. Additional information concerning the Series Z-1 incentive units is set forth in the most recent annual proxy statement of Essex.

Our Series Z-1 incentive units automatically convert into common units of the Operating Partnership if either (i) the conversion ratio reaches the maximum level of 100%, (ii) none of the participating executives remain employed, (iii) the Operating Partnership dissolves or is liquidated, or (iv) generally fifteen years after the date of issue of the specific unit. In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, the Operating Partnership has the option to redeem Series Z-1 incentive units held by any executive whose employment has been terminated for any reason and are obliged to redeem any such units upon the death of any holder. In such event, the Operating Partnership has the option of redeeming the units for common units of the Operating Partnership or shares of the Essex common stock based on the then-effective conversion ratio. Holders of Z-l incentive units are also allowed to elect an early conversion once a year and such conversion is based on the conversion ratio as of January 1 of the year of election, as more fully set forth in the partnership agreement. Common units, issued upon conversion of incentive units, are in turn exchangeable on a one-for-one basis into shares of Essex common stock. Such shares may be subject to limitations as to when they can be sold or otherwise transferred.

Tax Matters

Essex is the Operating Partnership's tax matters partner. Essex has authority to make tax elections under the Code on the Operating Partnership's behalf.

Allocations or Net Income and Net Losses to Partners

The Operating Partnership's net income and net losses generally will be allocated to Essex, as the general partner, and to the limited partners in whatever manner is necessary to cause their respective capital accounts to be equal to the amount they would receive if the Operating Partnership sold all its assets for book value and liquidated.

Operations and Distributions

Essex, as general partner, will determine the amount of the Operating Partnership's net operating cash revenues as well as its net sales proceeds and net financing proceeds for distribution to the partners, which distribution will be made quarterly and will generally be pro rata in accordance with the partners' percentage interests. Distributions that the Operating Partnership make to Essex will be in amounts sufficient to enable Essex to pay dividends to its stockholders in a manner that will enable it to satisfy the requirements for qualifying as a real estate investment trust under the Code and the Treasury Regulations thereunder.

Liquidation/Dissolution

The Operating Partnership will dissolve upon the first to occur of: (i) the dissolution, termination, retirement or bankruptcy of Essex, unless the holders of a majority of the limited partnership interests elect to continue its existence; (ii) the election to dissolve the Operating Partnership made in writing by Essex with the consent of the holders of a majority of the limited partnership interests, in accordance with the terms of the partnership agreement; (iii) the sale or other disposition of all or substantially all of the Operating Partnership's assets unless the partners elect to continue its existence for the purpose of the receipt and the collection of indebtedness or the collection of any other consideration to be received in exchange for its assets in accordance with the terms of the partnership agreement; (iv) the Operating Partnership's dissolution by operation of law; or (v) December 31, 2054.

Upon the Operating Partnership's dissolution, its assets will be liquidated and distributed as follows: (i) first, to the payment and discharge of all of its debt and liabilities to creditors; (ii) second, to the establishment of reserves as provided by Essex to provide for any contingent liabilities (iii) third, to the payment of any debts to the Operating Partnership's partners and (iv) the balance, if any, to the partners in accordance with the positive balances in their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Term

The Operating Partnership will continue in full force and effect until December 31, 2054, or until sooner dissolved in accordance with the partnership agreement's terms or as otherwise provided by law.

Indemnification

The partnership agreement requires the Operating Partnership to indemnify Essex, as general partner, its affiliates and any other persons acting on its behalf from and against any loss, damage, claim or liability incurred by them by reason of any acts or omissions performed or omitted to be performed by Essex in connection with its business and affairs, provided that such acts or omission are within the scope of the authority granted to Essex under the partnership agreement, and provided further, that such acts or omissions were taken in good faith and in the belief that such acts or omissions were in its best interests, and that the persons seeking indemnification were not guilty of fraud, misconduct, bad faith, or gross negligence.

The Operating Partnership must pay any costs reasonably incurred by any person entitled to indemnification under the partnership agreement in defending any proceeding against them, but such costs must be repaid to the Operating Partnership if a court determines that such person was not entitled to indemnification. Any indemnification payments must be made entirely out of the Operating Partnership's assets, and no partners will be liable for any portion of any such payments.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material federal income tax considerations relating to the qualification and taxation of Essex as a REIT which may be material to purchasers of its securities. This summary is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of Essex’s debt or equity securities will vary depending upon the terms of the specific securities acquired by such holder, as well as the holder’s particular situation. Because this is a summary that is intended to address only the material federal income tax consequences generally relevant to purchasers of Essex’s securities, it may not contain all of the information that may be pertinent to you. This discussion does not attempt to address all aspects of U.S. federal income taxation relating to holders of Essex’s securities. Additional material federal income tax considerations relevant to holders of particular offerings of Essex’s debt or equity securities will be addressed in the applicable Prospectus Supplement for those securities. This discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws. You are urged to review the applicable Prospectus Supplement in connection with the purchase of any of Essex’s securities, and to consult your own tax advisor regarding the specific tax consequences to you of investing in Essex’s securities, of Essex’s election to be taxed as a REIT and regarding potential changes in the applicable tax laws.

General

Essex elected to be taxed as a REIT commencing with its taxable year ended December 31, 1994. Essex believes that it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. Qualification and taxation as a REIT depend upon Essex’s ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code discussed below. Although Essex intends to continue to operate to satisfy such requirements, no assurance can be given that the actual results of Essex’s operations for any particular taxable year will satisfy such requirements. See “Material Federal Income Tax Considerations — Failure to Qualify.”

The provisions of the Code, the U.S. Treasury regulations promulgated thereunder, and other U.S. federal income tax laws relating to qualification and operation as a REIT, are highly technical and complex. The following discussion sets forth the material aspects of the laws that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and U.S. Treasury regulations thereunder, and administrative and judicial interpretations thereof. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

Baker & McKenzie LLP has acted as Essex’s tax counsel in connection with the filing of this prospectus. In connection with this filing, Baker & McKenzie LLP will opine that Essex has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of Essex’s taxable years beginning with the taxable year ended December 31, 1994 through Essex’s taxable year ended December 31, 2012, and its organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.  The opinion of Baker & McKenzie LLP will be based on various assumptions and representations made by Essex as to factual matters, including representations made by Essex in a factual certificate provided by one of Essex’s officers. Moreover, Essex’s qualification and taxation as a REIT depend upon its ability to meet the various qualification tests imposed under the Code and discussed below, relating to its actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Baker & McKenzie LLP. Accordingly, neither Baker & McKenzie LLP nor Essex can assure you that the actual results of Essex’s operations for any particular taxable year will satisfy these requirements. See “Material Federal Income Tax Considerations — Failure to Qualify."

In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities, such as Essex, that invest primarily in real estate and that otherwise would be treated for U.S. federal income tax purposes as corporations, generally are not taxed at the corporate level on their “REIT taxable income” that is distributed currently to stockholders. If Essex fails to qualify as a REIT in any year, however, it will be subject to U.S. federal income tax as if it were an ordinary corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In that event, Essex could be subject to potentially significant tax liabilities, the amount of cash available for distribution to its stockholders could be reduced and Essex would not be obligated to make any distributions. Moreover, Essex could be disqualified from taxation as a REIT for four taxable years. See “Material Federal Income Tax Considerations — Failure to Qualify.”

Taxation of Essex

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders.

In any year in which Essex qualifies as a REIT, it generally will not be subject to U.S. federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from an investment in a corporation. However, Essex will be subject to U.S. federal income tax as follows:

1            First, Essex will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain. However, Essex can elect to “pass through” any of its taxes paid on its undistributed net capital gain income to its stockholders on a pro rata basis in which case, as explained further below, such taxes would be credited or refunded to the stockholder.

2.           Second, under certain circumstances, Essex may be subject to the “alternative minimum tax” on its items of tax preference.

3.           Third, if Essex has (a) net income from the sale or other disposition of “foreclosure property” (including foreign currency gain that is attributable to otherwise permitted income from foreclosure property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, Essex will be subject to tax at the highest corporate rate on such income. Foreclosure property generally is property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property.

4.           Fourth, if Essex has net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than foreclosure property and property involuntarily converted, such income will be subject to a 100% penalty tax.

5.           Fifth, if Essex should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Essex will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Essex fails the 75% gross income test or the amount by which 95% of its gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect its profitability.

6.           Sixth, if Essex should fail to satisfy the asset test (as discussed below) but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Essex may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day Essex disposes of the assets (or otherwise satisfies the requirements for maintaining REIT qualification).

7.           Seventh, if Essex should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset test, but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Essex may be subject to a $50,000 penalty for each failure.

8.           Eighth, if Essex should fail to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for such year, (2) 95% of its net capital gain income for such year, and (3) any undistributed taxable income from prior periods, Essex will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts distributed.

9.           Ninth, assuming Essex does not elect to instead be taxed at the time of the acquisition, if Essex acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Essex’s hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, Essex would be subject to tax at the highest corporate rate if it disposes of such asset during the applicable recognition period (generally 10 years) beginning on the date that Essex acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of Essex’s acquisition over the adjusted basis of such property at such time). This tax is referred to as the “Built-in Gains Tax.” The Built-in Gains Tax would not apply if the asset acquired in such manner was exchanged for a replacement property in a qualifying exchange under Code Section 1031. However, a sale of the replacement property within that same period would be subject to the Built-in Gains Tax.

10.           Tenth, Essex may be subject to a 100% excise tax if Essex’s dealings with its taxable REIT subsidiaries, defined below, are not at arm’s length.

11.           Finally, any earnings that Essex derives through a taxable REIT subsidiary will effectively be subject to a corporate-level tax.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, as defined in the Code, at any time during the last half of each taxable year; (7) which meets certain other tests, described below, regarding the nature of its income and assets; (8) that elects to be a REIT, or has made such election for a previous year, and satisfies the applicable filing and administrative requirements to maintain qualification as a REIT; and (9) that adopts a calendar year accounting period. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If Essex were to fail to satisfy condition (6) during a taxable year, that failure would not result in Essex’s disqualification as a REIT under the Code for such taxable year as long as (i) it satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) it did not know, or exercising reasonable diligence would not have known, whether it had failed condition (6).

Essex believes that it has issued sufficient stock with sufficient diversity of ownership to satisfy conditions (5) and (6) above. Essex may redeem, at its option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In order to ensure compliance with the ownership tests described above, Essex also has certain restrictions on the transfer of its stock to prevent further concentration of stock ownership. Essex’s Charter restricts the transfer of its shares in order to assist in satisfying the share ownership requirements.

Moreover, to evidence compliance with these requirements, Essex must maintain records which disclose the actual ownership of its outstanding stock. In fulfilling Essex’s obligations to maintain records, it must and will demand written statements each year from the record holders of designated percentages of Essex stock which disclose the actual owners of such stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of Essex’s records. A stockholder failing or refusing to comply with Essex’s written demand must submit with his federal income tax returns a similar statement disclosing the actual ownership of Essex’s stock and certain other information. Although Essex intends to satisfy the stockholder demand letter rules described in this paragraph, Essex’s failure to satisfy these requirements will not result in its disqualification as a REIT, but may result in the imposition by the Internal Revenue Service of penalties.

Essex currently has several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. Certain of these corporate subsidiaries will be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as a qualified REIT subsidiary of Essex if Essex owns 100% of its outstanding stock and Essex and such subsidiary do not jointly elect to treat it as a “taxable REIT subsidiary,” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which Essex owns a 100% interest (other than taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as the assets, liabilities and items of income, deduction and credit of Essex. A qualified REIT subsidiary is not subject to U.S. federal income tax and Essex’s ownership of the stock of such a subsidiary will not violate the REIT asset tests, described below under “Material Federal Income Tax Considerations — Asset Tests.”

A REIT may also hold any direct or indirect interest in a corporation that qualifies as a taxable REIT subsidiary, as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 25% of the value of the REIT’s total assets.  A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “Material Federal Income Tax Considerations — Asset Tests,” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s length.

In the case of a REIT that is a partner in a partnership, U.S. Treasury regulations provide that the REIT will be deemed to own its proportionate share, generally based on its pro rata share of capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of the gross income tests and the asset tests, described below. Thus, Essex’s proportionate share of the assets, liabilities and items of income of its Operating Partnership will be treated as Essex’s assets, liabilities and items of income for purposes of applying the requirements described below. See “Material Federal Income Tax Considerations — Investments in Partnerships.”

Asset Tests

At the close of each quarter of Essex’s taxable year, Essex generally must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Essex’s total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by Essex).  “Cash” includes foreign currency if Essex or any “qualified business unit” uses such foreign currency as its functional currency, but only to the extent such foreign currency is held for use in the normal course of the activities of Essex or the “qualified business unit” giving rise to income in the numerator for the 75% income test or the 95% income test (discussed below), or directly related to acquiring or holding assets qualifying for the numerator in the 75% assets test, and is not held in connection with a trade or business of trading or dealing in certain securities.  Second, although the remaining 25% of Essex’s assets generally may be invested without restriction, securities in this class generally may not exceed either (1) 5% of the value of its total assets as to any one issuer (the “5% asset test”), (2) 10% of the outstanding voting securities of any one issuer (the “10% voting securities test”), or (3) 10% of the value of the outstanding securities of any one issuer (the “10% value test”; and collectively with the 10% voting securities test, the “10% asset tests”).  Third, not more than 25% of the total value of Essex’s assets can be represented by securities of one or more taxable REIT subsidiaries.  Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership.

Debt of an issuer will not count as a security for purposes of the 10% value test if the security qualifies for any of a number of applicable exceptions, for example, as “straight debt,” as specially defined for this purpose to include certain debt issued by partnerships, and to include certain other debt that is not considered to be abusive and that presents minimal opportunity to share in the business profits of the issuer. Solely for purposes of the 10% value test, a REIT’s interest in the assets of a partnership will be based upon the REIT’s proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT’s interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the “straight debt” or other exceptions described above), the value of any debt instrument is the adjusted issue price.

Essex and a corporation in which it owns stock may make a joint election for such corporation to be treated as a “taxable REIT subsidiary.” A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. The securities of a taxable REIT subsidiary are not subject to the 5% asset test and the 10% asset tests (collectively, the “asset tests”). Instead, as discussed above, a separate asset test applies to taxable REIT subsidiaries. The rules regarding taxable REIT subsidiaries contain provisions generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur “at arm’s length” and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. In addition, a 100% penalty tax can be imposed on the REIT if its loans, or rental, service or other agreements with its taxable REIT subsidiaries are determined not to be on arm’s length terms. No assurances can be given that Essex’s loans to or rental, service or other agreements, with its taxable REIT subsidiaries will be on arm’s length terms. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which Essex’s earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding Essex’s status as a REIT. To the extent that a taxable REIT subsidiary pays dividends to Essex in a particular calendar year, Essex may designate a corresponding portion of the dividends that it pays to its stockholders during that year as “qualified dividend income” eligible to be taxed at reduced rates to noncorporate recipients. See “Material Federal Income Tax Considerations — Taxation of Taxable U.S. Holders.”

Essex has made elections to treat several of its corporate subsidiaries as taxable REIT subsidiaries. Essex believes that the value of the securities that it holds in its taxable REIT subsidiaries does not, and will not, represent more than 25% of its total assets, and that all transactions between Essex and its taxable REIT subsidiaries are conducted on arm’s length terms.  In addition, Essex believes that the amount of its assets that are not qualifying assets for purposes of the 75% asset test will continue to represent less than 25% of its total assets and will satisfy the asset tests.

Essex believes that substantially all of its assets consist of, and will continue to consist of, (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. Essex may also invest in securities of other entities, provided that such investments will not prevent it from satisfying the asset and income tests for REIT qualification set forth above.

If Essex fails to satisfy the 5% asset test and/or the 10% asset tests for a particular quarter, it will not lose its REIT status if the failure is cured within 30 days of the quarter end in which the failure occurred, or the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that Essex comes into compliance with the asset tests within six months after the last day of the quarter in which Essex identifies the failure. Other failures to satisfy the asset tests generally will not result in a loss of REIT status if (1) following Essex’s identification of the failure, Essex files a schedule with the Internal Revenue Service describing each asset that caused the failure; (2) the failure was due to reasonable cause and not to willful neglect; (3) Essex comes into compliance with the asset tests within six months after the last day of the quarter in which the failure was identified; and (4) Essex pays an excise tax equal to the greater of $50,000 or an amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the date Essex comes into compliance with the asset tests. Additionally, if Essex meets the asset tests at the close of any quarter, it will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the foreign currency exchange rate used by Essex to value a foreign asset.

Gross Income Tests

Essex must satisfy two separate percentage tests relating to the sources of its gross income for each taxable year. For purposes of these tests, where Essex invests in a partnership, Essex will be treated as receiving its pro rata share based on its capital interest in the partnership of the gross income and loss of the partnership, and the gross income of the partnership will retain the same character in Essex’s hands as it has in the hands of the partnership. See “Material Federal Income Tax Considerations — Investments in Partnerships.”

The 75% Income Test

At least 75% of Essex’s gross income for a taxable year must be “qualifying income.” Qualifying income generally includes (1) rents from real property (except as modified below); (2) interest on obligations secured by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of Essex’s trade or business (“dealer property”); (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property (“foreclosure property”); (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and (8) income from temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by Essex. A REIT that owns foreign real estate or other foreign assets may have foreign currency exchange gain. Two categories of foreign currency gain are excluded from the computation of qualifying income for purposes of the 75% income test and the 95% income test (described below):  real estate foreign exchange gain and passive foreign exchange gain.

Real estate foreign exchange gain is foreign currency gain which is attributable to (1) any item of income qualifying for the numerator for the 75% income test; (2) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (3) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property. Real estate foreign exchange gain also includes certain foreign currency gains attributable to certain “qualified business units” of a REIT. Real estate exchange gain is excluded from gross income for purposes of the 75% income test.

Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (1) any item of income or gain included in the numerator for the 95% income test; (2) the acquisition or ownership of obligations; (3) becoming the obligor under obligations; and (4) any other foreign currency gain to be determined by the Internal Revenue Service. Passive foreign exchange gain is included in gross income and treated as non-qualifying income to the extent it is not real estate foreign exchange gain, for purposes of the 75% income test.

Notwithstanding the above, however, and except in the case of certain income excluded under the hedging rules, foreign currency exchange gain derived from engaging in dealing, or substantial and regular trading, in certain securities, constitutes gross income that does not qualify under the 75% income test.

Rents received from a tenant will not qualify as rents from real property in satisfying the 75% income test (or the 95% income test) if Essex, or an owner of 10% or more of Essex’s equity securities, directly or constructively owns (1) in the case of any tenant that is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant or (2) in the case of any tenant that is not a corporation, an interest of 10% or more in the assets or net profits of such tenant (such tenants that are described under (1) or (2) being a “related party tenant”), unless the related party tenant is a taxable REIT subsidiary and certain other requirements are satisfied. In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% income test and 95% income test if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, Essex generally must not operate or manage the property or furnish or render certain services to tenants, other than through an “independent contractor” who is adequately compensated and from whom Essex derives no revenue or through a taxable REIT subsidiary. The independent contractor and taxable REIT subsidiary requirements, however, do not apply to the extent that the services provided by Essex are “usually or customarily rendered” in connection with the rental of space for occupancy only, and are not otherwise considered “rendered to the occupant.” For both the related party tenant rules and determining whether an entity qualifies as an independent contractor of a REIT, certain attribution rules of the Code apply, pursuant to which ownership interests in certain entities held by one entity are deemed held by certain other related entities.

In general, if a REIT provides impermissible services (i.e., services furnished by a REIT to tenants of real or personal property, or services consisting of the management or operation of real or personal property) to its tenants, all of the rent from that property will be disqualified from satisfying the 75% income test and the 95% income test. However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (as determined on a property-by-property basis). For purposes of the 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost incurred by the REIT in furnishing or rendering the service.

Essex does not receive any rent that is based on the income or profits of any person. In addition, Essex does not own, directly or indirectly, 10% or more of any tenant (other than, perhaps, a tenant that is a taxable REIT subsidiary where other requirements are satisfied). Furthermore, Essex believes that any personal property rented in connection with Essex’s apartment facilities is well within the 15% restriction. Finally, Essex does not believe that it provides services, other than within the 1% de minimis exception described above, to its tenants that are not customarily furnished or rendered in connection with the rental of property, other than through an independent contractor or a taxable REIT subsidiary. Essex does not intend to rent to any related party, to base any rent on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales), or to charge rents that would otherwise not qualify as rents from real property.

The 95% Income Test

In addition to deriving 75% of its gross income from the sources listed above, at least 95% of Essex’s gross income for a taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends from a corporation (including a taxable REIT subsidiary) and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% income test, but not (except with respect to dividends from a REIT) for purposes of the 75% income test. For purposes of determining whether Essex complies with the 75% and 95% income tests, gross income does not include income from “prohibited transactions” (discussed below).  Both real estate foreign exchange gain and passive foreign exchange gain (described above) are excluded from the computation of qualifying income for purposes of the 95% income test. Notwithstanding the above, however, and except in the case of certain income excluded under the hedging rules, foreign currency exchange gain derived from engaging in dealing, or substantial and regular trading, in certain securities, constitutes gross income that does not qualify under the 95% income test.

From time to time, Essex may enter into hedging transactions with respect to one or more of its assets or liabilities. Essex’s hedging activities may include entering into interest rate or other swaps, caps and floors, or options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” (described below) is excluded from gross income for purposes of both the 95% income test and the 75% income test. A “hedging transaction” means any transaction entered into in the normal course of Essex’s trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. Essex will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. To the extent that Essex enters into other types of hedging transactions, the income from such transactions may be treated as non-qualifying income for purposes of both the 75% income test and the 95% income test. Essex intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

Essex’s investment in apartment communities generally gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of apartment communities, other than from prohibited transactions, as described below, or of Essex’s interest in a partnership, generally will be qualifying income for purposes of the 75% and 95% gross income tests. Essex anticipates that income on its other investments will not cause it to fail the 75% or 95% gross income test for any year.

Even if Essex fails to satisfy one or both of the 75% or 95% income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if Essex’s failure to comply was due to reasonable cause and not to willful neglect, and Essex timely complies with requirements for reporting each item of its income to the Internal Revenue Service. It is not possible, however, to state whether in all circumstances Essex would be entitled to the benefit of these relief provisions. Even if these relief provisions applied, a 100% penalty tax would be imposed on the amount by which Essex failed the 75% gross income test or the amount by which 95% of Essex’s gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect Essex’s profitability.

Subject to certain safe harbor exceptions, any gain realized by Essex on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon Essex’s ability to qualify as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Annual Distribution Requirements

To qualify as a REIT, Essex is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount equal to at least (A) the sum of (i) 90% of Essex’s REIT taxable income (computed without regard to the dividends paid deduction and Essex’s net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income over 5% of Essex’s REIT taxable income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Essex timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to Essex’s prior taxable year for purposes of the 90% distribution requirement.

To the extent that Essex does not distribute all of its net capital gain, or to the extent that it has undistributed REIT taxable income, Essex will be subject to tax on the undistributed amounts at regular corporate tax rates, as the case may be. However, Essex can elect to “pass through” any of the taxes paid on Essex’s undistributed net capital gain income to its stockholders on a pro rata basis.  Furthermore, if Essex should fail to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for such year, (2) 95% of its net capital gain income for such year, and (3) any undistributed taxable income from prior periods, Essex would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains with respect to which Essex elected to retain and pay tax. For these and other purposes, dividends declared by Essex in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Essex and received by the stockholder during such taxable year, provided that the dividend is actually paid by Essex by January 31 of the following taxable year.

If Essex fails to meet the distribution requirements as a result of an adjustment to its tax return by the Internal Revenue Service or Essex determines that it understated its income on a filed return, Essex may retroactively cure the failure by paying a “deficiency dividend” (plus applicable penalties and interest) within a specified period.

Essex believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. It is possible that in the future Essex may not have sufficient cash or other liquid assets to meet the distribution requirements, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing Essex’s REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, Essex may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds Essex’s allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, Essex will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds or issue preferred or common stock to satisfy the distribution requirement. Essex may be required to borrow funds at times when market conditions are not favorable.

Prohibited Transaction Rules

A REIT will incur a 100% penalty tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business (a “prohibited transaction”). Under a safe harbor provision in the Code, however, income from certain sales of real property held by the REIT for at least two years at the time of the disposition will not be treated as income from a prohibited transaction if certain other requirements are also satisfied. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.  Foreign currency gain or loss that is attributable to any prohibited transaction is taken into account in determining the amount of prohibited transactions net income subject to the 100% prohibited transactions tax. Although Essex will attempt to ensure that none of its sales of property will constitute a prohibited transaction, it cannot assure you that none of such sales will be so treated.

Failure to Qualify

If Essex fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, Essex may retain its REIT qualification if the failures are due to reasonable cause and not willful neglect, and if it pays a penalty of $50,000 for each such failure.

If Essex fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Essex will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Essex fails to qualify will not be deductible by Essex, nor will they be required to be made. In such event, to the extent of Essex’s current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction and noncorporate distributees may be eligible to treat the dividends as “qualified dividend income” taxable at long-term capital gain rates. See “Material Federal Income Tax Considerations — Taxation of Taxable U.S. Holders.” Unless entitled to relief under specific statutory provisions, Essex will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether Essex would be entitled to such statutory relief.

Investments in Partnerships

General; Classification

Essex holds a direct ownership interest in the Operating Partnership. In general, partnerships are “pass-through” entities which are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The allocation of partnership income or loss must comply with rules for allocating partnership income or loss under Section 704(b) of the Code and the U.S. Treasury regulations thereunder. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the U.S. Treasury regulations thereunder. Essex includes its allocable share of items of partnership income, gain, loss deduction and credit in the computation of its REIT taxable income. Moreover, Essex includes its proportionate share, based on its capital interest in a partnership, of the foregoing partnership items for purposes of the various REIT income tests. See “Material Federal Income Tax Considerations — Taxation of Essex” and “ — Gross Income Tests,” above. Any resultant increase in Essex’s REIT taxable income increases its distribution requirements, but is not subject to U.S. federal income tax in Essex’s hands provided that such income is distributed to its stockholders. See “Material Federal Income Tax Considerations — Annual Distribution Requirements.” In addition, for purposes of the REIT asset tests, Essex includes its proportionate share, generally based on its capital interest in a partnership, of the assets held by the partnership.  See “Material Federal Income Tax Considerations — Asset Tests,” above.

An organization with at least two owners or members will be classified as a partnership, rather than a corporation, for U.S. federal income tax purposes if (i) it is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and (ii) it is not a “publicly traded partnership.” Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for U.S. federal income tax purposes. A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Additionally, the Treasury regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.

It is expected that the Operating Partnership will qualify for the private placement exclusion. Accordingly, it is expected that the Operating Partnership will not be treated as a publicly traded partnership and taxed as a corporation. The Operating Partnership has not requested, nor does it intend to request, however, a ruling from the Internal Revenue Service that it will be treated as a partnership for U.S. federal income tax purposes.

Tax Allocations with Respect to the Properties

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as some of Essex’s properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership has property subject to book-tax differences. Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the partners who contributed appreciated assets to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including some of Essex’s properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704(c) of the Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership can be expected to cause Essex to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to Essex as a result of such sale. This may cause Essex to recognize taxable income in excess of cash proceeds, which might adversely affect its ability to comply with the REIT distribution requirements. See “Material Federal Income Tax Considerations — Annual Distribution Requirements.”

Sale of Properties

Essex’s share of any gain realized by the Operating Partnership or any other pass-through subsidiary on the sale of any property held as inventory or “primarily for sale to customers in the ordinary course of business” will be treated as income from a prohibited transaction that is subject to a 100% excise tax.  See “Material Federal Income Tax Considerations — Prohibited Transaction Rules.”   Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all of the facts and circumstances of the particular transaction.

Investment in Essex’s Stock

The following summary describes certain U.S. federal income tax consequences relating to the purchase, ownership and disposition of Essex’s stock as of the date hereof. Except where noted, this summary deals only with stock held as a capital asset and does not deal with special situations, such as those persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, persons liable for the alternative minimum tax, dealers in securities or currencies, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, or persons holding Essex’s stock as a part of a hedging or conversion transaction or a straddle. Furthermore, the discussion below is based upon the current U.S. federal income tax laws and interpretations thereof as of the date hereof. Such authorities may be repealed, revoked, or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following summary does not consider the effect of any applicable foreign, state, local, or other tax laws or estate or gift tax considerations.

If an entity treated as a partnership for U.S. federal income tax purposes holds Essex’s stock, the tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Essex’s stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of Essex’s stock.

U.S. Holders

As used herein, a “U.S. Holder” of Essex’s stock means a holder that for U.S. federal income tax purposes is (i) a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person.

Taxation of Taxable U.S. Holders

Distributions. As long as Essex qualifies as a REIT, distributions made to its taxable U.S. Holders out of current or accumulated earnings and profits (and not designated as capital gain dividends or “qualified dividend income”) will be taken into account by them as ordinary income, and U.S. Holders that are corporations will not be entitled to a dividends received deduction. “Qualified dividend income” generally includes dividends received from ordinary U.S. corporations and from certain qualified foreign corporations, provided that certain stock holding period requirements are met.  “Qualified dividend income” of noncorporate taxpayers is taxed at the same rate (i.e., at a maximum rate of 20%) as long-term capital gain.

Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates (the current maximum rate is 20%).  As a result, Essex’s ordinary REIT dividends will continue to be taxed at the ordinary income tax rate, which is as high as 39.6%.  Dividends received by a noncorporate stockholder could be treated as “qualified dividend income,” however, to the extent that Essex has received dividend income from taxable corporations (such as a taxable REIT subsidiary) and to the extent such dividends are attributable to income that is subject to tax at the REIT level (for example, if Essex distributed less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold Essex’s stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which Essex’s stock becomes ex-dividend.

To the extent that Essex makes distributions in excess of its current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the U.S. Holder, reducing the tax basis of such U.S. Holder’s stock by the amount of such distribution (but not below zero), with distributions in excess of the U.S. Holder’s tax basis treated as proceeds from a sale of Essex’s stock, the tax treatment of which is described below. Distributions will generally be taxable, if at all, in the year of the distribution. However, any dividend declared by Essex in October, November or December of any year and payable to a U.S. Holder who held Essex’s stock on a specified record date in any such month shall be treated as both paid by Essex and received by the U.S. Holder on December 31 of such year, provided that the dividend is actually paid by Essex during January of the following calendar year.

In general, distributions which are designated by Essex as capital gain dividends will be taxable to U.S. Holders as gain from the sale of assets held for greater than one year, or “long-term capital gain.” That treatment will apply regardless of the period for which a U.S. Holder has held the stock upon which the capital gain dividend is paid. However, corporate U.S. Holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Noncorporate taxpayers are generally taxable at a current maximum tax rate of 20% for long-term capital gain attributable to sales or exchanges.  A portion of any capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to gains realized on the sale of real property that correspond to Essex’s “unrecaptured Section 1250 gain.”

Essex may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, Essex would pay tax on such retained net long-term capital gains. In addition, to the extent designated by Essex, a U.S. Holder generally would (1) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains for his taxable year in which the last day of Essex’s taxable year falls (subject to certain limitations as to the amount so includable), (2) be deemed to have paid the capital gains tax imposed on Essex on the designated amounts included in such U.S. Holder’s long-term capital gains, (3) receive a credit or refund for such amount of tax deemed paid by the U.S. Holder, (4) increase the adjusted basis of his stock by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (5) in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with U.S. Treasury regulations (which have not yet been issued).

Distributions made by Essex and gain arising from the sale or exchange by a U.S. Holder of stock will not be treated as passive activity income, and as a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. U.S. Holders may not include in their individual income tax returns any of Essex’s net operating losses or capital losses.

Disposition of Stock. Upon any taxable sale or other disposition of Essex’s stock, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition except with respect to amounts attributable to accrued but unpaid dividends and (2) the U.S. Holder’s adjusted basis in the stock for tax purposes.

This gain or loss will be a capital gain or loss, and will be long-term capital gain or loss, respectively, if Essex’s stock has been held for more than one year at the time of the disposition. Noncorporate U.S. Holders are generally taxable at a current maximum rate of 20% on long-term capital gain.  The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% to a portion of capital gain realized by a noncorporate U.S. Holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. Holders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. Holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Essex’s stock regardless of its holding period for the stock.

In general, any loss upon a sale or exchange of Essex’s stock by a U.S. Holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions (actually made or deemed made in accordance with the discussion above) from Essex required to be treated by such U.S. Holder as long-term capital gain.
Dividend Reinvestment Program. Stockholders participating in Essex’s dividend reinvestment program are treated as having received the gross amount of any cash distributions which would have been paid by Essex to such stockholders had they not elected to participate in the program. These distributions will retain the character and tax effect applicable to distributions from Essex generally. Participants in the dividend reinvestment program are subject to U.S. federal income and withholding tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Essex’s stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the distribution).

Information Reporting and Backup Withholding. Payments of dividends on Essex’s stock and proceeds received upon the sale, redemption or other disposition of Essex’s stock may be subject to information reporting and backup withholding. Payments to certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a non-corporate U.S. Holder generally will be subject to information reporting. Such payments also generally will be subject to backup withholding if such holder (i) fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number; (ii) furnishes an incorrect taxpayer identification number; (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or (iv) fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified the U.S. Holder that it is subject to backup withholding.

A U.S. Holder that does not provide Essex with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the U.S. Holder’s U.S. federal income tax liability, if any, and otherwise will be refundable, provided that the requisite procedures are followed.

Medicare Tax. The Patient Protection and Affordable Care Act of 2010, which was signed into law by the President on March 23, 2010, generally imposes on certain individuals, trusts and estates a tax of 3.8% on the lesser of (i) “net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount for taxable years beginning after December 31, 2012.  Net investment income generally includes dividends, and net gains from the disposition of stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  Certain U.S. Holders that are individuals, trusts or estates are therefore subject to the 3.8% Medicare tax with respect to dividends on, and capital gains from the sale or other disposition of, Essex’s stock.  U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of this tax on their ownership and disposition of Essex common stock in light of such holders’ individual circumstances.

Passive Activity Losses and Investment Interest Limitations.  Distributions made by Essex and gain arising from the sale or exchange by a U.S. Holder of Essex’s stock will not be treated as passive activity income.  As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to Essex’s stock. Distributions made by Essex, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

U.S. Holders should consult their independent tax advisors regarding the tax consequences to them of an investment in Essex in light of their particular circumstances.

Taxation of Tax-Exempt U.S. Holders

Based upon a published ruling by the Internal Revenue Service, a distribution by Essex to, and gain upon a disposition of Essex’s stock by, a U.S. Holder that is a tax-exempt entity will not constitute “unrelated business taxable income” (“UBTI”) provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Code and the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity.

However, for tax-exempt U.S. Holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in Essex will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt U.S. Holders should consult their own tax advisers concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of Essex’s stock could be required to treat a percentage of the dividends from Essex as UBTI if Essex is a “pension-held REIT.”   Essex will not be a pension-held REIT unless (i) either (A) one pension trust owns more than 25% of the value of Essex’s stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of Essex’s stock, collectively owns more than 50% of such stock; and (ii) Essex would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.  Essex believes that it is not, and does not expect to become, a pension-held REIT.

Tax-exempt U.S. Holders should consult their independent tax advisors regarding the tax consequences to them of an investment in Essex in light of their particular circumstances.

Taxation of Non-U.S. Holders

The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of Essex’s stock applicable to non-U.S. Holders of such stock. A “non-U.S. Holder” is any person (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) who is not a U.S. Holder. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income taxation. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Distributions from Essex.

1.           Ordinary Dividends. The portion of dividends received by non-U.S. Holders payable out of Essex’s current and accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Essex’s stock. In cases where the dividend income from a non-U.S. Holder’s investment in Essex’s stock is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder), the non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends (a corporate non-U.S. Holder may also be subject to a “branch profits tax” at a rate of 30% or a lower rate under an applicable treaty).

Essex expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. Holder unless (1) a lower treaty rate applies and proper certification is provided on an applicable Internal Revenue Service Form W-8 (i.e., Internal Revenue Service Form W-8BEN) or (2) the non-U.S. Holder files an Internal Revenue Service Form W-8ECI with Essex claiming that the distribution is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder). However, the non-U.S. Holder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of Essex’s current and accumulated earnings and profits.

2.           Non-Dividend Distributions. Unless Essex’s stock constitutes a USRPI (as defined below), distributions by Essex which are not paid out of Essex’s current and accumulated earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. Holder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of Essex’s current and accumulated earnings and profits. If Essex’s stock constitutes a USRPI, a distribution in excess of current and accumulated earnings and profits will be subject to 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below). However, the 10% withholding tax will not apply to distributions already subject to the 30% dividend withholding.

3.           Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), a distribution made by Essex to a non-U.S. Holder, to the extent attributable to gains (“USRPI Capital Gains”) from dispositions of United States real property interests (“USRPIs”), will be considered effectively connected with a U.S. trade or business of the non-U.S. Holder and therefore will be subject to U.S. income tax at the rates applicable to U.S. Holders, without regard to whether such distribution is designated as a capital gain dividend. (The properties owned by the Operating Partnership generally are USRPIs.) Distributions subject to FIRPTA may also be subject to the branch profits tax in the hands of a corporate non-U.S. Holder. Notwithstanding the preceding, distributions received on Essex’s stock, to the extent attributable to USRPI Capital Gains, will not be treated as gain recognized by the non-U.S. Holder from the sale or exchange of a USRPI if (1) Essex’s stock continues to be regularly traded on an established securities market located in the United States and (2) the selling non-U.S. Holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. The distribution will instead be treated as an ordinary dividend to the non-U.S. Holder, and the tax consequences to the non-U.S. Holder will be as described above under “Material Federal Income Tax Considerations — Ordinary Dividends.”

Distributions attributable to Essex’s capital gains which are not USRPI Capital Gains generally will not be subject to income taxation, unless (1) investment in the stock is effectively connected with the non-U.S. Holder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder), in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain (except that a corporate non-U.S. Holder may also be subject to the branch profits tax) or (2) the non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Essex generally will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. Holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of Essex’s net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. Holder’s U.S. federal income tax liability. This withholding will not apply to any amounts paid to a holder of not more than 5% of Essex’s stock while such stock is regularly traded on an established securities market. Instead, those amounts will be treated as described above under “Material Federal Income Tax Considerations — Ordinary Dividends.”

Disposition of Stock. Unless Essex’s stock constitutes a USRPI, a sale of such stock by a non-U.S. Holder generally will not be subject to U.S. taxation unless (1) the investment in the stock is effectively connected with the non-U.S. Holder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder) or (2) the non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present.

The stock will not constitute a USRPI if Essex is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. Holders. Essex believes that it is, and expects to continue to be, a domestically controlled REIT, and therefore that the sale of Essex’s stock will not be subject to taxation under FIRPTA. Because Essex’s stock will be publicly traded, however, no assurance can be given that Essex will continue to be a domestically controlled REIT.

Even if Essex does not constitute a domestically controlled REIT, a non-U.S. Holder’s sale of its stock generally will not be subject to tax under FIRPTA as a sale of a USRPI provided that (1) the stock continues to be regularly traded on an established securities market located in the United States and (2) the selling non-U.S. Holder did not own more than 5% of such class of stock at any time during the one year period ending on the date of the distribution.

If gain on the sale of Essex’s stock were subject to taxation under FIRPTA, the non-U.S. Holder would be subject to the same treatment as a U.S. Holder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service. This 10% is creditable against the U.S. federal income tax liability of the non-U.S. Holder under FIRPTA in connection with its sale of Essex’s stock.

Information Reporting and Backup Withholding. Backup withholding will apply to dividend payments made to a non-U.S. Holder of Essex’s stock unless the holder has certified that it is not a U.S. holder and the payer has no actual knowledge that the owner is not a non-U.S. Holder. Information reporting generally will apply with respect to dividend payments even if certification is provided.

Payment of the proceeds from a disposition of Essex’s stock by a non-U.S. Holder made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is not a U.S. Holder or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of Essex’s stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a specified three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the United States, then backup withholding and information reporting generally will apply unless the non-U.S. Holder satisfies certification requirements regarding its status as a non-U.S. Holder and the broker-dealer has no actual knowledge that the owner is not a non-U.S. Holder.

HIRE Act. On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was enacted in the United States. The HIRE Act includes provisions known as the Foreign Account Tax Compliance Act (“FATCA”). Final regulations under FATCA were issued by the Internal Revenue Service on January 17, 2013. FATCA generally imposes a 30% withholding tax on (i) dividends paid with respect to Essex common stock after December 31, 2013 and (ii) certain gross proceeds from the disposition of Essex common stock paid after December 31, 2016 to (a) foreign financial institutions (as defined in Section 1471(d)(4) of the Code) unless they agree to collect and disclose to the Secretary of the Treasury information regarding their direct and indirect U.S. account holders and (b) certain other foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. The 30% withholding rate generally applies without regard to reduced rates of withholding or exemptions from withholding available under current law under treaties or existing statutory rules. Under some circumstances, a foreign owner may still be eligible to claim the benefit of such reduced withholding rates and exemptions through a claim for refund.

Under a grandfathering rule, FATCA does not apply to any payments made under an obligation that is outstanding on January 1, 2014 (provided such obligation is not materially modified subsequent to such date) and any gross proceeds from the disposition of such obligation. Stock in a corporation is not an “obligation” for purposes of this rule and therefore Essex common stock would not be exempt from the application of FATCA under this grandfathering rule. FATCA does not replace the existing U.S. withholding tax regime, but the FATCA regulations contain coordination provisions to avoid double withholding on U.S.-source income. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on an investment in Essex common stock in light of such holders’ individual circumstances.

Non-U.S. Holders should consult their independent tax advisors regarding the tax consequences to them of an investment in Essex in light of their particular circumstances.

State and Local Taxes

Essex and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which Essex or its stockholders transact business or reside. The state and local tax treatment of Essex and its stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in Essex.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in Essex may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of the U.S. Treasury regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in Essex.

PLAN OF DISTRIBUTION

We may sell the Offered Securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with us. We will name any such underwriter or agent involved in the offer and sale of the Offered Securities in the applicable Prospectus Supplement.

We may effect from time to time sales of Offered Securities offered pursuant to any applicable Prospectus Supplement in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Essex or from the Operating Partnership in the form of underwriting discounts or commissions, and also may receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties (or affiliates of such third parties) may sell Offered Securities covered by this prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable Prospectus Supplement or a post-effective amendment to this Registration Statement.

Any underwriting compensation we pay to underwriters, dealers or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions underwriters allow to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than Essex’s Common Stock which is listed on the New York Stock Exchange. Any shares of Essex’s Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. We may elect to list any preferred stock, warrants or debt securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you of the liquidity of the trading market for the Offered Securities.

If so indicated in the applicable Prospectus Supplement, we may authorize, underwriters or other persons acting as our agent, to solicit offers by certain institutions or other suitable purchasers or other suitable purchasers to purchase Offered Securities from us at the public offering price set forth in such Prospectus Supplement, pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval.  Contracts will be subject to the condition that the purchase by an institution of the Offered Securities covered by its Contracts shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

To facilitate the offering of the Offered Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the Offered Securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the Offered Securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Offered Securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for, us in the ordinary course of business.

LEGAL MATTERS

The validity of the Offered Securities to be offered by Essex will be passed upon for us by Venable LLP and the validity of the Offered Securities to be offered by the Operating Partnership will be passed upon for us by Baker & McKenzie LLP. Baker & McKenzie LLP will also issue an opinion to us regarding certain tax matters described under “Material Federal Income Tax Considerations.”

EXPERTS

The consolidated financial statements and financial statement schedule III of Essex Property Trust, Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Essex Portfolio, L.P. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenue and certain expenses of PPC Montebello, LLC (Montebello Apartments) for the period April 5, 2010 (inception) through December 31, 2010, and for the year ended December 31, 2011 included and  incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon. Such statements of revenue and certain expenses of Montebello Apartments are included and incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statement of revenue and certain expenses of the Murphy Road Apartments – San Jose, a California limited partnership (Willow Lake) for the year ended December 31, 2011 has been included and incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, included and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to the fact that the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and is not intended to be a complete presentation of revenue and expenses.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth, on a historical basis, certain summary consolidated financial and operating data for Essex Portfolio, L.P. and Essex Property Trust, Inc. and their respective subsidiaries. You should read the following summary historical financial data in conjunction with the consolidated historical financial statements and notes thereto of each of Essex Portfolio, L.P. and Essex Property Trust, Inc. and their respective subsidiaries and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included or incorporated by reference elsewhere in this prospectus.

Essex Portfolio, L.P.

The consolidated balance sheet data as of December 31, 2012 and 2011 and the consolidated statement of income operating data for each of the years in the three-year period ended December 31, 2012 have been derived from the historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries, which are included in this prospectus and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The consolidated balance sheet data as of  December 31, 2010 and the consolidated statement of income operating data for the years ended December 31, 2010 and 2009  have been derived from the historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries, have also been audited by KPMG LLP.   The consolidated balance sheet data as of  December 31, 2009 and 2008 and the consolidated statement of income operating data for the year ended December 31, 2008 have been derived from the unaudited historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries.

	Years Ended December 31,
	2012	2011	2010	2009	2008
($ in thousands, except per share amounts)
OPERATING DATA:
REVENUES
Rental and other property	$531,936	$465,713	$405,728	$401,550	$397,673
Management and other fees	11,489	6,780	4,551	4,325	5,166
	543,425	472,493	410,279	405,875	402,839
EXPENSES
Property operating expenses	174,088	159,234	143,164	137,457	130,328
Depreciation	170,592	151,428	128,221	116,540	108,221
General and administrative	23,307	20,694	23,255	24,966	24,725
Cost of management and other fees	6,513	4,610	2,707	3,096	2,959
Impairment and other charges	-	-	2,302	13,084	650
	374,500	335,966	299,649	295,143	266,883
Earnings from operations	168,925	136,527	110,630	110,732	135,956

Interest expense before amortization expense	(100,244)	(91,694)	(82,756)	(81,196)	(78,203)
Amortization expense	(11,644)	(11,474)	(4,828)	(4,820)	(6,860)
Interest and other income	13,833	17,139	27,841	13,040	11,337
Gain on remeasurement of co-investments	21,947	-	-	-	-
Equity income (loss) from co-investments	41,745	(467)	(1,715)	670	7,820
(Loss) gain on early retirement of debt	(5,009)	(1,163)	(10)	4,750	3,997
Gain on the sales of real estate	-	-	-	103	4,578
Income before discontinued operations	129,553	48,868	49,162	43,279	78,625
Income from discontinued operations	10,037	8,648	1,620	10,460	5,770
Net income	139,590	57,516	50,782	53,739	84,395

Net income attributable to noncontrolling interest	(6,347)	(5,571)	(5,770)	(6,107)	(5,943)
Net income attributable to controlling interest	133,243	51,945	45,012	47,632	78,452
Preferred interests distributions - Series F, G, & H	(5,472)	(4,753)	(2,170)	(4,860)	(9,241)
Preferred interests distributions - limited partners	-	(1,650)	(6,300)	(6,300)	(9,909)
Excess (deficit) of the carrying amount of preferred interests redeemed over the cash paid to redeem preferred interests	-	(1,949)	-	49,952	-
Net income available to common unitholders	$127,771	$43,593	$36,542	$86,424	$59,302
Per unit data:
Basic:
Income before discontinued operations available to common unitholders	$3.16	$1.00	$1.09	$2.56	$1.86
Net income available to common unitholders	$3.43	$1.25	$1.14	$2.91	$2.06
Weighted average common unit outstanding	37,252	34,774	31,961	29,717	28,809
Diluted:
Income before discontinued operations available to common unitholders	$3.15	$1.00	$1.09	$2.56	$1.86
Net income available to common unitholders	$3.42	$1.25	$1.14	$2.91	$2.06
Weighted average common unit outstanding	37,344	34,861	32,028	29,747	28,855
Cash dividend per common unit	$4.40	$4.16	$4.13	$4.12	$4.08

	As of December 31,
	2012	2011	2010	2009	2008
($ in thousands)
BALANCE SHEET DATA:
Investment in rental properties (before accumulated depreciation)	$5,033,672	$4,313,064	$3,964,561	$3,412,930	$3,279,788
Net investment in rental properties	3,952,155	3,393,038	3,189,008	2,663,466	2,639,762
Real estate under development	66,851	44,280	217,531	274,965	272,273
Total assets	4,847,223	4,036,964	3,732,887	3,254,637	3,164,823
Total secured indebtedness	1,565,599	1,745,858	2,082,745	1,832,549	1,588,931
Total unsecured indebtedness	1,253,084	615,000	176,000	14,893	165,457
Cumulative convertible preferred interests	4,349	4,349	4,349	4,349	145,912
Cumulative redeemable preferred interests	71,209	71,209	104,412	104,412	104,412
Partners' capital	1,880,116	1,486,914	1,284,515	1,200,208	1,001,356

		As of and for the years ended December 31,
	2012	2011	2010	2009	2008
OTHER DATA:
Net income	$139,590	$57,516	$50,782	$53,739	$84,395
Interest expense before amortization expense	100,244	91,694	82,756	81,196	78,203
Amortization expense	11,644	11,474	4,828	4,820	6,860
Tax benefit	-	(1,682)	-	-	-
Depreciation(1)	170,686	152,543	129,712	118,522	113,294
EBITDA(2)	$422,164	$311,545	$268,078	$258,277	$282,752

Ratio of earnings to fixed charges (3)	1.98	1.36	1.41	1.34	1.66
Ratio of earnings to combined fixed charges and preferred interests distributions (3)	1.89	1.29	1.30	1.20	1.38

(1)	Includes amounts classified within discontinued operations.

(2)
EBITDA is an operating measure and is defined as net income before interest expense, income taxes, depreciation and amortization.  EBITDA, as defined by the Operating Partnership, is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP.  This measurement should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.  The Company’s definition may not be comparable to that of other companies.

(3)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before discontinued operations and before gain on sale of real estate and interest and amortization expense. Fixed charges consist of interest and amortization expense plus interest costs capitalized. Combined fixed charges consist of fixed charges plus preferred interest distributions and preferred unit distributions.

Essex Property Trust, Inc.

The consolidated balance sheet data as of December 31, 2012 and 2011 and the consolidated statements of income for each of the years in the three year period ended December 31, 2012 have been derived from the historical consolidated financial statements of Essex Property Trust, Inc. and subsidiaries, incorporated by reference herein, which have been audited by KPMG LLP, an independent registered public accounting firm whose report with respect thereto is incorporated by reference herein. The consolidated balance sheet data as of December 31, 2010, 2009 and 2008 and the consolidated statements of income operating data for each of the years ended December 31, 2009 and 2008 have been derived from the historical consolidated financial statements of Essex Property Trust, Inc. and subsidiaries, have also been audited by KPMG LLP.  Certain prior year amounts have been reclassified to conform to the current year presentation.

		Years Ended December 31,
	2012	2011	2010	2009	2008
	($ in thousands, except per share amounts)
OPERATING DATA:
REVENUES
Rental and other property	$531,936	$465,713	$405,728	$401,550	$397,673
Management and other fees from affiliates	11,489	6,780	4,551	4,325	5,166
	543,425	472,493	410,279	405,875	402,839
EXPENSES
Property operating expenses	174,088	159,234	143,164	137,457	130,328
Depreciation	170,592	151,428	128,221	116,540	108,221
General and administrative	23,307	20,694	23,255	24,966	24,725
Cost of management and other fees	6,513	4,610	2,707	3,096	2,959
Impairment and other charges	-	-	2,302	13,084	650
	374,500	335,966	299,649	295,143	266,883
Earnings from operations	168,925	136,527	110,630	110,732	135,956

Interest expense before amortization expense	(100,244)	(91,694)	(82,756)	(81,196)	(78,203)
Amortization expense	(11,644)	(11,474)	(4,828)	(4,820)	(6,860)
Interest and other income	13,833	17,139	27,841	13,040	11,337
Equity income (loss) from co-investments	41,745	(467)	(1,715)	670	7,820
Gain on remeasurement of co-investment	21,947	-	-	-	-
(Loss) gain on early retirement of debt	(5,009)	(1,163)	(10)	4,750	3,997
Gain on the sales of real estate	-	-	-	103	4,578
Income before discontinued operations	129,553	48,868	49,162	43,279	78,625
Income from discontinued operations	10,037	8,648	1,620	10,460	5,770
Net income	139,590	57,516	50,782	53,739	84,395

Net income attributable to noncontrolling interest	(14,306)	(10,446)	(14,848)	(16,631)	(22,255)
Net income attributable to controlling interest	125,284	47,070	35,934	37,108	62,140
Dividends to preferred stockholders	(5,472)	(4,753)	(2,170)	(4,860)	(9,241)
Excess (deficit) of the carrying amount of preferred stock redeemed over the cash paid to redeem preferred stock	-	(1,949)	-	49,952	-
Net income available to common stockholders	$119,812	$40,368	$33,764	$82,200	$52,899
Per share data:
Basic:
Income before discontinued operations available to common stockholders	$3.15	$0.99	$1.09	$2.66	$1.88
Net income available to common stockholders	$3.42	$1.24	$1.14	$3.01	$2.10
Weighted average common stock outstanding.	35,032	32,542	29,667	27,270	25,205
Diluted:
Income before discontinued operations available to common stockholders	$3.14	$0.99	$1.09	$2.56	$1.87
Net income available to common stockholders	$3.41	$1.24	$1.14	$2.91	$2.09
Weighted average common stock outstanding	35,125	32,629	29,734	29,747	25,347
Cash dividend per common share	$4.40	$4.16	$4.13	$4.12	$4.08

	As of December 31,
	2012	2011	2010	2009	2008
	($ in thousands)
BALANCE SHEET DATA:
Investment in rental properties (before accumulated depreciation)	$5,033,672	$4,313,064	$3,964,561	$3,412,930	$3,279,788
Net investment in rental properties	3,952,155	3,393,038	3,189,008	2,663,466	2,639,762
Real estate under development	66,851	44,280	217,531	274,965	272,273
Total assets	4,847,223	4,036,964	3,732,887	3,254,637	3,164,823
Total secured indebtedness	1,565,599	1,745,858	2,082,745	1,832,549	1,588,931
Total unsecured indebtedness	1,253,084	615,000	176,000	14,893	165,457
Cumulative convertible preferred stock	4,349	4,349	4,349	4,349	145,912
Cumulative redeemable preferred stock	73,750	73,750	25,000	25,000	25,000
Stockholders' equity	1,764,804	1,437,527	1,149,946	1,053,096	852,227

	As of and for the years ended December 31,
	2012	2011	2010	2009	2008
OTHER DATA:
Net income	$139,590	$57,516	$50,782	$53,739	$84,395
Interest expense before amortization expense	100,244	91,694	82,756	81,196	78,203
Amortization expense	11,644	11,474	4,828	4,820	6,860
Tax benefit	-	(1,682)	-	-	-
Depreciation (1)	170,686	152,543	129,712	118,522	113,294
EBITDA(2)	$422,164	$311,545	$268,078	$258,277	$282,752

Ratio of earnings to fixed charges(3)	1.98	1.36	1.41	1.34	1.66
Ratio of earnings to combined fixed charges and preferred stock dividends (3)	1.89	1.29	1.30	1.20	1.38

(1)	Includes amounts classified within discontinued operations.

(2)
EBITDA is an operating measure and is defined as net income before interest expense, income taxes, depreciation and amortization.  EBITDA, as defined by the Company, is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP.  This measurement should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.  The Company’s definition may not be comparable to that of other companies.

(3)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before discontinued operations and before gain on sale of real estate and interest and amortization expense. Fixed charges consist of interest and amortization expense plus interest costs capitalized. Combined fixed charges consist of fixed charges plus preferred stock dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview

As used herein, the terms "we," "us," "our" or the "Company" refer to Essex Property Trust, Inc., a Maryland corporation, and any of our subsidiaries, including Essex Portfolio, L.P., a California limited partnership of which we are the parent company and general partner, which may be referred to herein as the "Operating Partnership”. Essex Property Trust, Inc., the sole general partner of Essex Portfolio, L.P., is a real estate investment trust ("REIT") engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities. Essex Property Trust, Inc. owns all of its interest in its real estate investments directly or indirectly through Essex Portfolio, L.P.  As of December 31, 2012, we had 1,144 employees.

The Company is a self-administered and self-managed REIT that acquires, develops, redevelops and manages apartment communities in selected residential areas located primarily in the West Coast of the United States.  The Company owns all of its interests in its real estate investments, directly or indirectly, through the Operating Partnership.  The Company is the sole general partner of the Operating Partnership and, as of December 31, 2012, had an approximately 94.5% general partner interest in the Operating Partnership.

As of December 31, 2012, the Company had ownership interests in 163 communities, comprising 33,468 apartment units, and the apartment communities are located in the following major West Coast regions:

Southern California (Los Angeles, Orange, Riverside, San Diego, Santa Barbara, and Ventura counties)
Northern California (the San Francisco Bay Area)
Seattle Metro (Seattle metropolitan area)

As of December 31, 2012, the Operating Partnership also had ownership interests in five commercial buildings (with approximately 315,900 square feet).

As of December 31, 2012, the Operating Partnership’s development pipeline was comprised of two consolidated projects under development, seven unconsolidated joint venture projects under development, two consolidated predevelopment projects, one unconsolidated joint venture predevelopment project and one consolidated land parcel held for future development or sale aggregating 2,994 units, with total incurred costs of $531.6 million, and estimated remaining project costs of approximately $463.9 million for total estimated project costs of $995.5 million.  By region, the Operating Partnership’s operating results for 2012 and 2011 and projections for 2013 new housing supply, job growth, and rental income are as follows:

Southern California Region:  As of December 31, 2012, this region represented 47% of the Operating Partnership’s consolidated apartment units.  During the year ended December 31, 2012, revenues for “2012/2011 Same-Properties” (as defined below), or “Same-Property revenues,” increased 4.2% in 2012 as compared to 2011.  In 2013, the Operating Partnership expects new residential supply of 11,500 multifamily and 7,135 single family homes, which represents a total new multifamily supply of 0.5% and 0.3% of total housing stock, respectively.  The Operating Partnership assumes an increase of 117,500 jobs or 1.7%, and an increase in rental income of 3.8% to 5.3% in 2013.

Northern California Region:  As of December 31, 2012, this region represented 31% of the Operating Partnership’s consolidated apartment units.  Same-Property revenues increased 9.6% in 2012 as compared to 2011.  In 2013, the Operating Partnership expects new residential supply of 9,900 multifamily and 4,479 single family homes, which represents a total new multifamily supply of 1.1% and 0.6%, respectively, of total housing stock.  The Operating Partnership assumes an increase of 68,500 jobs or 2.4%, and an increase in rental income of 6.5% to 8.0% in 2013.

Seattle Metro Region: As of December 31, 2012, this region represented 22% of the Operating Partnership’s consolidated apartment units.  Same-Property revenues increased 8.4% in 2012 as compared to 2011.  In 2013, the Operating Partnership expects new residential supply of 6,900 multifamily and 5,888 single family homes, which represents a total new multifamily supply of 1.7% and 1.1%, respectively, of total housing stock.  The Operating Partnership assumes an increase of 41,000 jobs or 2.8%, and an increase in rental income of 6.0% to 7.5% in 2013.

The Operating Partnership’s consolidated apartment communities are as follows:

	As of December 31, 2012		As of December 31, 2011
	Apartment Units	%	Apartment Units	%
Southern California	13,656	47%	13,205	48%
Northern California	8,987	31%	8,106	30%
Seattle Metro	6,598	22%	6,108	22%
Total	29,241	100%	27,419	100%

Co-investments, including Fund II and Wesco I communities, and preferred equity interest co-investment communities are not included in the table presented above for both periods.

Comparison of Year Ended December 31, 2012 to the Year Ended December 31, 2011

The Operating Partnership’s average financial occupancies for the Operating Partnership’s stabilized apartment communities or “2012/2011 Same-Properties” (stabilized properties consolidated by the Operating Partnership for the years ended December 31, 2012 and 2011) remained consistent at 96.3% for 2012 and 2011.  Financial occupancy is defined as the percentage resulting from dividing actual rental revenue by total possible rental revenue.  Actual rental revenue represents contractual rental revenue pursuant to leases without considering delinquency and concessions.  Total possible rental revenue represents the value of all apartment units, with occupied units valued at contractual rental rates pursuant to leases and vacant units valued at estimated market rents.  We believe that financial occupancy is a meaningful measure of occupancy because it considers the value of each vacant unit at its estimated market rate.

Market rates are determined using a variety of factors such as effective rental rates at the property based on recently signed leases and asking rates for comparable properties in the market.  The recently signed effective rates at the property are used as the starting point in the determination of the market rates of vacant units.  The Operating Partnership then increases or decreases these rates based on the supply and demand in the apartment community’s market.  The Operating Partnership will check the reasonableness of these rents based on its position within the market and compare the rents against the asking rents by comparable properties in the market.  Financial occupancy may not completely reflect short-term trends in physical occupancy and financial occupancy rates as disclosed by other REITs may not be comparable to the Operating Partnership’s calculation of financial occupancy.

The Operating Partnership does not take into account delinquency and concessions to calculate actual rent for occupied units and market rents for vacant units.  The calculation of financial occupancy compares contractual rates for occupied units to estimated market rents for unoccupied units, thus the calculation compares the gross value of all apartment units excluding delinquency and concessions. For apartment communities that are development properties in lease-up without stabilized occupancy figures, the Operating Partnership believes the physical occupancy rate is the appropriate performance metric.  While an apartment community is in the lease-up phase, the Operating Partnership’s primary motivation is to stabilize the property which may entail the use of rent concessions and other incentives, and thus financial occupancy which is based on contractual revenue is not considered the best metric to quantify occupancy.

The regional breakdown of the Operating Partnership’s 2012/2011 Same-Property portfolio for financial occupancy for the years ended December 31, 2012 and 2011 is as follows:

	Years ended
	December 31,
	2012	2011
Southern California	96.1%	96.1%
Northern California	96.7%	96.7%
Seattle Metro	96.1%	96.1%

The following table provides a breakdown of revenue amounts, including revenues attributable to the 2012/2011 Same-Property portfolio:

		Years Ended
	Number of	December 31,		Dollar	Percentage
	Properties	2012	2011	Change	Change
Property Revenues ($ in thousands)
2012/2011 Same-Properties:
Southern California	58	$227,768	$218,626	$9,142	4.2%
Northern California	33	159,993	146,008	13,985	9.6
Seattle Metro	28	85,373	78,785	6,588	8.4
Total 2012/2011 Same-Property revenues	119	473,134	443,419	29,715	6.7
2012/2011 Non-Same Property Revenues (1)		58,802	22,294	36,508	163.8
Total property revenues		$531,936	$465,713	$66,223	14.2%

(1) Includes thirteen communities acquired after January 1, 2011, one redevelopment community, five development communities, and three commercial buildings.

2012/2011 Same-Property Revenues increased by $29.7 million or 6.7% to $473.1 million for 2012 compared to $443.4 million in 2011.  The increase was primarily attributable to an increase in scheduled rents of $27.9 million as reflected in an increase of 6.4% in average rental rates from $1,388 per unit for 2011 to $1,478 per unit for 2012.  Scheduled rents increased in all regions by 3.8%, 9.5%, and 8.2% in Southern California, Northern California, and Seattle Metro, respectively.  Income from utility billings and other income increased by $1.3 million and $1.4 million, respectively in 2012 compared to 2011.  Occupancy was consistent between years at 96.3%.

2012/2011 Non-Same Property Revenues increased by $36.5 million or 164% to $58.8 million in 2012 compared to $22.3 million in 2011.  The increase was primarily due to revenue generated from five development communities (Via, Allegro, Bellerive, Muse, and Santee Village), thirteen communities acquired or consolidated since January 1, 2011 (Bernard, 1000 Kiely, Delano/Bon Terra, Reed Square, Essex Skyline at MacArthur Place, Park Catalina, The Huntington, Montebello, Park West, Domaine, Ascent, Willow Lake, and Bennett Lofts).

Management and other fees from affiliates increased $4.7 million or 69.5% to $11.5 million in 2012 compared to $6.8 million in 2011.  The increase is primarily due to the asset and property management fees earned from Wesco I and II co-investments formed during 2011, and development fees earned from the joint ventures formed in 2011 and 2012 to develop Epic, Expo, Connolly Station, Elkhorn, Folsom and Fifth, The Huxley and The Dylan development projects.

Property operating expenses, excluding real estate taxes increased $9.9 million or 8.6% for 2012 compared to 2011, primarily due to the acquisition of thirteen communities and the lease-up of five development properties.  2012/2011 Same-Property operating expenses excluding real estate taxes, increased by $2.2 million or 2.0% for 2012 compared to 2011, due mainly to a $1.5 million increase in salaries, marketing, and administration costs and a $0.3 million increase in utilities due to increases in rates for water and sewer.

Real estate taxes increased $4.9 million or 11.3% for 2012 compared to 2011, due primarily to the acquisition of thirteen communities and expensing property taxes instead of capitalizing the cost for communities that were previously under development.  2012/2011 Same-Property real estate taxes increased by $0.9 million or 2.3% for the 2012 compared to 2011 due to an increase of 5.6% in property taxes for the Seattle Metro and a 2.0% in property taxes for the majority of the properties located in California regulated by Prop. 13 offset by temporary reductions in assessed property valuations for select communities located in California.

Depreciation expense increased by $19.2 million or 12.7% for 2012 compared to 2011, due to the acquisition of thirteen communities and the lease-up of five development properties.  Also, the increase is due to the capitalization of approximately $97.9 million in additions to rental properties in 2012, including $40.2 million spent on redevelopment, $13.7 million spent on improvement to recent acquisitions, and $7.7 million spent on revenue generating capital expenditures, and the capitalization of approximately $95.3 million in additions to rental properties for 2011, including $45.1 million spent on redevelopment, $16.4 million spent on improvements to recent acquisitions, and $7.6 million spent on revenue generating capital expenditures.

General and administrative expense increased $2.6 million or 12.6% for 2012 compared to 2011 primarily due to an increase of acquisitions cost of $1.3 million compared to 2011 related to the increase in acquisitions in 2012 compared to 2011, annual compensation adjustments for merit, and the cost of hiring additional staff to manage the new acquisitions.

Cost of management and other fees increased $1.9 million or 41.3% for 2012 compared to 2011 primarily due to an increase in administrative costs due to hiring of additional staff to assist with the management of the Operating Partnership’s co-investments including Wesco I and II and the development joint ventures formed in 2011 and 2012.

Interest expense before amortization increased $8.6 million or 9.3% in 2012, primarily due to the payoff of the $250 million secured line of credit in the fourth quarter of 2011 which had an average interest rate of 1.3%.  The Operating Partnership replaced the secured line with an unsecured term loan at an average interest rate of 2.7%.  Also, on March 31, 2011, the Operating Partnership issued $150 million of private placement notes with an average interest rate of 4.5%, on August 15, 2012 the Operating Partnership issued $300 million of new unsecured bonds with an interest rate of 3.625%, and the Operating Partnership drew an additional $150 million on a bank term loan in the fourth quarter of 2012.  Thus, interest expense increased due to an increase in average outstanding debt for the funding of 2012 acquisitions and the development pipeline and a higher average interest rate for 2012 compared to 2011.

Interest and other income decreased by $3.3 million for 2012 primarily due to $2.3 million of promote income earned from achieving certain performance hurdles related to the Essex Skyline co-investment and the sale of marketable securities for a gain of $0.8 million in 2012, compared to a gain of $5.0 million from the sale of marketable securities, $0.2 million gain from the sale of a land parcel, and a $1.7 million income tax benefit from a taxable REIT subsidiary that met the “more likely than not” threshold in the fourth quarter of 2011.  This tax benefit relates to the write-off of an investment in a joint venture development project recognized during 2009.

Equity income (loss) in co-investments was income of $41.7 million in 2012 compared to a loss of $0.5 million in 2011.  The increase was primarily due to the Operating Partnership’s pro-rata share of the gain of $29.1 million from the sale of seven properties owned by Fund II, and income of $13.5 million in 2012 compared to $3.5 million for 2011, related to the Operating Partnership’s preferred equity investments made in 2011.  In the fourth quarter of 2011, the Operating Partnership made a preferred equity investment in Wesco II which earned $9.0 million for 2012 compared to $0.5 million in 2011.

Gain on remeasurement of co-investment of $21.9 million in 2012 was due to the Operating Partnership’s acquisition of the joint venture partner’s membership interest in Essex Skyline at MacArthur Place which the Operating Partnership subsequently consolidated.  Upon consolidation, a gain was recorded equal to the amount by which the fair value of the Operating Partnership’s previously noncontrolling interest exceeded its carrying value.

Loss on early retirement of debt was $5.0 million for 2012 was due to the write-off of deferred financing costs and prepayment penalties related to the early termination of secured debt related to six communities.  The loss for 2012 also included the Operating Partnership’s pro-rata share of the write-off of deferred financing costs and prepayment penalties incurred for the prepayment of the secured debt for the Essex Skyline joint venture and seven Fund II communities sold in 2012.  During 2011, the loss on early retirement of debt was due to the write-off of deferred financing costs related to the termination of the Operating Partnership’s $250 million secured line of credit with Freddie Mac and mortgages paid-off before maturity in 2011.

Income from discontinued operations for 2012 was $10.0 million and included a gain of $9.8 million from the sale of Tierra del Sol/Norte and Alpine Country, net of internal disposition costs.  For 2011, income from discontinued operations was $8.6 million and included a gain of $7.5 million from the sale of Woodlawn Colonial and Clarendon, net of internal disposition costs, and the operating results of the two communities sold in 2011 and 2012.

Comparison of Year Ended December 31, 2011 to the Year Ended December 31, 2010

The Operating Partnership’s average financial occupancies for the Operating Partnership’s stabilized apartment communities for “2011/2010 Same-Properties” (stabilized properties consolidated by the Operating Partnership for the years ended December 31, 2011 and 2010) decreased 50 basis points to 96.4% in 2011 from 96.9% in 2010.  The regional breakdown of the Operating Partnership’s stabilized 2011/2010 Same-Property portfolio for financial occupancy for the years ended December 31, 2011 and 2010 is as follows:

	Years ended
	December 31,
	2011	2010
Southern California	96.3%	96.8%
Northern California	96.6%	97.2%
Seattle Metro	96.4%	96.9%

The following table provides a breakdown of revenue amounts, including the revenues attributable to 2011/2010 Same-Properties.

		Years Ended
	Number of	December 31,		Dollar	Percentage
	Properties	2011	2010	Change	Change
Property Revenues ($ in thousands)
2011/2010 Same-Properties:
Southern California	58	$204,748	$199,348	$5,400	2.7%
Northern California	28	123,451	116,796	6,655	5.7
Seattle Metro	23	61,827	59,101	2,726	4.6
Total 2011/2010Same-Property revenues	109	390,026	375,245	14,781	3.9
2011/2010 Non-Same Property Revenues (1)		75,687	30,483	45,204	148.3
Total property revenues		$465,713	$405,728	$59,985	14.8%

(1)	Includes twelve communities acquired after January 1, 2010, two redevelopment communities, eight development communities, and three commercial buildings.

2011/2010 Same-Property Revenues increased by $14.8 million or 3.9% to $390.0 million for 2011 compared to $375.2 million in 2010.  The increase was primarily attributable to an increase in scheduled rents of $15.1 million as reflected in an increase of 4.1% in average rental rates from $1,318 per unit for 2010 to $1,372 per unit for 2011.  Scheduled rents increased in all regions by 2.7%, 6.2%, and 4.8% in Southern California, Northern California, and Seattle Metro, respectively.  Other income and free rent also increased by $0.6 million and $1.6 million, respectively in 2011 compared to 2010.  Occupancy decreased 50 basis points in 2011 to 96.4% compared to 96.9% in 2010 which resulted in a decrease in revenue of $2.5 million due to the Operating Partnership’s focus on increasing renewal and new lease rents at the communities compared to 2010 and 2009 when high occupancy was the primary objective due to market conditions.

2011/2010 Non-Same Property Revenues revenue increased $45.2 million or 148% to $75.7 million in 2011 compared to $30.5 million in 2010.  The increase was primarily generated from the acquisition of twelve operating properties since January 1, 2010 (Santee Court, Courtyard off Main, Corbella at Juanita Bay, Anavia, 416 on Broadway, 101 San Fernando, The Commons, Bella Villagio, Elevation, 1000 Kiely, The Bernard, and Delano).  The increase in 2011/2010 Non-Same Property revenue is also attributable to revenue earned from eight development communities (Via, Santee Village, Bellerive, Muse, Allegro, Axis 2300, Fourth & U and Joule) and the acquisition of the Santa Clara retail center.

Management and other fees from affiliates increased $2.2 million or 49.0% to $6.8 million in 2011 compared to $4.6 million in 2010.  The increase is primarily due to the asset and property management fees earned from Wesco I and II co-investments formed during 2011, and development fees earned from the joint ventures formed in 2011 to develop Epic, West Dublin, The Huxley (formerly Fountain at La Brea), The Dylan (formerly Santa Monica at La Brea), and Expo (formerly Queen Anne) development projects.

Property operating expenses, excluding real estate taxes increased $11.5 million or 11.0% for 2011 compared to 2010, primarily due to the acquisition of twelve communities and one retail center, and the lease-up of eight development properties.  2011/2010 Same-Property operating expenses excluding real estate taxes increased by $2.1 million or 2.2% for 2011 compared to 2010, due primarily to an increase of $1.1 million in repairs and maintenance expenses including a $0.5 million increase in turnover costs.

Real estate taxes increased $4.6 million or 11.7% for 2011 compared to 2010, due primarily to the acquisition of twelve communities and one retail center and expensing property taxes instead of capitalizing the cost for communities that were previously under development.  Same-Property real estate taxes decreased by $0.7 million or 1.9% for 2011 compared to the 2010 due to a reduction in assessed property valuations for select communities located in California and a decrease in assessed valuations for select properties in the Seattle Metro.

Depreciation expense increased by $23.2 million or 18.1% for 2011 compared to 2010, due to the acquisition of twelve communities, the completion of eight development communities, and the capitalization of approximately $95.3 million in additions to rental properties for 2011, including $45.1 million spent on redevelopment,  $16.4 million spent on improvements to recent acquisitions, $7.6 million on revenue generating capital, and the capitalization of approximately $51.4 million in additions to rental properties for 2010, including the capitalization of approximately $15.7 million spent on redevelopment and revenue generating capital and $6.4 million on acquisition capital.

General and administrative expense decreased $2.6 million or 11.0% for 2011 compared to 2010 primarily due to $1.6 million in non-recurring compensation costs related to the CEO’s retirement in 2010 and certain staff in 2011 reallocated to manage newly formed co-investments including Wesco I and II.

Cost of management and other fees increased $1.9 million or 70.3% compared to 2010 primarily due to an increase in administrative costs due to hiring of additional staff to assist with the management of the Operating Partnership’s co-investments including Wesco I and II and the development joint ventures formed in 2011.

Impairment and other charges of $2.3 million in 2010 relates to an expense recorded by the Operating Partnership due to the hedge ineffectiveness of certain forward-starting swaps that were settled in 2010.

Interest expense before amortization increased $8.9 million or 10.8% in 2011, primarily due to the increase in average outstanding debt, and a decrease in capitalized interest of $1.2 million compared to 2010.

Amortization expense increased by $6.6 million in 2011 compared to 2010 due primarily to the settlement of forward starting swaps in the third and fourth quarters of 2010 that were applied to new 10-year secured mortgage loans, and as a result, the settlement amounts are being amortized over the ten years.

Interest and other income decreased by $10.7 million for 2011 primarily due to a decrease of $7.5 million in gains from the sales of marketable securities.  The Operating Partnership sold marketable securities for a gain of $5.0 million during 2011 compared to $12.5 million in gains generated from the sale of marketable securities for 2010.  Additionally, interest on notes receivables decreased by $3.4 million in 2011 compared to 2010.  This primarily relates to the settlement of the Santee Court note in 2010 upon the Operating Partnership’s acquisition of the Santee Court property and a full year of interest in 2011 on a note purchased at a discount during the fourth quarter of 2010.  Finally, interest and dividends on marketable securities decreased by $1.6 million in 2011 compared to 2010 due to lower average investment balances, and this decrease was offset by a $1.6 million increase in other income resulting from an income tax benefit from a taxable REIT subsidiary that met the “more likely than not” threshold in the fourth quarter of 2011.  This tax benefit relates to the write-off of an investment in a joint venture development project recognized during 2009.

Equity income (loss) in co-investments was a loss of $0.5 million in 2011 compared to a loss of $1.7 million in 2010 due primarily to the gain on the sale of a co-investment of $0.9 million and an increase in income of $3.3 million related to the Operating Partnership’s preferred equity investments made in 2010 and 2011, partially offset by an increase in losses attributable to Wesco I and Essex Skyline at MacArthur Place.  Essex Skyline at MacArthur Place achieved stabilization in second quarter of 2011.

Loss on early retirement of debt was $1.2 million for 2011 due to the write-off of deferred financing costs related to the termination of the Operating Partnership’s $250 million secured line of credit with Freddie Mac and mortgages paid-off before maturity in 2011.

Income from discontinued operations for 2011 was $8.6 million and includes a gain of $7.5 million on the sale of Woodlawn Colonial and Clarendon, net of internal disposition costs.  For 2011 and 2010 discontinued operations consisted of the operating results of the two properties sold in 2011 and the operating results of Tierra del Sol/Norte and Alpine Country which were sold in 2012.

Excess of the carrying amount of preferred interests redeemed over the cash paid to redeem preferred interests for 2011 was $1.9 million due to the redemption of all of the Series B preferred units, which resulted in excess of cash paid of $1.0 million over the carrying value of Series B preferred units and the redemption of Series F preferred interests which resulted in excess of cash paid of $0.9 million over the carrying value of Series F preferred interests due to deferred offering costs and original issuance discounts.

Liquidity and Capital Resources

As of April 5, 2013, Fitch Ratings, Moody’s Investor Service, and Standard and Poor's credit agencies rate Essex Property Trust, Inc. and Essex Portfolio, L.P. BBB+/Stable, Baa2/Stable, and BBB/Stable, respectively.

At December 31, 2012, the Operating Partnership had $18.6 million of unrestricted cash and cash equivalents and $92.7 million in marketable securities, of which $40.7 million were held available for sale.  The Operating Partnership believes that cash flows generated by its operations, existing cash, cash equivalents, and marketable securities balances, availability under existing lines of credit, access to capital markets and the ability to generate cash from the disposition of real estate are sufficient to meet all of the Operating Partnership’s reasonably anticipated cash needs during 2013.  The timing, source and amounts of cash flows provided by financing activities and used in investing activities are sensitive to changes in interest rates and other fluctuations in the capital markets environment, which can affect the Operating Partnership’s plans for acquisitions, dispositions, development and redevelopment activities.

The Operating Partnership has two lines of credit aggregating $525.0 million as of December 31, 2012.  The Operating Partnership had a $500.0 million unsecured line of credit that was increased to $600.0 million in January 2013.  As of December 31, 2012 there was a $141.0 million balance on this unsecured line.  The underlying interest rate on the $500.0 million facility is based on a tiered rate structure tied to Fitch and S&P ratings on the credit facility and the rate was LIBOR plus 1.075% as of December 31, 2012.  This facility matures in December 2015 with two one-year extensions, exercisable by the Operating Partnership.  The Operating Partnership has a working capital unsecured line of credit agreement for $25.0 million.  This facility matures in January 2014, with a one year extension option.  As of December 31, 2012 there was no balance outstanding on this unsecured line.  The underlying interest rate on the $25.0 million line is based on a tiered rate structure tied to Fitch and S&P ratings on the credit facility of LIBOR plus 1.075%.

As of December, 31 2012, the Operating Partnership had $465 million of unsecured bonds outstanding at an average interest rate of 4.5%.  During the second quarter of 2012, the Operating Partnership issued through private placements, $100 million of bonds and $50 million of bonds at 4.27% and 4.30%, respectively, due in 2021 and during the third quarter of 2012, $50 million of bonds at 4.37% due in 2021.

As of December 31, 2012, the Operating Partnership had a $350 million unsecured term loan outstanding at an average interest rate of 2.7%.  The term loan has a variable interest rate of LIBOR plus 1.2%.  During the fourth quarter of 2012, the Operating Partnership increased the size of the term loan from $200 million to $350 million.  The Operating Partnership entered into interest rate swap contracts for a term of five years with a notional amount totaling $300 million, which effectively converted the interest rate on $300 million of the term loan to a fixed rate.

During the third quarter of 2012, the Operating Partnership issued $300 million of senior unsecured bonds due August 2022 with a coupon rate of 3.625% per annum and payable on February 15th and August 15th of each year, beginning February 15, 2013.

The Operating Partnership’s unsecured line of credit and unsecured debt agreements contain debt covenants related to limitations on indebtedness and liabilities and maintenance of minimum levels of consolidated earnings before depreciation, interest and amortization.  The Operating Partnership was in compliance with the debt covenants as of December 31, 2012 and 2011.

As of December 31, 2012, the Operating Partnership’s mortgage notes payable totaled $1.6 billion which consisted of $1.4 billion in fixed rate debt with interest rates varying from 4.3% to 6.4% and maturity dates ranging from 2013 to 2021 and $201.9 million of tax-exempt variable rate demand notes with a weighted average interest rate of 1.9%. The tax-exempt variable rate demand notes have maturity dates ranging from 2013 to 2039, and $187.8 million are subject to interest rate caps.

On March 27, 2013, the Company filed a new shelf registration statement with the SEC, allowing the Company to sell an undetermined number or amount of certain equity and debt securities and allowing the Operating Partnership to sell an undetermined number or amount of debt securities, all as defined in the prospectus.

In the second quarter of 2011, the Company issued 2,950,000 shares of 7.125% Series H Cumulative Redeemable Preferred Stock (“Series H”) at a price of $25.00 per share for net proceeds of $71.2 million, net of costs and original issuance discounts.  The Series H has no maturity date and generally may not be called by the Company before April 13, 2016.  The $71.2 million net proceeds from the sale of the Series H were contributed by the Company to the Operating Partnership for a Series H Preferred Interest in the Operating Partnership.   The contribution was used to redeem all of the 7.875% Series B Cumulative Redeemable Preferred Units of the Operating Partnership (“Series B”) with a liquidation value of $80.0 million.  The Company received a special distribution from the Operating Partnership and also redeemed its 7.8125% Series F Preferred Stock (“Series F”) at liquidation value for $25.0 million.

The Operating Partnership pays quarterly distributions from cash available for distribution. Until it is distributed, cash available for distribution is invested by the Operating Partnership primarily in investment grade securities held available for sale or is used by the Operating Partnership to reduce balances outstanding under its line of credit.

Derivative Activity

The Operating Partnership has entered into interest rate swap contracts with an aggregate notional amount of $300 million that effectively fixed the interest rate on $300 million of the $350 million unsecured term loan at 2.7%.  These derivatives qualify for hedge accounting.

As of December 31, 2012 the Operating Partnership also had twelve interest rate cap contracts totaling a notional amount of $187.8 million that qualify for hedge accounting as they effectively limit the Operating Partnership’s exposure to interest rate risk by providing a ceiling on the underlying variable interest rate for $187.8 million of the $201.9 million of the Operating Partnership’s tax exempt variable rate debt.

During the third quarter 2012, the Operating Partnership terminated a swap transaction with respect to the $38.0 million of tax-exempt bonds for the 101 San Fernando apartment community with Citibank because the bonds were repurchased by the Operating Partnership at par.

As of December 31, 2012 and 2011 the aggregate carrying value of the interest rate swap contracts was a liability of $6.6 million and $1.4 million, respectively. The aggregate carrying value of the interest rate cap contracts was zero on the balance sheet as of December 31, 2012, and was an asset of $0.2 million as of December 31, 2011.

During the first quarter of 2011, the Operating Partnership settled its remaining $20.0 million forward starting swap contract for $2.3 million which was applied to the $32.0 million mortgage obtained in February 2011, increasing the effective borrowing rate from 5.4% to 6.2%.

During 2010, the Operating Partnership settled $355 million in forward-starting swap contracts for $81.3 million, which was applied to 10-year mortgage loans obtained in 2010.  The settlement of the forward-starting swaps increased the average effective interest rate on the 2010 mortgage loans from 4.5% to 6.8%.   During 2010, the Operating Partnership incurred $2.3 million in expense related to the ineffectiveness of certain of the settled forward-starting swap hedges, which is included in impairment and other charges in the accompanying consolidated statement of operations for the year ended December 31, 2010.  No hedge ineffectiveness on cash flow hedges was incurred during the years ended December 31, 2012 and 2011.

Issuance of Common Stock

On March 29, 2013, the Company entered into equity distribution agreements with Cantor Fitzgerald & Co, Barclays Capital Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., Liquidnet, Inc., Mitsubishi UFJ Securities (USA), Inc., and Citigroup Global Markets Inc., which superseded the equity distribution agreements entered into in March 2012 with Cantor Fitzgerald & Co, KeyBanc Capital Markets Inc., Barclays Capital Inc., BMO Capital Markets Corp., Liquidnet, Inc., Mitsubishi UFJ Securities (USA), Inc., and Citigroup Global Markets Inc.  Pursuant to its equity distribution program, in 2012, the Company issued 2,404,096 shares of common stock for $357.7 million, net of fees and commissions, and in 2011, the Company issued 2,459,947 shares of common stock for $323.9 million, net of fees and commissions, and the Company contributed such net proceeds to the Operating Partnership. During the first quarter of 2013 through March 29, 2013, the Company has issued 817,445 shares of common stock at an average price of $151.82 for $122.9 million, net of fees and commissions, and the Company contributed such net proceeds to the Operating Partnership. Under this program, the Company may from time to time sell shares of common stock into the existing trading market at current market prices, and the Company will contribute such net proceeds to the Operating Partnership. The Operating Partnership anticipates using the net proceeds to potentially acquire, develop, or redevelop properties, which primarily will be apartment communities, to make other investments and for working capital or general corporate purposes, which may include the repayment of indebtedness.  As of April 1, 2013, the Company may sell up to 5,000,000 shares under the current equity distribution program.

Capital Expenditures

Non-revenue generating capital expenditures are improvements and upgrades that extend the useful life of the property.  For the year ended December 31, 2012, non-revenue generating capital expenditures totaled approximately $1,101 per unit. The Operating Partnership expects to incur approximately $1,150 per unit in non-revenue generating capital expenditures for the year ending December 31, 2013.  These expenditures do not include the improvements required in connection with the origination of mortgage loans, expenditures for deferred maintenance on acquisition properties, and expenditures for property renovations and improvements which are expected to generate additional revenue.  The Operating Partnership expects that cash from operations and/or its lines of credit will fund such expenditures.  However, there can be no assurance that the actual expenditures incurred during 2013 and/or the funding thereof will not be significantly different than the Operating Partnership’s current expectations.

Development and Predevelopment Pipeline

The Operating Partnership defines development activities as new communities that are in various stages of active development, or the community is in lease-up and phases of the project are not completed.  As of December 31, 2012, the Operating Partnership had two consolidated development projects comprised of 311 units with an estimated cost of $95.8 million of which $76.2 million remains to be expended, and seven unconsolidated joint venture active development projects comprised of 2,184 units with an estimated cost of $832.6 million, of which $387.7 million remains to be expended.  See discussion in the section, “Risk Factors--Development and redevelopment activities may be delayed, not completed, and/or not achieve expected results” in this prospectus.

The Operating Partnership defines the predevelopment pipeline as proposed communities in negotiation or in the entitlement process with a high likelihood of becoming entitled development projects.  As of December 31, 2012, the Operating Partnership had two consolidated joint venture developments that were classified as predevelopment projects aggregating 249 units for a total estimated cost of $39.8 million, and one unconsolidated joint venture predevelopment project aggregating 200 units for a total estimated cost of $19.8 million.  The Operating Partnership may also acquire land for future development purposes or sale.   The Operating Partnership had incurred $7.5 million in costs related to a land parcel held for future development or sale as of December 31, 2012, which was sold in the first quarter of 2013.

The Operating Partnership expects to fund the development and predevelopment pipeline by using a combination of some or all of the following sources: its working capital, amounts available on its lines of credit, construction loans, net proceeds from public and private equity and debt issuances, and proceeds from the disposition of properties, if any.

The Operating Partnership defines redevelopment communities as existing properties owned or recently acquired, which have been targeted for additional investment by the Operating Partnership with the expectation of increased financial returns through property improvement.  During redevelopment, apartment units may not be available for rent and, as a result, may have less than stabilized operations.  As of December 31, 2012, the Operating Partnership had ownership interests in five major redevelopment communities aggregating 1,056 apartment units with estimated redevelopment costs of $64.9 million, of which approximately $20.7 million remains to be expended.

Alternative Capital Sources

Essex Apartment Value Fund II, L.P. (“Fund II”) , an investment fund formed by the Operating Partnership, has eight institutional investors, and the Operating Partnership, with combined partner equity contributions of $265.9 million were fully contributed as of 2008.  See “Business and Properties—Business--Essex Apartment Value Fund II, L.P.”  The Operating Partnership contributed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner.   Fund II utilized leverage equal to approximately 55% upon the initial acquisition of the underlying real estate.  Fund II invested in apartment communities in the Operating Partnership’s targeted West Coast markets and, as of December 31, 2012, owned seven apartment communities.  The Operating Partnership records revenue for its asset management, property management, development and redevelopment services when earned, and promote income when realized if Fund II exceeds certain financial return benchmarks.  Seven communities were sold during 2012 from Fund II, and it is anticipated that the remaining seven communities will be sold during 2013.

Wesco, I LLC (“Wesco I”) is a 50/50 programmatic joint venture with an institutional partner for a total equity commitment of $300.0 million.  Each partner’s equity commitment is $150.0 million.  Wesco I will utilize debt as leverage equal to approximately 50% of the underlying real estate.  The Operating Partnership has contributed $150.0 million to Wesco I, and as of December 31, 2012, Wesco I owned nine apartment communities with 2,713 units with an aggregate carrying value of $660.5 million.

During 2012, the Operating Partnership entered into a 50/50 programmatic joint venture, Wesco III LLC (“Wesco III”), with an institutional partner for a total equity commitment from the parties of $120.0 million.  Each partner’s commitment is $60.0 million. Wesco III will utilize debt as leverage equal to approximately 50% of the underlying real estate.  The Operating Partnership has contributed $10.0 million to Wesco III, and provided a $26.0 million short term bridge loan to Wesco III at a rate of LIBOR + 2.5%, and as of December 31, 2012, Wesco III owned one apartment community with 264 units for a purchase price of $45.6 million. Permanent secured financing is expected to be placed on the property in the first quarter of 2013.

Contractual Obligations and Commercial Commitments

The following table summarizes the maturation or due dates of the Operating Partnership’s contractual obligations and other commitments at December 31, 2012, and the effect such obligations could have on the Operating Partnership’s liquidity and cash flow in future periods ($ in thousands):

		2014 and	2016 and
	2013	2015	2017	Thereafter	Total
Mortgage notes payable	$57,621	$116,920	$197,957	$1,193,101	$1,565,599
Unsecured debt	-	-	540,000	572,084	1,112,084
Lines of credit	-	141,000	-	-	141,000
Interest on indebtedness (1)	119,547	226,264	180,971	225,038	751,820
Development commitments (including co-investments)	198,400	87,700	-	-	286,100
Redevelopment commitments	13,820	6,908	-	-	20,728
	$389,388	$578,792	$918,928	$1,990,223	$3,877,331

(1)	Interest on indebtedness for variable debt was calculated using interest rates as of December 31, 2012.

Variable Interest Entities

In accordance with accounting standards for consolidation of variable interest entities, the Operating Partnership consolidates 19 DownREIT limited partnerships (comprising twelve communities).  The Operating Partnership consolidates these entities because it is deemed the primary beneficiary.  The consolidated total assets and liabilities related to these VIEs, net of intercompany eliminations, were approximately $201.1 million and $178.6 million, respectively, as of December 31, 2012, and $199.8 million and $171.5 million, respectively, as of December 31, 2011.  Interest holders in VIEs consolidated by the Operating Partnership are allocated net income equal to the cash payments made to those interest holders for services rendered or distributions from cash flow.  The remaining results of operations are generally allocated to the Operating Partnership.  As of December 31, 2012, the Operating Partnership did not have any VIE’s of which it was not deemed to be the primary beneficiary.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements, in accordance with U.S. generally accepted accounting principles, requires the Operating Partnership to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities.  The Operating Partnership defines critical accounting policies as those accounting policies that require the Operating Partnership's management to exercise their most difficult, subjective and complex judgments.  The Operating Partnership’s critical accounting policies relate principally to the following key areas: (i) consolidation under applicable accounting standards of various entities; (ii) assessing the carrying values of the Operating Partnership's real estate and investments in and advances to joint ventures and affiliates; and (iii) internal cost capitalization.  The Operating Partnership bases its estimates on historical experience, current market conditions, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from those estimates made by management.

The Operating Partnership assesses each entity in which it has an investment or contractual relationship to determine if it may be deemed to be a VIE.  If such an entity is a VIE, then the Operating Partnership performs an analysis to determine who is the primary beneficiary.  If the Operating Partnership is the primary beneficiary, then the entity is consolidated.  The analysis required to identify VIEs and primary beneficiaries is complex and judgmental, and the analysis must be applied to various types of entities and legal structures.

The Operating Partnership assesses the carrying value of its real estate investments by monitoring investment market conditions and performance compared to budget for operating properties and joint ventures, and by monitoring estimated costs for properties under development.  Local market knowledge and data is used to assess carrying values of properties and the market value of acquisition opportunities.  Whenever events or changes in circumstances indicate that the carrying amount of a property held for investment may not be fully recoverable, the carrying amount is evaluated.  If the sum of the property’s expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property, then the Operating Partnership will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the property.  Adverse changes in market conditions or poor operating results of real estate investments could result in impairment charges.  When the Operating Partnership determines that a property is held for sale, it discontinues the periodic depreciation of that property.  The criteria for determining when a property is held for sale requires judgment and has potential financial statement impact as depreciation would cease and an impairment loss could occur upon determination of held for sale status.  Assets held for sale are reported at the lower of the carrying amount or estimated fair value less costs to sell.  With respect to investments in and advances to joint ventures and affiliates, the Operating Partnership looks to the underlying properties to assess performance and the recoverability of carrying amounts for those investments in a manner similar to direct investments in real estate properties.

Further, the Operating Partnership evaluates whether its co-investments have other than temporary impairment and, if so, records a write down.

The Operating Partnership capitalizes all direct and certain indirect costs, including interest and real estate taxes, incurred during development and redevelopment activities. Interest is capitalized on real estate assets that require a period of time to get them ready for their intended use.  The amount of interest capitalized is based upon the average amount of accumulated development expenditures during the reporting period.  Included in capitalized costs are management’s accounting estimates of the direct and incremental personnel costs and indirect project costs associated with the Operating Partnership's development and redevelopment activities.  Indirect project costs consist primarily of personnel costs associated with construction administration and development, including accounting, legal fees, and various office costs that clearly relate to projects under development.

The Operating Partnership bases its accounting estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results may vary from those estimates and those estimates could be different under different assumptions or conditions.

Funds from Operations (“FFO”)

FFO is a financial measure that is commonly used in the REIT industry.  The Company presents funds from operations as a supplemental operating performance measure.  FFO is not used by the Company, nor should it be considered to be, as an alternative to net earnings computed under GAAP as an indicator of the Company’s operating performance or as an alternative to cash from operating activities computed under GAAP as an indicator of the Company's ability to fund its cash needs.

FFO is not meant to represent a comprehensive system of financial reporting and does not present, nor does it intend to present, a complete picture of the Company's financial condition and operating performance.  The Company believes that net earnings computed under GAAP remain the primary measure of performance and that FFO is only meaningful when it is used in conjunction with net earnings.  The Company considers FFO and FFO excluding non-recurring items (referred to as “Core FFO”) to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.  Further, the Company believes that its consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of its financial condition and its operating performance.

In calculating FFO, the Company follows the definition for this measure published by the National Association of Real Estate Investment Trusts (“NAREIT”), which is a REIT trade association.  The Company believes that, under the NAREIT FFO definition, the two most significant adjustments made to net income are (i) the exclusion of historical cost depreciation and (ii) the exclusion of gains and losses from the sale of previously depreciated properties.  The Company agrees that these two NAREIT adjustments are useful to investors for the following reasons:

(a)
historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation charges, that the value of real estate assets diminishes predictably over time. NAREIT stated in its White Paper on Funds from Operations “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” Consequently, NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time and depreciation charges required by GAAP do not reflect the underlying economic realities.

(b)
REITs were created as a legal form of organization in order to encourage public ownership of real estate as an asset class through investment in firms that were in the business of long-term ownership and management of real estate.  The exclusion, in NAREIT’s definition of FFO, of gains from the sales of previously depreciated operating real estate assets allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods.

Management has consistently applied the NAREIT definition of FFO to all periods presented.  However, other REITs in calculating FFO may vary from the NAREIT definition for this measure, and thus their disclosure of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of FFO and Core FFO for 2012 ($ in thousands).

	For the year
	ended	For the quarter ended
	12/31/12	12/31/12	9/30/12	6/30/12	3/31/12
Net income available to common stockholders	$119,812	$43,793	$16,219	$37,078	$22,722
Adjustments:
Depreciation and amortization	170,686	45,017	43,041	41,801	40,827
Gains not included in FFO, net of internal disposition costs	(60,842)	(29,112)	-	(21,947)	(9,783)
Depreciation add back from unconsolidated co-investments and add back convertible preferred dividend - Series G	14,467	3,365	3,352	3,366	4,384
Noncontrolling interests related to Operating Partnership units	7,950	2,781	1,077	2,502	1,590
Depreciation attributable to third party of co-investments	(1,223)	(319)	(312)	(303)	(289)
Funds from operations	$250,850	$65,525	$63,377	$62,497	$59,451

Funds from operations per share - diluted	$6.71	$1.72	$1.67	$1.69	$1.63

Non-core items:
Loss on early retirement of debt	5,009	2,348	1,211	1,450	-
Acquisition costs	2,255	1,480	277	312	186
Gain on sales of marketable securities	(819)	(298)	-	(521)	-
Co-investment promote income	(2,299)	-	-	(2,299)	-
Funds from operations excluding non-core items	$254,996	$69,055	$64,865	$61,439	$59,637

Core funds from operations per share - diluted	$6.82	$1.81	$1.71	$1.66	$1.64

Weighted average number of shares outstanding, diluted(1)	37,377,986	38,182,569	37,969,407	36,947,477	36,396,641

The following table sets forth the Company’s calculation of FFO and Core FFO for 2011 ($ in thousands).

	For the year
	ended	For the quarter ended
	12/31/11	12/31/11	9/30/11	6/30/11	3/31/11
Net income available to common stockholders	$40,368	$13,937	$7,687	$10,325	$8,419
Adjustments:	-
Depreciation and amortization	152,544	39,863	38,137	37,510	37,034
Gains not included in FFO, net of internal disposition costs	(7,543)	(3,159)	880	(5,264)	-
Depreciation add back from unconsolidated co-investments and add back convertible preferred dividend - Series G	12,642	4,145	3,502	1,957	3,038
Noncontrolling interests related to Operating Partnership units	3,228	1,027	583	987	631
Depreciation attributable to third party of co-investments	(1,066)	(277)	(266)	(260)	(263)
Funds from operations	$200,173	$55,536	$50,523	$45,255	$48,859

Funds from operations per share - diluted	$5.74	$1.55	$1.43	$1.32	$1.45

Non-core items:
Loss on early retirement of debt	1,163	343	567	253	-
Acquisition costs	1,231	181	210	510	330
Gain on sales of marketable securities	(4,956)	(414)	-	-	(4,542)
Tax benefit - TRS activity	(1,682)	(1,682)	-	-	-
Gain on sale of co-investment	(919)	-	(919)	-	-
Gain on sale of land	(180)	-	(180)	-	-
Excess of cash paid to redeem preferred stock and units over the carrying value	1,949	-	-	1,949	-
Funds from operations excluding non-core items	$196,779	$53,964	$50,201	$47,967	$44,647

Core funds from operations per share - diluted	$5.64	$1.51	$1.42	$1.40	$1.32
Weighted average number of shares outstanding, diluted(1)	34,860,521	35,818,631	35,437,693	34,365,418	33,787,332

(1)	Assumes conversion of all dilutive outstanding operating partnership interests in the Operating Partnership.

The following table sets forth the Operating Partnership’s cash flows for 2012 and 2011 ($ in thousands).

	For the year
	ended	For the quarter ended
	12/31/12	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Cash flow provided by (used in):
Operating activities	$267,499	$48,164	$89,943	$57,232	$72,160
Investing activities	(812,138)	(294,072)	(201,888)	(272,127)	(44,051)
Financing activities	550,356	262,571	109,756	205,283	(27,254)

	For the year
	ended	For the quarter ended
	12/31/11	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Cash flow provided by (used in):
Operating activities	$216,571	$45,877	$66,343	$47,044	$57,307
Investing activities	(425,783)	(167,271)	(108,393)	(65,933)	(84,186)
Financing activities	208,348	125,263	42,261	(69,985)	110,809

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Hedging Activities

The Operating Partnership’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks.  To accomplish this objective, the Operating Partnership uses interest rate swaps as part of its cash flow hedging strategy.  As of December 31, 2012, the Operating Partnership has entered into ten interest rate swap contracts to mitigate the risk of changes in the interest-related cash outflows on $300.0 million of the five-year unsecured term debt.  As of December 31, 2012, the Operating Partnership also had $201.9 million of variable rate indebtedness, of which $187.8 million is subject to interest rate cap protection.   All of the Operating Partnership’s derivative instruments are designated as cash flow hedges, and the Operating Partnership does not have any fair value hedges as of December 31, 2012.  The following table summarizes the notional amount, carrying value, and estimated fair value of the Operating Partnership’s derivative instruments used to hedge interest rates as of December 31, 2012.   The notional amount represents the aggregate amount of a particular security that is currently hedged at one time, but does not represent exposure to credit, interest rates or market risks.  The table also includes a sensitivity analysis to demonstrate the impact on the Operating Partnership’s derivative instruments from an increase or decrease in 10-year Treasury bill interest rates by 50 basis points, as of December 31, 2012.

			Carrying and	Estimated Carrying Value
	Notional	Maturity	Estimate Fair	+ 50	- 50
($ in thousands)	Amount	Date Range	Value	Basis Points	Basis Points
Cash flow hedges:
Interest rate swaps	$300,000	2016-2017	$(6,606)	$(474)	$(11,619)
Interest rate caps	187,788	2013-2018	-	102	-
Total cash flow hedges	$487,788	2013-2018	$(6,606)	$(372)	$(11,619)
Interest Rate Sensitive Liabilities

The Operating Partnership is exposed to interest rate changes primarily as a result of its line of credit and long-term debt used to maintain liquidity and fund capital expenditures and expansion of the Operating Partnership’s real estate investment portfolio and operations. The Operating Partnership’s interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives the Operating Partnership borrows primarily at fixed rates and may enter into derivative financial instruments such as interest rate swaps, caps and treasury locks in order to mitigate its interest rate risk on a related financial instrument. The Operating Partnership does not enter into derivative or interest rate transactions for speculative purposes.

The Operating Partnership’s interest rate risk is monitored using a variety of techniques. The table below presents the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows.  Management has estimated that the fair value of the Operating Partnership’s $2.13 billion and $1.77 billion of fixed rate debt at December 31, 2012 and 2011 respectively, to be $2.24 billion and $1.88 billion.  Management has estimated the fair value of the Operating Partnership’s $692.9 million and $593.7 million of variable rate debt at December 31, 2012 and 2011, respectively, is $671.7 million and $572.3 million based on the terms of existing mortgage notes payable and variable rate demand notes compared to those available in the marketplace ($ in thousands).

	For the Years Ended December 31,
	2013	2014	2015	2016	2017	Thereafter		Total	Fair value

Fixed rate debt	$38,201	$47,994	$68,926	$162,656	$225,301	$1,582,737		$2,125,815	$2,237,462
Average interest rate	5.6%	5.2%	5.2%	4.5%	5.5%	5.4%
Variable rate debt	$19,420	$-	$141,000	$200,000	$150,000	$182,448	(1)	$692,868	$671,651
Average interest rate	1.5%	-	2.3%	2.6%	2.7%	1.9%

(1)	$187.8 million subject to interest rate caps.

The table incorporates only those exposures that exist as of December 31, 2012; it does not consider those exposures or positions that could arise after that date.  As a result, the Operating Partnership’s ultimate realized gain or loss, with respect to interest rate fluctuations and hedging strategies would depend on the exposures that arise during the period.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not Applicable.

BUSINESS AND PROPERTIES
Business

Overview

The Company is engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities.  As of December 31, 2012, the Company owned or held an interest in 163 communities, aggregating 33,468 units, located along the West Coast, as well as five commercial buildings (totaling approximately 315,900 square feet), and nine active development projects with 2,495 units in various stages of development (collectively, the “Portfolio”).

Essex Property Trust, Inc. is a Maryland corporation that operates as a self-administered and self-managed real estate investment trust (“REIT”).  The Company owns all of its interest in its real estate investments directly or indirectly through Essex Portfolio, L.P. a California limited partnership (the “Operating Partnership”).  Essex Property Trust, Inc. is the sole general partner of the Operating Partnership and as of December 31, 2012 owned a 94.5% general partnership interest.

Essex Property Trust, Inc. has elected to be treated as a REIT for federal income tax purposes, commencing with the year ended December 31, 1994 as the Company completed an initial public offering on June 13, 1994.  In order to maintain compliance with REIT tax rules, the Company utilizes taxable REIT subsidiaries for various revenue generating or investment activities. All taxable REIT subsidiaries are consolidated by the Company.

The Company’s website address is http://www.essexpropertytrust.com.  The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, and the Proxy Statement for its Annual Meeting of Stockholders are available, free of charge, on its website as soon as practicable after the Company files the reports with the Securities and Exchange Commission (“SEC”).

Recent Developments

Acquisitions

In February 2013, the Company acquired Fox Plaza, a 444 unit property located in San Francisco, California for $135.0 million.  The 29 story high rise tower was built in 1968, and the Fox Plaza apartments are located on floors 14 through 29.  The purchase did not include the 12 floors of commercial office space but did include an adjacent two story building comprised of 37,800 square feet of space leased to retail and office tenants and a two story underground parking garage comprised of 405 stalls.

Dispositions

In January 2013, the Company sold the land parcel held for future development located in Palo Alto, California for $9.1 million, resulting in a gain of $1.5 million.

In January 2013, the Company sold $20.3 million of a common stock investment for a gain of $1.8 million.

Common Stock

During the first quarter of 2013, through March 29, 2013, the Company sold 817,445 shares of common stock for $122.9 million, net of fees and commissions at an average price of $151.82.

Business Strategies

Research Driven Approach to Investments – The Company believes that successful real estate investment decisions and portfolio growth begin with extensive regional economic research and local market knowledge.  The Company continually assesses markets where the Company operates, as well as markets where the Company considers future investment opportunities by evaluating the following:

•	Focus on markets in major metropolitan areas that have regional population in excess of one million;

•
Constraints on new supply driven by: (i) low availability of developable land sites where competing housing could be economically built; (ii) political growth barriers, such as protected land, urban growth boundaries, and potential lengthy and expensive development permit processes; and (iii) natural limitations to development, such as mountains or waterways;

•	Rental demand is enhanced by affordability of rents relative to costs of for-sale housing; and

•	Housing demand that is based on proximity to jobs, high median incomes, the quality of life and related commuting factors, as well as potential job growth.

Recognizing that all real estate markets are cyclical, the Company regularly evaluates the results of its regional economic, and its local market research, and adjusts the geographic focus of its portfolio accordingly.  The Company seeks to increase its Portfolio allocation in markets projected to have the strongest local economies and to decrease such allocations in markets projected to have declining economic conditions.  Likewise, the Company also seeks to increase its portfolio allocation in markets that have attractive property valuations and to decrease such allocations in markets that have inflated valuations and low relative yields.

Property Operations – The Company manages its communities by focusing on activities that generate above-average rental growth, tenant retention/satisfaction and long-term asset appreciation.  The Company intends to achieve this by utilizing the strategies set forth below:

•	Property Management – Oversee delivery of and quality of the housing provided to our residents and are responsible for the properties financial performance.

•	Capital Preservation –Asset Management is responsible for the planning, budgeting and completion of major capital improvement projects at the Company’s communities.

•
Business Planning and Control – Comprehensive business plans are implemented in conjunction with every investment decision.  These plans include benchmarks for future financial performance, based on collaborative discussions between on-site managers and senior management.

•
Development and Redevelopment – The Company focuses on acquiring and developing apartment communities in supply constrained markets, and redeveloping its existing communities to improve the financial and physical aspects of the Company’s communities.

Acquisitions of Real Estate

Acquisitions are an important component of the Company’s business plan, and during 2012, the Company acquired ownership interests in fifteen communities totaling $801.9 million.  The following is a summary of its 2012 acquisitions:

			Essex				Assumed	Assumed	Assumed
			Ownership			Purchase	Debt	Debt Stated	Debt Effective
Property Name	Location	Units	Percentage	Ownership	Date	Price	Principal	Rate	Rate
Bon Terra	Redmond, WA	60	100%	EPLP	Q1 2012	$16,000	$-	-	-
Reed Square	Sunnyvale, CA	100	100%	EPLP	Q1 2012	23,000	-	-	-
Park Catalina	Los Angeles, CA	90	100%	EPLP	Q2 2012	23,650	-	-	-
Skyline (1)	Santa Ana, CA	349	100%	EPLP	Q2 2012	85,000	-	-	-
The Huntington	Huntington Beach, CA	276	100%	EPLP	Q2 2012	48,250	30,300	5.7%	3.3%
Domaine	Seattle, WA	92	100%	EPLP	Q3 2012	34,000	14,600	5.7%	3.0%
Montebello	Kirkland, WA	248	100%	EPLP	Q3 2012	52,000	26,515	5.6%	3.1%
Park West	San Francisco, CA	126	100%	EPLP	Q3 2012	31,600	-	-	-
Riley Square	Santa Clara, CA	156	50%	Wesco I	Q3 2012	38,250	17,500	5.2%	3.1%
Ascent	Kirkland, WA	90	100%	EPLP	Q4 2012	15,850	-	-	-
Bennett Lofts (2)	San Francisco, CA	113	100%	EPLP	Q4 2012	73,730	-	-	-
Haver Hill	Fullerton, CA	264	50%	Wesco III	Q4 2012	45,600	-	-	-
Madrid	Mission Viejo, CA	230	50%	Wesco I	Q4 2012	(3)	33,266	5.3%	2.6%
Pacific Electric Lofts	Los Angeles, CA	314	50%	Wesco I	Q4 2012	(3)	46,939	4.0%	2.5%
Willow Lake	San Jose, CA	508	100%	EPLP	Q4 2012	148,000	-	-	-
	Total 2012	3,016				$801,930	$169,120

(1)
In April 2012, the Company purchased the joint venture partner's remaining membership interest in the co-investment Essex Skyline at MacArthur Place for a purchase price of $85 million. The property is now consolidated.

(2)	Approximately 75% of the property was acquired in December and the remainder in January 2013 for $22.2 million.

(3)	In accordance with terms of the purchase agreements, purchase price of the properties are not being disclosed by the Company.

Dispositions of Real Estate

As part of its strategic plan to own quality real estate in supply-constrained markets, the Company continually evaluates all the communities and sells those which no longer meet its strategic criteria.  The Company may use the capital generated from the dispositions to invest in higher-return communities or other real estate investments, or repay debts.  The Company believes that the sale of these communities will not have a material impact on its future results of operations or cash flows nor will their sale materially affect its ongoing operations.  Generally, the Company seeks to have any impact of earnings dilution resulting from these dispositions offset by the positive impact of its acquisitions, development and redevelopment activities.

During 2012, the Company sold two apartment communities, for a total of $28.3 million resulting in a gain of $10.9 million.  Also, Essex Apartment Value Fund II sold seven communities for a total of $413.0 million.  The total gain on the transaction was $106 million, of which the Company’s pro-rata share was $29.1 million.

Development Pipeline

The Company defines development projects as new communities that are in various stages of active development, or the community is in lease-up and phases of the project are not completed.  As of December 31, 2012, the Company had two consolidated development projects and seven joint venture development projects comprised of 2,495 units for an estimated cost of $928.4 million, of which $463.9 million remains to be expended.

The Company defines the predevelopment projects as proposed communities in negotiation or in the entitlement process with a high likelihood of becoming entitled development projects.  As of December 31, 2012, the Company had two consolidated predevelopment projects and one unconsolidated joint venture predevelopment project aggregating 449 units.  The Company may also acquire land for future development purposes or sale.

The following table sets forth information regarding the Company’s development pipeline:

		Essex			As of 12/31/12 ($ in millions)
		Ownership			Incurred	Estimated	Estimated	Projected
Development Pipeline	Location	%		Units	Project Cost	Remaining Cost	Project Cost(1)	Stabilization
Development Projects - Consolidated
64th & Christie	Emeryville, CA	100%		190	$18.1	$40.1	$58.2	Feb-15
Valley Village	Valley Village, CA	(2)		121	1.5	36.1	37.6	Jun-14
Total - Consolidated Development Projects				311	19.6	76.2	95.8

Development Projects - Joint Venture
Expo	Seattle, WA	50%		275	64.5	5.5	70.0	Apr-13
Epic - Phase I and II	San Jose, CA	55%		569	128.2	63.4	191.6	Dec-14
Connolly Station (fka Linc)	Dublin, CA	55%		309	51.6	42.9	94.5	May-14
The Huxley (fka Fountain at La Brea)	West Hollywood, CA	50%		187	46.2	28.8	75.0	Jul-14
The Dylan (fka Santa Monica at La Brea)	West Hollywood, CA	50%		184	41.3	34.1	75.4	Oct-14
Folsom and Fifth	San Francisco, CA	55%		463	88.5	161.5	250.0	Mar-15
Elkhorn	San Mateo, CA	55%		197	24.6	51.5	76.1	Dec-14
Total - Joint Venture Development Projects				2,184	444.9	387.7	832.6

Predevelopment Projects
City Centre	Moorpark, CA	100%		200	9.7	-	9.7
Epic - Phase III	San Jose, CA	55	% (3)	200	19.8	-	19.8
Main Street	Walnut Creek, CA	50%		49	28.5	-	28.5
Other Projects				-	1.6	-	1.6
Total - Predevelopment Projects				449	59.6	-	59.6

Land Held for Future Development or Sale
Park Boulevard	Palo Alto, CA	(4)		50	7.5	-	7.5

Grand Total - Development Pipeline				2,994	$531.6	$463.9	$995.5

(1)	Includes incurred costs and estimated costs to complete these development projects.

(2)
The Company invested $1.0 million and has incurred $0.5 million of additional internal costs as part of an agreement to purchase the property upon receipt of temporary certificate of occupancy for total estimated cost of $37.6 million, which is expected in the first quarter of 2014.

(3)	The Company accounts for this joint venture predevelopment project on the equity method.

(4)	This property was sold in January 2013 for $9.1 million, representing a gain on sale of $1.5 million.

Redevelopment Pipeline

The Company defines redevelopment pipeline as existing properties owned or recently acquired, which have been targeted for additional investment by the Company with the expectation of increased financial returns through property improvement.  During redevelopment, apartment units may not be available for rent and, as a result, may have less than stabilized operations.  As of December 31, 2012, the Company had ownership interests in five redevelopment communities aggregating 1,056 apartment units with estimated redevelopment costs of $64.9 million, of which approximately $20.7 million remains to be expended.

Long Term Debt

During 2012, the Company paid off $237.7 million in secured debt including secured mortgage debt totaling $202.6 million at an average interest rate of 5.5% and $35.1 million of tax-exempt bonds.  Also, the Essex Skyline secured loan was repaid for $80.0 million.

During 2012, the Company issued $200 million of unsecured bonds through private placement offerings at an average rate of 4.3%.

In August 2012, the Company issued $300.0 million of senior unsecured bonds due August 2022 with a coupon rate of 3.625% per annum.

Bank Debt

During 2012, the Company increased the capacity of the unsecured line of credit facility from $425.0 million to $500.0 million, and the facility was increased to $600.0 million in January 2013.  This facility matures in December 2015 with two one-year extension options.  In November, Fitch Ratings upgraded the Company’s credit rating to BBB+ with a stable outlook from BBB with a positive outlook.  As a result, the pricing on the Company’s unsecured credit facility was reduced from LIBOR + 120 basis points to LIBOR + 107.5 basis points, and the pricing for the Company’s $350.0 million term loan was reduced from LIBOR + 130 basis points to LIBOR + 120 basis points.

During 2012, the Company increased the size of the unsecured term loan from $200 million to $350 million.  The Company entered into interest rate swap contracts for a term of five years with a notional amount totaling $300 million, which effectively converted the interest rate on $300 million of the term loan to a fixed rate.  As of December 31, 2012, the Company had $350 million outstanding on the unsecured term loan outstanding at an average interest rate of 2.7%.

Equity Transactions

During 2012, the Company issued 2,404,096 shares of common stock at an average share price of $150.26 for $357.7 million, net of fees and commissions.  During the first quarter of 2013 through March 29, 2013, the Company has issued 817,445 shares of common stock at an average price of $151.82 for $122.9 million, net of fees and commissions.  The Company used the net proceeds from the stock offerings to pay down debt, fund redevelopment and development pipelines, fund acquisitions, and for general corporate purposes.

Essex Apartment Value Fund II, L.P.

Essex Apartment Value Fund II, L.P. (“Fund II”) is an investment fund formed by the Company to add value through rental growth and asset appreciation, utilizing the Company's development, redevelopment, and property and asset management capabilities.

Fund II has eight institutional investors, and the Company, with combined partner equity contributions of $265.9 million.  The Company contributed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner, and the Company uses the equity method of accounting for its investment in Fund II.  Fund II utilized leverage equal to approximately 55% upon the initial acquisition of the underlying real estate.  Fund II invested in fourteen apartment communities in the Company’s targeted West Coast markets and sold seven of those communities in 2012.  As of December 31, 2012, Fund II owned seven apartment communities with 1,284 units.  The Company records revenue for its asset management, property management, development, and redevelopment services when earned, and promote income when realized, if Fund II exceeds certain financial return benchmarks.

Wesco

In 2011, the Company entered into a 50/50 programmatic joint venture, Wesco I LLC (“Wesco I”), with an institutional partner for a total equity commitment of $300.0 million.  Each partner’s equity commitment was $150.0 million, and Wesco I utilized debt as leverage equal to approximately 50% of the underlying real estate.  The Company has contributed $150.0 million to Wesco I, and as of December 31, 2012, Wesco I owned nine apartment communities with 2,713 units with an aggregate carrying value of $660.5 million.  Investments must meet certain criteria to qualify for inclusion in the joint venture and both partners must approve any new acquisitions and material dispositions. The Company receives asset and property management fees, and may earn a promoted interest.

During 2012, the Company entered into a 50/50 programmatic joint venture, Wesco III LLC (“Wesco III”), with an institutional partner for a total equity commitment from the parties of $120.0 million.  Wesco III will utilize debt as leverage equal to approximately 50% of the underlying real estate.  The Company has contributed $10.0 million to Wesco III, and provided a $26.0 million short term bridge loan to Wesco III at a rate of LIBOR + 2.5%.  As of December 31, 2012, Wesco III owned one apartment community with 264 units for a purchase price of $45.6 million.  Permanent secured financing is expected to be placed on the property in the first quarter of 2013.  Investments must meet certain criteria to qualify for inclusion in the joint venture and both partners must approve any new acquisitions and material dispositions. The joint venture has an investment period of up to two years.  The Company receives asset and property management fees, and may earn a promoted interest.

Offices and Employees

The Company is headquartered in Palo Alto, California, and has regional offices in Woodland Hills, California; Irvine, California; San Diego, California and Bellevue, Washington.  As of December 31, 2012, the Company had 1,144 employees.

Insurance

The Company carries comprehensive liability, fire, extended coverage and rental loss insurance for each of the communities.  Under comprehensive liability claims, the Company has insurance to cover claims in excess of $100,000 per incident.  Under property casualty claims, the Company reinsures the primary carrier for losses up to $5.0 million deductible per incident. There are, however, certain types of extraordinary losses, such as, losses from terrorism and earthquakes, for which the Company does not have insurance.  Substantially all of the communities are located in areas that are subject to earthquakes.

The Company believes it has a proactive approach to its potential earthquake losses.  The Company utilizes third-party seismic consultants for its acquisitions and may perform seismic upgrades to those acquisitions that are determined to have a higher level of potential loss from an earthquake.  The Company utilizes third-party loss models to help to determine its exposure.  The majority of the communities are lower density garden-style apartments which may be less susceptible to material earthquake damage.  The Company will continue to monitor third-party earthquake insurance pricing and conditions and may consider obtaining third-party coverage if it deems it cost effective.

Although the Company may carry insurance for potential losses associated with its communities, employees, residents, and compliance with applicable laws, it may still incur losses due to uninsured risks, deductibles, co-payments or losses in excess of applicable insurance coverage and those losses may be material.

Competition

There are numerous housing alternatives that compete with the Company’s communities in attracting residents.  These include other apartment communities, and single-family homes.  The communities also compete for residents with new and existing condominiums.  If the demand for the Company’s communities is reduced or if competitors develop and/or acquire competing housing, rental rates and occupancy may drop which may have a material adverse effect on the Company’s financial condition and results of operations.

The Company faces competition from other real estate investment trusts, businesses and other entities in the acquisition, development and operation of apartment communities.  Some competitors are larger and have greater financial resources than the Company.  This competition may result in increased costs of apartment communities the Company acquires and or develops.

Working Capital

The Company believes that cash flows generated by its operations, existing cash and marketable securities balances, availability under existing lines of credit, access to capital markets and the ability to generate cash from the disposition of real estate are sufficient to meet all of its reasonably anticipated cash needs during 2013.  The timing, source and amounts of cash flows provided by financing activities and used in investing activities are sensitive to changes in interest rates and other fluctuations in the capital markets environment, which can affect its plans for acquisitions, dispositions, development and redevelopment activities.

Environmental Considerations

See the discussion under the caption, “Risk Factors - The Company’s Portfolio may have unknown environmental liabilities”, in this prospectus, for information concerning the potential effect of environmental regulations on its operations.

Legal Proceedings

There have been have been an increasing number of lawsuits against owners and managers of apartment communities alleging personal injury and property damage caused by the presence of mold in residential real estate.  Some of these lawsuits have resulted in substantial monetary judgments or settlements.  The Company has been sued for mold related matters and has settled some, but not all, of such matters.   Insurance carriers have reacted to mold related liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.  The Company has, however, purchased pollution liability insurance, which includes some coverage for mold.  The Company has adopted policies for promptly addressing and resolving reports of mold when it is detected, and to minimize any impact mold might have on residents of the property.  The Company believes its mold policies and proactive response to address any known existence, reduces its risk of loss from these cases.  There can be no assurances that the Company has identified and responded to all mold occurrences, but the Company promptly addresses all known reports of mold.  Liabilities resulting from such mold related matters are not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  As of December 31, 2012, potential liabilities for mold and other environmental liabilities are not quantifiable and an estimate of possible loss cannot be made.

The Company is subject to various other lawsuits in the normal course of its business operations.  Such lawsuits are not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Properties

Overview

The Company’s Portfolio as of December 31, 2012 (including communities owned by unconsolidated joint ventures, but excluding communities underlying preferred equity investments) was comprised of 163 apartment communities (comprising 33,468 apartment units), of which 15,444 units are located in Southern California, 10,189 units are located in the San Francisco Bay Area, and 7,835 units are located in the Seattle metropolitan area.  The Company’s apartment communities accounted for 98.4% of the Company’s revenues for the year ended December 31, 2012.

Occupancy Rates

The Company’s average financial occupancies for the Company’s stabilized communities or “2012/2011 Same-Properties” (stabilized properties consolidated by the Company for the years ended December 31, 2012 and 2011) was unchanged at 96.3% for the years ended December 31, 2012, and 2011.  Financial occupancy is defined as the percentage resulting from dividing actual rental revenue by total possible rental revenue.  When calculating actual rents for occupied units and market rents for vacant units, delinquencies and concessions are not taken into account.  Total possible rental revenue represents the value of all apartment units, with occupied units valued at contractual rental rates pursuant to leases and vacant units valued at estimated market rents.   The Company believes that financial occupancy is a meaningful measure of occupancy because it considers the value of each vacant unit at its estimated market rate.  Financial occupancy may not completely reflect short-term trends in physical occupancy and financial occupancy rates as disclosed by other REITs may not be comparable to the Company’s calculation of financial occupancy.  Market rates are determined using a variety of factors such as effective rental rates at the property based on recently signed leases and asking rates for comparable properties in the market.  The recently signed effective rates at the property are used as the starting point in the determination of the market rates of vacant units.  The Company then increases or decreases these rates based on the supply and demand in the apartment community’s market.  The Company will check the reasonableness of these rents based on its position within the market and compare the rents against the asking rents by comparable properties in the market.  For communities that are development properties in lease-up without stabilized occupancy figures, the Company believes the physical occupancy rate is the appropriate performance metric.  While a community is in the lease-up phase, the Company’s primary motivation is to stabilize the property which may entail the use of rent concessions and other incentives, and thus financial occupancy which is based on contractual revenue is not considered the best metric to quantify occupancy.

Communities

The Company’s communities are primarily suburban garden-style communities and town homes comprising multiple clusters of two and three-story buildings situated on three to fifteen acres of land.  As of December 31, 2012, the Company’s communities include 117 garden-style, 43 mid-rise, and 3 high-rise communities.  The communities have an average of approximately 206 units, with a mix of studio, one, two and some three-bedroom units.  A wide variety of amenities are available at the Company’s communities, including covered parking, fireplaces, swimming pools, clubhouses with fitness facilities, volleyball and playground areas and tennis courts.

The Company hires, trains and supervises on-site service and maintenance personnel.  The Company believes that the following primary factors enhance the Company’s ability to retain tenants:

•	located near employment centers;
•	attractive communities that are well maintained; and
•	proactive customer service approach.

Commercial Buildings

The Company’s corporate headquarters is located in two office buildings with approximately 31,900 square feet located at 925/935 East Meadow Drive, Palo Alto, California.   The Company owns an office building with approximately 110,000 square feet located in Irvine, California, of which the Company occupies approximately 7,150 square feet at December 31, 2012.  The Company owns Essex-Hollywood, a 35,000 square foot commercial building as a future development site that is currently 100% leased as a production studio.

During 2011, the Company purchased a retail site in Santa Clara for $20.6 million.  The plans for this project are to entitle the site for 494 apartment units.  The site is currently improved with a 139,000 square foot retail space that is 100% leased.

The following tables describe the Company’s Portfolio as of December 31, 2012. The first table describes the Company’s communities and the second table describes the Company’s other real estate assets.

			Rentable
			Square	Year	Year
Communities (1)	Location	Units	Footage	Built	Acquired	Occupancy(2)
Southern California
Alpine Village	Alpine, CA	301	254,400	1971	2002	97%
Anavia	Anaheim, CA	250	312,343	2009	2010	95%
Barkley, The(3)(4)	Anaheim, CA	161	139,800	1984	2000	97%
Bonita Cedars	Bonita, CA	120	120,800	1983	2002	96%
Camarillo Oaks	Camarillo, CA	564	459,000	1985	1996	96%
Camino Ruiz Square	Camarillo, CA	160	105,448	1990	2006	97%
Cambridge	Chula Vista, CA	40	22,100	1965	2002	95%
Mesa Village	Clairemont, CA	133	43,600	1963	2002	97%
Regency at Encino	Encino, CA	75	78,487	1989	2009	97%
Valley Park(4)	Fountain Valley, CA	160	169,700	1969	2001	97%
Capri at Sunny Hills(4)	Fullerton, CA	100	128,100	1961	2001	95%
Haver Hill(5)	Fullerton, CA	264	224,130	1973	2012	96%
Wilshire Promenade	Fullerton, CA	149	128,000	1992	1997	96%
Montejo(4)	Garden Grove, CA	124	103,200	1974	2001	97%
CBC Apartments	Goleta, CA	148	91,538	1962	2006	95%
Sweeps, The (Chimney Sweep Apartments)	Goleta, CA	91	88,370	1967	2006	84%
416 on Broadway	Glendale, CA	115	126,782	2009	2010	95%
Hampton Court	Glendale, CA	83	71,500	1974	1999	97%
Hampton Place	Glendale, CA	132	141,500	1970	1999	97%
Devonshire	Hemet, CA	276	207,200	1988	2002	92%
Huntington Breakers	Huntington Beach, CA	342	241,700	1984	1997	95%
The Huntington	Huntington Beach, CA	276	202,256	1975	2012	97%
Axis 2300	Irvine, CA	115	170,714	2010(6)	2010	95%
Hillsborough Park	La Habra, CA	235	215,500	1999	1999	96%
Trabuco Villas	Lake Forest, CA	132	131,000	1985	1997	96%
Madrid Apartments(7)	Mission Viejo, CA	230	228,099	2000	2012	97%
Marbrisa	Long Beach, CA	202	122,800	1987	2002	97%
Pathways	Long Beach, CA	296	197,700	1975(8)	1991	96%
Belmont Station	Los Angeles, CA	275	225,000	2008	2008	96%
Bellerive	Los Angeles, CA	63	79,296	2011	2011	98%
Bunker Hill	Los Angeles, CA	456	346,600	1968	1998	96%
Cochran Apartments	Los Angeles, CA	58	51,400	1989	1998	96%
Kings Road	Los Angeles, CA	196	132,100	1979	1997	96%
Marbella, The	Los Angeles, CA	60	50,108	1991	2005	96%
Pacific Electric Lofts(7)	Los Angeles, CA	314	277,980	2006	2012	100%
Park Catalina	Los Angeles, CA	90	72,864	2002	2012	98%
Park Place	Los Angeles, CA	60	48,000	1988	1997	96%
Renaissance, The(9)	Los Angeles, CA	169	154,268	1990(10)	2006	98%
Santee Court	Los Angeles, CA	165	132,040	2004	2010	97%
Santee Village	Los Angeles, CA	73	69,817	2011	2010	97%
Windsor Court	Los Angeles, CA	58	46,600	1988	1997	96%
Marina City Club(11)	Marina Del Rey, CA	101	127,200	1971	2004	97%
Mirabella	Marina Del Rey, CA	188	176,800	2000	2000	96%
Mira Monte	Mira Mesa, CA	355	262,600	1982	2002	97%
Hillcrest Park	Newbury Park, CA	608	521,900	1973	1998	97%
Fairways(12)	Newport Beach, CA	74	107,100	1972	1999	95%
Muse	North Hollywood, CA	152	135,292	2011	2011	96%
Country Villas	Oceanside, CA	180	179,700	1976	2002	96%
Mission Hills	Oceanside, CA	282	244,000	1984	2005	97%
Mariners Place	Oxnard, CA	105	77,200	1987	2000	98%
Monterey Villas	Oxnard, CA	122	122,100	1974	1997	97%
Tierra Vista	Oxnard, CA	404	387,100	2001	2001	96%
Arbors Parc Rose(7)	Oxnard, CA	373	503,196	2001	2011	96%
Monterra del Mar	Pasadena, CA	123	74,400	1972	1997	97%
Monterra del Rey	Pasadena, CA	84	73,100	1972	1999	97%
Monterra del Sol	Pasadena, CA	85	69,200	1972	1999	97%
Villa Angelina(4)	Placentia, CA	256	217,600	1970	2001	97%

(continued)

			Rentable
			Square	Year	Year
Communities (1)	Location	Units	Footage	Built	Acquired	Occupancy(2)
Southern California (continued)
Fountain Park	Playa Vista, CA	705	608,900	2002	2004	97%
Highridge(4)	Rancho Palos Verdes, CA	255	290,200	1972(13)	1997	94%
CentrePointe (The Bluffs II)	San Diego, CA	224	126,700	1974(14)	1997	94%
Summit Park	San Diego, CA	300	229,400	1972	2002	96%
Vista Capri - North	San Diego, CA	106	51,800	1975	2002	97%
Brentwood(4)	Santa Ana, CA	140	154,800	1970	2001	98%
Essex Skyline at MacArthur Place (15)	Santa Ana, CA	349	512,791	2008(6)	2010	95%
Fairhaven (Treehouse)(4)	Santa Ana, CA	164	135,700	1970	2001	96%
Hope Ranch Collection	Santa Barbara, CA	108	126,700	1965&73	2007	98%
Hidden Valley(16)	Simi Valley, CA	324	310,900	2004	2004	96%
Meadowood	Simi Valley, CA	320	264,500	1986	1996	96%
Shadow Point	Spring Valley, CA	172	131,200	1983	2002	96%
Coldwater Canyon	Studio City, CA	39	34,125	1979	2007	96%
Allegro	Valley Village, CA	97	127,812	2010(6)	2010	97%
Lofts at Pinehurst, The	Ventura, CA	118	71,100	1971	1997	96%
Pinehurst(17)	Ventura, CA	28	21,200	1973	2004	99%
Woodside Village	Ventura, CA	145	136,500	1987	2004	97%
Walnut Heights	Walnut, CA	163	146,700	1964	2003	96%
Reveal(7)	Woodland Hills, CA	438	414,892	2010	2011	93%
Avondale at Warner Center	Woodland Hills, CA	446	331,000	1970(18)	1997	97%
		15,444	13,717,248			96%
Northern California
Belmont Terrace	Belmont, CA	71	72,951	1974	2006	98%
Carlmont Woods(9)	Belmont, CA	195	107,200	1971	2004	96%
Davey Glen(9)	Belmont, CA	69	65,974	1962	2006	96%
Fourth and U	Berkeley, CA	171	146,255	2010	2010	96%
Commons, The	Campbell, CA	264	153,168	1973	2010	97%
Pointe at Cupertino, The	Cupertino, CA	116	135,200	1963(19)	1998	97%
Harbor Cove(9)	Foster City, CA	400	306,600	1971	2004	96%
Stevenson Place	Fremont, CA	200	146,200	1971	1983	97%
Boulevard	Fremont, CA	172	131,200	1978(20)	1996	95%
Briarwood(7)	Fremont, CA	160	111,160	1975	2011	96%
The Woods(7)	Fremont, CA	160	105,280	1978	2011	97%
City View	Hayward, CA	572	462,400	1975(21)	1998	96%
Alderwood Park(9)	Newark, CA	96	74,624	1987	2006	97%
Bridgeport	Newark, CA	184	139,000	1987(22)	1987	97%
The Grand	Oakland, CA	243	205,026	2009	2009	99%
San Marcos	Richmond, CA	432	407,600	2003	2003	98%
Mt. Sutro	San Francisco, CA	99	64,000	1973	2001	96%
Park West	San Francisco, CA	126	90,060	1958	2012	82%
Bennett Lofts	San Francisco, CA	113	142,667	2004	2012	93%
101 San Fernando	San Jose, CA	323	296,078	2001	2010	97%
Willow Lake	San Jose, CA	508	471,744	1989	2012	95%
Bella Villagio	San Jose, CA	231	227,511	2004	2010	98%
Carlyle, The	San Jose, CA	132	129,200	2000	2000	97%
Esplanade	San Jose, CA	278	279,000	2002	2004	97%
Waterford, The	San Jose, CA	238	219,600	2000	2000	97%
Hillsdale Garden	San Mateo, CA	697	611,505	1948	2006	97%
Bel Air	San Ramon, CA	462	391,000	1988/2000	1997	96%
Canyon Oaks	San Ramon, CA	250	237,894	2005	2007	97%
Foothill Gardens	San Ramon, CA	132	155,100	1985	1997	95%
Mill Creek at Windermere	San Ramon, CA	400	381,060	2005	2007	96%
Twin Creeks	San Ramon, CA	44	51,700	1985	1997	95%
1000 Kiely	Santa Clara, CA	121	128,486	1971	2011	96%
Le Parc Luxury Apartments	Santa Clara, CA	140	113,200	1975	1994	97%
Marina Cove(23)	Santa Clara, CA	292	250,200	1974(24)	1994	96%
Riley Square(7)	Santa Clara, CA	156	126,900	1972	2012	94%
Chestnut Street	Santa Cruz, CA	96	87,640	2002	2008	95%
Harvest Park	Santa Rosa, CA	104	116,628	2004	2007	97%
Bristol Commons	Sunnyvale, CA	188	142,600	1989	1997	97%

(continued)

			Rentable
			Square	Year	Year
Communities (1)	Location	Units	Footage	Built	Acquired	Occupancy(2)
Northern California (continued)
Brookside Oaks(4)	Sunnyvale, CA	170	119,900	1973	2000	96%
Magnolia Lane(25)	Sunnyvale, CA	32	31,541	2001(26)	2007	96%
Montclaire, The	Sunnyvale, CA	390	294,100	1973(27)	1988	97%
Reed Square	Sunnyvale, CA	100	95,440	1970	2011	96%
Summerhill Park	Sunnyvale, CA	100	78,500	1988	1988	98%
Magnolia Square(4)	Sunnyvale, CA	156	110,824	1969(26)	2007	96%
Windsor Ridge	Sunnyvale, CA	216	161,800	1989	1989	97%
Via	Sunnyvale, CA	284	309,421	2011	2011	97%
Vista Belvedere	Tiburon, CA	76	78,300	1963	2004	96%
Tuscana	Tracy, CA	30	29,088	2007	2007	93%
		10,189	8,792,525			97%
Seattle, Washington Metropolitan Area
Cedar Terrace	Bellevue, WA	180	174,200	1984	2005	96%
Courtyard off Main	Bellevue, WA	109	108,388	2000	2010	97%
Emerald Ridge	Bellevue, WA	180	144,000	1987	1994	96%
Foothill Commons	Bellevue, WA	388	288,300	1978(28)	1990	94%
Palisades, The	Bellevue, WA	192	159,700	1977	1990	97%
Sammamish View	Bellevue, WA	153	133,500	1986	1994	98%
Woodland Commons	Bellevue, WA	236	172,300	1978(29)	1990	88%
Canyon Pointe	Bothell, WA	250	210,400	1990	2003	96%
Inglenook Court	Bothell, WA	224	183,600	1985	1994	96%
Salmon Run at Perry Creek	Bothell, WA	132	117,100	2000	2000	98%
Stonehedge Village	Bothell, WA	196	214,800	1986	1997	98%
Highlands at Wynhaven	Issaquah, WA	333	424,674	2000	2008	96%
Park Hill at Issaquah	Issaquah, WA	245	277,700	1999	1999	97%
Wandering Creek	Kent, WA	156	124,300	1986	1995	98%
Ascent	Kirkland, WA	90	75,840	1988	2012	94%
Bridle Trails	Kirkland, WA	108	99,700	1986(30)	1997	97%
Corbella at Juanita Bay	Kirkland, WA	169	103,339	1978	2010	97%
Evergreen Heights	Kirkland, WA	200	188,300	1990	1997	95%
Montebello	Kirkland, WA	248	272,734	1996	2012	96%
Laurels at Mill Creek, The	Mill Creek, WA	164	134,300	1981	1996	95%
Morning Run(9)	Monroe, WA	222	221,786	1991	2005	97%
The Elliot at Mukilteo (Anchor Village)(4)	Mukilteo, WA	301	245,900	1981	1997	95%
Castle Creek	Newcastle, WA	216	191,900	1997	1997	97%
Delano/Bon Terra	Redmond, WA	126	116,340	2011/2005	2011/2012	96%
Elevation	Redmond, WA	157	138,916	1986	2010	94%
Vesta (Redmond Hill East)(7)	Redmond, WA	440	381,675	1998	2011	96%
Redmond Hill West(7)	Redmond, WA	442	350,275	1985	2011	96%
Brighton Ridge	Renton, WA	264	201,300	1986	1996	97%
Fairwood Pond	Renton, WA	194	189,200	1997	2004	96%
Forest View	Renton, WA	192	182,500	1998	2003	97%
Bernard, The	Seattle, WA	63	43,151	2008	2011	97%
Cairns, The	Seattle, WA	100	70,806	2006	2007	96%
Domaine	Seattle, WA	92	79,421	2012	2012	88%
Eastlake 2851(9)	Seattle, WA	133	234,086	2008	2008	96%
Fountain Court	Seattle, WA	320	207,000	2000	2000	95%
Joule (31)	Seattle, WA	295	191,109	2010	2010	96%
Linden Square	Seattle, WA	183	142,200	1994	2000	96%
Wharfside Pointe	Seattle, WA	142	119,200	1990	1994	95%
		7,835	6,913,940			96%
Total/Weighted Average		33,468	29,423,713			96%

			Rentable
			Square	Year	Year
Other real estate assets(1)	Location	Tenants	Footage	Built	Acquired	Occupancy(2)
Office Buildings
925 / 935 East Meadow Drive(32)	Palo Alto, CA	1	31,900	1988 / 1962	1997 / 2007	100%
6230 Sunset Blvd(33)	Los Angeles, CA	1	35,000	1938	2006	100%
17461 Derian Ave(34)	Irvine, CA	6	110,000	1983	2000	93%
Santa Clara Retail	Santa Clara, CA	3	139,000	1970	2011	100%
Total Office Buildings		11	315,900			99%

Footnotes to the Company’s Portfolio Listing as of December 31, 2012

(1)	Unless otherwise specified, the Company has a 100% ownership interest in each community.
(2)
For communities, occupancy rates are based on financial occupancy for the year ended December 31, 2012; for the commercial buildings or properties which have not yet stabilized, or have insufficient operating history, occupancy rates are based on physical occupancy as of December 31, 2012.  For an explanation of how financial occupancy and physical occupancy are calculated, see “Business and Properties-Properties-Occupancy Rates” in this prospectus.

(3)	The community is subject to a ground lease, which, unless extended, will expire in 2082.
(4)
The Company holds a 1% special limited partner interest in the partnerships which own these apartment communities. These investments were made under arrangements whereby EMC became the 1% sole general partner and the other limited partners were granted the right to require the applicable partnership to redeem their interest for cash. Subject to certain conditions, the Company may, however, elect to deliver an equivalent number of shares of the Company’s common stock in satisfaction of the applicable partnership’s cash redemption obligation.

(5)	This community is owned by Wesco III. The Company has a 50% interest in Wesco III which is accounted for using the equity method of accounting.
(6)	The Company completed development of the property in 2010.
(7)	This community is owned by Wesco I. The Company has a 50% interest in Wesco I which is accounted for using the equity method of accounting.
(8)	The Company completed a $10.8 million redevelopment in 2009.
(9)	This community is owned by Fund II. The Company has a 28.2% interest in Fund II which is accounted for using the equity method of accounting.
(10)	Fund II completed a $5.3 million redevelopment in 2008.
(11)	This community is subject to a ground lease, which, unless extended, will expire in 2067.
(12)	This community is subject to a ground lease, which, unless extended, will expire in 2027.
(13)	The Company completed a $16.6 million redevelopment in 2009.
(14)	The Company is in the process of performing a $10.2 million redevelopment.
(15)	The Company has a 97% interest. A 50% voting interest was acquired in April 2012 when the Company acquired the joint venture partner’s membership interest.
(16)	The Company and EMC have a 74.0% and a 1% member interest, respectively.
(17)	The community is subject to a ground lease, which, unless extended, will expire in 2028.
(18)	The Company completed a $12.0 million redevelopment in 2008.
(19)	The Company is in the process of performing a $10.0 million redevelopment
(20)	The Company completed an $8.9 million redevelopment in 2008.
(21)	The Company completed a $9.4 million redevelopment in 2009.
(22)	The Company completed a $4.6 million redevelopment in 2009.
(23)	A portion of this community on which 84 units are presently located is subject to a ground lease, which, unless extended, will expire in 2028.
(24)	The Company is in the process of performing a $9.9 million redevelopment.
(25)	The community is subject to a ground lease, which, unless extended, will expire in 2070.
(26)	The Company is in the process of performing a $13.3 million redevelopment.
(27)	The Company completed a $12.5 million redevelopment in 2009.
(28)	The Company completed a $36.3 million redevelopment in 2012, which included the construction of 28 in-fill units in 2009.
(29)	The Company completed the construction of 66 additional apartment homes in 2012 and is in the process of performing a redevelopment for a total cost of $21.6 million.
(30)	The Company completed a $5.1 million redevelopment and completed construction of 16 units of the community’s 108 units in 2006.
(31)	The Company has 99% ownership in this community.
(32)	The Company occupies 100% of this property.
(33)	The property is leased through July 2014 to a single tenant.
(34)	The Company occupies 7% of this property.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of Essex Property Trust, Inc.’s  investment, financing and other policies. These policies have been determined by Essex Property Trust, Inc.’s  board of directors and management and, in general, may be amended or revised from time to time by Essex Property Trust, Inc.’s  board of directors or management without a vote of Essex Property Trust, Inc.’s stockholders.

Investment Policies

Investment in Real Estate or Interests in real estate

Essex Property Trust, Inc. (the “Company”). is a Maryland corporation that operates as a self-administered and self-managed real estate investment trust (“REIT”).  The Company owns all of its interest in its real estate investments directly or indirectly through Essex Portfolio, L.P. a California limited partnership (the “Operating Partnership”).  Essex Property Trust, Inc. is the sole general partner of the Operating Partnership and as of December 31, 2012 owned a 94.5% general partnership interest.

The Company, through the Operating Partnership, is engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities.  As of December 31, 2012, the Company, through the Operating Partnership, owned or held an interest in 163 communities, aggregating 33,468 units, located along the West Coast, as well as five commercial buildings (totaling approximately 315,900 square feet), and nine active development projects with 2,495 units in various stages of development (collectively, the “Portfolio”).

Essex Property Trust, Inc. has elected to be treated as a REIT for federal income tax purposes, commencing with the year ended December 31, 1994 as the Company completed an initial public offering on June 13, 1994.  In order to maintain compliance with REIT tax rules, the Company utilizes taxable REIT subsidiaries for various revenue generating or investment activities. All taxable REIT subsidiaries are consolidated by the Company.

The Company, through the Operating Partnership, invests primarily in apartment communities that are located in predominantly coastal markets within Southern California, the San Francisco Bay Area, and the Seattle metropolitan area. The Company currently intends to continue to invest in apartment communities in such regions.  However, these practices may be reviewed and modified periodically by management.  For a discussion of the Company’s business strategies, see “Business and Properties—Business—Business Strategies.”

Instead of purchasing and developing apartment communities directly, the Company, through the Operating Partnership, has invested and may continue to invest in joint ventures.  From time to time, the Company, through the Operating Partnership, invests in corporations, limited partnerships, limited liability companies or other entities that have been formed for the purpose of acquiring, developing, financing, or managing real property.  In certain circumstances, the Operating Partnership’s interest in a particular entity may be less than a majority of the outstanding voting interests of that entity.  We have also formed investment funds that utilize the Company’s development, redevelopment, and property and asset management capabilities.  See “Business and Properties—Business—Essex Apartment Value Fund II, L.P.”

Investment in Real Estate Mortgages

We may, at the discretion of our management or Essex Property Trust, Inc.'s board of directors, invest in mortgages and other types of real estate interests consistent with Essex Property Trust, Inc.'s qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

We may invest in securities of other REITs, other entities engaged in real estate activities or other issuers.

Dispositions

As part of its strategic plan to own quality real estate in supply-constrained markets, the Company continually evaluates all the communities and sells those which no longer meet its strategic criteria.  The Company may use the capital generated from the dispositions to invest in higher-return communities or other real estate investments, repurchase the Company’s common stock, or repay debts.  The Company believes that the sale of these communities will not have a material impact on its future results of operations or cash flows nor will their sale materially affect its ongoing operations. Generally, the Company seeks to have any impact of earnings dilution resulting from these dispositions offset by the positive impact of its acquisitions, development and redevelopment activities.

Financing Policies

The Company has adopted a policy of maintaining a limit on debt financing consistent with the existing covenants required to maintain the Company’s unsecured line of credit bank facility and unsecured term loan.  The Company’s organizational documents do not limit the amount or percentage of indebtedness that may be incurred.  If the Company changed this policy, the Company could incur more debt, resulting in an increased risk of default on the Company’s obligations and the obligations of the Operating Partnership, and an increase in debt service requirements that could adversely affect the Company’s financial condition and results of operations.  Such increased debt could exceed the underlying value of the communities.  See  “Risk Factors – “Debt financing has inherent risks”.

Conflict of Interest Policies

We have adopted a code of business conduct and ethics that prohibits conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand, except in compliance with the policy.  Waivers of our code of business conduct and ethics must be disclosed in accordance with New York Stock Exchange, or NYSE, and SEC requirements. In addition, Essex Property Trust, Inc.'s board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all of Essex Property Trust, Inc.'s stockholders.

Interested Director and Officer Transactions

Pursuant to the Maryland General Corporation Law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of Essex Property Trust, Inc.'s directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof, provided that

•
the material facts relating to the common directorship or interest and as to the transaction are disclosed or known to Essex Property Trust, Inc.'s board of directors or a committee of Essex Property Trust, Inc.'s board, and Essex Property Trust, Inc.'s board or a duly authorized committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum,

•
the material facts relating to the common directorship or interest and as to the transaction are disclosed to Essex Property Trust, Inc.'s stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity, or

•	the transaction or contract is fair and reasonable to us at the time that we enter into the transaction or contract.

The Company has adopted a policy that generally requires specified committees of its Board of Directors to approve transactions between it or an entity it controls, such as the Operating Partnership, on the one hand and any of the Company’s directors, director nominees or executive officers, any beneficial owner of more than 5% of Essex outstanding common stock and any immediate family member of any of the foregoing persons, on the other hand.  See “Certain Relationships and Related Persons Transactions; Director Independence—Policies and Procedures with Respect to Related Person Transactions.”

Policies with Respect to Other Activities

The Company intends to continue to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company has in the past five years and may in the future (i) issue securities senior to its common stock, (ii) fund acquisition activities with borrowings under its line of credit and (iii) offer shares of common stock and/or units of limited partnership interest in the Operating Partnership or affiliated partnerships as partial consideration for property acquisitions. The Company from time to time acquires partnership interests in partnerships and joint ventures, either directly or indirectly through subsidiaries of the Company, when such entities’ underlying assets are real estate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common units of the Operating Partnership as of February 28, 2013 for (i) each person known by the Operating Partnership to hold more than 5% of the outstanding units of the Operating Partnership, (ii) each Company director and each of the executive officers named in the Summary Compensation Table in the section “Executive Compensation” below, and (iii) all Company directors and executive officers as a group.

Beneficial ownership in the following table is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of units beneficially owned by a person and the percentage ownership of that person, Series Z-1 incentive units, which are currently non-forfeitable or are non-forfeitable within 60 days of the Record Date, are deemed outstanding. Such units, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Operating Partnership’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name.  Unless otherwise stated, the address of all Company directors and executive officers is c/o Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California, 94303.

Series Z-1 incentive units are described below under “Executive Compensation.”

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Outstanding Common Units (1)
Name of Beneficial Owner
Essex Property Trust, Inc.	37,990,836	94.5%
George M. Marcus (2)	1,193,157	3.0%
Keith R. Guericke (3)	131,471	*
Michael J. Schall (4)	85,055	*
Michael T. Dance (5)	7,295	*
John D. Eudy (6)	35,948	*
Craig K. Zimmerman (7)	41,491	*
John F. Burkart (8)	16,028	*
David W. Brady	-	*
Gary P. Martin	-	*
Issie N. Rabinovitch	-	*
Thomas E. Randlett	-	*
Byron A. Scordelis	-	*
Janice L. Sears	-	*
Claude J. Zinngrabe, Jr.	-	*
All incumbent directors and executive officers as a group (15 persons) (9)	1,534,661	3.8%

*	Less than 1%

(1)
Mr. Marcus, certain officers, directors of the Company and certain other entities and investors own limited partnership interests in the Operating Partnership which presently aggregate to approximately a 5.5% limited partnership interest. The Company presently has approximately 94.5% general partnership interest in the Operating Partnership. The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, limited partnership interests can be exchanged into shares of the Company’s Common Stock.

(2)
Includes 875,722 Operating Partnership units beneficially owned by Mr. Marcus and 301,494 units and 15,941 units beneficially owned by The Marcus & Millichap Company (“TMMC”) and Essex Portfolio Management Company (“EPMC”), respectively. Mr. Marcus disclaims beneficial ownership of (i) all units held by TMMC and (ii) 6,376 units held by EPMC.  As of February 28, 2013, Mr. Marcus had pledged to a commercial bank 875,722 Operating Partnership units.

(3)
Includes 122,583 Operating Partnership units and 8,888 units that may be issued in exchange for non-forfeitable Series Z-1 incentive units.  Excludes 1,568 units issuable upon satisfying certain requirements of the Series Z-1 incentive units.

(4)
Includes 70,667 Operating Partnership units and 14,388 units  that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 12,524 units issuable upon satisfying certain requirements of the Series Z-1 incentive units. The aforementioned units in the Operating Partnership, are held in a revocable trust in which Mr. Schall and Ann Schall act as co-trustees. Mr. Schall disclaims beneficial ownership for 35,333 Operating Partnership units and 7,194 units that may be issued in exchange for non-forfeitable Series Z-1 incentive units.

(5)
Includes 2,250 Operating Partnership units and 5,045 units that may be issued in exchange for non-forfeitable Series Z-1 incentive units.  Excludes 7,955 units issuable upon satisfying certain requirements of the Series Z-1 incentive units.

(6)
Includes 23,792 Operating Partnership units and 12,156 units that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 9,210 units issuable upon satisfying certain requirements of the Series Z-1 incentive units.

(7)
Includes 29,335 Operating Partnership units and 12,156 units that may be issued in exchange for non-forfeitable Series Z-1 incentive units.  Excludes 9,210 units issuable upon satisfying certain requirements of the Series Z-1 incentive units.

(8)
Includes 4,569 Operating Partnership units and 11,459 units that may be issued in exchange for non-forfeitable Series Z-1 incentive units.  Excludes 10,884 units issuable upon satisfying certain requirements of the Series Z-1 incentive units.

(9)
Includes 1,616,621 Operating Partnership units and 71,337 units that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 59,289 units issuable upon satisfying the requirements of the Series Z-1 incentive units.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of February 28, 2013 with respect to the incumbent directors and executive officers of Essex Property Trust, Inc., including their ages.  The operating partnership is managed by Essex Property Trust, Inc., its sole general partner and parent company.  Consequently, the operating partnership does not have its own separate directors.

Name and Position	Age	First Elected	Term Expires
George M. Marcus Chairman of the Board	71	1994	2015
Keith R. Guericke Vice Chairman of the Board	64	1994	2013
Michael J. Schall Director, Chief Executive Officer and President	55	1994	2015
Michael T. Dance Executive Vice President and Chief Financial Officer	56	—	—
John D. Eudy Executive Vice President-Development	58	—	—
Craig K. Zimmerman Executive Vice President-Acquisitions	62	—	—
John F. Burkart Executive Vice President-Asset Management	49	—	—
Erik J. Alexander Senior Vice President-Property Operations	45	—	—
David W. Brady Director	72	1994	2014
Gary P. Martin Director	65	1994	2015
Issie N. Rabinovitch Director	67	1994	2013
Thomas E. Randlett Director	70	1994	2013
Byron A. Scordelis Director	63	2011	2014
Janice L. Sears Director	52	2011	2014
Claude J. Zinngrabe, Jr. Director	67	2011	2014

Biographical information concerning directors and executive officers of Essex Property Trust, Inc. (some of whom are also directors) is set forth below.

George M. Marcus is the founder and has been the Chairman of Essex Property Corporation (the predecessor to Essex Property Trust, Inc.) and The Marcus & Millichap Company since their inception in 1971. The Marcus & Millichap Company is the parent company of a diversified group of real estate service, investment and development firms. Mr. Marcus was one of the original founders of Greater Bay Bancorp, a publicly held financial institution, which was acquired by Wells Fargo in 2007.  Included among Mr. Marcus’ professional memberships are the Regent Emeritus of the University of California, the Real Estate Roundtable, the Policy Advisory Board of the University of California at Berkeley — Center for Real Estate and Urban Economics, as well as numerous other professional and community organizations. He graduated with a Bachelor of Science degree in Economics from San Francisco State University. He was honored as Alumnus of the Millennium in 1999. Mr. Marcus is also a graduate of the Harvard Business School of Owners / Presidents Management Program and the Georgetown University Leadership Program. The Board selected Mr. Marcus to serve as a director because he is the founder of the Company, he brings outstanding leadership and vision to the Company, he has extensive knowledge of the Company, and over 35 years of experience working in the real estate industry.

Keith R. Guericke, Director and Vice Chairman of the Board, held the position of President and Chief Executive Officer of the Company from 1988 through 2010.  Effective January 1, 2011, Mr. Guericke retired from his position as an executive officer, and he remains a director of the Company and will continue to provide additional services as a part-time employee.  Mr. Guericke joined the Company’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared the Company for its IPO in 1994, and has since significantly increased the Company’s multifamily portfolio in supply-constrained markets along the West Coast. Mr. Guericke is a member of National Association of Real Estate Investment Trusts (“NAREIT”), the National Multi Housing Council, and several local apartment industry groups. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971. The Board selected Mr. Guericke to serve as a director because he served the Company for over 33 years and was its principal executive officer from 1988 to 2010, and he has expansive knowledge of the real estate industry and strong relationships with many executives and other senior management at real estate companies throughout the United States.

Michael J. Schall, Director, is the President and Chief Executive Officer of the Company, having been promoted to that position by the Board of Directors effective January 1, 2011.  He previously served as the Senior Executive Vice President and Chief Operating Officer for the Company from 2005 to 2010, during which years he was responsible for the strategic planning and management of the Company’s property operations, redevelopment and co-investment programs.  From 1993 to 2005, Mr. Schall was the Company’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Young (then known as Ernst & Whinney), where he specialized in the real estate and financial services industries. Mr. Schall received a B.S. from the University of San Francisco. Mr. Schall currently serves as a member of the Board of Trustees of Pebblebrook Hotel Trust, Inc. Mr. Schall is a Certified Public Accountant (inactive) and is a member of NAREIT, the National Multi Housing Council, the AICPA, and the Board of Governors of NAREIT. The Board selected Mr. Schall to serve as a director because he was a principal officer of the Company when initially selected as a director, he has extensive knowledge of the financial and operating matters of the Company, and he has strong relationships with many executives and senior management at real estate companies throughout the United States.

Michael T. Dance has been the Company’s Executive Vice President and Chief Financial Officer since February 2005. From September 2002 to February 2005, Mr. Dance provided accounting research, consulting, and litigation support services, while teaching as an adjunct Professor for the University of California at Berkeley, HAAS School of Business. Mr. Dance began his career at Peat, Marwick, Mitchell & Co in 1978. From 1990 to 2002, he was a partner with KPMG LLP, where he worked with clients in the real estate, construction, health care and technology industries. He received a Bachelor of Arts degree in Economics from California State University, East Bay in 1978. Mr. Dance is a CPA (inactive).

John D. Eudy is responsible for development activities, from the point of acquisition through construction and stabilization. Mr. Eudy joined the Company’s predecessor, Essex Property Corporation, in 1985. While at the Company, Mr. Eudy has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition. Prior to joining the Company, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980.  He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California’s Management Leadership School. Mr. Eudy is a member of the Urban Land Institute (“ULI”) and NAREIT.

Craig K. Zimmerman is responsible for acquisition activities. Mr. Zimmerman joined the Company’s predecessor, Essex Property Corporation, in 1984 and was primarily responsible for the acquisition of multifamily residential properties. Prior to joining the Company, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

John F. Burkart is responsible for the Company’s asset management activities, including evaluation of existing investments, renovation, disposition, capital improvements, due diligence, economic research, and the Company’s institutional co-investment program. Mr. Burkart was responsible for supervising property management activity in the Northern Division as well as the creation and management of the institutional co-investments. Mr. Burkart joined Essex in 1996 and was responsible for various finance duties including identifying potential sources of financing and negotiating joint venture and debt financing transactions. From 1993 to 1996, Mr. Burkart was a real estate finance consultant for various companies. From 1987 to 1993 Mr. Burkart was a Vice President at Pacific States Management Company, responsible for the property management and accounting departments, along with other corporate duties. Mr. Burkart received a Bachelor of Science degree in Finance from San Jose State University in 1987 and a MBA degree in Real Estate from Golden Gate University in 1993.

Erik J. Alexander is responsible for property operations of the Company.  Mr. Alexander joined the Company in 1997 as a Regional Portfolio Manager and later served as the Director of Redevelopment. Prior to joining the Company, Mr. Alexander served as the Director of Operations for Century West Properties, a Santa Monica based apartment developer and operator. Mr. Alexander also held a position as a real estate consultant with The Meyers Group providing pricing strategies, demand analysis and feasibility studies to new home developers and lenders in Southern California. Mr. Alexander received his Bachelor of Science degree in Business Administration with a Certificate of Real Property Development and Management from the University of Southern California in 1990.

David W. Brady, Director, holds the Bowen H. and Janice Arthur McCoy endowed chair at Stanford University Graduate School of Business and is a professor of political science in Stanford University School of Humanities and Sciences since 1988. Dr. Brady served as an associate Dean for academic affairs at the Graduate School of Business from 1996 until 2000, and continues to teach corporate ethics in both MBA and executive education.  He is a Deputy Director at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies. He was a member of the advisory council for the Kansai Silicon Valley Venture Forum in Japan.  The Board selected Mr. Brady to serve as a director because of his many years of experience as a professor of political science and business, which has enabled him to assist the full board in understanding corporate governance and ethics issues, and he is familiar with a full range of corporate and board functions.

Gary P. Martin, Director, is a private investor, and a member of the Board of Directors of LeoNovos, a public company on the Toronto Exchange and Chairman of the Audit Committee. He was the Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry for the period from September 2000 to July 2002. From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. Mr. Martin served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. From September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market.  From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union.  From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983. From 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971. The Board selected Mr. Martin to serve as a director because he has years of experience serving on both public and private boards and committees, he has served as a Chief Financial Officer for a variety of companies, and he has an extensive understanding of internal and external financial reporting of public companies.

Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. He was the Chief Executive Officer of Mainsail Networks, a telecommunications company in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1991, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch received a Bachelor of Science degree from McGill University in 1967 and a Master’s of Business Administration degree from Harvard University in 1970. The Board selected Mr. Rabinovitch to serve as a director because he brings valuable financial expertise, including extensive knowledge of capital markets transactions and investments in both public and private companies.

Thomas E. Randlett, Director, is a certified public accountant and was a testifying expert and director at LECG, Inc. from 1992 to 2010. Mr. Randlett’s professional specialties include the real estate and construction, financial institutions and transportation industries.  Prior to joining LECG, Mr. Randlett was a managing partner and senior real estate specialist for KPMG in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990.  He served on the board of directors of Greater Bay Bancorp, a publicly held financial institution, from 2005 until the company was sold in 2007.  He is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants (“AICPA”), NAREIT, and California Society of Certified Public Accountants (“CSCPA”). He received a Bachelor of Arts degree from Princeton University in 1966.  The Board selected Mr. Randlett to serve as a director because of his 23 years of experience as an auditor of public and private construction and real estate companies, including audits of REITs, as well as his consulting experience, which includes interaction with the Resolution Trust Corporation and the Department of Justice.

Byron A. Scordelis, Director, served as the President and Chief Executive Officer of Greater Bay Bancorp and as a member of the Board of Directors of Greater Bay Bancorp and its wholly-owned subsidiary, Greater Bay Bank N.A. from January 1, 2004 until its sale in October 1, 2007. Mr. Scordelis served as the Chief Operating Officer and President of the Greater Bay Banking Group which was comprised of the company’s banking subsidiaries as well as its business and technology operations, trust services and human resources activities. Mr. Scordelis has previously served as an Executive Vice President with Wells Fargo Bank where he was named President of the San Francisco Bay Area Region and was responsible for the management and performance of 235 financial service offices in the San Francisco Bay area. He joined Wells Fargo in 1998 as an Executive Vice President responsible for its retail banking activities in seven western states, and was appointed as a co-chair of its integration task force following the bank’s merger with Norwest. From 1974 to 1998, Mr. Scordelis was President and Chief Executive Officer of Eureka Bank and also served as Senior Vice President and head of Bank of America’s San Francisco Bay Area region, and was responsible for corporate finance, corporate strategic planning, merger integration, and other staff and managerial areas. Mr. Scordelis is a Phi Beta Kappa graduate of the University of California at Berkeley where he earned bachelor’s degrees in economics and natural resource studies in 1972. He received a Master of Business Administration from Stanford University in 1974. Mr. Scordelis currently serves on the Board of Regents at Santa Clara University where he is also a member of its Audit Committee as well as on the Advisory Board of the Markkula Center for Applied Ethics. He is also a member of the Board of EHC Lifebuilders, a non-profit organization, and also serves on the Advisory Board of the Palo Alto Medical Foundation. The Board selected Mr. Scordelis to serve as a director because of his many years of experience as a Chief Executive Officer and a board member of a publicly-traded financial service company.

Janice L. Sears, Director, serves as a Board Member, Chair of the Compensation Committee and member of the Governance and Investment Committees of The Swig Company, a corporate owner of office properties nationwide. Previously, Ms. Sears held the position of Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities. She was concurrently the San Francisco Market President for Bank of America. As Market President, Ms. Sears managed a senior leadership team, deepening relationships with the nonprofit community, local government and worked to build awareness of the Bank of America brand. Prior to 1999, Ms. Sears was Head of Client Management for Bank of America’s Commercial Real Estate Group in California, where she oversaw client relationships with REIT’s, homebuilders and opportunity funds.  Prior to 1988, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp in New York. Ms. Sears earned a B.S. in both Economics and Marketing from the University of Delaware.  Her professional activities have included NAREIT and ULI.  Ms. Sears is the Past President and Past Treasurer of the San Francisco Chapter of the National Charity League and most recently sat on the boards of the San Francisco Chamber of Commerce, the San Francisco Economic Development Council and Leadership San Francisco. She acts as an advisor to the Audit Committee of the San Francisco Art Institute. Ms. Sears has been named one of the ‘100 Most Powerful Women in Business’ in San Francisco. The Board selected Ms. Sears to serve as a director because of her knowledge of capital markets and extensive experience working in the commercial real estate and REIT industry.

Claude J. Zinngrabe, Jr., Director, is co-founder and a Managing Partner of Fremont Realty Capital, the real estate merchant banking arm of the Fremont Group, a San Francisco-based, private-investment firm of the Bechtel family. The firm focuses on opportunistic and value-added real estate investments, both domestically and abroad. Prior to 1996, Mr. Zinngrabe was Chairman and CEO of Prudential Real Estate Investors, the institutional real estate investment arm of Prudential Financial, Inc.  From 1992 to 1994, Mr. Zinngrabe served as President of Prudential Institutional Investors and was responsible for strategic planning in Latin America and Eastern Europe. Concurrently, he founded and held the title of Chairman and CEO of Prudential Homebuilding Investors, a real estate investment management firm specializing in homebuilding investments. From 1972 to 1992, Mr. Zinngrabe held a number of investment professional and management positions within Prudential’s mortgage lending, property investment and asset management businesses. Mr. Zinngrabe is a member of ULI where he has served as a trustee and Executive Committee member. He is also a member of the Pension Real Estate Association and the National Association of Real Estate Investment Managers.  Previously, Mr. Zinngrabe has served as a pro-bono ULI real estate advisor to the U.S. Department of Defense, National Institutes of Health and the Government of Bermuda. Mr. Zinngrabe received a Bachelor of Science Degree in History from Xavier University in 1968 followed by a Master of Arts in History in 1970 and Master of Business Administration degree in 1977 from Cleveland State University. Mr. Zinngrabe also completed the Advanced Management Program at Harvard Business School in 1989. Mr. Zinngrabe is a Governance Fellow of the National Association of Corporate Directors. The Board selected Mr. Zinngrabe to serve as a director because of his extensive experience in the real estate investment management business and his knowledge of the real estate industry.

DIRECTOR COMPENSATION

Each continuing director of Essex Property Trust, Inc., who is not an executive officer, receives, or has received, the following compensation under our current director compensation program adopted in February 2010:

•
An annual grant of options for that number of shares as determined by having the grant have a value of $50,000 as based on using the Black-Scholes option pricing methodology.  With respect to annual grants of options, directors can elect, in lieu of an option grant, to receive a restricted stock award for that number of shares as determined by having the restricted stock grant equal to a value of $50,000.  Directors must make this election at the time of the Company’s annual meeting, at which time such grant of options or restricted stock will be made.  Annual grants of options or restricted stock will completely vest one year after the date of grant.

•	An annual cash retainer, paid quarterly, in the amount of $22,000 per year.

•	A board attendance fee of $1,000 per meeting attended.

•
A committee attendance fee of $500 per meeting, except as to regularly scheduled Audit Committee meetings, for which a $2,000 attendance fee is paid. With the exception of meetings of the Audit Committee, no meeting attendance fees shall apply when both Board of Directors and committee meetings occur on the same day.

•	The Chairman of the Audit Committee, Mr. Randlett, receives $10,000 per year, payable quarterly, in addition to the other compensation indicated above.

Each non-employee director, upon joining the Board of Directors, receives an automatic grant of options for that number of shares as determined by having the grant have a value of $80,000 based on the Black-Scholes option pricing methodology. Such options become exercisable as to one-third of the shares of common stock subject to the option on each yearly anniversary of the grant date, such that the options granted will be fully exercisable three years after the grant date.  In the event of a change of control of the Company, the Board may unilaterally cancel unexercised director options, after advance written notice has been provided to each affected director.

The table below summarizes the compensation the Company paid to directors for the fiscal year ended December 31, 2012. Mr. Schall, who served in 2012 as the Company’s Chief Executive Officer, is not included in the table below because he did not receive for 2012 any additional compensation for services provided as a director. Mr. Guericke, who served as a part-time employee in 2012, received a salary and bonus shown below under “All Other Compensation,” but he did not receive any additional compensation for services provided as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
D. Brady	41,000	50,000	-	-	91,000
K. Guericke	-	-	-	275,000	275,000
G. Marcus	28,500	50,000	-	-	78,500
G. Martin	30,000	-	50,000	-	80,000
I. Rabinovitch	30,500	-	50,000	-	80,500
T. Randlett	51,000	-	50,000	-	101,000
B. Scordelis	32,500	-	50,000	-	82,500
J. Sears	40,000	-	50,000	-	90,000
C. Zinngrabe, Jr.	30,500	-	50,000	-	80,500

(1)
The assumptions used to calculate the value of the restricted stock and options awards are set forth in Note 13 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2012. As of December 31, 2012, each director had the following number of stock options (vested and unvested) then outstanding: David W. Brady: 9,676 options; Keith R. Guericke: 10,000 options; George M. Marcus: 0 options; Gary P. Martin: 17,914 options; Issie N. Rabinovitch: 17,914 options; Thomas E. Randlett: 13,664 options; Byron A. Scordelis: 9,500 options, Janice L. Sears: 7,000 options; and Claude J. Zinngrabe, Jr.: 9,500 options, respectively.  Also, as of December 31, 2012, David W. Brady and George M. Marcus each had 331 shares of unvested restricted stock outstanding, and no other directors had unvested restricted stock outstanding.

EXECUTIVE COMPENSATION

This section reflects information with respect to the directors and executive officers of Essex Property Trust, Inc. The operating partnership is managed by Essex Property Trust, Inc., its sole general partner .  Consequently, the operating partnership does not have its own separate directors.

Compensation Discussion and Analysis

Executive Summary. The Company's goals for its executive compensation program are (i) to attract, motivate and retain experienced, effective executives, (ii) to direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders. With regard to absolute levels of executive compensation and the compensation programs we use, the Compensation Committee periodically reviews relevant information about competitive pay levels and structures but also considers a number of other factors, as described below.

Each year the Board sets annual corporate goals that are designed to promote shareholder value creation over a multiple year period.  These corporate goals are used as the basis for measuring management performance, a key consideration in granting both cash bonuses and long term equity. These goals, which include measures of performance on both an absolute basis as well as relative to peers, are described in more detail in the discussion below. Goals for 2012 included specific company performance metrics such as per share growth in Funds from Operations (“FFO”), yields from recent investment transactions relative to the pro-forma underwriting, increasing same property net operating income (“NOI”), and discretionary objectives, such as progress on specific corporate initiatives.

The compensation of our executive officers also reflects performance against individual and (where appropriate) business unit goals, as described in the discussion below. Achievements for 2012 included the following:

•	Reported FFO per share, excluding non-core items, of $6.82, representing a 21% increase compared to 2011. We exceeded our original guidance for NOI growth and per share FFO growth.

•
Maintained strong liquidity and conservative debt structure through access to both debt and equity capital sources.  Reflecting the commitment to a well-structured balance sheet, Fitch improved our unsecured debt rating to BBB+/stable and we successfully completed our debut public debt offering totaling $300 million of unsecured bonds due in 2022 at a coupon of 3.625%.

•	Acquired 15 apartment communities (on balance sheet and in joint ventures) totaling $802 million.

•	Expanded our development pipeline to almost $1 billion with the commencement of five apartment projects with an estimated cost of $516 million.

•
Completed the construction of Expo, a 275-unit community located in Seattle, Washington.  Expo was a ground up development that was completed ahead of schedule and below our budgeted cost.  Leasing activities are progressing as planned and the forecasted stabilized yield of approximately 7% exceeds our investment expectations.

•	Improved the customer experience through numerous technology iniatives and adding amenities to the existing apartment portfolio through redevelopment.

We believe that our executive management and our company performed well in 2012 when measured against the corporate and business unit performance goals established at the end of 2011. Accordingly, our Board’s compensation committee determined that the Company’s management achieved all of its corporate, team and individual goals and, as a result, the non-discretionary components of bonuses were paid at their maximum and the discretionary bonuses were paid out at between 90% and 100% of their targets.

In 2012 the Company’s Compensation Committee retained Mercer to select a peer group of fifteen REITs and complete a review of the executive compensation levels and practices relative to the peer group.  Based on the results of the study, the Compensation Committee increased the salary of the Chief Executive Officer (“CEO”) by $100,000 per year effective April 1, 2013 which is slightly below the median of the peer group.  The 2012 performance criteria for the non-discretionary bonus includes achieving certain levels of same-property NOI growth, core FFO growth and external growth goals.  In 2013 the Compensation Committee engaged Mercer to complete a review of board compensation relative to the same peer group used for management compensation and to recommend the number of shares to include in the proposed 2013 Stock Award and Incentive Compensation Plan that is being submitted for shareholder approval pursuant to the Company's 2013 proxy statement.

Mercer has not provided any services to the Company other than to the Compensation Committee with respect to executive and board compensation matters, reports directly to the Compensation Committee and not to management, and is independent from the Company. The Compensation Committee has assessed the independence of Mercer pursuant to, and taking into account factors listed in, applicable SEC rules and concluded that the work of Mercer has not raised any conflict of interest.

Shareholder advisory approval of the Company’s executive compensation. In 2012, the Company held a “say-on-pay” vote on the Company’s executive compensation program as set forth in the proxy statement and 97.5% of the votes cast voted “for” the proposal. The Compensation Committee will consider the results of the shareholder vote in finalizing 2013 compensation but because a substantial majority of shareholders approved the compensation program, the Committee continued to apply the same principles in determining the amounts and types of executive compensation and did not implement substantial changes as a result of the shareholder advisory vote. An advisory vote to approve the compensation of the Company’s named executive officers will be held on an annual basis until the next required vote on the frequency of shareholder votes is held.

Role and Procedures of the Compensation Committee.  Our Board’s Compensation Committee, composed of independent, non-employee directors, determines and approves the compensation arrangements for the named executive officers. The Committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants) as the Committee deems appropriate. During 2012 the Committee retained the services of Mercer to select a peer group of fifteen REITs and complete a review of the Company’s executive compensation programs.

While the Compensation Committee determines Essex’s overall compensation philosophies and sets the compensation for the CEO and other executive officers, it looks to the CEO to make recommendations with respect to both overall compensation policies and specific compensation decisions.  For the upcoming fiscal year, the CEO recommends to the Compensation Committee the levels of base salary, targeted annual bonus and long-term equity for the named executive officers other than himself, within the elements of compensation otherwise established by the Committee.  The sum of such base salaries and targeted bonuses and long term equity compensation, if any, is included in the Essex annual business plan, which is approved by our Board.  Also, at that time, the Committee reviews and approves goals for the upcoming year for specific executive officers.  Such goals may include company-wide, business unit and individual goals.

At the end of a fiscal year, the Board reviews actual performance against such goals and, in consultation with the CEO and as discussed further below, sets the actual bonuses to be paid to the executive officers.  The CEO also provides the Compensation Committee with his perspective on the performance of Essex’s executive officers as well as a self-assessment of his own performance.  The Committee establishes the compensation package for the CEO. Our Chief Financial Officer also attends certain of the Compensation Committee’s meetings to provide perspective on the competitive landscape and the needs of the business and to discuss potentially new elements for the executive officer’s compensation packages.

The following fifteen REITs (all are equity REITs, five of which are headquartered in California, nine are reasonably similar to the Company in revenue and market capitalization and ten invest primarily in apartments) are considered in an annual peer comparison prepared by Mercer based on publicly filed proxy materials. Compared to the peer group the Company ranked at the 47th percentile on revenues and at the 80th percentile on the market value of the common equity.

	($ in millions)
Company	Revenues ($)(*)	Market Value($)(*)
AvalonBay Communities, Inc. (AVB)	1,044	13,093
Apartment Investment and Management Company (AIV)	1,060	3,849
Alexandria Real Estate Equities, Inc. (ARE)	590	4,384
American Campus Communities, Inc. (ACC)	445	3,386
BioMed Realty Trust, Inc. (BMR)	470	2,948
BRE Properties, Inc. (BRE)	397	3,715
Camden Property Trust (CPT)	719	5,616
Douglas Emmett, Inc. (DEI)	575	3,277
Equity Lifestyle Properties, Inc. (ELS)	699	2,783
Home Properties, Inc. (HME)	621	3,028
Mid-America Apartment Communities, Inc. (MAA)	474	2,660
Post Properties, Inc. (PPS)	335	2,641
Colonial Properties (CLP)	430	1,906
Realty Income Corporation (O)	464	5,241
United Dominion Realty Trust, Inc. (UDR)	728	6,071
Essex Property Trust, Inc. (ESS)	527	5,261

*	Revenues are for the twelve months ended September 30, 2012, and the equity market capitalization (“Market Value”) is as of October 31, 2012.

The Compensation Committee considered the peer group information in determining overall compensation levels in light of the Committee’s view of appropriate, market-based compensation levels.  However, the Committee did not utilize any specific or numeric percentile or other benchmark within the peer group companies for this purpose.

Compensation Program Objectives.  The objectives of our compensation program for named executive officers are to:

•	Attract, retain, and motivate executive officers through the overall design and mix of cash, equity, and short and long-term compensation elements;

•	Reward individual performance by tying significant portions of short-term compensation in the form of salary and annual bonus opportunity to achievement of individual performance; and

•
Align the interests of executive officers with the interests of our stockholders by tying significant portions of short and long- term compensation, in the form of annual bonus and long-term equity based awards, to increasing distributable cash flow to shareholders, and increasing the value of our common stock based on the acquisition, development, redevelopment and onsite property management of apartment communities.

Within these objectives, the Compensation Committee believes that the primary goal of our executive compensation program should be related to creating stockholder value. The Committee seeks to offer the named executive officers competitive compensation opportunities based upon their personal performance, the financial performance of Essex as compared to other REITs, and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to long-term success, to reward the achievement of our short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to corporate performance.

Key elements.  The key elements of our current compensation program for the named executive officers are summarized in the table below:

Compensation element:	Why this element is included:	How the amount of this element is determined:	How this elements fits in the overall program:
Base salary	Customary element necessary to hire and retain executives.	Base salary and any changes in salary are based on views of individual retention or performance factors and market data at peer companies (but without specific benchmarking).	Short-term cash compensation that is fixed and paid during the year.
Annual bonus	Customary element appropriate to motivate executives and tie a significant compensation opportunity to a mix of individual and corporate performance.	Annual bonus is based on both discretionary and non-discretionary performance criteria.	Short-term cash compensation that is contingent on Compensation Committee discretion and review of non-discretionary criteria.
Equity incentive – stock options grants and Essex Operating Partnership Units	Equity compensation for long-term retention of management and alignment of shareholder interest that complements cash compensation and provides performance incentives.
Stock option awards and Z-1 Unit awards are determined primarily based on how the award’s grant date value relates to the officer’s total compensation and how the vesting and other aspects of the awards might incentivize performance.

Long-term compensation is primarily contingent on performance goals which are expected to be consistent with an increase in the long-term value of our common stock into which the units are ultimately exchangeable. The sale of Z-1 incentive units is contractually prohibited.

Deferred compensation plan	Supplemental element to assist in retaining executives.	Executive officers may defer up to 100% of their base salary and bonus.	A tax planning benefit for executives.
Severance plan
For hiring and retaining executives, this element provides a reasonable level of continued economic benefit if a change of control and related termination was to occur. As stated below under the caption “Severance and Other Benefits Upon Termination of Employment of Change or Control”, these payments provide a reasonable level of incentive for the covered individuals to remain with Essex prior to any proposal or contemplation of, and during any negotiations for, a change of control.

The element provides that in the event of a change of control and related involuntary termination within the period commencing 2 month preceding a change of control and ending 24 months after the change of control, an executive receives two times his current annual salary and three-year average annual bonus, vesting acceleration of equity awards and Z-1 incentive units, continued insurance benefits and out placement services.
A supplement to the base salary and annual bonus arrangements, which addresses possible change of control situations.
Perquisites	Customary element necessary to hire and retain executives.	Generally based on perquisites being offered by comparable companies.	A supplement to the base salary.

Base Salaries.  None of our executive officers have an employment agreement.  Base salaries are viewed as a customary element necessary to hire and retain executive officers.  Base salary and any changes in base salary are based on views of individual retention and/or performance factors and market data at peer companies, without benchmarking.  For 2012, the Compensation Committee established base salaries in light of these considerations as well as subjective assessments of individual performance, scope of responsibilities, expertise and experience, and Essex’s financial performance and condition. The base salaries were increased to reflect results of the Mercer peer compensation study for comparable responsibilities as shown in the “Summary Compensation Table” below.

Executive	Salary 2011 ($)	Salary 2012 ($)	Percentage Change
Michael Schall, CEO	350,000	450,000	28.6%
Michael Dance, CFO	300,000	325,000	8.3%
Craig Zimmerman, EVP	300,000	325,000	8.3%
John Eudy, EVP	300,000	325,000	8.3%
John Burkart, EVP	250,000	275,000	10.0%

Annual Bonuses.  Each named executive officer is eligible to earn an annual cash bonus based on the achievement of the operating performance budget approved by our Board and the meeting of performance goals during the year. The performance goals used for determining an officer’s annual bonus fall into one or more of the following categories, as determined by the Compensation Committee and by the CEO in his recommendations to the Compensation Committee:

•	individual performance;

•	corporate and business unit performance; and

•	the functions performed by the executive officer.

Each year a target bonus amount is established for each named executive officer, and the sum of all target bonuses are included in the Essex annual business plan which is approved by our Board.  To the extent that Essex does not meet its annual business plan targets and its results are less than the plan targets, the annual target bonus amounts can be reduced to zero.  In years that Essex exceeds its financial targets, the Compensation Committee has awarded the named executive officers annual bonuses that are as much as twice the individual’s target bonus amount.

The Company believes that Funds from Operations (“FFO”) per share and Core Funds from Operations (“Core FFO”) per share are the primary corporate performance measures.  The Board reviews and approves an annual FFO and Core FFO per share target.  The Compensation Committee monitors management’s achievement of the set dollar amount target and on a relative basis (ranking in the top quartile of the multifamily REITs with respect to Core FFO per share growth).  The target levels for the dollar amount of FFO and Core FFO per share changes from year to year and are dependent on a number of factors, including expectations surrounding internal and external earnings, general economic conditions, real estate fundamentals and other specific circumstances facing the Company in the coming year. The compensation committee also establishes FFO and Core FFO goals that are consistent with the board approved operating plan for the Company. For 2012, the following specific goals were set for corporate performance:

1)           Same-property NOI growth of 8.0%, adjusted for dispositions;

2)           FFO per diluted share of $6.62, and Core FFO per diluted share of $6.65;

3)           Increase FFO with external growth investments consistent with the FFO guidance provided to common stock investors; and

4)           Actual results exceeding underwritten yields from 2010 and 2011 acquisitions and developments.

For 2012, same-property NOI growth was 9.2%; FFO per diluted share was $6.71, and after adjustments for non-core items was $6.82 per diluted share; aggregate FFO accretion from external growth investments exceeded the underwritten yields; and actual versus underwritten yields from 2010 and 2011 acquisitions and developments exceeded the underwritten yields.  Thus, the actual results for these items exceeded the performance goals.  For a discussion of the calculation of FFO, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Funds from Operation (FFO)” in our Form 10-K for the fiscal year ended December 31, 2012. The Compensation Committee considered the quantitative criteria above for the non-discretionary incentive bonus and based on the Company’s results the Compensation Committee concluded that the maximum incentive bonus was earned as the Company exceeded all its corporate performance goals. On average 98% of the targeted discretionary bonuses were paid based on the accomplishment of individual goals.

The 2012 discretionary and non-discretionary bonuses for the named executive officers ranged from approximately 130% to 140% of their annual base salary amounts.

●             Mr. Schall, Chief Executive Officer, received $580,000 or 98% of his maximum 2012 bonus for achieving the Company’s financial and operating objectives, identifying and mentoring future leaders, implementation of new information technology and human resources and other strategic initiatives.

●             Mr. Dance, Chief Financial Officer, received $435,000 or 97% of his maximum 2012 bonus for achieving the Company’s financial and operating objectives, successfully accessing the unsecured debt markets including the origination of the debut $300 million public bond offering, improving managerial reporting and overseeing human resource and information system initiatives.

●             Mr. Eudy, Executive Vice President, Development, received $442,500 or 98% of his maximum 2012 bonus for initiation of development starts in excess of $150 million with projected capitalization rates of an appropriate premium over acquisition capitalization rates and completing active development projects on time and on budget.

●             Mr. Zimmerman, Executive Vice President, Acquisitions received $442,500 or 98% of his maximum 2012 bonus for his individual and business unit goal of completing property acquisitions in excess of $400 million which improved the growth rate of the portfolio.

●             Mr. Burkart, Executive Vice President of Asset Management received $383,500 or 98% of his maximum 2012 bonus for identifying assets for renovations to improve the long term performance including unit upgrades to achieve targeted returns and the successful disposition of seven assets in the Fund II portfolio and two assets that were not expected to achieve the desired long term returns on investment.

The 2013 Short-Term Incentive Target Award Opportunities for the named executive officers are approximately 100% of their annual base salary.  The Target Award Opportunities are set at these percentages of base salary to incent the executives to achieve their individual, business unit, and the corporate performance goals.

For 2013, our executive officers are provided an opportunity to earn incentives as follows:

2013 Short-Term Incentive Award Opportunity

Executive	Targeted Discretionary Bonus ($)	Targeted Non- Discretionary Incentive Bonus ($)	Maximum Bonus ($)
Michael Schall, CEO	250,000	250,000	750,000
Michael Dance, CFO	150,000	150,000	450,000
Craig Zimmerman, EVP	150,000	150,000	450,000
John Eudy, EVP	150,000	150,000	450,000
John Burkart, EVP	150,000	150,000	450,000

The Targeted Non-Discretionary Incentive Bonus is tied to achieving corporate performance goals. Each executive will be paid based on meeting objective corporate performance goals with a maximum opportunity of up to 200% of the targeted non-discretionary bonus if specific performance levels exceed the objective corporate performance goals at levels consistent with the Company’s high end of its 2013 guidance. The targeted corporate performance goals for 2013 are based on achievement of the board approved operating plan in the following areas:

1)           Same Property NOI growth of 7%, adjusted for dispositions;

2)           FFO per diluted share of $7.70; and Core FFO per diluted share of $7.55; and

3)           Increase FFO with external growth investments consistent with the FFO guidance provided to common stock investors; and

4)           Actual results exceeding underwritten yields from 2011 and 2012 acquisitions and developments.

It should be noted that the foregoing are goals and should not in any way be considered to be a prediction, or guidance, by Essex as to its future results. The Targeted Discretionary Bonus, for each executive will be earned based on achievement of both objective and subjective factors, including the evaluation of the officer’s handling of his day-to-day responsibilities, and individual performance goals and, in some cases, business unit goals. For 2013, the primary individual-based bonus criteria for the payment of the Targeted Discretionary Bonus are as follows:

•
Mr. Schall’s goals include achieving the Company’s financial and operating objectives, including ranking in the top quartile of multifamily REITs with respect to Core FFO results, establishing a career planning process for high impact employees, restructuring the Company’s economic research activities to improve the long term portfolio performance and other strategic initiatives.

•
Mr. Dance’s goals include achieving the Company’s financial and operating objectives, including ranking in the top quartile of multifamily REITs with respect to Core FFO results, overseeing the implementation of a human resource information system and improving the Company’s equity compensation programs consistent with best corporate governance practices.

•
Mr. Eudy’s goals include the initiation of two new development starts with projected capitalization rates of an appropriate premium over acquisition capitalization rates and completing eight active development projects on time and on budget.

•
Mr. Zimmerman’s goals include allocating capital via acquisitions to the supply constrained markets with the best return potential resulting in over $400 million in acquisitions and other investments at returns that exceed the cost of capital.

•
Mr. Burkart’s goals include identifying assets for renovations to improve their long term performance including unit upgrades to achieve targeted returns, the disposition of assets that are not expected to achieve the desired long term returns on investment, including the remaining seven assets in the Fund II portfolio, and to earn a minimum of a $3 million promote from the liquidation of Fund II.

Long-Term Equity Incentives. The Essex long-term equity incentive program is designed to provide an opportunity for management to share in the value creation to shareholders.  The Compensation Committee approves the granting of new equity based compensation awards as well as determining the performance criteria for the annual increases in the conversion ratio (equivalent to vesting) for Z-1 incentive unit awards.

Awards granted under the Essex long-term incentive program include restricted operating partnership units, referred to as “Z-1 incentive units”, issued and sold to designated executive officers in 2004, 2005, 2010 and 2011.  As described more fully under the caption “Series Z-1 incentive units,” these incentive units are convertible into limited partnership units of the Essex operating partnership, which are exchangeable for shares of Essex common stock. The conversion ratio generally starts at zero upon issuance of the awards and may increase up to 14% each year and up to 20% in certain circumstances in the year following their initial issuance, in which Essex meets the performance criteria set forth in the plan. The Compensation Committee may revise the criteria for increases in the conversion ratio to reflect different or additional parameters, objectives or performance measures if it determines that the funds from operations per share performance measure is no longer appropriate for establishing management objectives or that the target levels are no longer feasible in light of factors or circumstances outside of Essex’s control (such as general economic conditions, legal/regulatory changes, war or similar events).  To change such criteria, the Compensation Committee must further determine that the revised criteria are, as a whole, comparable or more effective for analyzing the performance of the Company and incentivizing the executives and that such amended or revised criterion shall not be more difficult to achieve than the funds from operations target measure set forth in the plan. The sale of these incentive units is contractually prohibited; Z-1 Units are convertible into operating partnership common units which are exchangeable for shares of Essex common stock that may have marketability restrictions.

For 2012, the conversion ratio of outstanding units increased by 5% to 15% based on Essex reported FFO results.

In December 2012, the Compensation Committee granted to each of our named executive officers stock options at an exercise price of $143.03 per share (the fair value on the date of grant), vesting 10% on the grant date and 20% per year through 2016 with the remaining 10% vesting in 2017. The Committee determined the relative amounts of these awards based primarily on considerations of how the grant date value of each award related to the total compensation of each officer, and how the long term vesting and incentive aspects of each award would incentivize our executive team to focus on longer term corporate performance. The Committee also made an overall subjective determination that the awards reflected an appropriate part of total compensation for the officers in light of the longer term value that might be realized from the awards if applicable performance targets are met. See “Summary Compensation Table” and “Grants of Plan-Based Awards for 2012” below for further information on total compensation and grant date values.

Nonqualified Deferred Compensation.  Named executive officers are currently permitted to make elections to defer up to 100% of their base salaries and bonuses under Essex’s Deferred Compensation Plan. Essex believes that providing the named executive officers and other eligible employees with nonqualified deferred compensation opportunities is a cost-effective supplemental benefit that enables named executive officers to defer income tax on deferred salary and bonus payments, even though Essex also defers the related deduction. Essex makes no matching contributions to the plan.  Additional information concerning this deferred compensation plan is set forth in the Nonqualified Deferred Compensation table and related text below.

Retirement Benefit.  Named executive officers are eligible to participate in the Essex tax-qualified 401(k) plan. Essex does not make any additional matching contributions to the officers’ accounts. Essex does not maintain any defined benefit, pension, or supplemental or “excess” retirement plans for the named executive officers.

Severance and Other Benefits Upon Termination of Employment or Change of Control.  Under the Essex Property Trust, Inc. Executive Severance Plan, which was amended and restated March 12, 2013, each of our named executive officers would be entitled to benefits defined under the plan if, within the period commencing 2 months prior to a change in control (as defined in the section titled “Potential Payments Upon Termination or Change of Control”) of Essex (if the termination were in connection with a change of control) and ending 24 months after a change of control, the individual’s employment is terminated by the employer for any reason other than cause (as defined in the plan), death or disability, or if the individual resigns for good reason (as defined in the plan).

The benefits in such event generally consist of:

•	severance payments of two times current annual base salary and two times the individual’s average annual bonus for the three calendar years preceding the change in control;

•	continuation of health, dental and life insurance for up to 24 months to be paid by the Company;

•
accelerated vesting of all outstanding, unvested equity-based compensation awards and Series Z-1 incentive units that are not assumed or substituted in connection with a change in control (the vesting will accelerate at the time of a change in control if such awards or units are not assumed or substituted in connection with a change in control of the Company) ; and

•	outplacement services provided at the cost of the Company.

Severance payments and benefits are subject to withholding and other potential requirements of applicable income tax law. Individuals participating in the plan are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Section 280G of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.

The Compensation Committee believes that these provisions provide a reasonable level of continued economic benefit to the named executive officer if a change of control and related termination event were to occur, are a reasonable balance to the at will nature (and lack of fixed terms) of employment for the officers, and provide a reasonable level of incentive for the covered individuals to remain with Essex prior to any proposal or contemplation of, and during any negotiations for, a change of control. The Committee also believes that the 2 years’ cash severance payment, the accelerated vesting of equity awards and other reasonable severance benefits, together with the absence of a tax “gross-up” provision, is in line with or provides lesser benefits than the scope of change of control benefits offered by many companies the Committee considers to be comparable.  Generally, the existence of this plan, and the potential benefits to executive officers under it, does not affect the annual determination of an executive officer’s base salary, cash bonus or long-term incentive unit grants.

Life insurance and perquisites. Named executive officers receive automobile allowances or leased automobiles, automobile insurance, annual DMV renewals, health and dental insurance and payment of life insurance premiums. The Committee believes that such perquisites are comparable to, or less than, what are provided by comparable companies.

Tax and Accounting Considerations.  Section 162(m) of the internal revenue code of 1986, as amended, prohibits the Company from deducting compensation in excess of $1 million for certain executive officers unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Essex 1994 and 2004 Stock Incentive Plans are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of the executive officers’ compensation for deductibility under applicable tax laws. However, the Committee reserves the right to design programs that incorporate a full range of performance criteria important to the company’s success, even where compensation payable under such programs may not be deductible.

Under the incentive program involving the issuance of Series Z-1 incentive units of limited partnership interests in the Essex operating partnership, vesting in the units is based on performance criteria established in the plan. The estimated fair value of a unit is determined on the grant date and considers the company’s current stock price, the unpaid dividends on unvested units and the discount factor for the 8 to 15 years of illiquidity. Compensation expense for the units is calculated by taking annual vesting increases multiplied by the estimated fair value as of the grant date less each unit’s $1.00 purchase price.

See Note 13 to Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2012, for a discussion of the accounting for our stock based compensation plans.

Stock ownership guidelines. The company has stock ownership guidelines that require executives to acquire and hold a certain amount of company shares and all named executive officers were in compliance with such guidelines as of December 31, 2012.

Summary Compensation Table

The following table summarizes compensation information for named executive officers of Essex Property Trust, Inc. for the year ended December 31, 2012, which refer to as “2012”, December 31, 2011, which we refer to as “2011”, and December 31, 2010, which we refer to as “2010”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Michael J. Schall	2012	450,000	580,000	-	646,800	13,647	1,690,447
Director, President and	2011	350,000	475,000	418,200	269,800	11,260	1,524,260
Chief Executive Officer	2010	295,000	400,000	751,000	-	11,207	1,457,207
Michael T. Dance	2012	325,000	435,000	-	199,920	14,168	974,088
Executive Vice President and	2011	300,000	375,000	167,280	168,625	13,556	1,024,461
Chief Financial Officer	2010	225,000	300,000	660,880	-	11,383	1,197,263
John D. Eudy	2012	325,000	442,500	-	199,920	13,527	980,947
Executive Vice President,	2011	300,000	375,000	167,280	168,625	14,083	1,024,988
Development	2010	300,000	300,000	660,880	-	14,130	1,270,010
Craig K. Zimmerman	2012	325,000	442,500	-	199,920	13,423	980,843
Executive Vice President,	2011	300,000	375,000	167,280	168,625	13,600	1,024,505
Acquisitions	2010	300,000	400,000	660,880	-	13,547	1,374,427
John F. Burkart	2012	275,000	383,500	-	176,400	13,427	848,327
Executive Vice President,	2011	250,000	350,000	585,480	67,450	14,165	1,267,095
Asset Management	2010	224,000	275,000	450,600	-	14,097	964,697

(1)
These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards granted for the year indicated. The 2011 stock awards are subject to performance conditions, and the grant date fair value of these awards is based on the probable outcome of the performance conditions calculated in accordance with ASC Topic 718.  These dollar amounts do not represent payments actually received by the officers.

•
These awards consist of (i) for 2012, stock option awards (described in the next table below) (ii) for 2011, Series Z-1 incentive unit awards (described under “Series Z-1 Incentive Units” below) and stock option awards and (iii) for 2010, Series Z-1 incentive unit awards.

•
The grant date fair value of the performance-based stock awards granted in 2011 based on the maximum level of performance is as follows: $697,500 for Mr. Schall, $279,020 for Mr. Dance, $279,020, for Mr. Eudy, $279,020 for Mr. Zimmerman, and $976,570 for Mr. Burkart.

•	The assumptions used to calculate the values of the 2012 awards are set forth in Note 13 of the Notes to Consolidated Financial Statements in our Form 10-K for 2012, 2011 and 2010.

(2)
For 2012, these amounts include the named executive officers’ respective perquisites limited to Company provided leased automobiles or automobile allowances, and payments of life insurance premiums of $368, for Mr. Schall, Mr. Dance, Mr. Eudy, Mr. Zimmerman, and Mr. Burkart, respectively.

Grants of Plan-Based Awards for 2012

The following table shows all plan-based awards which Essex granted to the named executive officers during 2012.  The equity awards are also reported in the Outstanding Equity Awards table on page 114.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Schall	12/11/2012	-	55,000	143.03	646,800
Dance	12/11/2012	-	17,000	143.03	199,920
Eudy	12/11/2012	-	17,000	143.03	199,920
Zimmerman	12/11/2012	-	17,000	143.03	199,920
Burkart	12/11/2012	-	15,000	143.03	176,400

(1)	10% of these options vested on December 11, 2012, the date of grant, and will vest 20% each year through 2016 with the remaining 10% vesting in 2017.

Series Z-1 Incentive Units

The Company has adopted an incentive program involving the issuance of Series Z-1 incentive units (“Z-1 Units”) of limited partnership interests in the operating partnership. This program is intended to further the Company’s objective of long-term growth in funds from operations per share by providing long-term incentives to those key employees of the Company who will be largely responsible for the achievement of such long-term growth. The Series Z-1 incentive units are a means to link compensation to targeted levels of growth in funds from operations per share.

The issuance of Z-1 Units is administered by the Company’s Compensation Committee. Participants in the program are senior management and key employees of the Company. The Compensation Committee has the authority to select participants and determine the awards to be made to each.

Up to 400,000 Z-1 Units are authorized to be issued under the Z-1 Incentive Unit Program. In June 2004, the operating partnership issued 95,953 Z-1 Units to fourteen executives of the Company in exchange for a capital commitment of $1.00 per Unit. On January 1, 2013, the 2004 Z-1 Units became 100 percent vested and were converted into common units of the operating partnership.

In 2005, the operating partnership issued 116,999 Z-1 Units to sixteen executives of the Company for cash or a capital commitment of $1.00 per unit. In 2010, the operating partnership issued 108,000 Z-1 Units to twenty executives of the Company in return for cash of $1.00 per unit from seven executive officers of the Company, and a capital commitment from the remaining thirteen executives of $1.00 per unit.  In 2011, the Operating Partnership issued 46,500 Z-1 Units to fourteen executives of the Company in return for cash from eight executive officers of the Company, and a capital commitment from the remaining six executives of $1.00 per unit.

The Z-1 Units’ conversion ratio increases over time. On each January 1 following the issuance, the conversion ratio increases by up to 14%, if (i) the participating executive is still employed by the Company and (ii) the Company has met a specified “Funds from Operations” per share target, or such other target as the Compensation Committee deems appropriate for the previous year. The maximum conversion ratio is 100%.

The Z-1 Units automatically convert into common units of the operating partnership if either (i) the conversion ratio reaches the maximum level of 100%, (ii) none of the participating executives remain employed by the Company, (iii) the Company dissolves or is liquidated, or (iv) generally fifteen years after the date of issue of the specific unit.  In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. The Compensation Committee may provide for increasing the conversion ratio of Z-1 Units to 100% at the time of a change in control of the Company (i) if such Z-1 Units are not assumed or substituted in connection with such change in control or (ii) in the event the Z-1 Units are assumed and substituted and a holder of Z-1 Units or substituted units experiences an involuntary termination within a specified period.

The operating partnership has the option to redeem Z-1 Units held by any executive whose employment has been terminated for any reason and is obliged to redeem any such units upon the death of any holder. In such event, the operating partnership has the option of redeeming the units for common units of the operating partnership or shares of the Company’s common stock based on the then-effective conversion ratio.

Holders of Z-1 Units are also allowed to elect an early conversion once a year and such conversion is based on the conversion ratio as of January 1 of the year of election.  Holder may elect to convert up to that number of common units into which their total holdings of incentive units is convertible.  Based on the number of common units a holder elects to receive, the conversion ratio of the equivalent number of incentive units is increased to 100% and those incentive units are then converted into common units on a one-for-one basis.  The conversion ratio for the remaining units is then adjusted accordingly so that there is no overall change in the number of common units issued or issuable upon conversion of all incentive units held by a holder, as based on the current conversion ratio.  Common units, issued upon conversion of incentive units, are in turn exchangeable on a one-for-one basis into shares of the Company’s common stock.  Such shares are subject to limitations as to when they can be sold or otherwise transferred.

The Z-1 Units are entitled to participate in regular quarterly distributions paid out by the operating partnership.  These units receive a percentage, generally based on the current conversion ratio of the units, of such quarterly distributions.

Executive Severance Plan

We discuss our executive severance plan and related quantitative disclosure based on assumed triggering events below under the heading “Potential Payments Upon Termination or Change Of Control” below.

Outstanding Equity Awards at December 31, 2012

The following table shows all outstanding equity awards held by the named executive officers at the end of 2012:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Schall	5,500	49,500	143.03	12/11/2019	12,524	1,824,121
	6,000	14,000	132.03	12/6/2021	-	-
Dance	1,700	15,300	143.03	12/11/2019	7,955	1,158,646
	3,750	8,750	132.03	12/6/2021	-	-
Eudy	1,700	15,300	143.03	12/11/2019	9,210	1,341,437
	3,750	8,750	132.03	12/6/2021	-	-
Zimmerman	1,700	15,300	143.03	12/11/2019	9,210	1,341,437
	3,750	8,750	132.03	12/6/2021	-	-
Burkart	1,500	13,500	143.03	12/11/2019	10,884	1,585,255
	1,500	3,500	132.03	12/6/2021	-	-

(1)	Unvested units issued pursuant to the Z-1 Unit programs described above.

(2)
The value is based on the closing price of Essex common stock on the NYSE on December 31, 2012, of $146.65, multiplied by the number of units indicated in the adjacent column, less the $1.00 capital contribution required for each unit.

Option Exercises and Stock Vested for 2012

The following table shows for 2012 the number of shares acquired upon vesting of stock awards and value realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Schall	-	-	3,921	571,094
Dance	-	-	4,070	592,796
Eudy	-	-	3,065	446,417
Zimmerman	-	-	3,065	446,417
Burkart	-	-	3,042	443,067

(1)	Stock awards consist of Z-1 Units, the amount reflect the increase in conversion ratio as of January 1, 2013.

(2)
The value is based on the closing price of Essex common stock on the NYSE on December 31, 2012 of $146.65 multiplied by the number of units acquired on vesting, less the $1.00 per unit capital contribution.

Nonqualified Deferred Compensation

The named executive officers are currently eligible to participate in the Essex Portfolio, L.P. 2005 Deferred Compensation Plan, which is referred to in this proxy statement as the “2005 deferred compensation plan.” The 2005 deferred compensation plan, which was adopted on December 2, 2008 and replaced an older plan, to comply with Section 409A of the Internal Revenue Code.  Under the deferred compensation plan, eligible employees, which include the named executive officers, may elect in accordance with plan procedures to defer up to 100% of their base salary and up to 100% of their cash bonus (and other cash compensation) in any year, in each case, after taking into effect reductions due to income and payroll tax withholding and contributions to benefits plans. Essex does not currently make company matching contributions, although the plan allows the company to make a discretionary contribution.  Deferral elections under the 2005 deferred compensation plan must generally be made by December 15th of the calendar year proceeding the calendar year in which the compensation that is to be deferred is scheduled to be earned.

Distributions of the deferred accounts under the 2005 deferred compensation plan are made on the earliest of (1) the participant’s “separation from service,” as defined in the plan, (2) a “change in control,” as defined in the plan or (3) a date specified by the participant at the time the deferral election was made. The distributions are payable in a lump sum, except that a participant may elect a payout of amounts exceeding $150,000 as of the distribution date over a period of 5, 10 or 15 annual installments. Distributions under the 2005 deferred compensation plan payable to a “key employee” (as defined in the plan) in connection with a separation from service will be delayed for six months (to the extent required to comply with Section 409A of the Internal Revenue Code).

Under the plans, the earnings in an officer’s account are based on investment earnings (or losses) equal to the actual net investment earning or losses experienced by the investment selected by the participant. Accordingly, any earnings are based solely upon the investment allocations directed by the officer. Essex does not make these investment decisions or guarantee any particular rate of return or other benefit under the plan. Under the investment policies of the plans, and subject to administrative approval, investments may be directed by the officer in any securities generally available and traded on US public markets. However, the plan prohibits investments such as derivative securities, securities issued by Essex, tax-exempt securities, foreign securities not listed on the NYSE, securities determined by the administrator to be illiquid, securities purchased on margin, and a number of other categories intended to limit the permitted investments to securities regularly and publicly traded in the US market. The plans do not impose specific limitations on the frequency of investment selections or changes in investments.

Although each participant’s account is wholly unfunded, the investments selected by the officer are purchased by Essex in and for its own account, which account is maintained by Essex with a brokerage firm, and the return on the deferral account is derived solely from these purchased investments directed by the officer. The plan administrator will not monitor a participant’s investment instructions, but it may require the participant to liquidate an investment that is determined to be inconsistent with the plan’s investment policy, other plan provisions, or the Company’s brokerage account agreement. The following tables provide information concerning compensation deferred under the prior deferred compensation plan and the 2005 deferred compensation plan by the named executive officers as of the end of 2011.

Name	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($)	Aggregate Earnings/(Losses) in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2012 ($)
Schall	-	-	205,303	-	2,481,189
Dance	-	-	-	-	-
Eudy	-	-	27,358	-	319,591
Zimmerman	-	-	-	-	-
Burkart	-	-	-	-	-

Potential Payments upon Termination or Change of Control

The Company maintains an executive severance plan, which was amended and restated effective March 12, 2013, that covers the officers and members of senior management of the Company who are selected by the Board and employees who were participating in the plan as of March 12, 2013, which includes, among others, Messrs. Schall, Dance, Eudy, Zimmerman and Burkart. Under this plan, if, in connection with a change of control of the Company (as defined below), the equity awards and Z-1 Units held by the officers are not assumed by the successor corporation, all equity awards and Z-1 Units held by the officers will become fully vested and exercisable.

In addition, the plan provides that if within the period commencing 2 months prior to a change of control of Essex and ending 24 months thereafter, Essex terminates without “cause” any officer covered by the plan or the officer terminates his or her employment for “good reason,” (as these terms are defined in the plan), Essex will pay the officer an amount equal to twice such officer’s current annual base salary, twice such officer’s three-year average annual bonus, pay for up to 24 months’ of health, dental and life insurance premium benefits and outplacement services, and the equity awards and Z-1 Units held by the officer will fully vest and become exercisable. The severance amounts are payable in one lump sum within 31 days following the termination date, except that payments to officer who are “specified employees” at the time of payment will be subject to a 6-month delay. “Good reason” includes a number of circumstances including a substantial adverse change in the officer’s authority, duty or power, a reduction in annual base salary, annual bonus opportunity or certain employee benefits, certain relocations, failure to pay amounts owed to the officer, or a material breach by the Company under the plan.  Severance payments and benefits are subject to withholding and other potential requirements of applicable income tax law. Individuals participating in the plan are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Section 280G of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.

A “change of control” under the executive severance plan is generally defined as: (a) the acquisition by any person or entity, together with all of their respective affiliates or associates, of securities representing 30 percent or more of the combined voting power of Essex’s then outstanding securities having the right to vote, (b) the persons who, as of March 12, 2013, constituted Essex Board of Directors (or the incumbent directors) cease to constitute a majority of such directors, provided that a person becoming a director subsequent to March 12, 2013 shall be considered an incumbent director if the person’s election was approved by a vote of a majority of the incumbent directors, or (c) the consummation of any consolidation or merger of Essex where the stockholders of Essex, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing in the aggregate 50 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger.

In certain change of control situations, executives holding Z-1 Units will have the option to convert such units at the then-effective conversion ratio into operating partnership common units. However, a change of control is alone not a triggering event for any increase in the conversion rate or any other form of accelerated vesting, unless the Z-1 Units are not assumed or substituted in connection with such change of control.  The footnotes to the table “Security Ownership of Certain Beneficial Owners” set forth the number of Essex common shares that named executive officers are entitled to upon conversion of vested, non-forfeitable incentive units as of February 28, 2013, or that will become vested and non-forfeitable within 60 days of such date. The last column of the “Outstanding Equity Awards at December 31, 2012” table states the market value of unvested incentive units as of December 31, 2012, which may become vested in the future if the criteria are met.

The table below illustrates hypothetical payments under the executive severance plan as if a change of control had occurred on December 31, 2012 and a defined termination had occurred within the period commencing 2 months prior to such date and ending 24 months after such date:

Name	Payment for 2X Annual Salary/Bonus ($)	24 months of benefits ($)	Assumed Realized Value of Accelerated Equity Awards and Z-1 Incentive Units ($)	Total (1) ($)
Schall	1,630,000	22,000	2,220,515	3,872,515
Dance	1,216,667	22,000	1,349,912	2,588,579
Eudy	1,266,667	22,000	1,533,958	2,822,625
Zimmerman	1,266,667	22,000	1,533,958	2,822,625
Burkart	1,049,333	22,000	1,696,179	2,767,512

(1)
The total does not include: (i) available balances under the nonqualified deferred compensation plan table preceding this table, (ii) any amounts due for accrued but unpaid wages under applicable law or under generally available benefit plans such as our 401(k) plan, at the time of any employment termination, or (iii) the proceeds of insurance policies paid by insurance companies in the event of death or disability.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee was formed in June 1994. No interlocking relationship existed in 2012 or presently exists between any member of the Company’s Compensation Committee or Board of Directors on the one hand and another company’s compensation committee or Board of Directors on the other hand.  Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Persons Transactions; Director Independence.”

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS; DIRECTOR
INDEPENDENCE

Investment Opportunities

From time to time, accredited members of the Company’s senior management (excluding the Chief Executive Officer and Chief Financial Officer) may be given an opportunity to co-invest with unaffiliated joint venture partners in investment transactions managed by the Company’s subsidiaries on the same terms as the unaffiliated investors.  The Board of Directors must approve all potential investments opportunities that would include investments made by the Company’s management.

Policies and Procedures with Respect to Related Person Transactions

The Company has adopted written related party transaction guidelines that are intended to cover transactions in which the Company (including entities it controls) is a party and in which any “related person” has a direct or indirect interest.  A “related person” means any Essex director, director nominee, or executive officer, any beneficial owner of more than 5% of Essex outstanding common stock, and any immediate family member of any of the foregoing persons.  A related person may be considered to have an indirect interest in a transaction if he or she (i) is an owner, director, officer or employee of or otherwise associated with another company that is engaging in a transaction with Essex, or (ii) otherwise, through one or more entities or arrangements, has an indirect financial interest in or personal benefit from the transaction.

The related person transaction review and approval process is intended to determine, among any other relevant issues, the dollar amount involved in the transaction; the nature and value of any related person’s direct or indirect interest (if any) in the transaction; and whether or not (i) a related person’s interest is material, (ii) the transaction is fair, reasonable, and serves the best interest of Essex and its shareholders, and (iii) whether the transaction or relationship should be entered into, continued or ended.

Generally:

•
the Audit Committee of the Essex Board of Directors (the "Board") will review single related person transactions up to $75 million and determine whether or not to approve the transaction, prior to the Company committing to the transaction.

•
the Audit Committee and the Board's Nominating and Corporate Governance Committee will jointly review a single related person transaction in excess of $75 million or related person transactions that in the aggregate exceed $100 million in any calendar year, and such transaction shall be approved by each Committee, prior to the Company committing to the transaction.

These transactions may also be ratified by such Committee or Committees no later than their next regularly scheduled meetings.

The guidelines also list types of related person transactions that are governed by specific approval procedures:

•
Routine Transactions up to $1,000,000 that might involve a related person:  generally transactions with a related person for ordinary course goods or services with established pricing practices, such as broker commissions for listing or buying properties, do not require prior committee approval but are to be reported to the Audit Committee for ratification.

•
Property Transactions:  the acquisition or disposition of properties that may involve a related person are governed by the general approval procedure set forth above for transactions at the $75 million and $100 million thresholds (with associated Audit Committee, or Audit Committee and Nominating and Corporate Governance Committee approval, or ratification), except that the guidelines list specified information relating to acquisitions or dispositions to be provided to the reviewing committee(s), including a description of the related person's direct or indirect interest in the transaction, the underwriting process, risk and mitigation information, the property marketing process, and analysis of comparable transactions, valuation or other relevant metrics.  For two years after an acquisition involving a related person, the Audit Committee will receive reports concerning actual versus underwritten performance.

•
Preferred Equity/Subordinate Debt Transactions:  these types of transactions with a related person, regardless of the amount involved, must be approved or ratified by both the Audit Committee and Nominating and Corporate Governance Committee.  The committees must be provided information concerning the proposed transaction that is comparable to that set forth above for property transactions, and reports must be made to the Audit Committee quarterly as to the status of the transaction and promptly as to any default or similar event.  Unless otherwise approved by the Board of Directors, the amount outstanding under, or invested pursuant to, all preferred equity/subordinate debt transactions involving the same related person may not exceed $50 million.

The guidelines also state that the Board is to be annually provided a report of the related person transactions that have been entered into since the date of the last such report to the Board.

Agreements between Mr. Marcus and the Company

George Marcus, the Company’s Chairman, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (1) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (2) that he will not divulge any confidential or proprietary information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (3) that he will absent himself from any and all discussions by the Company’s Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.

Other Transactions

Essex Property Trust, Inc.’s Chairman and founder, Mr. George Marcus, is the Chairman of The Marcus & Millichap Company (“TMMC”), which is a holding company for certain real estate brokerage services and other subsidiary companies.

Essex Apartment Value Fund II, L.P. (“Fund II”) paid a brokerage commission totaling $0.4 million to an affiliate of TMMC related to the sale of a property in 2012 and Fund II did not pay any such brokerage commissions during 2011 or 2010, and no brokerage commissions were paid by the Company to TMMC or its affiliates during 2012, 2011, and 2010.

During January 2013, the Company invested $8.6 million as a preferred equity interest investment in an entity affiliated with TMMC that owns an apartment development in Redwood City, California. The investment has a preferred return of 9.5% and matures in January 2016.  Independent members of the Company’s Board of Directors that serve on the Nominating and Corporate Governance and Audit Committees approved the investment in this entity.

During the third quarter of 2012, the Company invested $14.0 million as a preferred equity interest investment in an entity affiliated with TMMC that owns an apartment community in Cupertino, California.  The investment has a preferred return of 9.5% and matures in May 2016. The Company will invest an additional $4.0 million in preferred equity to fund renovation costs. Independent directors (other than Mr. Marcus) on the Company’s Board of Directors approved the investment in this entity.

           Also, during the third quarter of 2012, the Company acquired Montebello, a 248 unit apartment community in Kirkland, Washington for $52.0 million from an entity affiliated with TMMC, and Wesco I, LLC acquired Riley Square (formerly Waterstone Santa Clara), a 156 unit apartment community in Santa Clara, California for $38.3 million from an entity affiliated with TMMC. Independent directors (other than Mr. Marcus) on the Company’s Board of Directors approved the acquisitions of Montebello and Riley Square.

During the third quarter of 2010, the Company invested $12.0 million as a preferred equity interest investment in a related party entity that owns a 768 unit apartment community in Anaheim, California. The entity that owns the property is an affiliate of TMMC. The Company’s independent directors (other than Mr. Marcus) approved the investment in this entity. The preferred return for this investment during the first five years is 13% per annum, and the preferred return increases to 15% thereafter.

During the second quarter of 2010, the independent directors (other than Mr. Marcus)  approved the partial redemption for cash by the Operating Partnership of limited Operating Partnership units that were held by Mr. Marcus, at $106.76 per unit representing a 2% discount from the closing price of the Company’s common stock on May 17, 2010.  The Operating Partnership purchased 187,334 units from Mr. Marcus. Under the Operating Partnership’s partnership agreement, limited partnership units are exchangeable on a one-for-one basis into shares of the Company’s common stock.

During the first quarter of 2010, an Executive Vice President of the Company invested $4.0 million for a 3% limited partnership interest in a partnership with the Company that owns Essex Skyline at MacArthur Place. The Executive Vice President’s investment is equal to a pro-rata share of the contributions to the limited partnership. The Executive Vice President’s investment also receives pro-rata distributions resulting from distributable cash generated by the property if and when distributions are made.  The Executive Vice President does not participate in fees paid to the Company by the property.

Director Independence

Under independence standards established by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards:

•
A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•
A director is not independent if the director has received, or has an immediate family member that is an executive officer of the Company and who has received, during any twelve-month period with the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and compensation or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service).  Consistent with the commentary of the applicable NYSE listing standards, compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test, and compensation received by an immediate family member for service as an employee of the listed company (other than an executive officer) need not be considered in determining independence under this test.

•
A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of any other company where any of the Company’s present executive officers concurrently serves or served on that company’s compensation committee.

•
A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•
A director is not independent if the director serves an executive officer of any tax exempt organization to which the Company has made, within the last three years, contributions in any single fiscal year that exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

The Board has determined that the following directors and nominees for director have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the New York Stock Exchange: David W. Brady, George M. Marcus, Gary P. Martin, Issie N. Rabinovitch, Thomas E. Randlett, Byron A. Scordelis, Janice L. Sears, Jr. and Claude J. Zinngrabe, Jr. The Company expects that following the election at the Annual Meeting, our Board of Directors will consist of ten directors, eight of whom are independent.

In determining the independence of Mr. Marcus, the Board considered the matters that refer to Mr. Marcus set forth under "Certain Relationships and Related Persons Transactions" above. In determining the independence of Mr. Rabinovitch, the Board considered that his son-in-law is employed by Essex as one of the vice presidents of land acquisitions and development and is not an executive officer. In determining the independence of Mr. Martin, the Board considered that his adult son is employed by Essex at an entry level position and is not an executive officer. The Board also considered the ownership of Essex equity securities by the directors and determined, in accordance with principles of the NYSE listing standards, that such ownership is not inconsistent with a determination of independence.

DESCRIPTION OF INDEBTEDNESS

As of December 31, 2012, we have approximately $1.57 billion of mortgage notes payable.  Of this amount, $1.36 billion consists of fixed rate debt with effective interest rates varying from 4.3% to 6.4%. Maturity dates on this fixed rate debt range from 2013 to 2021 with 12.3% maturing in 2013 through 2016, and 87.7% maturing after 2016. The remainder of the mortgage notes payable balance of $201.9 million, as of December 31, 2012, is tax exempt variable rate debt with a weighted average interest rate of 1.9%, of which $187.8 million of this debt is subject to interest protection agreements.

The remaining debt reported on the consolidated balance sheet as of December 31, 2012 includes:

●
$141 million outstanding on the existing $500 million unsecured revolving credit facility. The line has an accordion option to $600 million. The line matures in December 2015 with two one-year extensions, exercisable at our option. The underlying interest rate on the line is based on a tiered rate structure tied to our corporate credit ratings and is currently at LIBOR plus 1.075%. There is no outstanding balance on the existing $25 million unsecured working capital line of credit under similar terms;

●
$297 million outstanding on the senior unsecured notes due August 2022 with a coupon rate of 3.625% per annum and are payable on February 15th and August 15th of each year, beginning February 15, 2013 (the “2022 Notes”). The 2022 Notes were offered to investors at a price of 98.99% of par value. The 2022 Notes are general unsecured senior obligations of the Operating Partnership, rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership and are fully and unconditionally guaranteed by Essex Property Trust, Inc.  This prospectus relates to an offer by the Operating Partnership to exchange the 2022 Notes for the exchange notes.

●
$350 million outstanding on a 5 year unsecured term loan with capacity of $350 million, and the tiered pricing structure is LIBOR plus 120 basis points. We have entered into rate swap contracts for a term of five years with a notional amount of $300 million effectively converting the outstanding bank term loan to a fixed rate;

●	$150 million 4.36% senior unsecured private placement notes which mature March 31, 2016;

●	$40 million 4.50% senior unsecured private placement notes which mature September 30, 2017;

●	$75 million 4.92% senior unsecured private placement notes which mature December 30, 2019;

●	$100 million 4.27% senior unsecured private placement notes which mature April 30, 2021;

●	$50 million 4.30% senior unsecured private placement notes which mature June 29, 2021; and

●	$50 million 4.37% senior unsecured private placement notes which mature August 30, 2021.

Both the fixed and variable rate secured mortgages are non-recourse (with certain limited exceptions in the event of fraud, etc.) and have no claims to unencumbered or other corporate assets.

MARKET PRICE OF AND DIVIDENDS OF REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no established trading market for common units of the Operating Partnership.  The Operating Partnership has paid the following distributions per common unit for 2012, 2011 and 2010:

Quarter Ended	2012	2011	2010
March 31,	$1.100	$1.040	$1.033
June 30,	1.100	1.040	1.033
September 30,	1.100	1.040	1.033
December 31,	1.100	1.040	1.033

Annual Distributions	$4.400	$4.160	$4.130

Future distributions by the Operating Partnership will be at the discretion of the general partner’s Board of Directors and will depend on the actual cash flows from operations of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, applicable legal restrictions and such other factors as the Board of Directors deem relevant.  There are currently no contractual restrictions on the Operating Partnership’s present or future ability to pay distributions.

On February 20, 2013, the Company announced the Board of Directors approved a $0.44 per share increase to the annualized cash dividend, resulting in a quarterly dividend of $1.21.  Accordingly, the first quarter distribution, payable on April 12, 2013 to unitholders of the Operating Partnership as of record as of March 28, 2013, will be $1.21 per unit.  On an annualized basis, the distribution is $4.84 per common unit.

The Operating Partnership does not currently propose to offer common units to the public, and does not currently expect that a public market for those units will develop.

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information with respect to shares of the Company’s equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price For Outstanding Options, Warrants and Rights ($)		Securities Remaining Available for Future Issuance Under Plans (#)
Equity compensation plans approved by security holders:
Stock Incentive Plans	623,434	125.96	(1)	194,321
Equity compensation plans not approved by security holders:
Series Z-1 incentive units (2)	330,747	N/A		32,548
Total	954,181	-		226,869

(1)	This weighted average price amount applies only to options granted under the Company’s 1994 and 2004 plans.

(2)	Includes convertible Series Z-1 incentive units, as described above under “Executive Compensation.”

RECENT SALES OF UNREGISTERED SECURITIES

Unless otherwise noted below, the securities described below were issued in reliance on Section 4(2) of the Securities Act (which exempts transactions not involving public offerings).

3.625% Exchangeable Notes

On August 15, 2012, the Operating Partnership issued $300 million aggregate principal amount of its 3.625% Senior Notes due 2022 (the "Notes").  The Operating Partnership offered the Notes at 98.99% of the principal amount thereof. The Notes are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured obligations of the Operating Partnership. However, the Notes are effectively subordinated to all of the Operating Partnership's existing and future secured indebtedness (to the extent of the collateral securing such indebtedness) and to all existing and future liabilities and preferred equity, whether secured or unsecured, of the Operating Partnership's subsidiaries. The Notes bear interest at 3.625% per annum. Interest is payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2013 until the maturity date of August 15, 2022. The Operating Partnership's obligations under the Notes are fully and unconditionally guaranteed by the Company.

Private Placement Notes

During the second quarter of 2012, the Operating Partnership issued through private placements, $100 million of bonds and $50 million of bonds at 4.27% and 4.30%, respectively, due in 2021 and during the third quarter of 2012, $50 million of bonds at 4.37% due in 2021.

During 2011, the Operating Partnership issued $265.0 million of unsecured bonds through private placement offerings, $150.0 million at 4.4% with a maturity date of March 2016, $40.0 million at 4.5% with a maturity date of September 2017, and $75.0 million at 4.92% with a maturity date of December 2019.

Equity Offerings by our General Partner

The Operating Partnership’s general partner, the Company, conducted the following public offerings, pursuant to registration statements, of its common stock and preferred stock, the proceeds of which were contributed to the Operating Partnership in exchange for partnership units in the case of common stock issuances, and preferred interests, in the case of preferred stock issuances.

During 2012, the Company sold 2.4 million shares of common stock for $357.7 million, net of fees and commissions, at an average price of $150.26.  During the first quarter of 2013, through March 29, 2013, the Company sold 817,445 shares of common stock for $122.9 million, net of fees and commissions, at an average price of $151.82.

During 2011 and 2010, the Company sold 2.5 million and 2.4 million shares of common stock for $323.9 million and $251.4 million, net of fees and commissions, respectively. The Operating Partnership used the net proceeds from such sales in 2010 through 2013, to pay down debt, repurchase preferred stock, fund redevelopment and development pipelines, fund acquisitions, and for general corporate purposes.

During the second quarter of 2011, the Company sold, in a public offering, 2,950,000 shares of 7.125% Series H Cumulative Redeemable Preferred Stock (“Series H”) at a price of $25.00 per share for net proceeds of $71.2 million, net of costs and original issuance discounts.  The Series H has no maturity date and generally may not be called by the Company before April 13, 2016.  The Operating Partnership used the net proceeds from the Series H offering to redeem all of its 7.875% Series B Cumulative Redeemable Preferred Units with a liquidation value of $80.0 million.

Z-1 Incentive Units

The Operating Partnership has adopted an incentive program involving the issuance of Series Z-1 Incentive Units (referred to as “Z Units”) of limited partnership interest in the Operating Partnership.  Vesting in the Z Units is based on performance criteria established in the plan.  The criteria can be revised at the beginning of the year by the Board's Compensation Committee if the Committee deems that the plan's criterion is unachievable for any given year.   The sale of Z Units is contractually prohibited.  Z Units are convertible into Operating Partnership units which are exchangeable for shares of the Company’s common stock that may have marketability restrictions.  The estimated fair value of a Z Unit is determined on the grant date and considers the company's current stock price, the dividends that are not paid on unvested units and a marketability discount for the 8 to 15 years of illiquidity.

The issuance of Z Units is administered by the Company’s Compensation Committee which has the authority to select participants and determine the awards to be made.  The Z units were issued in 2011 and 2010 but not in 2012.

During 2010, the Operating Partnership issued 108,000 Series Z-1 Incentive Units (the “2010 Z-1 Units”) of limited partner interest to twenty executives of the Company. The conversion ratchet (accounted for as vesting) of the 2010 Z-1 Units into common units, increased to 20 percent effective January 1, 2011 because the Company achieved the FFO minimum target of $4.75 per diluted share in 2010.  Once the units are vested, Z-1 Unit holders receive quarterly distributions of approximately the dividend rate paid on common shares.  Each year thereafter, vesting of the 2010 Z-1 Units will be consistent with the Company’s annual FFO growth, but is not to be less than zero or greater than 14 percent.

During 2011, the Operating Partnership issued 46,500 Series Z-1 Incentive Units (the “2011 Z-1 Units”) of limited partner interest to fourteen executives of the Company in exchange for cash from eight executive officers of the Company, and a capital commitment from the remaining six executives of $1.00 per 2011 Z-1 Unit.  The 2011 Z-1 Units are convertible one-for-one into common units of the Operating Partnership (which, in turn, are convertible into common stock of the Company) upon the earlier to occur of 100 percent vesting of the units or the year 2026.  The conversion ratchet (accounted for as vesting) of the 2011 Z-1 Units into common units, increased to 10 percent effective January 1, 2012 because the Company achieved the FFO minimum target of $5.65 per diluted share in 2011.  Each year thereafter, vesting of the 2011 Z-1 Units will be consistent with the Company’s annual FFO growth, but is not to be less than zero or greater than 14 percent.  The 2011 Z-1 Unit holders are entitled to receive distributions on vested units that are approximately the same as dividends to common stockholders.

The following table summarizes information about the Z Units outstanding as of December 31, 2012 ($ in thousands):

	Long Term Incentive Plan - Z Units
			Aggregate			Weighted-
			Intrinsic		Weighted-	average
	Total	Total	Value	Total	average	Remaining
	Vested	Unvested	of Unvested	Outstanding	Grant-date	Contractual
	Units	Units	Units	Units	Fair Value	Life
Balance, December 2009	288,651	105,881	$8,751	394,532	$39.36	8.2 years
Granted	-	108,000		108,000
Vested	37,629	(37,629)		-
Cancelled		(4,350)		(4,350)
Balance, December 2010	326,280	171,902	19,463	498,182	54.15	11.2 years
Granted	-	46,500		46,500
Vested	44,520	(44,520)		-
Converted	(191,718)	-		(191,718)
Cancelled	-	(3,863)		(3,863)
Balance, December 2011	179,082	170,019	23,719	349,101	58.17	12.3 years
Granted	-	-		-
Vested	28,163	(28,163)		-
Converted	(16,541)	-		(16,541)
Cancelled	-	(1,813)		(1,813)
Balance, December 2012	190,704	140,043	$20,800	330,747	$58.44	11.3 years

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ESSEX PORTFOLIO, L.P.

Page No.

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2012 and 2011	F-3
Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010	F-4
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010	F-5
Consolidated Statements of Capital for the years ended December 31, 2012, 2011 and 2010	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	F-7
Notes to Consolidated Financial Statements	F-9
Financial Statement—Schedule III	F-36

Financial Statements Under Rule 3-14 of Regulation S-X

PPC Montebello, LLC (Referred to as the Montebello Apartments herein)
Report of Independent Auditors	F-40
Statements of Revenue and Certain Expenses for the six months ended June 30, 2012 (unaudited), the year ended December 31, 2011 and the period April 5, 2010 (Inception) through December 31, 2010	F-41
Notes to Statements of Revenue and Certain Expenses for the six months ended June 30, 2012 (unaudited),  the year ended December 31, 2011 and the period April 5, 2010 (inception) through December 31, 2010
F-42
Murphy Road Apartments – San Jose, a California Limited Partnership (Referred to as the Willow Lake Apartments herein)
Independent Auditors’ Report	F-44
Statements of Revenue and Certain Expenses for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011	F-45
Notes to Statements of Revenue and Certain Expenses for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011	F-46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The General Partner
Essex Portfolio, L.P.:

We have audited the accompanying consolidated balance sheets of Essex Portfolio, L.P. (the Operating Partnership) and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedule III. These consolidated financial statements and the accompanying financial statement schedule III are the responsibility of Operating Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and the accompanying financial statement schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Essex Portfolio, L.P. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/S/ KPMG LLP
KPMG LLP

San Francisco, California
March 11, 2013

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2012 and 2011
(Dollars in thousands, except unit amounts)

`
	2012	2011
Assets
Real estate:
Rental properties:
Land and land improvements	$1,003,171	$860,661
Buildings and improvements	4,030,501	3,452,403

	5,033,672	4,313,064
Less accumulated depreciation	(1,081,517)	(920,026)

	3,952,155	3,393,038
Real estate under development	66,851	44,280
Co-investments	571,345	383,412

	4,590,351	3,820,730
Cash and cash equivalents-unrestricted	18,606	12,889
Cash and cash equivalents-restricted	23,520	22,574
Marketable securities	92,713	74,275
Notes and other receivables	66,163	66,369
Prepaid expenses and other assets	35,003	22,682
Deferred charges, net	20,867	17,445

Total assets	$4,847,223	$4,036,964

Liabilities and Capital
Mortgage notes payable	$1,565,599	$1,745,858
Unsecured debt	1,112,084	465,000
Lines of credit	141,000	150,000
Accounts payable and accrued liabilities	64,858	48,324
Construction payable	5,392	6,505
Distributions payable	45,052	39,611
Derivative liabilities	6,606	3,061
Other liabilities	22,167	20,528

Total liabilities	2,962,758	2,478,887
Commitments and contingencies
Cumulative convertible Series G preferred interest (liquidation value of $4,456 and $4,456, respectively)	4,349	4,349
Capital:
General Partner:
Common equity (36,442,994 and 33,888,082 units issued and outstanding at December 31, 2012 and December 31, 2011, respectively)	1,762,856	1,439,089
Preferred interest (liquidation value of $73,750 and $73,750, respectively)	71,209	71,209
	1,834,065	1,510,298
Limited Partners:
Common equity (2,122,381 and 2,229,230 units issued and outstanding for the year ended December 31, 2012 and 2011, respectively)	45,593	48,578
Accumulated other comprehensive loss	(68,231)	(71,962)
Total partners' capital	1,811,427	1,486,914
Noncontrolling interest	68,689	66,814
Total capital	1,880,116	1,553,728

Total liabilities and capital	$4,847,223	$4,036,964

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2012, 2011 and 2010
(Dollars in thousands, except per unit and unit amounts)

	2012	2011	2010
Revenues:
Rental and other property	$531,936	$465,713	$405,728
Management and other fees from affiliates	11,489	6,780	4,551
	543,425	472,493	410,279
Expenses:
Property operating, excluding real estate taxes	125,437	115,528	104,049
Real estate taxes	48,651	43,706	39,115
Depreciation	170,592	151,428	128,221
General and administrative	23,307	20,694	23,255
Cost of management and other fees	6,513	4,610	2,707
Impairment and other charges	-	-	2,302
	374,500	335,966	299,649

Earnings from operations	168,925	136,527	110,630
Interest expense before amortization	(100,244)	(91,694)	(82,756)
Amortization expense	(11,644)	(11,474)	(4,828)
Interest and other income	13,833	17,139	27,841
Equity income (loss) from co-investments	41,745	(467)	(1,715)
Gain on remeasurement of co-investment	21,947	-	-
Loss on early retirement of debt	(5,009)	(1,163)	(10)
Income before discontinued operations	129,553	48,868	49,162
Income from discontinued operations	10,037	8,648	1,620
Net income	139,590	57,516	50,782
Net income attributable to noncontrolling interest	(6,347)	(5,571)	(5,770)
Net income attributable to controlling interest	133,243	51,945	45,012
Preferred interest distributions - Series F, G, & H	(5,472)	(4,753)	(2,170)
Preferred interest distributions - limited partners	-	(1,650)	(6,300)

Excess of the carrying amount of preferred interest redeemed over the cash paid to redeem preferred interest	-	(1,949)	-
Net income available to common units	127,771	43,593	36,542

Per unit data:
Basic:

Income before discontinued operations available to common units	$3.16	$1.00	1.09
Income from discontinued operations	0.27	0.25	0.05
Net income available to common units	$3.43	$1.25	1.14

Weighted average number of common units outstanding during the period	37,251,537	34,773,559	31,960,950

Diluted:

Income before discontinued operations available to common units	$3.15	$1.00	1.09
Income from discontinued operations	0.27	0.25	0.05
Net income available to common units	$3.42	$1.25	1.14

Weighted average number of common units outstanding during the period	37,343,967	34,860,521	32,028,269

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
Years ended December 31, 2012, 2011 and 2010
(Dollars in thousands)

	2012	2011	2010

Net income	$139,590	$57,516	$50,782
Other comprehensive income (loss):
Changes in fair value of cash flow hedges and amortization of settlement swaps	3,402	7,707	(50,437)
Changes in fair value of marketable securities	1,411	1,330	5,357
Reversal of unrealized gains upon the sale of marketable securities	(1,082)	(4,286)	(12,027)
Total other comprehensive income (loss)	3,731	4,751	(57,107)
Comprehensive income (loss)	143,321	62,267	(6,325)
Comprehensive income attributable to noncontrolling interest	(6,347)	(5,571)	(5,770)
Comprehensive income (loss) attributable to the Operating Partnership	$136,974	$56,696	$(12,095)

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statement of Capital for the Years ended December 31, 2012, 2011 and 2010
(Dollars and units in thousands)

	General Partner			Limited Partners			Accumulated
			Preferred			Preferred	other
	Common Equity		Equity	Common Equity		Equity	comprehensive	Noncontrolling
	Units	Amount	Amount	Units	Amount	Amount	(loss) income	Interest	Total
Balances at December 31, 2009	28,849	$1,052,893	$24,412	2,398	$62,509	$80,000	$(19,606)	$73,333	$1,273,541
Net income	-	33,761	2,170	-	2,781	6,300	-	5,770	50,782

Reversal of unrealized gains upon the sale of marketable securities	-	-	-	-	-	-	(12,027)	-	(12,027)

Change in fair value of cash flow hedges and amortization of gain on settlement of swap	-	-	-	-	-	-	(50,437)	-	(50,437)
Changes in fair value of marketable securities	-	-	-	-	-	-	5,357	-	5,357
Issuance of common units under:
Stock and unit based compensation plans	122	5,803	-	-	-	-	-	-	5,803
Sale of common stock by the general partner	2,354	251,455	-	-	-	-	-	-	251,455
Stock and unit based compensation costs	-	(260)	-	(197)	2,474	-	-	-	2,214
Capital contributions	-	-	-	-	-	-	-	4,038	4,038
Retirement of exchangeable bonds	-	(434)	-	-	-	-	-	-	(434)
Redemptions	-	(16,347)	-	-	(4,357)	-	-	(3,482)	(24,186)
Distribution to noncontrolling interests	-	-	-	-	-	-	-	(9,160)	(9,160)
Distribution declared	-	(124,120)	(2,170)	-	(9,342)	(6,300)	-	-	(141,932)
Balances at December 31, 2010	31,325	1,202,751	24,412	2,201	54,065	80,000	(76,713)	70,499	1,355,014
Net income	-	42,317	4,753	-	3,225	1,650	-	5,571	57,516

Reversal of unrealized gains upon the sale of marketable securities	-	-	-	-	-	-	(4,286)	-	(4,286)

Change in fair value of cash flow hedges and amortization of gain on settlement of swap	-	-	-	-	-		7,707		7,707
Changes in fair value of marketable securities	-	-	-	-	-	-	1,330	-	1,330
Issuance of common units under:
Stock and unit based compensation plans	103	8,412	-	-	-	-	-	-	8,412
Sale of common stock by the general partner	2,460	323,931	-	-	-	-	-	-	323,931
Stock and unit based compensation costs	-	(725)	-	28	1,598	-	-	-	873
Issuance of Series H Preferred	-	-	71,209	-	-	-	-	-	71,209
Redemptions of Series F Preferred	-	(588)	(24,412)	-	-	-	-	-	(25,000)
Redemptions of Series B Preferred	-	1,200	-	-	-	(80,000)	-	-	(78,800)
Redemptions	-	(1,134)	-	-	(1,049)	-	-	(3,204)	(5,387)
Distribution to noncontrolling interests	-	-	-	-	-	-	-	(6,052)	(6,052)
Distributions declared	-	(137,075)	(4,753)	-	(9,261)	(1,650)	-	-	(152,739)
Balances at December 31, 2011	33,888	1,439,089	71,209	2,229	48,578	-	(71,962)	66,814	1,553,728
Net income	-	119,812	5,472	-	7,959	-	-	6,347	139,590

Reversal of unrealized gains upon the sale of marketable securities	-	-	-	-	-	-	(1,082)	-	(1,082)

Change in fair value of cash flow hedges and amortization of gain on settlement of swap	-	-	-	-	-		3,402		3,402
Changes in fair value of marketable securities	-	-	-	-	-	-	1,411	-	1,411
Issuance of common units under:
Stock and unit based compensation plans	151	4,675	-	-	-	-	-	-	4,675
Sale of common stock by the general partner	2,404	357,720	-	-	-	-	-	-	357,720
Stock and unit based compensation costs	-	(430)	-	(107)	2,231	-	-	-	1,801
Capital contributions	-	-	-	-	-	-	-	4,232	4,232
Redemptions	-	(1,798)	-	-	(3,441)	-	-	(1,747)	(6,986)
Distribution to noncontrolling interests	-	-	-	-	-	-	-	(6,957)	(6,957)
Distributions declared	-	(156,212)	(5,472)	-	(9,734)	-	-	-	(171,418)
Balances at December 31, 2012	36,443	$1,762,856	$71,209	2,122	$45,593	$-	$(68,231)	$68,689	$1,880,116

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2012, 2011 and 2010
(Dollars in thousands)

	2012	2011	2010
Cash flows from operating activities:
Net income	$139,590	$57,516	$50,782

Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of marketable securities	(819)	(4,956)	(12,491)
Gain on remeasurement of co-investment	(21,947)	-	-
Company's share of gain on the sales of co-investment	(29,112)	(919)	-
Gain on the sales of real estate	(10,870)	(8,562)	-
Loss on early retirement of debt	5,009	1,163	10
Co-investments	1,626	7,929	1,715
Amortization expense	11,644	11,474	4,828
Amortization of discount on notes receivables	(1,832)	(1,757)	(4,806)
Amortization of discount on marketable securities	(5,127)	(4,794)	(3,714)
Loss on derivative instruments - ineffectiveness	-	-	2,301
Depreciation	170,686	152,542	129,711
Equity-based compensation	4,141	2,927	3,251
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(9,488)	(1,172)	(2,771)
Accounts payable and accrued liabilities	12,360	3,620	4,302
Other liabilities	1,638	1,560	2,412
Net cash provided by operating activities	267,499	216,571	175,530
Cash flows from investing activities:
Additions to real estate:
Acquisitions of real estate	(393,771)	(57,478)	(279,607)
Improvements to recent acquisitions	(13,704)	(16,446)	(6,388)
Redevelopment	(40,200)	(45,130)	(14,096)
Revenue generating capital expenditures	(7,620)	(7,616)	(1,584)
Non-revenue generating capital expenditures	(30,491)	(26,090)	(29,278)
Acquisition of and additions to real estate under development	(29,196)	(79,194)	(155,267)
Acquisition of membership interest in co-investment	(85,000)	-	-
Dispositions of real estate	27,800	23,003	-
Changes in restricted cash and refundable deposits	(6,069)	(1,376)	(4,414)
Purchases of marketable securities	(73,735)	(8,048)	(49,974)
Sales and maturities marketable securities	61,703	32,998	102,039
Proceeds from tax investor	-	-	1,223
Purchases of and advances under notes and other receivables	(26,000)	(12,325)	(37,627)
Collections of notes and other receivables	14,525	884	1,855
Contributions to co-investments	(260,153)	(246,106)	(79,450)
Non-operating distributions from co-investments	49,773	17,141	41,700
Net cash used in investing activities	(812,138)	(425,783)	(510,868)
Cash flows from financing activities:
Borrowings under debt agreements	1,745,853	1,514,684	1,214,216
Repayment of debt	(1,371,317)	(1,435,135)	(882,646)
Additions to deferred charges	(6,707)	(5,533)	(4,109)
Payments to settle derivative instruments	-	(2,395)	(81,282)
Retirement of exchangeable bonds	-	-	(5,396)
Net proceeds from issuance of Series H Preferred interests	-	71,209	-
Retirement of Series B preferred interests and Series F Preferred interests	-	(103,800)	-
Equity related issuance cost	(309)	(627)	-
Net proceeds from stock options exercised	2,643	6,986	4,765
Net proceeds from issuance of common stock	357,720	323,931	251,455
Contributions from noncontrolling interest	2,400	-	4,038
Distributions to noncontrolling interest	(6,957)	(6,052)	(9,160)
Redemption of limited partners units and noncontrolling interests	(6,986)	(5,387)	(24,186)
Common units and preferred units and preferred interests distributions paid	(165,984)	(149,533)	(139,264)
Net cash provided by financing activities	550,356	208,348	328,431
Net increase (decrease) in cash and cash equivalents	5,717	(864)	(6,907)
Cash and cash equivalents at beginning of year	12,889	13,753	20,660
Cash and cash equivalents at end of year	$18,606	$12,889	$13,753

(Continued)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2012, 2011 and 2010
(Dollars in thousands)

	2012	2011	2010
Supplemental disclosure of cash flow information:

Cash paid for interest, net of $10,346, $8,240, and $9,486 capitalized in 2012, 2011 and 2010, respectively	$95,597	$89,691	$83,497
Supplemental disclosure of noncash investing and financing activities:
Transfer from real estate under development to rental properties	$6,632	$165,214	$170,940
Transfer from co-investments to rental properties	$148,053	$-	$-
Mortgage notes assumed in connection with purchases of real estate including the loan premiums recorded	$82,133	$20,927	$87,336
Transfer from real estate under development to co-investments	$-	$54,472	$-
Note receivable settled when the company purchased the property securing the note receivable	$-	$-	$25,750
Contribution of note receivable to co-investment	$12,325	$-	$-
Change in accrual of dividends	$5,441	$3,206	$2,655
Change in fair value of derivative liabilities	$4,461	$230	$1,907
Change in fair value of marketable securities	$459	$2,836	$6,670
Change in construction payable	$1,113	$2,518	$1,304

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

(1) Organization

The accompanying consolidated financial statements present the accounts of Essex Portfolio, L.P. (the “Operating Partnership”) and its subsidiaries.  Essex Property Trust, Inc. (“Essex” or the “Company”) is a Maryland corporation that operates as a self-administered and self-managed real estate investment trust (“REIT”). The Company owns all of its interest in its real estate investments directly or indirectly through the Operating Partnership.

Essex is the sole general partner in the Operating Partnership with a 94.5% general partner interest and the limited partners owned a 5.5% interest as of December 31, 2012.  The limited partners may convert their Operating Partnership units into an equivalent number of shares of common stock.  Total Operating Partnership units outstanding were 2,122,381 and 2,229,230 as of December 31, 2012 and 2011, respectively, and the redemption value of the units, based on the closing price of the Company’s common stock totaled $311.2 million and $313.2 million, as of December 31, 2012 and 2011, respectively.  The Company has reserved shares of common stock for such conversions. These conversion rights may be exercised by the limited partners at any time through 2026.

As of December 31, 2012, the Operating Partnership owned or had ownership interests in 163 apartment communities, (aggregating 33,468 units), five commercial buildings, and nine active development projects (collectively, the “Portfolio”).  The communities are located in Southern California (Los Angeles, Orange, Riverside, Santa Barbara, San Diego, and Ventura counties), Northern California (the San Francisco Bay Area) and the Seattle metropolitan area.

(2) Summary of Critical and Significant Accounting Policies

(a) Principles of Consolidation

The accounts of the Operating Partnership, its controlled subsidiaries and the variable interest entities (“VIEs”) in which it is the primary beneficiary are consolidated in the accompanying financial statements. All significant inter-company accounts and transactions have been eliminated.

The Operating Partnership consolidates 19 DownREIT limited partnerships (comprising twelve communities), since the Operating Partnership is the primary beneficiary of these variable interest entities (“VIEs”).  The consolidated total assets and liabilities related to these VIEs, net of intercompany eliminations, were approximately $201.1 million and $178.6 million, respectively, as of December 31, 2012, and $199.8 million and $171.5 million, respectively, as of December 31, 2011.

The DownREIT VIEs collectively own twelve apartment communities in which Essex Management Company (“EMC”) is the general partner, the Operating Partnership is a special limited partner, and the other limited partners were granted rights of redemption for their interests.  Such limited partners can request to be redeemed and the Operating Partnership can elect to redeem their rights for cash or by having the Company issuing shares of its common stock on a one share per unit basis.  Conversion values will be based on the market value of the Company's common stock at the time of redemption multiplied by the number of units stipulated under the above arrangements.  The other limited partners receive distributions based on the Operating Partnership’s current distribution rate times the number of units held.  Total DownREIT units outstanding were 1,039,431 and 1,063,848 as of December 31, 2012 and 2011 respectively, and the redemption value of the units, based on the closing price of the Company’s common stock totaled $152.4 million and $149.5 million, as of December 31, 2012 and 2011, respectively.  As of December 31, 2012 and 2011, the carrying value of the other limited partners' interests is presented at their historical cost and is classified within noncontrolling interest in the accompanying consolidated balance sheets.

Interest holders in VIEs consolidated by the Operating Partnership are allocated a priority of net income equal to the cash payments made to those interest holders or distributions from cash flow.  The remaining results of operations are generally allocated to the Operating Partnership.

As of December 31, 2012 and 2011, the Operating Partnership did not have any VIE’s of which it was not deemed to be the primary beneficiary.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

(b) Real Estate Rental Properties

Significant expenditures, which improve or extend the life of an asset and have a useful life of greater than one year, are capitalized.  Operating real estate assets are stated at cost and consist of land, buildings and improvements, furniture, fixtures and equipment, and other costs incurred during their development, redevelopment and acquisition.  Expenditures for maintenance and repairs are charged to expense as incurred.

The depreciable life of various categories of fixed assets is as follows:

Computer software and equipment	3 - 5 years
Interior unit improvements	5 years
Land improvements and certain exterior components of real property	10 years
Real estate structures	30 years

The Operating Partnership capitalizes all costs incurred with the predevelopment, development or redevelopment of real estate assets or are associated with the construction or expansion of real property.  Such capitalized costs include land, land improvements, allocated costs of the Operating Partnership’s project management staff, construction costs, as well as interest and related loan fees, property taxes and insurance.  Capitalization begins for predevelopment, development, and redevelopment projects when activity commences.  Capitalization ends when the apartment home is completed and the property is available for a new resident or if the development activities are put on hold.  The Operating Partnership ceases to capitalize costs such as property taxes, insurance, and interest expenses once the development activities are put on hold.

The Operating Partnership allocates the purchase price of real estate to land and building, and identifiable intangible assets, such as the value of above, below and in-place leases. The values of the above and below market leases are amortized and recorded as either a decrease (in the case of above market leases) or an increase (in the case of below market leases) to rental revenue over the remaining term of the associated leases acquired, which in the case of below market leases the Operating Partnership assumes lessees will elect to renew their leases.  The value of acquired in-place leases are amortized to expense over the term the Operating Partnership expects to retain the acquired tenant, which is generally 20 months.

The Operating Partnership performs the following evaluation for communities acquired:

(1)	Adjust the purchase price for any fair value adjustments resulting from such things as assumed debt or contingencies.

(2)	estimate the value of the real estate “as if vacant” as of the acquisition date;

(3)	allocate that value among land and building;

(4)	compute the value of the difference between the “as if vacant” value and the adjusted purchase price, which will represent the total intangible assets;

(5)	compute the value of the above and below market leases and determine the associated life of the above market/ below market leases;

(6)	compute the value of the in-place leases and customer relationships, if any, and the associated lives of these assets.

Whenever events or changes in circumstances indicate that the carrying amount of a property held for investment or held for sale may not be fully recoverable, the carrying amount will be evaluated for impairment. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount (including intangible assets) of a property held for investment, then the Operating Partnership will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the property.  Fair value of a property is determined using conventional real estate valuation methods, such as discounted cash flow, the property’s unleveraged yield in comparison to the unleveraged yields and sales prices of similar communities that have been recently sold, and other third party information, if available.  Communities held for sale are carried at the lower of cost and fair value less estimated costs to sell.  As of December 31, 2012 and 2011, no communities were classified as held for sale and no impairment charges were recorded in 2012, 2011 or 2010.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

In the normal course of business, the Operating Partnership will receive purchase offers for its communities, either solicited or unsolicited. For those offers that are accepted, the prospective buyer will usually require a due diligence period before consummation of the transaction.  It is not unusual for matters to arise that result in the withdrawal or rejection of the offer during this process.  The Operating Partnership classifies real estate as "held for sale" when all criteria under the accounting standard for the disposals of long-lived assets have been met.  In accordance with the standard, the Operating Partnership presents income and gains/losses on communities sold or held for sale as discontinued operations.  The Operating Partnership’s equity in income or loss from real estate investments accounted for under the equity method of accounting remain classified in continuing operations upon disposition.  (See Note 6 for a description of the Operating Partnership’s discontinued operations for 2012, 2011, and 2010).

(c) Co-investments

The Operating Partnership owns investments in joint ventures (“co-investments”) in which it has significant influence, but its ownership interest does not meet the criteria for consolidation in accordance with the accounting standards.  Therefore, the Operating Partnership accounts for these investments using the equity method of accounting.  Under the equity method of accounting, the investment is carried at the cost of assets contributed, plus the Operating Partnership’s equity in earnings less distributions received and the Operating Partnership’s share of losses.  For preferred equity investments the Operating Partnership recognizes its preferred interest as its equity in earnings.

A majority of the co-investments, excluding the preferred equity investments, compensate the Operating Partnership for its asset management services and some of these investments may provide promote distributions if certain financial return benchmarks are achieved.  Asset management fees are recognized when earned, and promote fees are recognized when the earnings events have occurred and the amount is determinable and collectible.  Any promote distributions are reflected in equity (loss) income in co-investments. In 2012, the Operating Partnership recorded a $2.3 million promote fee in connection with acquisition of our joint venture partner's remaining membership interest in the co-investment Essex Skyline at MacArthur Place for a purchase price of $85 million.  The property is now consolidated.  There were no promote fees recognized in 2011 and 2010 in the accompanying consolidated statements of operations.

(d) Revenues and Gains on Sale of Real Estate

Revenues from tenants renting or leasing apartment units are recorded when due from tenants and are recognized monthly as they are earned, which is not materially different than on a straight-line basis.  Units are rented under short-term leases (generally, lease terms of 6 to 12 months) and may provide no rent for one or two months, depending on the market conditions and leasing practices of the Operating Partnership’s competitors in each sub-market at the time the leases are executed.   Revenues from tenants leasing commercial space are recorded on a straight-line basis over the life of the respective lease.

The Operating Partnership recognizes gains on sales of real estate when a contract is in place, a closing has taken place, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property and the Operating Partnership does not have a substantial continuing involvement in the property.

(e) Cash Equivalents and Restricted Cash

Highly liquid investments with maturities of three months or less when purchased are classified as cash equivalents.  Restricted cash balances relate primarily to reserve requirements for capital replacement at certain communities in connection with the Operating Partnership’s mortgage debt.

(f)  Marketable Securities

The Operating Partnership reports its available for sale securities at fair value, based on quoted market prices (Level 2 for the unsecured bonds and Level 1 for the common stock and investment funds, as defined by the Financial Accounting Standards Board (“FASB”) standard for fair value measurements as discussed later in Note 2), and any unrealized gain or loss is recorded as other comprehensive income (loss).  There were no other than temporary impairment charges for the years ended December 31, 2012, 2011 and 2010.  Realized gains and losses, interest income, and amortization of purchase discounts are included in interest and other income on the consolidated statement of operations.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

As of December 31, 2012 and 2011, marketable securities consisted primarily of investment-grade unsecured bonds, common stock, investments in mortgage backed securities and investment funds that invest in U.S. treasury or agency securities.  As of December 31, 2012 and 2011, the Operating Partnership classified its investments in mortgage backed securities, which mature in November 2019 and September 2020, as held to maturity, and accordingly, these securities are stated at their amortized cost.  The estimated fair values of the mortgage backed securities (Level 2 securities) are approximately equal to the carrying values.

As of December 31, 2012 and 2011 marketable securities consist of the following ($ in thousands):

	December 31, 2012
		Gross
	Amortized	Unrealized	Carrying
	Cost	Gain	Value
Available for sale:
Investment-grade unsecured bonds	$5,143	$98	$5,241
Investment funds - US treasuries	14,120	729	14,849
Common stock	18,917	1,704	20,621
Held to maturity:
Mortgage backed securities	52,002	-	52,002
Total	$90,182	$2,531	$92,713

	December 31, 2011
		Gross
	Amortized	Unrealized	Carrying
	Cost	Gain	Value
Available for sale:
Investment-grade unsecured bonds	$3,615	$399	$4,014
Investment funds - US treasuries	11,783	121	11,904
Common stock	10,067	1,552	11,619
Held to maturity:
Mortgage backed securities	46,738	-	46,738
Total	$72,203	$2,072	$74,275

The Operating Partnership uses the specific identification method to determine the cost basis of a security sold and to reclassify amounts from accumulated other comprehensive income for securities sold.  For the years ended December 31, 2012, 2011 and 2010, the proceeds from sales of available for sale securities totaled $61.7 million, $33.0 million and $102.0 million, respectively.  These sales all resulted in gains, which totaled $0.8 million, $5.0 million and $12.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(g) Notes Receivable

Notes receivable relate to real estate financing arrangements including mezzanine and bridge loans and are secured by real estate.  Interest is recognized over the life of the note.

Each note is analyzed to determine if it is impaired.  A note is impaired if it is probable that the Operating Partnership will not collect all principal and interest contractually due.  The Operating Partnership does not accrue interest when a note is considered impaired and a loan allowance is recorded for any principal and previously accrued interest that are not believed to be collectable. All cash receipts on impaired notes are applied to reduce the principal amount of such notes until the principal has been recovered and, thereafter, are recognized as interest income.   As of December 31, 2012 and 2011, no notes were impaired.

(h) Capitalization Policy

The Operating Partnership capitalizes all direct and certain indirect costs, including interest and real estate taxes, incurred during development and redevelopment activities. Interest is capitalized on real estate assets that require a period of time to get them ready for their intended use.  The amount of interest capitalized is based upon the average amount of accumulated development expenditures during the reporting period.  Included in capitalized costs are management’s accounting estimates of the direct and incremental personnel costs and indirect project costs associated with the Operating Partnership’s development and redevelopment activities.  Indirect project costs consist primarily of personnel costs associated with construction administration and development, including accounting, legal fees, and various office costs that clearly relate to projects under development.  The Operating Partnership’s capitalized internal costs related to development and redevelopment projects totaled $4.4 million, $4.3 million and $4.0 million for the years ended December 31, 2012, 2011 and 2010, respectively,  most of which relates to development projects.  These totals include capitalized salaries of $2.4 million, $2.2 million and $2.1 million, for the years ended December 31, 2012, 2011 and 2010, respectively.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

(i) Interest and Other Income

Interest income is generated primarily from cash balances and marketable securities as well as notes receivables.  Other income primarily consists of gains on sales of marketable securities.  Total interest and other income is comprised of the following for the years ended December 31 ($ in thousands):

	2012	2011	2010
Interest income	$10,715	$10,501	$15,350
Co-investment promote fee	2,299	-	-
Gains on sales of marketable securities	819	4,956	12,491
Tax benefit - taxable REIT subsidiary	-	1,682	-
	$13,833	$17,139	$27,841

(j) Fair Value of Financial Instruments

The Operating Partnership values its financial instruments based on the fair value hierarchy of valuation techniques described in the FASB’s accounting standard for fair value measurements.  Level 1 inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.  Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices observable for the asset or liability.   Level 3 inputs are unobservable inputs for the asset or liability.  The Operating Partnership uses Level 1 inputs for the fair values of its cash equivalents and its marketable securities except for unsecured bonds and mortgage backed securities.  The Operating Partnership uses Level 2 inputs for its investments in unsecured bonds, mortgage backed securities, notes receivable, notes payable, and derivative liabilities.  These inputs include interest rates for similar financial instruments.  The Operating Partnership’s valuation methodology for derivatives is described in more detail in Note 9.  The Operating Partnership's valuation methodology for the swap related to the multifamily revenue refunding bonds for the 101 San Fernando community, which the Operating Partnership terminated in 2012, is described in detail in Note 9.  The Operating Partnership does not use Level 3 inputs to estimate fair values of any of its financial instruments.  The Operating Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Management believes that the carrying amounts of its amounts outstanding under lines of credit, notes receivable and other receivables approximate fair value as of December 31, 2012 and 2011, because interest rates, yields and other terms for these instruments are consistent with yields and other terms currently available for similar instruments.  Management has estimated that the fair value of the Operating Partnership’s $2.13 billion and $1.77 billion of fixed rate debt at December 31, 2012 and 2011, respectively, to be $2.24 billion and $1.88 billion.  Management has estimated the fair value of the Operating Partnership’s $692.9 million and $593.7 million of variable rate debt at December 31, 2012 and 2011, respectively, is $671.7 million and $572.3 million based on the terms of the Operating Partnership’s existing variable rate debt compared to those available in the marketplace.  Management believes that the carrying amounts of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities, construction payables, other liabilities and dividends payable approximate fair value as of December 31, 2012 and 2011 due to the short-term maturity of these instruments.  The fair values of the Operating Partnership’s investments in mortgage backed securities are approximately equal to the amortized cost carrying value of these securities.  Marketable securities and derivative liabilities are carried at fair value as of December 31, 2012.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

(k) Interest Rate Protection, Swap, and Forward Contracts

The Operating Partnership uses interest rate swaps, interest rate cap contracts, and forward starting swaps to manage interest rate risks.  As of December 31, 2012, there were no outstanding forward starting swaps.  The valuation of these derivative instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of  forward starting interest rate swaps were determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) were based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Operating Partnership incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.  The Operating Partnership records all derivatives on its consolidated balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation.   Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.  Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings.  For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings.  The Operating Partnership assesses the initial and ongoing effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction.

For derivatives not designated as cash flow hedges, changes in fair value are recognized in earnings.  All of the Operating Partnership’s interest rate swaps and interest rate caps are considered cash flow hedges except for the swap related to the multifamily revenue refunding bonds for the 101 San Fernando community that was terminated in 2012 as described in detail in Note 9.  The Operating Partnership did not have any fair value hedges during the years end December 31, 2012, 2011 and 2010.

The Operating Partnership’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks.  To accomplish this objective, the Operating Partnership primarily used interest rate swaps and interest rate forward-starting swaps as part of its cash flow hedging strategy.  The Operating Partnership was hedging its exposure to the variability in future cash flows for a portion of its forecasted transactions.

(l) Deferred Charges

Deferred charges are principally comprised of loan fees and related costs which are amortized over the terms of the related borrowing in a manner which approximates the effective interest method.

(m) Income Taxes

As a partnership, the Operating Partnership is not subject to federal or state income taxes except that in order to maintain compliance with REIT tax rules that are applicable to the Company, the Operating Partnership utilizes taxable REIT subsidiaries for various revenue generating or investment activities. The taxable REIT subsidiaries are consolidated by the Operating Partnership. The activities and tax related provisions, assets and liabilities are not material.

(n) Preferred Interests

The Operating Partnership has issued preferred interests to the Company in connection with issuances of preferred stock by the Company.  These preferred interests provide the Company with the right to receive preferential distributions from the Operating Partnership.   The Company may also make special distributions to itself on account of such preferred interests for the sole purpose of redeeming shares of preferred stock.

The Company’s Series G Cumulative Convertible Preferred Stock (“ Series G Preferred Stock”)  contains fundamental change provisions that allow the holder to redeem the preferred stock for cash if certain events occur.  The redemption under these provisions is not solely within the Company’s or Operating Partnership’s control, thus the Operating Partnership has classified its related Series G Preferred Interest as temporary equity in the accompanying consolidated balance sheets.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

The Company’s Series H Cumulative Redeemable Preferred Stock (“Series H Preferred Stock”), issued during 2011, contains fundamental change provisions that allow the holder to redeem the preferred stock for cash if certain events occur.  The redemption under these provisions is within the Company’s or Operating Partnership’s control, and thus the Operating Partnership has classified its related Series H Preferred Interest as permanent equity in the accompanying consolidated balance sheets as of December 31, 2012 and 2011.

(o) Equity-based Compensation

The Company provides share-based payments to employees for the purpose of attracting and retaining its employees. For each share of common stock the Company issues pursuant to its equity compensation plans, the Operating Partnership issues a corresponding number of operating partnership common units to the Company. The Operating Partnership accounts for equity based compensation using the fair value method of accounting.  The estimated fair value of stock options granted by the Company is being amortized over the vesting period of the stock options.  The estimated grant date fair values of the long term incentive plan units (discussed in Note 13) are being amortized over the expected service periods.

(p) Accounting Estimates

The preparation of consolidated financial statements, in accordance with U.S. generally accepted accounting principles (“GAAP”), requires the Operating Partnership to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, the Operating Partnership evaluates its estimates, including those related to acquiring, developing and assessing the carrying values of its real estate portfolio, its investments in and advances to joint ventures and affiliates, its notes receivable and the Company’s qualification as a REIT.  The Operating Partnership bases its estimates on historical experience, current market conditions, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could be different under different assumptions or conditions.

(3) Real Estate Investments

(a) Acquisitions of Real Estate

For the year ended December 31, 2012, the Operating Partnership purchased eleven communities consisting of 2,052 units for $551.1 million.

During the first quarter of 2012, the Operating Partnership acquired Bon Terra, a 60 unit community located adjacent to Delano in Redmond, Washington for $16.0 million.  The Operating Partnership also acquired Reed Square, a 100 unit community located in Sunnyvale, California for $23.0 million.

During the second quarter of 2012, the Operating Partnership purchased the joint venture partner’s membership interest in the co-investment Essex Skyline at MacArthur Place, a 349 unit premier high-rise apartment community located in Santa Ana, California, for a total purchase price of $85.0 million.  The Operating Partnership recorded promote income of $2.3 million included in interest and other income on the consolidated statements of operations, earned as a result of achieving certain performance hurdles as defined in the joint venture agreement.  Upon the acquisition of partner’s membership interest, the property was consolidated and a gain on remeasurement of the Operating Partnership’s co-investment interest of $21.9 million was recorded equal to the amount by which the fair value of the Operating Partnership’s previously owned noncontrolling interest exceeded its carrying value.  The secured $80.0 million loan was repaid early as part of this transaction.

Also during the second quarter of 2012, the Operating Partnership purchased Park Catalina, a 90 unit property located in the Koreatown submarket of Los Angeles, California for a total purchase price of $23.7 million. In addition, the Operating Partnership purchased The Huntington, a 276 unit property located in Huntington Beach, California for a purchase price of $48.3 million.  The Operating Partnership assumed a $30.3 million loan secured by the property at a fixed rate of 5.7% for seven years.  The interest rate on the loan was unfavorable compared to currently available market rates for mortgage loans, and thus in conjunction with the purchase price allocation, the Operating Partnership recorded a $4.3 million loan premium to reflect the debt at fair value.  This results in an effective interest rate for this loan of 3.3%.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

During the third quarter of 2012, the Operating Partnership purchased Montebello, a 248 unit property located in Kirkland, Washington, for a purchase price of $52.0 million from a related party entity.  The Operating Partnership assumed a $26.5 million mortgage loan secured by the property at a fixed rate of 5.6% for eight years.  The interest rate on the loan was unfavorable compared to currently available market rates for mortgage loans, and thus in conjunction with the purchase price allocation, the Operating Partnership recorded a $4.1 million loan premium to reflect the debt at fair value.  This results in an effective interest rate for this loan of 3.1%.

Also during the third quarter of 2012, the Operating Partnership acquired Park West, a 126 unit apartment community located in San Francisco, California, for $31.6 million. The Operating Partnership intends to renovate the exterior of the community for $8 million.  In addition, the Operating Partnership acquired Domaine, a 92 unit property located in Seattle, Washington for $34.0 million.  In connection with the purchase, the Operating Partnership assumed a $14.6 million loan at a fixed rate of 5.7% for an 8 year term. The interest rate on the loan was unfavorable compared to currently available market rates for mortgage loans, and thus in conjunction with the purchase price allocation, the Operating Partnership recorded a $2.4 million loan premium to reflect the debt at fair value.  This results in an effective interest rate for this loan of 3.0%.

During the fourth quarter of 2012, the Operating Partnership acquired Ascent, a 90 unit community located in Kirkland, Washington, for $15.9 million and Willow Lake Apartments, a 508 unit property located in San Jose, California for $148.0 million.  Also during the fourth quarter of 2012, the Operating Partnership purchased Bennett Lofts (formerly Q Lofts), a 147 unit apartment community located in San Francisco, California, for a total purchase price of $96.0 million.  Approximately 75% of the property was acquired in December for $73.8 million, and the remainder was purchased in January 2013 for $22.2 million.

For the year ended December 31, 2011, the Operating Partnership purchased five communities for approximately $103.3 million, consisting of the following communities ($ in thousands):

Communities	Location	Purchase Price	Units
Delano	Redmond, WA	$14,100	66
Bernard	Seattle, WA	13,800	63
Bellerive	Los Angeles, CA	27,000	63
Santee Village	Los Angeles, CA	17,000	73
1000 Kiely	Santa Clara, CA	31,400	121
Total 2011 purchases		$103,300	386

(b) Sales of Real Estate investments

For the year ended December 31, 2012, the Operating Partnership sold $28.3 million of real estate which resulted in a gain of $10.9 million.

During the first quarter of 2012, the Operating Partnership sold Tierra Del Sol/Norte, a 156 unit community located in San Diego, California for $17.2 million for a gain of $7.0 million.  The Operating Partnership also sold Alpine Country, a 108 unit community located in San Diego metropolitan area, for $11.1 million for a gain of $3.9 million.

During the second quarter of 2011, the Operating Partnership disposed of Woodlawn Colonial, a 159-unit community located in Chula Vista, California for $16.0 million which resulted in a gain of $5.2 million.  The property was purchased in 2002 as part of the John M. Sachs, Inc. merger.

During the third quarter of 2011, the Operating Partnership sold the View Pointe land parcel located in Newcastle, Washington for net proceeds of $1.4 million and a gain of $0.2 million.

During the fourth quarter of 2011, the Operating Partnership sold the Clarendon office building in Woodland Hills, California for $7.4 million which resulted in a gain of $3.2 million on the sale.

No communities were held for sale as of December 31, 2012 or 2011.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

(c) Co-investments

The Operating Partnership has joint venture investments in co-investments which are accounted for under the equity method.  The co-investments’ accounting policies are similar to the Operating Partnership’s accounting policies.  The joint ventures own, operate, and develop apartment communities.

Wesco I, LLC

Wesco, I LLC (“Wesco I”) is a 50/50 programmatic joint venture with an institutional partner for a total equity commitment of $300.0 million.  Each partner’s equity commitment is $150.0 million. Wesco I will utilize debt as leverage equal to approximately 50% of the underlying real estate.  The Operating Partnership has contributed $150.0 million to Wesco I, and as of December 31, 2012, Wesco I owned nine apartment communities with 2,713 units with an aggregate carrying value of $660.5 million.

During the third quarter of 2012, Wesco I acquired Riley Square (formerly Waterstone Santa Clara) for $38.3 million from a related party entity.  The property contains 156 units and is located in Santa Clara, California.  Wesco I assumed a $17.5 million mortgage loan secured by the property at a fixed rate of 5.2% for a term of 8 years.  The interest rate on the loan was unfavorable compared to currently available market rates for mortgage loans, and thus in conjunction with the purchase price allocation, Wesco I recorded a $2.3 million loan premium to reflect the debt at fair value.  This results in an effective interest rate for this loan of 3.1%.

During the fourth quarter of 2012, Wesco I acquired Madrid, a 230 unit community located in Mission Viejo, California for an undisclosed price (per an agreement with the seller).  Also during the quarter, Wesco I acquired Pacific Electric Lofts for an undisclosed amount (per an agreement with the seller).  The property contains 314 units along with 22,100 square feet of retail.

For the year ended December 31, 2011, the Operating Partnership purchased five communities under the Wesco I joint venture for approximately $429.2 million, consisting of the following communities ($ in thousands):

Communities	Location	Purchase Price	Units
Arbors Parc Rose	Oxnard, CA	$92,000	373
Redmond Hill	Redmond, WA	151,300	882
Reveal	Woodland Hills, CA	132,900	438
Briarwood	Fremont, CA	27,800	160
The Woods	Fremont, CA	25,200	160
Total 2011 purchases		$429,200	2,013

Wesco III, LLC

During 2012, the Operating Partnership entered into a 50/50 programmatic joint venture, Wesco III LLC (“Wesco III”), with an institutional partner for a total equity commitment from the parties of $120.0 million. Each partner’s equity commitment is $60.0 million.  Wesco III will utilize debt as leverage equal to approximately 50% of the underlying real estate.  The Operating Partnership has contributed $10.0 million to Wesco III, and provided a $26.0 million short term bridge loan to Wesco III at a rate of LIBOR + 2.5%.

During the fourth quarter of 2012, Wesco III acquired Haver Hill, a 264 unit community located in Fullerton, California for $45.6 million.

Essex Apartment Value Fund II, L.P.

Essex Apartment Value Fund II, L.P. (“Fund II”), has eight institutional investors with combined partner equity contributions of $265.9 million.  The Operating Partnership contributed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner.  Fund II utilized debt as leverage equal to approximately 55% upon the initial acquisition of the underlying real estate.  Fund II invested in apartment communities in the Operating Partnership’s targeted West Coast markets with an emphasis on investment opportunities in the Seattle metropolitan area and the San Francisco Bay Area.  As of October 2006, Fund II was fully invested and closed for any future acquisitions or development.  As of December 31, 2012, Fund II owned seven apartment communities.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

During the fourth quarter of 2012, Fund II sold seven communities for gross proceeds of $413.0 million, consisting of the following communities ($ in thousands):

Communities	Location	Purchase Price	Units
Parcwood	Corona, CA	$42,200	312
Regency Tower	Oakland, CA	31,000	178
Studio 40-41	Studio City, CA	56,300	149
Tower @ 801	Seattle, WA	50,100	173
Cielo	Chatsworth, CA	33,100	119
Echo Ridge	Snoqualmie, WA	26,500	120
The Enclave	San Jose, CA	173,750	637
Total 2012 sales		$412,950	1,688

In conjunction with the sale of the assets, the Operating Partnership incurred a prepayment penalty on debt obligations of $2.3 million during the fourth quarter of 2012 for its pro-rata share of Fund II’s debt.  The total gain on the transaction was $106 million, of which the Operating Partnership’s pro rata share was $29.1 million.

Canada Pension Plan Investment Board – Joint Venture Developments

The Operating Partnership has entered into four development joint ventures with the Canada Pension Plan Investment Board (“CPPIB”) to develop four apartment communities.  For each joint venture the Operating Partnership holds a 55% non controlling interest in the venture and will earn customary management fees and may earn development, asset, and property management fees.  The Operating Partnership may also earn a promote interest. These co-investments are not variable interest entities since they have sufficient equity without additional subordinated support, and the Operating Partnership and CPPIB jointly have the power to direct activities that most significantly impact the co-investments’ economic performance.  Each of the co-investments between the Operating Partnership and CPPIB has a single general partner, which is subsidiary consolidated by the Operating Partnership.  However, the Operating Partnership, as general partner of the co-investments, does not control the co-investments because the limited partners have substantive participating rights.  Therefore, the presumption of control by the Operating Partnership as general partner is overcome by the rights held by CPPIB, and the Operating Partnership records the co-investments with CPPIB on the equity method of accounting.

The following are the CPPIB development joint ventures:

		Ownership		Estimated	Construction
Development Projects - CPPIB Joint Venture	Location	%	Units	Total Cost	Start

Epic - Phase I and II	San Jose, CA	55%	569	$191.6	Aug-11
Connolly Station (fka Linc)	Dublin, CA	55%	309	94.5	Aug-11
Folsom and Fifth	San Francisco, CA	55%	463	250.0	Jun-12
Elkhorn	San Mateo, CA	55%	197	76.1	Aug-12
Total - CPPIB Joint Venture Development Projects			1,538	$612.2

The Huxley and The Dylan (formerly Fountain and Santa Monica at La Brea) – Joint Venture Developments

During the third quarter of 2011, the Operating Partnership entered into a development joint venture with a regional developer for the construction of The Huxley, a 187 unit community with approximately 18,200 square feet of retail located in West Hollywood, California.  The regional developer contributed the land and the Operating Partnership contributed approximately $9.0 million in cash for a 50% interest in the venture.  The joint venture obtained bond financing for the project in the amount of $54.5 million with a maturity date of October 2046 and entered into an interest rate swap transaction with respect to the bonds that terminates in September 2016 that effectively converts the interest rate to the Securities Industry and Financial Market Association index (“SIFMA”) plus 150 basis points through December 2016.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

In the fourth quarter of 2011, the Operating Partnership entered into another development joint venture with the same regional developer for the construction of The Dylan, a 184 unit apartment community with approximately 12,750 square feet of retail located in West Hollywood, California.  The 50/50 joint venture was created with the contribution of $5.8 million by the Operating Partnership and the contribution of entitled land by the regional developer.  The joint venture secured bond financing in the amount of $59.9 million, maturing in December 2046.  The joint venture entered into a total return swap agreement that effectively converts the interest rate to SIFMA plus 150 basis points through December 2016.

The bond financing for these two development projects have joint and several liability for the joint venture partners.  Additionally, if either partner fails to make capital contributions to one of these joint ventures in certain instances, then the ownership interest of the defaulting partner in the other joint venture may be reduced.

Expo (formerly Queen Anne) – Joint Venture Development

During December 2010, the Operating Partnership entered into a development joint venture with a partner who contributed a land parcel during the first quarter of 2011 in return for a 50% interest in the venture and the Operating Partnership contributed cash equal to the value of the land in return for a 50% interest in the joint venture. The 275-unit community is under development in Seattle, Washington.  The Expo joint venture obtained a $45.0 million construction loan at a rate of LIBOR plus 195 basis points, due July 2014, with two one-year extension options exercisable at the joint venture’s option.

Preferred Equity Investments

During the second quarter of 2012, the Operating Partnership made a $14 million preferred equity investment in an apartment community located in Cupertino, California to a related party entity.  The investment has a preferred return of 9.5% and matures in May 2016.  The preferred equity agreement provides for up to $4 million of additional funding for renovation costs.

During the first quarter of 2011, the Operating Partnership invested $9.7 million as preferred equity investments in two apartment communities located in downtown Los Angeles.  The investments are for ten years with a preferred return of 9% for five years, increasing to a minimum of 10% and a maximum of 12.5% thereafter.

During the second quarter of 2011, the Operating Partnership completed a $13.0 million preferred equity investment in an entity owning an apartment community located in downtown Los Angeles.  The Operating Partnership’s preferred return is 10% and the Operating Partnership’s investment has a five-year term.

During the third quarter of 2011, the Operating Partnership sold its preferred stock investments in MyNewPlace.com, a real estate technology company for net proceeds of $1.6 million and a gain of $0.9 million.

During the fourth quarter of 2011, the Operating Partnership entered into a 50/50 joint venture with an institutional partner, Wesco II, LLC (“Wesco II”), which in turn closed a $175 million preferred equity investment in Park Merced, a 3,221-unit apartment community located in San Francisco, California.  The preferred equity investment has a stated term of 7 years and a preferred return of 10.1%.  The investment cannot be repaid during the first two years, and there is a prepayment penalty in the third through the fifth year of the investment.  The community is encumbered with a $450 million senior mortgage loan with a fixed interest rate of 3.83% due in 2018.  The senior loan represents roughly a 60% loan to value, and the projected debt service coverage is approximately 110% including Wesco II’s preferred equity investment (unaudited).

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

The carrying values of the Operating Partnership’s co-investments as of December 31, 2012 and 2011 are as follows ($ in thousands):

	2012	2011
Investments in joint ventures accounted for under the equity method of accounting:

Membership interest in Wesco I	$143,874	$75,588
Partnership interest in Fund II	53,601	64,294
Membership interest in Wesco III	9,941	-
Membership interest in a limited liability company that owns
Essex Skyline at MacArthur Place	-	24,063
Total operating co-investments	207,416	163,945

Membership interests in limited liability companies that own and are developing Epic, Connolly Station, Folsom and Fifth, and Elkhorn	186,362	62,897

Membership interest in a limited liability company that owns and is developing Expo	18,752	17,981

Membership interests in limited liability companies that own and are developing The Huxley and The Dylan	16,552	15,194
Total development co-investments	221,666	96,072

Membership interest in Wesco II that owns a preferred equity interest in Parkmerced with a perferred return of 10.1%	91,843	88,075

Preferred interests in limited liability companies that own apartment communities in downtown Los Angeles with preferred returns of 9% and 10%	22,807	22,792

Preferred interests in related party limited liability company that owns Sage at Cupertino with a preferred return of 9.5%	14,438	-
Preferred interest in a related party limited liability company that owns
Madison Park at Anaheim with a preferred return of 13%	13,175	12,528
Total preferred interest investments	142,263	123,395
Total co-investments	$571,345	$383,412

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

The combined summarized financial information of co-investments, which are accounted for under the equity method, is as follows ($ in thousands):

	December 31,
	2012	2011
Balance sheets:
Rental properties and real estate under development	$1,745,147	$1,659,078
Other assets	168,061	63,847
Total assets	$1,913,208	$1,722,925

Debt	$820,895	$900,095
Other liabilities	91,922	48,518
Equity	1,000,391	774,312
Total liabilities and partners' equity	$1,913,208	$1,722,925

Operating Partnership's share of equity	$571,345	$383,412

	Years ended
	December 31,
	2012	2011	2010
Statements of operations:
Property revenues	$130,128	$106,386	$54,699
Property operating expenses	(55,990)	(43,066)	(24,098)
Net operating income	74,138	63,320	30,601

Gain on sale of real estate	106,016	-	-
Interest expense	(34,959)	(27,843)	(13,619)
General and administrative	(3,697)	(1,748)	(709)
Depreciation and amortization	(47,917)	(44,412)	(20,850)
Net income (loss	$93,581	$(10,683)	$(4,577)

Operating Partnership's share of net income (loss	$41,745	$(467)	$(1,715)
(d) Real Estate for Development

The Operating Partnership defines development activities as new properties that are being constructed, or are newly constructed and, in the case of development communities, are in a phase of lease-up and have not yet reached stabilized operations.  As of December 31, 2012, the Operating Partnership had two consolidated development projects, and seven unconsolidated joint venture development projects aggregating 2,495 units for an estimated total cost of $928.4 million, of which $463.9 million remains to be expended.

As of December 31, 2012, the Operating Partnership had two consolidated predevelopment projects and one unconsolidated predevelopment joint venture project consisting of 449 units for a total cost of $59.6 million.  In addition, the Operating Partnership owned one land parcel held for future development or sale as of December 31, 2012.  The Operating Partnership expects to fund the development and predevelopment pipeline by using a combination of some or all of the following sources: its working capital, amounts available on its lines of credit, net proceeds from public and private equity and debt issuances, and proceeds from the disposition of properties, if any.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

(4) Notes and Other Receivables

Notes receivables, secured by real estate, and other receivables consist of the following as December 31, 2012 and 2011 ($ in thousands):

	2012	2011

Note receivable, secured, bearing interest at 9.8%, paid in full January 2012	$-	$7,331
Note receivable, secured, bearing interest at 5.0%, due November 2012 (1)	-	12,428
Note receivable, secured, bearing interest at LIBOR + 8.0%, paid in full December 2012	-	6,422
Note receivable, secured, bearing interest at 8.8%, due February 2014 (2)	10,800	10,928
Note receivable, secured, bearing interest at 8.0%, due November 2013	971	971
Note receivable, secured, effective interest at 9.6%, due February 2014	18,499	17,646
Note receivable, secured, bearing interest at 4.0%, due December 2014 (3)	3,212	3,221
Notes and other receivables from affiliates (4)	28,896	2,734
Other receivables	3,785	4,688
	$66,163	$66,369

(1)	$12.4 million note receivable was contributed to the Elkhorn co-investment during the first quarter of 2012.

(2)	During the fourth quarter of 2012, the Operating Partnership amended the loan to extend the maturity date to February 2014.

(3)
During the first quarter 2012, the Operating Partnership amended the loan secured by Vacationer RV Park to extend the maturity date to December 2014.  Beginning January 1, 2012 the note which has a carrying value of $3.2 million, bears interest at a rate of 4%, and the borrower funds an impound account for capital replacement.

(4)	The Operating Partnership provided a $26.0 million short-term bridge loan to Wesco III at a rate of LIBOR + 2.5%.

(5) Related Party Transactions

Management and other fees from affiliates is comprised primarily of asset management, property management, development and redevelopment fees from co-investments.  These fees from affiliates total $10.9 million, $6.1 million, and $4.1 million for the years ended December 31, 2012, 2011, and 2010, respectively, and a property acquisition fee of $0.5 million from the limited liability company that owns Skyline at MacArthur Place for the year ended December 31, 2010.  All of these fees are net of intercompany amounts eliminated by the Operating Partnership.

The Operating Partnership provided a $26.0 million short-term bridge loan to Wesco III at a rate of LIBOR + 2.5%, to assist with the purchase of Haver Hill.

The Chairman and founder of the Company, which is the Operating Partnership’s parent and general partner, is Mr. George Marcus.  Mr. Marcus, is the Chairman of The Marcus & Millichap Company (“TMMC”), which is a holding company for certain real estate brokerage services and other subsidiary companies.  For further discussion of the Company’s policies and procedures with respect to related party transactions see the discussion under the caption “Certain Relationships and Related Persons Transactions; Director Independence—Policies and Procedures with respect to Related Persons Transactions” on page 95 of the accompanying prospectus.  Fund II paid a brokerage commission totaling $0.4 million to an affiliate of TMMC related to the sale of a property in 2012 and Fund II did not pay any such brokerage commissions during 2011 or 2010, and no brokerage commissions were paid by the Operating Partnership to TMMC or its affiliates during 2012, 2011, and 2010.

In January 2013, the Operating Partnership invested $8.6 million as a preferred equity interest investment in an entity affiliated with TMMC that owns an apartment development in Redwood City, California.  The investment has a preferred return of 9.5% and matures in January 2016.  Independent members of the Company’s Board of Directors that serve on the Nominating and Corporate Governance and Audit Committees approved the investment in this entity.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

During the third quarter of 2012, the Operating Partnership invested $14.0 million as a preferred equity interest investment in an entity affiliated with TMMC that owns an apartment community in Cupertino, California.  The investment has a preferred return of 9.5% and matures in May 2016.  The Operating Partnership will invest an additional $4.0 million in preferred equity to fund renovation costs.  Independent directors (other than Mr. Marcus) on the Company’s Board of Directors approved the investment in this entity.

Also during the third quarter of 2012, the Operating Partnership acquired Montebello, a 248 unit apartment community in Kirkland, Washington for $52.0 million from an entity affiliated with TMMC, and Wesco I acquired Riley Square (formerly Waterstone Santa Clara), a 156 unit apartment community in Santa Clara, California for $38.3 million from an entity affiliated with TMMC.  Independent directors (other than Mr. Marcus) on the Company’s Board of Directors approved the acquisitions of Montebello and Riley Square.

During the third quarter of 2010, the Operating Partnership invested $12.0 million as a preferred equity interest investment in a related party entity that owns a 768-unit apartment community in Anaheim, California.  The entity that owns the property is an affiliate of TMMC.  The Company’s independent directors (other than Mr. Marcus) approved the investment in this entity.  The preferred return for this investment during the first five years is 13% per annum, and the preferred return increases to 15% thereafter.

During the second quarter of 2010, the independent directors (other than Mr. Marcus) of the Company approved the partial redemption for cash by the Operating Partnership of common units of the Operating Partnership that were held by Mr. Marcus, at $106.76 per unit representing a 2% discount from the closing price of the Company’s common stock on May 17, 2010.  The Operating Partnership purchased 187,334 units from Mr. Marcus.  Under the Operating Partnership’s partnership agreement, limited partnership common units are exchangeable on a one-for-one basis into shares of the Company’s common stock.

An Executive Vice President of the Company has invested $4.0 million for a 3% limited partnership interest in a partnership with the Operating Partnership that owns Essex Skyline at MacArthur Place.  The Executive Vice President’s investment is equal to a pro-rata share of the contributions to the limited partnership.  The Executive Vice President’s investment also receives pro-rata distributions resulting from distributable cash generated by the property if and when distributions are made.  The Executive Vice President does not participate in fees paid to the Operating Partnership by the property.

(6) Discontinued Operations

During 2012, the Operating Partnership sold Tierra Del Sol/Norte, a 156 unit community located in the San Diego, California for $17.2 million for a gain of $7.0 million.  Also during 2012, the Operating Partnership sold Alpine Country, a 108 unit community located in San Diego metropolitan area, for $11.1 million for a gain of $3.9 million. As of December 31, 2012 and 2011 no communities were held for sale.

During 2011, the Operating Partnership sold one apartment community, Woodlawn Colonial, and one office building, Clarendon, for a total of $23.4 million resulting in gains totaling $8.4 million.

The Operating Partnership has recorded the gains and operations for these various assets sold described above as part of discontinued operations in the accompanying consolidated statements of operations.  The components of discontinued operations are outlined below and include the results of operations for the respective periods that the Operating Partnership owned such assets, as described above ($ in thousands):

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

	2012	2011	2010

Revenues	$608	$4,081	$5,453

Property operating expenses	(260)	(1,861)	(2,342)
Depreciation and amortization	(94)	(1,115)	(1,491)
Expenses	(354)	(2,976)	(3,833)

Operating income from real estate sold	254	1,105	1,620

Gain on sale of real estate	10,870	8,382	-
Internal disposition costs	(1,087)	(839)	-
Income from discontinued operations	$10,037	$8,648	$1,620

(7) Mortgage Notes Payable

Mortgage notes payable consist of the following as of December 31, 2012 and 2011 ($ in thousands):

	2012	2011

Fixed rate mortgage notes payable	$1,363,731	$1,502,208
Variable rate mortgage notes payable(1)	201,868	243,650
	$1,565,599	$1,745,858

Number of properties securing mortgage notes	55	68
Remaining terms	1-27 years	1-28 years
Weighted average interest rate	5.4%	5.4%

The aggregate scheduled principal payments of mortgage notes payable are as follows ($ in thousands):

2013	$57,621
2014	47,994
2015	68,926
2016	12,656
2017	185,301
Thereafter	1,193,101
$1,565,599

(1)
Variable rate mortgage notes payable consists of multifamily housing mortgage revenue bonds secured by deeds of trust on rental properties and guaranteed by collateral pledge agreements, payable monthly at a variable rate as defined in the Loan Agreement (approximately 1.9% at December 2012 and 2.0% at December 2011) plus credit enhancement and underwriting fees ranging from approximately 1.2% to 1.9%.  Among the terms imposed on the properties, which are security for the bonds, is a requirement that 20% of the units are subject to tenant income criteria. Principal balances are due in full at various maturity dates from September 2013 through December 2039.  Of these bonds $187.8 million are subject to various interest rate cap agreements which limit the maximum interest rate to such bonds.

For the Operating Partnership’s mortgage notes payable as of December 31, 2012, monthly interest expense and principal amortization, excluding balloon payments, totaled approximately $7.0 million and $2.0 million, respectively.  Second deeds of trust accounted for $87.3 million of the $1.6 billion in mortgage notes payable as of December 31, 2012.  Repayment of debt before the scheduled maturity date could result in prepayment penalties.  The prepayment penalty on the majority of the Operating Partnership’s mortgage notes payable are computed by the greater of (a) 1% of the amount of the principal being prepaid or (b) the present value of the mortgage note payable which is calculated by multiplying the principal being prepaid by the difference between the interest rate of the mortgage note and the stated yield rate on a specified U.S. treasury security as defined in the mortgage note agreement.  (See Schedule III for a list of mortgage loans related to each community in the Operating Partnership’s Portfolio.)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

(8) Unsecured Debt and Lines of Credit

Unsecured debt and lines of credit consist of the following as of December 31, 2012 and 2011 ($ in thousands):

			Weighted Average
			Maturity
	2012	2011	In Years

Bonds private placement - fixed rate	$465,000	$265,000	6.2
Term loan - variable rate	350,000	200,000	4.2
Bonds public offering - fixed rate	297,084	-	9.6
Unsecured debt	1,112,084	465,000
Lines of credit	141,000	150,000	3.0
Total unsecured debt	$1,253,084	$615,000

Weighted average interest rate on fixed rate unsecured bonds	4.2%	4.5%
Weighted average interest rate on variable rate term loan	2.7%	2.7%
Weighted average interest rate on line of credit	2.3%	2.5%

The following is a summary of the Operating Partnership’s unsecured private placement bonds as of December 31, 2012 and 2011 ($ in thousands):

				Coupon
	Maturity	2012	2011	Rate

Senior unsecured private placement notes	March 2016	$150,000	$150,000	4.36%
Senior unsecured private placement notes	September 2017	40,000	40,000	4.50%
Senior unsecured private placement notes	December 2019	75,000	75,000	4.92%
Senior unsecured private placement notes	April 2021	100,000	-	4.27%
Senior unsecured private placement notes	June 2021	50,000	-	4.30%
Senior unsecured private placement notes	August 2021	50,000	-	4.37%
		$465,000	$265,000

The Operating Partnership has two lines of credit aggregating $525.0 million as of December 31, 2012.  The Operating Partnership had a $500.0 million unsecured line of credit that was increased to $600.0 million in January 2013.  As of December 31, 2012 there was a $141.0 million balance on this unsecured line.  The underlying interest rate on the $500.0 million facility is based on a tiered rate structure tied to Fitch and S&P ratings on the credit facility and the rate was LIBOR plus 1.075% as of December 31, 2012.  This facility matures in December 2015 with two one-year extensions, exercisable by the Operating Partnership.  The Operating Partnership has a working capital unsecured line of credit agreement for $25.0 million.  This facility matures in January 2014, with a one year extension option.  As of December 31, 2012 there was no balance outstanding on this unsecured line.  The underlying interest rate on the $25.0 million line is based on a tiered rate structure tied to Fitch and S&P ratings on the credit facility of LIBOR plus 1.075%.

As of December 31 2012, the Operating Partnership had $465 million of unsecured bonds outstanding at an average effective interest rate of 4.5%.  During the second quarter of 2012, the Operating Partnership issued through private placements, $100 million of bonds and $50 million of bonds at 4.27% and 4.30%, respectively, due in 2021, and during the third quarter of 2012, $50 million of bonds at 4.37% due in 2021.

As of December 31, 2012, the Operating Partnership had a $350 million unsecured term loan outstanding at an average interest rate of 2.7%.  The term loan has a variable interest rate of LIBOR plus 1.2%. During the fourth quarter of 2012, the Operating Partnership increased the size of the term loan from $200 million to $350 million.  The Operating Partnership entered into interest rate swap contracts for a term of five years with a notional amount totaling $300 million, which effectively converted the interest rate on the $300 million of the term loan to a fixed rate.

During the third quarter of 2012, the Operating Partnership issued $300.0 million of senior unsecured notes due August 2022 with a coupon rate of 3.625% per annum and are payable on February 15th and August 15th of each year, beginning February 15, 2013 (the 2022 Notes). The 2022 Notes were offered to investors at a price of 98.99% of par value. The 2022 Notes are general unsecured senior obligations of the Operating Partnership, rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership and are fully and unconditionally guaranteed by Essex Property Trust, Inc.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

On August 15th, 2012, in connection with the 2022 Notes issuance, the Operating Partnership entered into a registration rights agreement whereby the Operating Partnership agreed to conduct an offer to exchange the 2022 Notes for a new series of publicly registered notes with substantially identical terms.  If the Operating Partnership does not fulfill certain of its obligation under the registration rights agreement, it will be required to pay registration default damages to the holders of the 2022 Notes. No separate contingent obligation was recorded as no registration default damages became probable as of December 31, 2012.

The Operating Partnership’s unsecured line of credit and unsecured debt agreements contain debt covenants related to limitations on indebtedness and liabilities and maintenance of minimum levels of consolidated earnings before depreciation, interest and amortization.  The Operating Partnership was in compliance with the debt covenants as of December 31, 2012 and 2011.

(9) Derivative Instruments and Hedging Activities

The Operating Partnership uses interest rate swaps and interest rate cap contracts to manage certain interest rate risks. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Operating Partnership incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

The Operating Partnership has entered into interest rate swap contracts with an aggregate notional amount of $300 million that effectively fixed the interest rate on $300 million of the $350 million unsecured term loan at 2.7% through November 2016.  These derivatives qualify for hedge accounting.

As of December 31, 2012 the Operating Partnership also had twelve interest rate cap contracts totaling a notional amount of $187.8 million that qualify for hedge accounting as they effectively limit the Operating Partnership’s exposure to interest rate risk by providing a ceiling on the underlying variable interest rate for $201.9 million of the Operating Partnership tax exempt variable rate debt.

As of December 31, 2012 and December 31, 2011 the aggregate carrying value of the interest rate swap contracts was a liability of $6.6 million and $1.4 million, respectively. The aggregate carrying value of the interest rate cap contracts was zero on the balance sheet as of December 31, 2012, and was an asset of $0.2 million as of December 31, 2011.

During the third quarter of 2012, the Operating Partnership terminated a swap transaction with respect to the $38.0 million of tax-exempt bonds for the 101 San Fernando apartment community with Citibank because the bonds were repurchased by the Operating Partnership at par.

During 2011, the Operating Partnership settled its remaining $20.0 million forward starting swap contract for $2.3 million which was applied to the $32.0 million mortgage obtained in February 2011, increasing the effective borrowing rate from 5.4% to 6.2%.

During 2010, the Operating Partnership settled $355 million in forward-starting swap contracts for $81.3 million, which was applied to 10-year mortgage loans obtained in 2010.  The settlement of the forward-starting swaps increased the average effective interest rate on the 2010 mortgage loans from 4.5% to 6.8%.   During 2010, the Operating Partnership incurred $2.3 million in expense related to the ineffectiveness of certain of the settled forward-starting swap hedges, which is included in impairment and other charges in the accompanying consolidated statement of operations for the year ended December 31, 2010.  No hedge ineffectiveness on cash flow hedges was incurred during the years ended December 31, 2012 and 2011.

(10) Lease Agreements

As of December 31, 2012 the Operating Partnership is a lessor for four commercial buildings and the commercial portions of 20 mixed use communities. The tenants’ lease terms expire at various times through 2028.  The future minimum non-cancelable base rent to be received under these operating leases for each of the years ending after December 31 is summarized as follows ($ in thousands):

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

Future
Minimum
Rent
2013	$8,592
2014	8,395
2015	6,933
2016	4,512
2017	2,781
Thereafter	14,562
$45,775

(11)	Capital Transactions

Preferred Securities Offerings and Preferred Interest

The Company had the following cumulative preferred stock outstanding as of December 31, 2012, 2011 and 2010 (dollars in thousands):

		Shares Outstanding			Liquidation
Description	Issue Date	2012	2011	2010	Preference
7.125% Series H	April 2011	2,950,000	2,950,000	-	$73,750
4.875% Series G	July 2006	178,249	178,249	178,249	$4,456
7.8125% Series F	September 2003	-	-	1,000,000	$25,000
7.875% Series B	April 1998	-	-	400,000	$20,000
7.875% Series B	February 1998	-	-	1,200,000	$60,000

Distributions on the preferred securities are payable quarterly. The holders of the securities have limited voting rights if the required distributions are in arrears.

During the second quarter of 2011, the Company issued 2,950,000 shares of 7.125% Series H Cumulative Redeemable Preferred Stock (the "Series H Preferred Stock") at a price of $25.00 per share for net proceeds of $71.2 million, net of costs and original issuance discounts. The $71.2 million net proceeds from the sale of the preferred stock was contributed by the Company to the Operating Partnership for a Series H Preferred Interest in the Operating Partnership.  This preferred interest provides the Company with the right to receive preferential distributions.  The partnership agreement of the Operating Partnership provides that prior to making any distributions with respect to the partners' percentage interests in the Operating Partnership, the Operating Partnership shall make a distribution to the Company regarding the Series H Preferred Interest equal to the total of the accrued but unpaid distributions with respect to the Series H Preferred Stock.  The Company may also make a special distribution to itself on account of its Series H Preferred Interest for the sole purpose of the redemption of shares of Series H Preferred Stock by the Company.  The Series H Cumulative Redeemable Preferred Stock has no maturity date and generally may not be redeemed by the Company before April 13, 2016. Net proceeds from the Series H Preferred Stock offering were used to redeem all of the 7.875% Series B Cumulative Redeemable Preferred Stock of the Company (“Series B”) with a liquidation value of $80.0 million, which resulted in excess of cash paid of $1.0 million over the carrying value of Series B due to deferred offering costs and original issuance discounts.

Also during the second quarter of 2011, a special distribution was made to the Company that enabled the Company to redeem its 7.8125% Series F Preferred Stock (“Series F Preferred Stock”) at liquidation value for $25.0 million which resulted in excess of cash paid of $0.9 million over the carrying value of Series F Preferred Stock due to deferred offering costs and original issuance discounts.

During the third quarter of 2006, the Company issued 5,980,000 shares of 4.875% Series G Cumulative Convertible Preferred Stock (“Series G Preferred Stock”) for gross proceeds of $149.5 million. The net proceeds from the sale of this preferred stock was contributed to the Operating Partnership for a Series G Preferred Interest in the Operating Partnership.  This preferred interest provides the Company with the right to receive preferential distributions.  The partnership agreement of the Operating Partnership provides that prior to making any distributions with respect to the partners' percentage interests in the Operating Partnership, the Operating Partnership shall make a distribution to the Company regarding the Series G Preferred Interest equal to the total of the accrued but unpaid distributions with respect to the Series G Preferred Stock.  The Company may also make a special distribution to itself on account of its Series G Preferred Interest for the sole purpose of the redemption of shares of Series G Preferred Stock by the Company.  Holders may convert Series G Preferred Stock into shares of the Company’s common stock subject to certain conditions. The conversion rate was initially .1830 shares of common stock per the $25 share liquidation preference, which is equivalent to an initial conversion price of approximately $136.62 per share of common stock (the conversion rate will be subject to adjustment upon the occurrence of specified events). On or after July 31, 2011, the Company may, under certain circumstances, cause some or all of the Series G Preferred Stock to be converted into that number of shares of common stock at the then prevailing conversion rate.  As of December 31, 2012 and 2011, shares of Series G Preferred Stock with an aggregate liquidation value of $4.5 million were outstanding.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

Common Stock Offerings and Common Units

During 2012, the Company sold 2.4 million shares of common stock for $357.7 million, net of fees and commissions, at an average price of $150.26, and the Company contributed such net proceeds to the Operating Partnership.  During the first quarter of 2013, through March 11, 2013, the Company sold 815,319 shares of common stock for $122.6 million, net of fees and commissions at an average price of $151.82, and the Company contributed such net proceeds to the Operating Partnership.

During 2011 and 2010, the Company issued 2.5 million and 2.4 million shares of common stock for $323.9 million and $251.4 million, net of fees and commissions, respectively, and the Company contributed such net proceeds to the Operating Partnership. The Operating Partnership used these net proceeds from such sales to pay down debt, fund the repurchase of the Company’s preferred stock, fund redevelopment and development pipelines, fund acquisitions, and for general corporate purposes.

(12)	Net Income Per Common Unit

Basic and diluted income from continuing operations per unit are calculated as follows for the years ended December 31
($ in thousands, except unit and per unit amounts):

	2012			2011			2010
		Weighted-	Per		Weighted-	Per		Weighted-	Per
		average	Common		average	Common		average	Common
		Common	Unit		Common	Unit		Common	Unit
	Income	Units	Amount	Income	Units	Amount	Income	Units	Amount
Basic:
Income from continuing operations available to common unitholders	$117,734	37,251,537	$3.16	$34,945	34,773,559	$1.00	$34,922	31,960,950	$1.09
Income from discontinued operations	10,037	37,251,537	0.27	8,648	34,773,559	0.25	1,620	31,960,950	0.05
Income available to common unitholders	$127,771		$3.43	$43,593		$1.25	$36,542		$1.14

Effect of Dilutive Securities (1)	-	92,430		-	86,922		-	67,319

Diluted:
Income from continuing operations available to common unitholders (1)	$117,734	37,343,967	$3.15	$34,945	34,860,521	$1.00	$34,922	32,028,269	$1.09
Income from discontinued operations	10,037	37,343,967	0.27	8,648	34,860,521	0.25	1,620	32,028,269	0.05
Income available to common unitholders	$127,771		$3.42	$43,593		$1.25	$36,542		$1.14

(1)	The Operating Partnership has the ability to redeem DownREIT limited partnership units for cash and does not consider them to be potentially dilutive securities.

Stock options of 263,613; 175,500; and 123,164; for the years ended December 31, 2012, 2011, and 2010, respectively, were not included in the diluted earnings per unit calculation because the exercise price of these options were greater than the average market price of the Company’s common stock for the years ended and, therefore, were anti-dilutive.

All of the Series G cumulative convertible preferred interests have been excluded from diluted earnings per unit for the years ended 2012, 2011, and 2010 respectively, as the effect was anti-dilutive.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

(13)	Equity Based Compensation Plans

Stock Options and Restricted Stock

The Essex Property Trust, Inc. 2004 Stock Incentive Plan provides incentives to attract and retain officers, directors and key employees.  The Stock Incentive Plan provides for the grants of options to purchase a specified number of shares of common stock or grants of restricted shares of common stock.  Under the Stock Incentive Plan, the total number of shares available for grant is approximately 1,200,000.  The 2004 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors.  The Compensation Committee is comprised of independent directors.   The Compensation Committee is authorized to establish the exercise price; however, the exercise price cannot be less than 100% of the fair market value of the common stock on the grant date.  The Company’s options have a life of seven to ten years.  Option grants for officers and employees fully vest between one year and five years after the grant date.

Stock-based compensation expense for options and restricted stock under the fair value method totaled $2.0 million, $1.5 million, and $1.0 million for years ended December 31, 2012, 2011 and 2010 respectively.  Stock-based compensation capitalized for options and restricted stock totaled $0.3 million for the year ended December 31, 2012, and $0.2 million for each of the years ended December 31, 2011 and 2010.  The intrinsic value of the options exercised totaled $2.9 million, $3.8 million, and $2.9 million, for the years ended December 31, 2012, 2011, and 2010 respectively.  The intrinsic value of the options outstanding and fully vested totaled $9.9 million, $10.6 million, and $7.7 million, for the years ended December 31, 2012, 2011 and 2010, respectively.

Total unrecognized compensation cost related to unvested share-based compensation granted for stock options totaled $3.2 million as of December 31, 2012.  The unrecognized compensation cost is expected to be recognized over a period of 1 to 5 years for the stock option plans.

The average fair value of stock options granted for the years ended December 31, 2012, 2011 and 2010 was $12.64, $14.49 and $18.39, respectively.  The stock options granted during the fourth quarter of 2012 included a $75 cap on the appreciation of the market price over the exercise price.  The stock options granted during 2011 and through the third quarter of 2012 included a $100 cap on the appreciation of the market price over the exercise price.  The fair value of stock options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	2012	2011	2010
Stock price	$143.95	$131.87	$107.21
Risk-free interest rates	1.16%	2.23%	3.50%
Expected lives.	5 - 10 years	10 years	10 years
Volatility	20.05%	19.63%	22.00%
Dividend yield	3.26%	3.29%	3.85%

A summary of the status of the Company’s stock option plans as of December 31, 2012, 2011, and 2010 and changes during the years ended on those dates is presented below:

	2012		2011		2010
		Weighted-		Weighted-		Weighted-
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price
Outstanding at beginning of year	415,020	$109.71	300,642	$88.11	378,542	$82.08
Granted	263,113	143.95	197,500	131.87	18,214	107.21
Exercised	(41,603)	77.21	(83,122)	84.24	(78,381)	63.97
Forfeited and canceled	(13,096)	128.36	-	0.00	(17,733)	105.40
Outstanding at end of year	623,434	125.96	415,020	109.71	300,642	88.11

Options exercisable at year end	250,620	107.12	219,820	92.31	265,770	86.28

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

The following table summarizes information about stock options outstanding as of December 31, 2012:

	Options outstanding			Options exercisable
	Number	Weighted-		Number
	outstanding	average	Weighted-	exercisable	Weighted-
	as of	remaining	average	as of	average
Range of	December 31,	contractual	exercise	December 31,	exercise
exercise prices	2012	life	price	2012	price
$51.01 - 79.05	34,973	3.0 years	$69.97	34,973	$69.97
79.25 - 125.84	144,498	3.9 years	99.10	130,498	98.69
126.73 - 155.34	443,963	7.9 years	139.10	85,149	135.31
	623,434	6.7 years	125.96	250,620	107.12

During 2012, 2011, and 2010 the Company issued 1,614, 1,540, and 14,415 shares of restricted stock, respectively.  The unrecognized compensation cost granted under the restricted stock program of $1.9 million as of December 31, 2012 will be recognized straight-line over a period of 1 to 7 years.

The following table summarizes information about restricted stock outstanding as of December 31, 2012, 2011 and 2010 and changes during the years ended:

	2012		2011		2010
		Weighted-		Weighted-		Weighted-
		average		average		average
		grant		grant		grant
	Shares	price	Shares	price	Shares	price
Unvested at beginning of year	35,219	$98.57	44,877	$102.46	37,727	$99.43
Granted	1,614	149.68	1,540	134.44	14,415	109.62
Vested	(8,641)	106.69	(9,532)	104.91	(6,126)	102.27
Forfeited and canceled	(3,270)	102.00	(1,666)	94.35	(1,139)	93.92
Unvested at end of year	24,922	104.52	35,219	98.57	44,877	102.46

Long Term Incentive Plan – Z Units

The Operating Partnership has adopted an incentive program involving the issuance of Series Z Incentive Units and Series Z-1 Incentive Units (collectively referred to as “Z Units”) of limited partnership interest in the Operating Partnership.  Vesting in the Z Units is based on performance criteria established in the plan.  The criteria can be revised at the beginning of the year by the Compensation Committee of the Company’s Board of Directors if the Committee deems that the plan's criterion is unachievable for any given year.   The sale of Z Units is contractually prohibited.  Z Units are convertible into Operating Partnership units which are exchangeable for shares of the Company’s common stock that may have marketability restrictions.  The estimated fair value of a Z Unit is determined on the grant date and considers the Company's current stock price, the distributions that are not paid on unvested units and a marketability discount for the 8 to 15 years of illiquidity.  Compensation expense is calculated by multiplying estimated vesting increases for the period by the estimated fair value as of the grant date less its $1.00 per unit purchase price.

Stock-based compensation expense for Z Units under the fair value method totaled approximately $2.1 million, $1.5 million and $2.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.  Stock-based compensation capitalized for Z Units totaled approximately $0.5 million, $0.3 million, and $0.6 million, for the years ended December 31, 2012, 2011, and 2010, respectively.  The intrinsic value of the unvested Z Units totaled $20.8 million as of December 31, 2012.  Total unrecognized compensation cost related to the unvested Z Units under the Z Units plans totaled $7.3 million as of December 31, 2012.  The unamortized cost is recognized up to 14 years subject to the achievement of the stated performance criteria.

The issuance of Z Units is administered by the Compensation Committee which has the authority to select participants and determine the awards to be made up to a maximum of 600,000 Z Units.  Effective January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified “funds from operations” per share target, or such other target as the Compensation Committee deems appropriate, for the prior year, up to a maximum conversion ratchet of 100%.  Z units issued in 2011 and 2010 are discussed below.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

During 2010, the Operating Partnership issued 108,000 Series Z-1 Incentive Units (the “2010 Z-1 Units”) of limited partner interest to twenty executives of the Company. The conversion ratchet (accounted for as vesting) of the 2010 Z-1 Units into common units, increased to 20 percent effective January 1, 2011 because the Company achieved the FFO minimum target of $4.75 per diluted share in 2010.  To the extent that the units are vested, Z-1 Unit holders receive quarterly distributions equal to approximately the dividends paid on common stock.  Each year thereafter, vesting of the 2010 Z-1 Units will be consistent with the Company’s annual FFO growth, but is not to be less than zero or greater than 14 percent.

During 2011, the Operating Partnership issued 46,500 Series Z-1 Incentive Units (the “2011 Z-1 Units”) of limited partner interest to fourteen executives of the Company in exchange for cash from eight executive officers of the Company, and a capital commitment from the remaining six executives of $1.00 per 2011 Z-1 Unit.  The 2011 Z-1 Units are convertible one-for-one into common units of the Operating Partnership (which, in turn, are convertible into common stock of the Company) upon the earlier to occur of 100 percent vesting of the units or the year 2026.  The conversion ratchet (accounted for as vesting) of the 2011 Z-1 Units into common units, increased to 10 percent effective January 1, 2012 because the Company achieved the FFO minimum target of $5.65 per diluted share in 2011.  Each year thereafter, vesting of the 2011 Z-1 Units will be consistent with the Company’s annual FFO growth, but is not to be less than zero or greater than 14 percent.  To the extent that the units are vested, Z-1 Unit holders receive quarterly distributions equal to approximately the dividends paid on common stock.  The 2011 Z-1 Unit holders are entitled to receive approximately the same as dividends distributed to common stockholders on vested units.

The following table summarizes information about the Z Units outstanding as of December 31, 2012 ($ in thousands):

	Long Term Incentive Plan - Z Units
			Aggregate			Weighted-
			Intrinsic		Weighted-	average
	Total	Total	Value	Total	average	Remaining
	Vested	Unvested	of Unvested	Outstanding	Grant-date	Contractual
	Units	Units	Units	Units	Fair Value	Life
Balance, December 2009	288,651	105,881	$8,751	394,532	$39.36	8.2 years
Granted	-	108,000		108,000
Vested.....	37,629	(37,629)		-
Cancelled		(4,350)		(4,350)
Balance, December 2010	326,280	171,902	19,463	498,182	54.15	11.2 years
Granted	-	46,500		46,500
Vested	44,520	(44,520)		-
Converted	(191,718)	-		(191,718)
Cancelled	-	(3,863)		(3,863)
Balance, December 2011	179,082	170,019	23,719	349,101	58.17	12.3 years
Granted	-	-		-
Vested	28,163	(28,163)		-
Converted	(16,541)	-		(16,541)
Cancelled	-	(1,813)		(1,813)
Balance, December 2012	190,704	140,043	$20,800	330,747	$58.44	11.3 years

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

(14)	Segment Information

The Operating Partnership defines its reportable operating segments as the three geographical regions in which its communities are located: Southern California, Northern California and Seattle Metro.  Excluded from segment revenues are communities classified in discontinued operations, management and other fees from affiliates, and interest and other income.  Non-segment revenues and net operating income included in the following schedule also consist of revenue generated from commercial properties.  Other non-segment assets include real estate under development, co-investments, cash and cash equivalents, marketable securities, notes and other receivables, prepaid expenses and other assets and deferred charges.

The revenues and net operating income for each of the reportable operating segments are summarized as follows for the years ended December 31, 2012, 2011, and 2010 ($ in thousands):

	Years Ended December 31,
	2012	2011	2010
Revenues:
Southern California	$249,524	$223,304	$200,541
Northern California	175,325	149,457	127,302
Seattle Metro	94,708	81,967	70,348
Other real estate assets	12,379	10,985	7,537
Total property revenues	$531,936	$465,713	$405,728

Net operating income:
Southern California	$166,162	$146,519	$132,150
Northern California	120,540	99,047	82,288
Seattle Metro	62,076	52,173	43,006
Other real estate assets	9,070	8,740	5,120
Total net operating income	357,848	306,479	262,564

Depreciation	(170,592)	(151,428)	(128,221)
Interest expense before amortization	(100,244)	(91,694)	(82,756)
Amortization expense	(11,644)	(11,474)	(4,828)
Management and other fees from affiliates	11,489	6,780	4,551
General and administrative	(23,307)	(20,694)	(23,255)
Cost of management and other fees	(6,513)	(4,610)	(2,707)
Impairment and other charges	-	-	(2,302)
Interest and other income	13,833	17,139	27,841
Loss on early retirement of debt	(5,009)	(1,163)	(10)
Equity income (loss) income from co-investments	41,745	(467)	(1,715)
Gain on remeasurement of co-investment	21,947	-	-

Income before discontinued operations	$129,553	$48,868	$49,162

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

Total assets for each of the reportable operating segments are summarized as follow as of December 31, 2012 and 2011 ($ in thousands):

	As of December 31,
Assets:	2012	2011
Southern California	$1,675,265	$1,478,018
Northern California	1,489,095	1,241,320
Seattle Metro	699,465	579,612
Other real estate assets	88,330	94,088
Net reportable operating segments - real estate assets	3,952,155	3,393,038
Real estate under development	66,851	44,280
Co-investments	571,345	383,412
Cash and cash equivalents, including restricted cash	42,126	35,463
Marketable securities	92,713	74,275
Notes and other receivables	66,163	66,369
Other non-segment assets	55,870	40,127
Total assets	$4,847,223	$4,036,964

(15)	401(k) Plan

The Operating Partnership has a 401(k) benefit plan (the “Plan”) for all full-time employees who have completed six months of service. Employee contributions are limited by the maximum allowed under Section 401(k) of the Internal Revenue Code.  The Operating Partnership matches the employee contributions for non-highly compensated personnel, up to 50% of their contribution up to a specified maximum.  Operating Partnership contributions to the Plan were approximately $0.2 million, $0.3 million, and $0.3 million for the years ended December 31, 2012, 2011, and 2010, respectively.

(16)	Commitments and Contingencies

As of December 31, 2012, the Operating Partnership had six non-cancelable land leases for certain apartment communities and buildings that expire between 2027 and 2080.  Land lease payments are typically the greater of a stated minimum or a percentage of gross rents generated by these apartment communities.  Total minimum lease commitments, under land leases and operating leases, are approximately $1.7 million per year for the next five years.

To the extent that an environmental matter arises or is identified in the future that has other than a remote risk of having a material impact on the financial statements, the Operating Partnership will disclose the estimated range of possible outcomes, and, if an outcome is probable, accrue an appropriate liability for remediation and other potential liability. The Operating Partnership will consider whether such occurrence results in an impairment of value on the affected property and, if so, impairment will be recognized.

Except with respect to three communities, the Operating Partnership has no indemnification agreements from third parties for potential environmental clean-up costs at its communities.  The Operating Partnership has no way of determining at this time the magnitude of any potential liability to which it may be subject arising out of unknown environmental conditions or violations with respect to the communities formerly owned by the Operating Partnership.  No assurance can be given that existing environmental studies with respect to any of the communities reveal all environmental liabilities, that any prior owner or operator of a Property did not create any material environmental condition not known to the Operating Partnership, or that a material environmental condition does not otherwise exist as to any one or more of the communities.  The Operating Partnership has limited insurance coverage for the types of environmental liabilities described above.

The Operating Partnership has entered into transactions that may require the Operating Partnership to pay the tax liabilities of the partners in the Operating Partnership or in the DownREIT entities.  These transactions are within the Operating Partnership’s control. Although the Operating Partnership plans to hold the contributed assets or defer recognition of gain on their sale pursuant to like-kind exchange rules under Section 1031 of the Internal Revenue Code the Operating Partnership can provide no assurance that it will be able to do so and if such tax liabilities were incurred they may to have a material impact on the Operating Partnership’s financial position.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

There have been an increasing number of lawsuits against owners and managers of apartment communities alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary judgments or settlements.  The Operating Partnership has been sued for mold related matters and has settled some, but not all, of such matters.   Insurance carriers have reacted to mold related liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.  The Operating Partnership has, however, purchased pollution liability insurance, which includes some coverage for mold.  The Operating Partnership has adopted policies to promptly address and resolve reports of mold when it is detected, and to minimize any impact mold might have on residents of the property.  The Operating Partnership believes its mold policies and proactive response to address any known existence, reduces its risk of loss from these cases.  There can be no assurances that the Operating Partnership has identified and responded to all mold occurrences, but the Operating Partnership promptly addresses all known reports of mold.  Liabilities resulting from such mold related matters are not expected to have a material adverse effect on the Operating Partnership’s financial condition, results of operations or cash flows.  As of December 31, 2012, potential liabilities for mold and other environmental liabilities are not quantifiable and an estimate of possible loss cannot be made.

The Operating Partnership carries comprehensive liability, fire, extended coverage and rental loss insurance for each of the communities.  Under comprehensive liability claims, the Operating Partnership has insurance to cover claims in excess of $100,000 per incident.  Under property casualty claims, the Operating Partnership reinsures the primary carrier for losses up to $5.0 million deductible per incident.  There are, however, certain types of extraordinary losses, such as, for example, losses from terrorism and earthquake, for which the Operating Partnership does not have insurance. Substantially all of the communities are located in areas that are subject to earthquakes.

The Operating Partnership provided a loan and construction completion guarantee to the lender in order to fulfill the lender’s standard financing requirements related to the construction of the Expo community.  The outstanding balance for the construction loan is included in the debt line item in the balance sheet of the co-investments included in Note 3.  The construction completion guarantee is for the life of the loan, which is scheduled to mature on July 1, 2014, with two, one-year extension options at the Expo joint venture’s option.  As of December 31, 2012, the Operating Partnership was in compliance with all terms of the construction loan and the construction of the community is expected to be completed on time and within budget.  The maximum exposure of the guarantee as of December 31, 2012 was $70.0 million based on the construction costs that were budgeted to be incurred to complete the construction.

The Operating Partnership provided a payment guarantee to the counterparties in relation to the total return swaps entered into by the joint venture responsible for the development of The Huxley (formerly Fountain at La Brea) and The Dylan (formerly Santa Monica at La Brea) communities.  Further the Operating Partnership has guaranteed completion of development and made certain debt service guarantees for The Huxley and The Dylan.  The outstanding balance for the loans is included in the debt line item in the balance sheet of the co-investments included in Note 3.  The payment guarantee is for the payment of the amounts due to the counterparty related total return swaps which are scheduled to mature in September and December 2016.  The maximum exposure of the guarantee as of December 31, 2012 was $55.7 million based on the aggregate outstanding debt amount.

The Operating Partnership is subject to various other lawsuits in the normal course of its business operations.  Such lawsuits are not expected to have a material adverse effect on the Operating Partnership’s financial condition, results of operations or cash flows.

(17)	Subsequent Events

In January 2013, the Operating Partnership sold the land parcel held for future development located in Palo Alto, California for $9.1 million, resulting in a gain of $1.5 million.

In January 2013, the Operating Partnership acquired Annaliese, a 56 unit community located in Seattle, Washington for $19.0 million.  The property was built in 2009 and located in the South Lake Union submarket.

In January 2013, the Operating Partnership sold $20.3 million of a common stock investment for a gain of $1.8 million.

In February 2013, the Operating Partnership acquired Fox Plaza, a 444 unit property located in San Francisco, California for $135.0 million.  The 29 story high rise tower was built in 1968, and the Fox Plaza apartments are located on floors 14 through 29.  The purchase did not include the 12 floors of commercial office space but did include an adjacent two story building comprised of 37,800 square feet of space leased to retail and office tenants and a two story underground parking garage comprised of 405 stalls.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31 2012, 2011, and 2010

(18)	Quarterly Results of Operations (Unaudited)

The following is a summary of quarterly results of operations for 2012 and 2011 ($ in thousands, except per unit and distribution amounts):

	Quarter ended	Quarter ended	Quarter ended	Quarter ended
	December 31	September 30	June 30	March 31
2012:
Total property revenues	$141,628	$135,070	$129,764	$125,474

Income before discontinued operations	$49,640	$20,221	$42,490	$17,202

Net income	$49,640	$20,221	$42,490	$27,239
Net income available to common units	$46,581	$17,296	$39,580	$24,314
Per unit data:
Net income:
Basic	$1.22	$0.46	$1.08	$0.67

Diluted	$1.22	$0.45	$1.08	$0.67
Distributions declared	$1.10	$1.10	$1.10	$1.10

2011:
Total property revenues	$122,373	$117,226	$114,906	$111,208

Income before discontinued operations	$14,493	$11,767	$10,502	$12,106

Net income	$17,868	$11,085	$16,052	$12,511
Net income available to common units	$14,963	$8,269	$11,311	$9,050
Per share data:
Net income:
Basic	$0.43	$0.23	$0.34	$0.27

Diluted	$0.43	$0.23	$0.34	$0.26

Distributions declared	$1.04	$1.04	$1.04	$1.04

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
FINANCIAL STATEMENT SCHEDULE III
December 31 2012
(Dollars in thousands)

				Initial cost		Costs capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation
Encumbered communities

The Elliot at Mukilteo (Anchor Village)	301	Mukilteo, WA	10,750	2,498	10,595	11,861	2,824	22,130	24,954	(9,585)
Avondale at Warner Center	446	Woodland Hills, CA	46,761	10,536	24,522	14,571	10,601	39,028	49,629	(19,625)
Bridgeport	184	Newark, CA	21,724	1,608	7,582	6,107	1,525	13,772	15,297	(9,783)
Barkley, The(2)	161	Anaheim, CA	16,784	-	8,520	4,533	2,353	10,700	13,053	(4,485)
Bel Air	462	San Ramon, CA	55,835	12,105	18,252	22,959	12,682	40,634	53,316	(18,970)
Belmont Station	275	Los Angeles, CA	30,045	8,100	66,666	2,765	8,267	69,264	77,531	(13,106)
Bella Villagio	231	San Jose, CA	38,088	17,247	40,343	1,515	17,247	41,858	59,105	(3,304)
Brentwood	140	Santa Ana, CA	19,283	2,833	11,303	5,482	3,502	16,116	19,618	(5,786)
Brighton Ridge	264	Renton, WA	14,644	2,623	10,800	2,779	2,656	13,546	16,202	(7,375)
Brookside Oaks	170	Sunnyvale, CA	19,974	7,301	16,310	19,923	10,328	33,206	43,534	(11,170)
Camarillo Oaks	564	Camarillo, CA	47,350	10,953	25,254	2,634	11,075	27,766	38,841	(15,403)
Camino Ruiz Square	160	Camarillo, CA	21,110	6,871	26,119	831	6,931	26,890	33,821	(5,525)
Canyon Oaks	250	San Ramon, CA	28,989	19,088	44,473	1,338	19,088	45,811	64,899	(8,857)
Canyon Pointe	250	Bothell, WA	14,391	4,692	18,288	3,507	4,693	21,794	26,487	(7,095)
Carlyle, The	132	San Jose, CA	18,613	3,954	15,277	9,847	5,801	23,277	29,078	(9,265)
City View	572	Hayward, CA	63,159	9,883	37,670	20,699	10,350	57,902	68,252	(29,059)
Coldwater Canyon	39	Studio City, CA	5,538	1,674	6,640	1,178	1,676	7,816	9,492	(1,972)
Courtyard off Main	109	Bellevue, WA	16,261	7,465	21,405	2,627	7,465	24,032	31,497	(1,806)
Domaine	92	Seattle, WA	16,866	9,059	27,177	167	9,059	27,344	36,403	(266)
Elevation	157	Redmond, WA	11,839	4,758	14,285	4,666	4,757	18,951	23,708	(2,019)
Esplanade	278	San Jose, CA	44,928	18,170	40,086	5,765	18,429	45,592	64,021	(13,226)
Fairhaven(Treehouse)	164	Santa Ana, CA	17,269	2,626	10,485	4,806	2,957	14,960	17,917	(5,128)
Fairwood Pond	194	Renton, WA	13,307	5,296	15,564	2,054	5,297	17,617	22,914	(5,257)
Fountain Park	705	Playa Vista, CA	97,450	25,073	94,980	21,849	25,203	116,699	141,902	(36,486)
Harvest Park	104	Santa Rosa, CA	10,691	6,700	15,479	888	6,690	16,377	23,067	(3,401)
Hampton Place /Hampton Court	215	Glendale, CA	21,296	6,695	16,753	5,266	6,733	21,981	28,714	(9,914)
Hidden Valley	324	Simi Valley, CA	30,603	14,174	34,065	1,404	9,725	39,918	49,643	(11,368)
Highridge	255	Rancho Palos Verdes, CA	44,807	5,419	18,347	23,194	6,073	40,887	46,960	(17,025)
Highlands at Wynhaven	333	Issaquah, WA	33,343	16,271	48,932	4,331	16,271	53,263	69,534	(8,371)
Hillcrest Park	608	Newbury Park, CA	69,555	15,318	40,601	14,623	15,755	54,787	70,542	(25,168)
Hillsborough Park	235	La Habra, CA	37,909	6,291	15,455	1,414	6,272	16,888	23,160	(7,487)
Huntington, The	276	Huntington Beach, CA	34,121	10,374	41,495	646	10,374	42,141	52,515	(757)
Huntington Breakers	342	Huntington Beach, CA	38,734	9,306	22,720	5,399	9,315	28,110	37,425	(13,781)
Inglenook Court	224	Bothell, WA	8,300	3,467	7,881	5,494	3,474	13,368	16,842	(8,091)
Magnolia Square	156	Sunnyvale, CA	18,314	8,190	24,736	5,097	8,191	29,832	38,023	(5,069)
Marbrisa	202	Long Beach, CA	18,959	4,700	18,605	3,082	4,760	21,627	26,387	(7,385)
Mirabella	188	Marina Del Rey, CA	46,338	6,180	26,673	12,934	6,270	39,517	45,787	(14,326)
Mill Creek at Windermere	400	San Ramon, CA	50,027	29,551	69,032	1,594	29,551	70,626	100,177	(12,721)
Montclaire, The	390	Sunnyvale, CA	47,283	4,842	19,776	19,907	4,997	39,528	44,525	(27,380)
Montebello	248	Kirkland, WA	30,158	13,857	41,575	3,810	13,858	45,384	59,242	(684)
Montejo	124	Garden Grove, CA	13,307	1,925	7,685	2,264	2,194	9,680	11,874	(3,760)
Park Hill at Issaquah	245	Issaquah, CA	29,477	7,284	21,937	1,905	7,284	23,842	31,126	(6,882)
Palisades, The	192	Bellevue, WA	21,277	1,560	6,242	10,331	1,565	16,568	18,133	(10,156)
Pathways	296	Long Beach, CA	38,219	4,083	16,757	18,076	6,239	32,677	38,916	(20,789)
Stevenson Place	200	Fremont, CA	22,034	996	5,582	6,974	1,001	12,551	13,552	(8,698)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
FINANCIAL STATEMENT SCHEDULE III
December 31 2012
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Encumbered communities (continued)
Stonehedge Village	196	Bothell, WA	12,657	3,167	12,603	4,531	3,201	17,100	20,301	(8,471)	1986	10/97	3-30
Summerhill Park	100	Sunnyvale, CA	13,769	2,654	4,918	1,069	2,656	5,985	8,641	(4,530)	1988	09/88	3-30
The Bernard	63	Seattle, CA	10,064	3,699	11,345	43	3,689	11,398	15,087	(490)	2008	09/11	3-30
Tierra Vista	404	Oxnard, CA	57,444	13,652	53,336	3,030	13,661	56,357	70,018	(16,376)	2001	01/01	3-30
Valley Park	160	Fountain Valley, CA	22,592	3,361	13,420	3,210	3,761	16,230	19,991	(6,161)	1969	11/01	3-30
Villa Angelina	256	Placentia, CA	27,542	4,498	17,962	4,726	4,962	22,224	27,186	(7,778)	1970	11/01	3-30
Vista Belvedere	76	Tiburon, CA	10,272	5,573	11,901	4,180	5,573	16,081	21,654	(5,201)	1963	08/04	3-30
Wandering Creek	156	Kent, WA	5,300	1,285	4,980	3,366	1,296	8,335	9,631	(4,945)	1986	11/95	3-30
Waterford, The	238	San Jose, CA	31,975	11,808	24,500	12,418	15,165	33,561	48,726	(13,735)	2000	06/00	3-30
Wilshire Promenade	149	Fullerton, CA	18,276	3,118	7,385	6,683	3,797	13,389	17,186	(6,013)	1992	01/97	3-30
			1,565,599	424,411	1,295,274	366,352	439,119	1,646,917	2,086,036	(541,466)
Unencumbered communities
Allegro	97	Valley Village, CA		5,869	23,977	949	5,869	24,926	30,795	(2,624)	2010	10/10	3-30
Alpine Village	301	Alpine, CA		4,967	19,728	3,690	4,982	23,403	28,385	(8,158)	1971	12/02	3-30
Anavia	250	Anaheim, CA		15,925	63,712	5,469	15,925	69,181	85,106	(4,704)	2009	12/10	3-30
Ascent	90	Kirkland, CA		3,924	11,862	271	3,924	12,133	16,057	(86)	1988	10/12	3-30
Axis 2300	115	Irvine, CA		5,405	33,585	518	5,405	34,103	39,508	(3,659)	2010	08/10	3-30
Bellerive	63	Los Angeles, CA		5,401	21,803	517	5,401	22,320	27,721	(1,347)	2011	08/11	3-30
Belmont Terrace	71	Belmont, CA		4,446	10,290	2,250	4,473	12,513	16,986	(3,635)	1974	10/06	3-30
Bennett Lofts	113	San Francisco, CA		21,771	50,800	80	21,771	50,880	72,651	(212)	2004	12/12	3-30
Bonita Cedars	120	Bonita, CA		2,496	9,913	1,584	2,503	11,490	13,993	(4,124)	1983	12/02	3-30
Boulevard	172	Fremont, CA		3,520	8,182	10,469	3,580	18,591	22,171	(9,989)	1978	01/96	3-30
Bridle Trails	108	Kirkland, WA		1,500	5,930	5,304	1,531	11,203	12,734	(5,243)	1986	10/97	3-30
Bristol Commons	188	Sunnyvale, CA		5,278	11,853	2,033	5,293	13,871	19,164	(7,384)	1989	01/97	3-30
416 on Broadway	115	Glendale, CA		8,557	34,235	756	8,557	34,991	43,548	(2,448)	2009	12/10	3-30
Bunker Hill	456	Los Angeles, CA		11,498	27,871	7,472	11,639	35,202	46,841	(15,732)	1968	03/98	3-30
Cairns, The	100	Seattle, WA		6,937	20,679	364	6,939	21,041	27,980	(3,941)	2006	06/07	3-30
Cambridge	40	Chula Vista, CA		497	1,973	324	498	2,296	2,794	(831)	1965	12/02	3-30
Capri at Sunny Hills	100	Fullerton, CA		3,337	13,320	6,230	4,048	18,839	22,887	(6,863)	1961	09/01	3-30
Castle Creek	216	Newcastle, WA		4,149	16,028	2,097	4,833	17,441	22,274	(9,292)	1997	12/97	3-30
CBC Apartments	148	Goleta, CA		6,283	24,000	2,418	6,288	26,413	32,701	(6,800)	1962	01/06	3-30
CentrePointe (The Bluffs II)	224	San Diego, CA		3,405	7,743	14,218	3,442	21,924	25,366	(5,977)	1974	06/97	3-30
Cedar Terrace	180	Bellevue, WA		5,543	16,442	3,572	5,652	19,905	25,557	(6,150)	1984	01/05	3-30
Chestnut Street	96	Santa Cruz, CA		6,582	15,689	955	6,582	16,644	23,226	(2,602)	2002	07/08	3-30
Commons, The	264	Campbell, CA		12,555	29,307	3,566	12,556	32,872	45,428	(3,067)	1973	07/10	3-30
Corbella at Juanita Bay	169	Kirkland, WA		5,801	17,415	852	5,801	18,267	24,068	(1,373)	1978	11/10	3-30
Country Villas	180	Oceanside, CA		4,174	16,583	2,443	4,187	19,013	23,200	(6,884)	1976	12/02	3-30
Delano/Bon Terra	126	Redmond, WA		7,470	22,511	561	7,470	23,072	30,542	(773)	2005/2011	12/11	3-30
Devonshire	276	Hemet, CA		3,470	13,786	2,282	3,482	16,056	19,538	(5,780)	1988	12/02	3-30
Emerald Ridge - North	180	Bellevue, WA		3,449	7,801	2,828	3,449	10,629	14,078	(6,697)	1987	11/94	3-30
Essex Skyline at MacAuthur Place	349	Santa Ana, CA		21,537	146,099	463	21,537	146,562	168,099	(3,536)	2008	04/12	3-30
Evergreen Heights	200	Kirkland, WA		3,566	13,395	3,346	3,649	16,658	20,307	(8,384)	1990	06/97	3-30
Fairways(3)	74	Newport Beach, CA		-	7,850	4,218	9	12,059	12,068	(4,634)	1972	06/99	3-30
Foothill Commons	388	Bellevue, WA		2,435	9,821	30,872	2,440	40,688	43,128	(18,651)	1978	03/90	3-30
Foothill Gardens/Twin Creeks	176	San Ramon, CA		5,875	13,992	4,360	5,964	18,263	24,227	(9,093)	1985	02/97	3-30
Forest View	192	Renton, WA		3,731	14,530	1,212	3,731	15,742	19,473	(5,132)	1998	10/03	3-30

(Continued)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
FINANCIAL STATEMENT SCHEDULE III
December 31 2012
(Dollars in thousands)

				Initial cost		Costs capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Unencumbered communities (continued)
Fountain Court	320	Seattle, WA		6,702	27,306	4,214	6,985	31,237	38,222	(13,626)	2000	03/00	3-30
Fourth & U	171	Berkeley, CA		8,879	52,351	1,821	8,879	54,172	63,051	(5,429)	2010	04/10	3-30
Hillsdale Garden Apartments	697	San Mateo, CA		22,000	94,681	17,407	22,244	111,844	134,088	(23,317)	1948	09/06	3-30
Hope Ranch Collection	108	Santa Barbara, CA		4,078	16,877	2,291	4,208	19,038	23,246	(3,366)	1965	03/07	3-30
Joule	295	Seattle, WA		14,558	69,417	2,473	14,558	71,890	86,448	(7,421)	2010	03/10	3-30
1000 Kiely	121	Santa Clara, CA		9,359	21,845	3,675	9,359	25,520	34,879	(1,590)	1971	03/11	3-30
Kings Road	196	Los Angeles, CA		4,023	9,527	7,646	4,031	17,165	21,196	(7,801)	1979	06/97	3-30
Le Parc Luxury Apartments	140	Santa Clara, CA		3,090	7,421	10,766	3,092	18,185	21,277	(9,041)	1975	02/94	3-30
Linden Square	183	Seattle, WA		4,374	11,588	1,886	4,202	13,646	17,848	(5,673)	1994	06/00	3-30
Lofts at Pinehurst, The	118	Ventura, CA		1,570	3,912	4,197	1,618	8,061	9,679	(3,461)	1971	06/97	3-30
Magnolia Lane(4)	32	Sunnyvale, CA		-	5,430	210	-	5,640	5,640	(1,080)	2001	06/07	3-30
Marina City Club(5)	101	Marina Del Rey, CA		-	28,167	6,696	-	34,863	34,863	(10,453)	1971	01/04	3-30
Marina Cove(6)	292	Santa Clara, CA		5,320	16,431	8,311	5,324	24,738	30,062	(13,558)	1974	06/94	3-30
Mariners Place	105	Oxnard, CA		1,555	6,103	1,748	1,562	7,844	9,406	(3,476)	1987	05/00	3-30
Meadowood	320	Simi Valley, CA		7,852	18,592	5,498	7,898	24,044	31,942	(12,206)	1986	11/96	3-30
Mesa Village	133	Clairemont, CA		1,888	7,498	1,001	1,894	8,493	10,387	(2,890)	1963	12/02	3-30
Mira Monte	355	Mira Mesa, CA		7,165	28,459	7,652	7,186	36,090	43,276	(14,088)	1982	12/02	3-30
Miracle Mile/Marbella	236	Los Angeles, CA		7,791	23,075	10,885	7,886	33,865	41,751	(15,215)	1988	08/97	3-30
Mission Hills	282	Oceanside, CA		10,099	38,778	3,677	10,167	42,387	52,554	(11,755)	1984	07/05	3-30
Monterra del Mar/Rey/Sol	292	Pasadena, CA		2,202	4,794	28,101	8,385	26,712	35,097	(12,072)	1972	04/99	3-30
Monterey Villas	122	Oxnard, CA		2,349	5,579	5,217	2,424	10,721	13,145	(4,670)	1974	07/97	3-30
Mt. Sutro	99	San Francisco, CA		2,334	8,507	2,988	2,809	11,020	13,829	(4,924)	1973	06/01	3-30
Muse	152	Hollywood, CA		7,822	33,436	1,136	7,823	34,571	42,394	(3,117)	2011	02/11	3-30
Park Catalina	90	Los Angeles, CA		4,710	18,839	293	4,710	19,132	23,842	(346)	2002	06/12	3-30
Park West	126	San Francisco, CA		9,424	21,988	659	9,424	22,647	32,071	(215)	1958	09/12	3-30
Pinehurst(7)	28	Ventura, CA		355	1,356	377	6	2,082	2,088	(733)	1973	12/04	3-30
Pointe at Cupertino, The	116	Cupertino, CA		4,505	17,605	8,388	4,505	25,993	30,498	(6,545)	1963	08/98	3-30
Reed Square	100	Sunnyvale, CA		6,873	16,037	1,897	6,873	17,934	24,807	(550)	1970	01/12	3-30
Regency at Encino	75	Encino, CA		3,184	12,737	1,348	3,184	14,084	17,268	(1,730)	1989	12/09	3-30
Salmon Run at Perry Creek	132	Bothell, WA		3,717	11,483	1,119	3,801	12,518	16,319	(5,024)	2000	10/00	3-30
101 San Fernando	323	San Jose, CA		4,173	58,961	3,678	4,173	62,639	66,812	(5,392)	2001	07/10	3-30
Sammamish View	153	Bellevue, WA		3,324	7,501	5,677	3,331	13,171	16,502	(8,094)	1986	11/94	3-30
San Marcos	432	Richmond, CA		15,563	36,204	26,282	22,866	55,183	78,049	(17,358)	2003	11/03	3-30
Santee Court	165	Los Angeles, CA		6,177	24,716	956	6,177	25,672	31,849	(1,992)	2004	10/10	3-30
Santee Village	73	Los Angeles, CA		3,404	15,601	1,391	3,404	16,992	20,396	(997)	2011	07/11	3-30
Shadow Point	172	Spring Valley, CA		2,812	11,170	1,747	2,820	12,909	15,729	(4,606)	1983	12/02	3-30
Summit Park	300	San Diego, CA		5,959	23,670	3,273	5,977	26,925	32,902	(9,704)	1972	12/02	3-30
The Laurels at Mill Creek	164	Mill Creek, WA		1,559	6,430	4,945	1,595	11,339	12,934	(5,607)	1981	12/96	3-30
The Grand	243	Oakland, CA		4,531	89,208	3,969	4,531	93,177	97,708	(13,803)	2009	01/09	3-30
The Sweep Apartments	91	Goleta, CA		5,558	21,320	1,866	5,618	23,126	28,744	(6,481)	1967	01/06	3-30
Trabucco Villas	132	Lake Forest, CA		3,638	8,640	2,035	3,890	10,423	14,313	(4,949)	1985	10/97	3-30
Tuscana	30	Tracy, CA		2,828	6,599	154	2,870	6,711	9,581	(1,260)	2007	02/07	3-30
Via	284	Sunnyvale, CA		22,000	82,270	169	22,016	82,423	104,439	(4,617)	2011	07/11	3-30
Vista Capri - North	106	San Diego, CA		1,663	6,609	830	1,668	7,434	9,102	(2,526)	1975	12/02	3-30
Walnut Heights	163	Walnut, CA		4,858	19,168	2,212	4,887	21,351	26,238	(6,775)	1964	10/03	3-30
Wharfside Pointe	142	Seattle, WA		2,245	7,020	6,010	2,258	13,017	15,275	(6,954)	1990	06/94	3-30
Willow Lake	508	San Jose, CA		43,194	101,030	857	43,194	101,887	145,081	(707)	1989	10/12	3-30
Windsor Ridge	216	Sunnyvale, CA		4,017	10,315	6,281	4,021	16,592	20,613	(11,252)	1989	03/89	3-30
Woodland Commons	236	Bellevue, WA		2,040	8,727	16,655	2,044	25,378	27,422	(10,043)	1978	03/90	3-30
Woodside Village	145	Ventura, CA		5,331	21,036	2,828	5,341	23,854	29,195	(6,678)	1987	12/04	3-30
	29,207		1,565,599	948,416	3,263,992	740,286	980,247	3,972,447	4,952,694	(1,062,438)

(Continued)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
FINANCIAL STATEMENT SCHEDULE III
December 31 2012
(Dollars in thousands)

						Costs
	Rentable			Initial cost		capitalized	Gross amount carried at close of period
	Square				Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Footage	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Other real estate assets
Office Buildings
Essex Hollywood	35,000	Los Angeles, CA		10,200	13,800	2,177	10,200	15,977	26,177	(4,243)	1938	07/06	3-30
Santa Clara Square retail	139,000	Santa Clara, CA		6,472	11,704	2,636	6,472	14,340	20,812	(1,711)	1970	09/11	3-30
925/935 East Meadow	31,900	Palo Alto, CA		1,401	3,172	7,985	3,147	9,411	12,558	(3,866)	1988	11/97	3-30
17461 Derian	110,000	Irvine, CA		3,079	12,315	6,037	3,105	18,326	21,431	(9,259)	1983	07/00	3-30
Consolidated Development Pipeline				31,957	-	34,894	66,851	-	66,851	-

Total apartment communities and other real estate assets			$1,565,599	$1,001,525	$3,304,983	$794,015	$1,070,022	$4,030,501	$5,100,523	$(1,081,517)

(1)	The aggregate cost for federal income tax purposes is approximately $4.0 billion (unaudited).
(2)	The land is leased pursuant to a ground lease expiring 2082.
(3)	The land is leased pursuant to a ground lease expiring 2027.
(4)	The land is leased pursuant to a ground lease expiring 2070.
(5)	The land is leased pursuant to a ground lease expiring 2067.
(6)	A portion of land is leased pursuant to a ground lease expiring in 2028.
(7)	The land is leased pursuant to a ground lease expiring in 2028.

A summary of activity for rental properties and accumulated depreciation is as follows:

	2012	2011	2010		2012	2011	2010
Rental properties:				Accumulated depreciation:
Balance at beginning of year	$4,313,064	$3,964,561	$3,310,152	Balance at beginning of year	$920,026	$775,553	$646,686
Improvements	97,947	219,692	51,101	Depreciation expense - Acquisitions	3,744	1,279	2,505
Acquisition of real estate	619,743	103,300	387,300	Depreciation expense - Discontinued operations	2,108	315	700
Development of real estate	25,545	44,280	216,008	Depreciation expense - Rental properties	161,492	148,337	125,662
Disposition of real estate	(22,627)	(18,769)	-	Dispositions	(5,853)	(5,458)	-
Balance at the end of year	$5,033,672	$4,313,064	$3,964,561	Balance at the end of year	$1,081,517	$920,026	$775,553

Report of Independent Auditors
The Board of Directors and Shareholders
Essex Property Trust, Inc.

We have audited the accompanying statements of revenue and certain expenses (the Statements) of PPC Montebello, LLC, a Delaware limited liability company (Montebello Apartments) for the period April 5, 2010 (inception) through December 31, 2010, and for the year ended December 31, 2011.  These Statements are the responsibility of the management of Essex Property Trust, Inc.  Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement.  We were not engaged to perform an audit of Montebello Apartments’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Montebello Apartments’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the over Statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements of Montebello Apartments were prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission, as described in Note 1, and are not intended to be a complete presentation of Montebello Apartments’ revenue and expenses.

In our opinion, the statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 1 of Montebello Apartments for the period April 5, 2010 (inception) through December 31, 2010 and the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/S/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

San Francisco, California
March 11, 2013

Montebello Apartments
Statements of Revenue and Certain Expenses
(Dollars in thousands)

	Six Months Ended	Year Ended	April 5, 2010 (inception) to
	June 30, 2012 (Unaudited)	December 31, 2011	December 31, 2010
Revenue:

Rental	$1,948	$3,716	$2,626
Other property	154	297	182
Total revenue	2,102	4,013	2,808

Certain expenses:

Property operating excluding real estate taxes	533	1,074	756
Real estate taxes	188	374	298
Interest expense	757	1,511	1,122
Total certain expenses	1,478	2,959	2,176

Revenue in excess of certain expenses	$624	$1,054	$632

See accompanying notes to statements of revenues and certain expenses.

Montebello Apartments
Notes to Statements of Revenue and Certain Expenses
Six months Ended June 30, 2012 (unaudited) for the Period April 5, 2010 (inception) through December 31, 2010 and the Year Ended December 31, 2011

Basis of Presentation

The accompanying statements of revenue and certain expenses of the PPC Montebello LLC, a Delaware limited liability company (“Montebello Apartments”) are comprised of operations of a 248 unit community located in Kirkland, Washington.  Montebello Apartments is a garden style property situated in 19 buildings spread out over 19 acres in a residential neighborhood of Kirkland.

Montebello Apartments was acquired by PPC Montebello LLC (“PPC”), a Delaware limited liability company on April 5, 2010.  In July 2012, a wholly owned subsidiary of Essex Property Trust, Inc. (“Essex”) acquired Montebello Apartments for $52.0 million plus closing costs.  Essex assumed a $26.5 million mortgage loan secured by the property at a fixed rate of 5.6% for eight years.  The accompanying statements of revenue and certain expenses include the accounts of Montebello Apartments except as listed below.

Essex’s Chairman and founder, Mr. George Marcus, is the Chairman of The Marcus & Millichap Company, which is a holding company for certain real estate brokerage services and other subsidiary companies including Pacific Urban Residential (“PUR”).  PPC is an affiliate of PUR and, accordingly, the sale between PPC and Essex has been recognized as a related party transaction.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission (“Rule 3-14”) and are not intended to be a complete presentation of the revenue and expenses of Montebello Apartments for the period of April 5, 2010 (inception) through December 31, 2010 and the year ended December 31, 2011. The statements of revenue and certain expenses exclude the following expenses, which are not reflective of the proposed future operations of Montebello Apartments:

●	Depreciation and amortization

●	Income taxes

●	Management fees

Management is not aware of any material factors relating to Montebello Apartments other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

Summary of Significant Accounting Policies and Practices

Revenue Recognition

Revenue from tenants renting or leasing apartment units are recorded on a straight-line basis over the term of the leases.

Property Operating Expense

Property operating expenses represent the direct expenses of operating the underlying property and include maintenance, utilities, repairs, and insurance costs that are expected to continue in the ongoing operations of the property.  Expenditures for maintenance and repairs are charged to operations as incurred.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting periods to prepare the statements of revenue and certain expenses in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

Interest Expense

Montebello Apartments has a mortgage note payable which bears interest at a rate of 5.6% per annum which is expected to continue in the ongoing operations of the property.

Montebello Apartments
Notes to Statements of Revenue and Certain Expenses
Six months Ended June 30, 2012 (unaudited) for the Period April 5, 2010 (inception) through December 31, 2010 and the Year Ended December 31, 2011

Unaudited Interim Statements

The statement of revenue and certain expenses and associated footnote disclosures for the six months ended June 30, 2012 are unaudited. In the opinion of management, the statement and disclosures reflect all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.   The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year of the operations of Montebello Apartments.

Subsequent Events

Essex has evaluated subsequent events related to Montebello Apartments for recognition or disclosure through March 11, 2013, which is the date the statements of revenue and certain expenses was available to be issued and determined that there are no other items to disclose.

Independent Auditors’ Report

The Board of Directors and Stockholders
Essex Property Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of the Murphy Road Apartments – San Jose, a California limited partnership (Willow Lake) for the year ended December 31, 2011. This statement is the responsibility of the management of Essex Property Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of  Willow Lake’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission, as described in note 1. The presentation is not intended to be a complete presentation of Willow Lake’s revenue and expenses.

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in note 1 of Willow Lake for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/S/ KPMG LLP
KPMG LLP

San Francisco, California
December 13, 2012

Willow Lake
Statements of Revenue and Certain Expenses
 (Dollars in thousands)

	Nine Months Ended September 30, 2012 (Unaudited)	Year Ended December 31, 2011
Revenue:

Rental	$7,660	$9,412
Other property	384	467

Total Revenue	8,044	9,879

Certain expenses:

Property operating excluding real estate taxes	1,291	1,625
Real estate taxes	776	1,026

Total certain expenses	2,067	2,651

Revenue in excess of certain expenses	$5,977	$7,228

See accompanying notes to statements of revenues and certain expenses.

Willow Lake
Notes to Statements of Revenue and Certain Expenses
Nine months Ended September 30, 2012 (unaudited) and Year Ended December 31, 2011

Basis of Presentation

The accompanying statements of revenue and certain expenses of the Murphy Road Apartments – San Jose, a California limited partnership (“Willow Lake”) are comprised of operations of a 508 unit community located in San Jose, California.  Willow Lake consists of 51 three story residential buildings and four administrative and amenity buildings.  Community amenities include two swimming pools, a community clubhouse, a fitness center, a business center and a lake.

Willow Lake was previously owned by Murphy Road Apartments – San Jose, a California limited partnership.  In October 2012, a wholly owned subsidiary of Essex Property Trust, Inc. (“Essex”) acquired Willow Lake for $148.0 million plus closing costs.  The accompanying statements of revenue and certain expenses include the accounts of Willow Lake except as listed below.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission (“Rule 3-14”) for the acquisition of one or more real estate properties which in aggregate are significant. Willow Lake is considered a property acquisition that, when considered in the aggregate with other acquisitions made by Essex in 2012, is significant in accordance with Rule 3-14.  The statements of revenue and certain expenses exclude the following expenses and, as a result, may not be reflective of the proposed future operations of Willow Lake:

●	Depreciation and amortization

●	Income taxes

●	Interest expense

●	Management fees

Management is not aware of any material factors relating to Willow Lake other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

Summary of Significant Accounting Policies and Practices

Revenue Recognition

Revenue from tenants renting or leasing apartment units are recorded when due from tenants and are recognized monthly as they are earned, which is not materially different than on a straight-line basis.  Units are rented under short-term leases (generally, lease terms of 6 to 12 months) and may provide no rent for one or two months, depending on the market conditions and leasing practices of the Company’s competitors in the sub-market at the time the leases are executed.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting periods to prepare the statements of revenue and certain expenses in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

Unaudited Interim Statements

The statement of revenue and certain expenses and associated footnote disclosures for the nine months ended September 30, 2012 are unaudited. In the opinion of management, the statement and disclosures reflect all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

Willow Lake
Notes to Statements of Revenue and Certain Expenses
Nine months Ended September 30, 2012 (unaudited) and Year Ended December 31, 2011

Subsequent Events

The Company has evaluated subsequent events related to Willow Lake for recognition or disclosure through December 13, 2012, which is the date the statements of revenue and certain expenses was available to be issued and determined that there are no other items to disclose.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with this offering will be borne by the registrants and are estimated as follows:

SEC Registration Fee	$(1)
Printing Fees	$(2)
Legal Fees and Expenses	$(2)
Accounting Fees and Expenses	$(2)
Trustee Expenses and Fees	$(2)
Blue Sky Fees and Expenses	$(2)
Miscellaneous	$(2)
TOTAL	$(1)(2)

(1)	The SEC Registration Fee is deferred in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, as amended.
(2)
These fees and expenses are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.  An estimate of the aggregate amount of these expenses will be reflected in the applicable prospectus supplement.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its Charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

Essex’s Charter and Bylaws provide in effect for the indemnification by the company of the directors and officers to the fullest extent permitted by applicable law. Essex has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

Essex has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide, among other provisions, and subject to the definitions, procedures and applicable terms of the agreements, that (i) Essex will indemnify the indemnitee to the fullest extent permitted by applicable law in the event indemnitee is or is threatened to be made a party to any Proceeding (as defined in the indemnification agreements); (ii) Essex will advance Expenses (as defined in the indemnification agreements) incurred in connection with any Proceeding by the indemnitee; and (iii) the rights of the indemnitee under the indemnification agreements are in addition to any other rights the indemnitee may have under applicable law, our charter documents or bylaws, or otherwise. The indemnification agreements also set forth the procedures for determining entitlement to indemnification, the requirements relating to notice and defense of claims for which indemnification is sought, the procedures for enforcement of indemnification rights, and the limitations on and exclusions from indemnification.

The amended and restated partnership agreement of the Operating Partnership requires it to indemnify Essex, its affiliates and any individual or entity acting on Essex’s behalf against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of the Operating Partnership or in connection with its business or affairs unless it is determined that indemnification is not permitted

ITEM 16.	EXHIBITS

The following are filed as part of, or incorporated by reference into, this registration statement on Form S-3.

Exhibit No.	Document

1.1****	Underwriting Agreement.

3.1
Articles of Restatement of Essex Property Trust, Inc., attached as Exhibit 3.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed February 16, 2012, and incorporated herein by reference.

3.2
Second Amended and Restated Bylaws of Essex Property Trust, Inc., dated as of September 16, 2008, attached as Exhibit 3.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed September 22, 2008, and incorporated herein by reference.

4.1
Form of 4.875% Series G Cumulative Convertible Preferred Stock Certificate, attached as Exhibit 4.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed July 27, 2006, and incorporated herein by reference.

4.2
Form of 7.125% Series H Cumulative Redeemable Preferred Stock Certificate, attached as Exhibit 4.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 13, 2011, and incorporated herein by reference.

4.3***	Form of Indenture among Essex Portfolio, L.P., Essex Property Trust, Inc., and U.S. Bank National Association, as trustee, including the form of senior notes and the guarantee thereof.

4.4****	Form of Warrant Agreement.

4.5****	Form of Deposit Agreement.

4.6****	Form of Unit Agreement.

Exhibit No.	Document

4.7****	Form of Purchase Contract Agreement.

4.8****	Form of Purchase Contract.

5.1**	Opinion of Baker & McKenzie LLP.

5.2**	Opinion of Venable LLP.

8.1**	Opinion of Baker & McKenzie LLP relating to certain tax matters.

10.1
Essex Property Trust, Inc. 1994 Stock Incentive Plan, (amended and restated), attached as Exhibit 10.1 to the Essex Property Trust, Inc. Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference.*

10.2
Form of Essex Property Trust, Inc. 1994 Non-Employee and Director Stock Incentive Plan, attached as Exhibit 10.3 to the Essex Property Trust, Inc. Registration Statement on Form S-11 (Registration No. 33-76578), which became effective on June 6, 1994, and incorporated herein by reference.*

10.3
Agreement between Essex Property Trust, Inc. and George M. Marcus, dated March 27, 2003, attached as Exhibit 10.32 to the Essex Property Trust, Inc. Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

10.4
Essex Property Trust, Inc. 2004 Stock Incentive Plan, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference.*

10.5
2005 Deferred Compensation Plan (as amended and restated) of Essex Portfolio, L.P., dated as of December 2, 2008, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 8, 2008, and incorporated herein by reference.*

10.6
Executive Severance Plan of Essex Property Trust, Inc., amended and restated effective as of December 31, 2008, attached as Exhibit 10.2 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 8, 2008, and incorporated herein by reference.*

10.7
Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of May 27, 2009, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed May 27, 2009, and incorporated herein by reference.*

10.8
First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of December 23, 2009, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 30, 2009, and incorporated herein by reference.*

10.9
Form of Indemnification Agreement between Essex Property Trust, Inc. and its directors and officers, attached as Exhibit 99.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed February 25, 2011, and incorporated herein by reference.*

10.10
Note Purchase Agreement, dated as of March 31, 2011, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the form of the 4.36% Senior Guaranteed Notes, due March 31, 2016), attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 1, 2011, and incorporated herein by reference.†

Exhibit No.	Document

10.11
Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of April 13, 2011, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 13, 2011, and incorporated herein by reference.

10.12
Note Purchase Agreement, dated as of June 30, 2011, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the forms of the 4.50% Senior Guaranteed Notes, Series A, due September 30,  2017, and the 4.92% Senior Guaranteed Notes, Series B, due December 30, 2019) , attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed July 5, 2011, and incorporated herein by reference.†

10.13
Amended and Restated 2004 Non-Employee Director Equity Award Program, dated May 1, 2011, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and incorporated herein by reference.*

10.14
Amended and Restated Revolving Credit Agreement, dated as of September 16, 2011, by and among Essex Portfolio, L.P., PNC Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer, and other lenders as specified therein, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and incorporated herein by reference.

10.15
Equity Distribution Agreement between Essex Property Trust, Inc. and Cantor Fitzgerald & Co. dated March 5, 2012 (relating to common stock), attached as exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on March 7, 2012, and incorporated herein by reference.

10.16
Equity Distribution Agreement between Essex Property Trust, Inc. and Cantor Fitzgerald & Co. dated March 5, 2012 (relating to preferred stock), attached as exhibit 10.2 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on March 7, 2012, and incorporated herein by reference.

10.17
Note Purchase Agreement, dated as of March 14, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the forms of the 4.27% Senior Guaranteed Notes, Series C, due April 30, 2021, the 4.30% Senior Guaranteed Notes, Series D, due June 29, 2021, and the 4.37% Senior Guaranteed Notes, Series E, due August 30, 2021), attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 20, 2012, and incorporated herein by reference. †

10.18
First Amendment to Amended and Restated Revolving Credit Agreement, dated May 31, 2012, filed as Exhibit 10.1 to Essex Property Trust, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference.

10.19
Modification Agreement, dated July 30, 2012, filed as Exhibit 10.2  to Essex Property Trust, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference

10.20
Registration Rights Agreement, dated August 15, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc., and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as representatives of the several initial purchasers, attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on August 15, 2012, and incorporated herein by reference.

Exhibit No.	Document

10.21
Amendment to Agreement, dated as of September 11, 2012, between the Company and George Marcus, attached as Exhibit 10.2 to Essex Property Trust, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and incorporated herein by reference.

10.22
Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., as amended, dated December 4, 2012, attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on December 10, 2012, and incorporated herein by reference.

10.23
Essex Property Trust, Inc. Executive Severance Plan (as Amended and Restated effective March 21, 2013), attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on March 18, 2013, and incorporated herein by reference.

10.24
Form of Equity Distribution Agreement between Essex Property Trust, Inc. and various entities, dated March 29, 2013, attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on April 2, 2013 and incorporated herein by reference.

12.1****	Schedule of Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

14.1	Code of Business Conduct and Ethics, attached as Exhibit 14.1 to Essex Property Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and incorporated by reference.

21.1
List of Subsidiaries of Essex Property Trust, Inc., filed as Exhibit 21.1 to Essex Property Trust, Inc. Annual Report on Form 10-K for the year ended December 31, 2012, and incorporated herein by reference.

23.1	Consent of Baker & McKenzie, LLP (included in Exhibit 5.1).

23.2	Consent of Venable LLP (included in Exhibit 5.2).

23.3***	Consent of KPMG LLP, independent registered public accounting firm.

23.4***	Consent of KPMG LLP, independent registered public accounting firm.

23.5***	Consent of Ernst & Young, LLP, independent auditors.

23.6***	Consent of KPMG LLP, independent auditors.

24.1**	Power of Attorney.

25.1***	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as the Trustee under the Indenture.

*	Management contract or compensatory plan or arrangement.

†
The schedules and certain exhibits to this agreement, as set forth in the agreement, have not been filed herewith.  The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

**	Previously filed.

***	Filed herewith.

****	To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.

ITEM 17.	UNDERTAKINGS

The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)
Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of a Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned Registrants undertake that in a primary offering of securities of the undersigned Registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(6)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 5th day of April, 2013.

ESSEX PROPERTY TRUST, INC.

By:	/s/ Michael T. Dance
Michael T. Dance
Executive Vice President and Chief Financial Officer

ESSEX PORTFOLIO, L.P.

By:	Essex Property Trust, Inc., its general partner

	By:	/s/ Michael T. Dance
Michael T. Dance
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person has signed this Registration Statement (i) in their capacity as an officer or director of Essex Property Trust, Inc. ("Essex") and (ii) as an officer and director of Essex in its capacity as the general partner of Essex Portfolio, L.P.

Signature	Title	Date

/s/ Michael J. Schall	Chief Executive Officer and	April 5, 2013
Michael J. Schall	President (principal executive officer)
and Director

/s/ Michael T. Dance	Executive Vice President,
Michael T. Dance	Chief Financial Officer	April 5, 2013
(principal financial officer)

/s/ Bryan G. Hunt	First Vice President,	April 5, 2013
Bryan G. Hunt	Chief Accounting Officer
(principal accounting officer)

/s/ *	Chairman of the Board, Director	April 5, 2013
George M. Marcus

/s/ *	Director	April 5, 2013
Keith R. Guericke

/s/ *	Director	April 5, 2013
David W. Brady

/s/ *	Director	April 5, 2013
Gary P. Martin

/s/ *	Director	April 5, 2013
Issie N. Rabinovitch

/s/ *	Director	April 5, 2013
Thomas E. Randlett

/s/ *	Director	April 5, 2013
Byron A. Scordelis

/s/ *	Director	April 5, 2013
Janice L. Sears

/s/ *	Director	April 5, 2013
Claude J. Zinngrabe

*By:
/s/ Michael T. Dance
Michael T. Dance, Attorney-in-Fact
(See Exhibit 24.1 hereto.)

EXHIBIT INDEX

Exhibit No.	Document

1.1****	Underwriting Agreement.

3.1
Articles of Restatement of Essex Property Trust, Inc., attached as Exhibit 3.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed February 16, 2012, and incorporated herein by reference.

3.2
Second Amended and Restated Bylaws of Essex Property Trust, Inc., dated as of September 16, 2008, attached as Exhibit 3.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed September 22, 2008, and incorporated herein by reference.

4.1
Form of 4.875% Series G Cumulative Convertible Preferred Stock Certificate, attached as Exhibit 4.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed July 27, 2006, and incorporated herein by reference.

4.2
Form of 7.125% Series H Cumulative Redeemable Preferred Stock Certificate, attached as Exhibit 4.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 13, 2011, and incorporated herein by reference.

4.3***	Form of Indenture among Essex Portfolio, L.P., Essex Property Trust, Inc., and U.S. Bank National Association, as trustee, including the form of senior notes and the guarantee thereof.

4.4****	Form of Warrant Agreement.

4.5****	Form of Deposit Agreement.

4.6****	Form of Unit Agreement.

4.7****	Form of Purchase Contract Agreement.

4.8****	Form of Purchase Contract.

5.1**	Opinion of Baker & McKenzie LLP.

5.2**	Opinion of Venable LLP.

8.1**	Opinion of Baker & McKenzie LLP relating to certain tax matters.

10.1
Essex Property Trust, Inc. 1994 Stock Incentive Plan, (amended and restated), attached as Exhibit 10.1 to the Essex Property Trust, Inc. Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference.*

10.2
Form of Essex Property Trust, Inc. 1994 Non-Employee and Director Stock Incentive Plan, attached as Exhibit 10.3 to the Essex Property Trust, Inc. Registration Statement on Form S-11 (Registration No. 33-76578), which became effective on June 6, 1994, and incorporated herein by reference.*

10.3
Agreement between Essex Property Trust, Inc. and George M. Marcus, dated March 27, 2003, attached as Exhibit 10.32 to the Essex Property Trust, Inc. Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

Exhibit No.	Document

10.4
Essex Property Trust, Inc. 2004 Stock Incentive Plan, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference.*

10.5
2005 Deferred Compensation Plan (as amended and restated) of Essex Portfolio, L.P., dated as of December 2, 2008, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 8, 2008, and incorporated herein by reference.*

10.6
Executive Severance Plan of Essex Property Trust, Inc., amended and restated effective as of December 31, 2008, attached as Exhibit 10.2 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 8, 2008, and incorporated herein by reference.*

10.7
Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of May 27, 2009, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed May 27, 2009, and incorporated herein by reference.*

10.8
First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of December 23, 2009, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 30, 2009, and incorporated herein by reference.*

10.9
Form of Indemnification Agreement between Essex Property Trust, Inc. and its directors and officers, attached as Exhibit 99.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed February 25, 2011, and incorporated herein by reference.*

10.10
Note Purchase Agreement, dated as of March 31, 2011, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the form of the 4.36% Senior Guaranteed Notes, due March 31, 2016), attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 1, 2011, and incorporated herein by reference.†

10.11
Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of April 13, 2011, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 13, 2011, and incorporated herein by reference.

10.12
Note Purchase Agreement, dated as of June 30, 2011, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the forms of the 4.50% Senior Guaranteed Notes, Series A, due September 30,  2017, and the 4.92% Senior Guaranteed Notes, Series B, due December 30, 2019) , attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed July 5, 2011, and incorporated herein by reference.†

10.13
Amended and Restated 2004 Non-Employee Director Equity Award Program, dated May 1, 2011, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and incorporated herein by reference.*

10.14
Amended and Restated Revolving Credit Agreement, dated as of September 16, 2011, by and among Essex Portfolio, L.P., PNC Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer, and other lenders as specified therein, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and incorporated herein by reference.

Exhibit No.	Document

10.15
Equity Distribution Agreement between Essex Property Trust, Inc. and Cantor Fitzgerald & Co. dated March 5, 2012 (relating to common stock), attached as exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on March 7, 2012, and incorporated herein by reference.

10.16
Equity Distribution Agreement between Essex Property Trust, Inc. and Cantor Fitzgerald & Co. dated March 5, 2012 (relating to preferred stock), attached as exhibit 10.2 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on March 7, 2012, and incorporated herein by reference.

10.17
Note Purchase Agreement, dated as of March 14, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the forms of the 4.27% Senior Guaranteed Notes, Series C, due April 30, 2021, the 4.30% Senior Guaranteed Notes, Series D, due June 29, 2021, and the 4.37% Senior Guaranteed Notes, Series E, due August 30, 2021), attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 20, 2012, and incorporated herein by reference. †

10.18
First Amendment to Amended and Restated Revolving Credit Agreement, dated May 31, 2012, filed as Exhibit 10.1 to Essex Property Trust, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference.

10.19
Modification Agreement, dated July 30, 2012, filed as Exhibit 10.2  to Essex Property Trust, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference

10.20
Registration Rights Agreement, dated August 15, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc., and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as representatives of the several initial purchasers, attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on August 15, 2012, and incorporated herein by reference.

10.21
Amendment to Agreement, dated as of September 11, 2012, between the Company and George Marcus, attached as Exhibit 10.2 to Essex Property Trust, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and incorporated herein by reference.

10.22
Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., as amended, dated December 4, 2012, attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on December 10, 2012, and incorporated herein by reference.

10.23
Essex Property Trust, Inc. Executive Severance Plan (as Amended and Restated effective March 21, 2013), attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on March 18, 2013, and incorporated herein by reference.

10.24
Form of Equity Distribution Agreement between Essex Property Trust, Inc. and various entities, dated March 29, 2013, attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on April 2, 2013 and incorporated herein by reference.

12.1****	Schedule of Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

Exhibit No.	Document

14.1	Code of Business Conduct and Ethics, attached as Exhibit 14.1 to Essex Property Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and incorporated by reference.

21.1
List of Subsidiaries of Essex Property Trust, Inc., filed as Exhibit 21.1 to Essex Property Trust, Inc. Annual Report on Form 10-K for the year ended December 31, 2012, and incorporated herein by reference.

23.1	Consent of Baker & McKenzie, LLP (included in Exhibit 5.1).

23.2	Consent of Venable LLP (included in Exhibit 5.2).

23.3***	Consent of KPMG LLP, independent registered public accounting firm.

23.4***	Consent of KPMG LLP, independent registered public accounting firm.

23.5***	Consent of Ernst & Young, LLP, independent auditors.

23.6***	Consent of KPMG LLP, independent auditors.

24.1**	Power of Attorney.

25.1***	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as the Trustee under the Indenture.

*	Management contract or compensatory plan or arrangement.

†
The schedules and certain exhibits to this agreement, as set forth in the agreement, have not been filed herewith.  The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

**	Previously filed.

***	Filed herewith.

****	To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.